UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

(Amendment No. 2)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

GPB Holdings II, LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-3870808 (I.R.S. Employer Identification No.)

535 W. 24th Street, 6th Floor New York, NY (Address of principal executive offices)	10011 (Zip Code)

Registrant’s telephone number, including area code (877) 489-8484 with copies to:

Michael J. Schwartz

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

212-735-3000

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Class A and A-1 Limited Partnership Units

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☑	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

GPB HOLDINGS II, LP AND SUBSIDIARIES

Risk Factor Summary

Investing in our securities involves risks. You should carefully consider the risks described in “Item 1A. Risk Factors” before deciding to invest in our securities. The following is a summary of some of the principal risks that we deem material to our business, financial condition, results of operations and an investment in our securities:

•	We and the General Partner (as defined below) are involved in material litigation arising from the operations of the Partnership (as defined below). The owner and former principal officer of the General Partner was indicted for, among other charges, securities fraud on February 4, 2021, and a Monitor was appointed by a US District Court to oversee our operations. Resolving litigation disputes can be costly and time consuming.

•	The businesses in which we operate are highly competitive. Our revenues and profitability could be materially and adversely affected if we are unable to effectively compete.

•	Breaches in our data security systems or in systems used by our vendor partners, including cyber-attacks or unauthorized data distribution by employees or affiliated vendors, or disruptions to access and connectivity of our information systems could impact our operations or result in the loss or misuse of customers' proprietary information.

•	Our subsidiaries, which we refer to below as “portfolio companies” operate in areas where it is essential to recruit qualified employees, and we may be unable to do so.

•	The Technology-Enabled Services industry is subject to rapid innovation, which forces companies to move swiftly to react to changes in the industry.

•	Maintenance of state-of-the-art technology and network equipment is costly and requires expertise.

•	It can be difficult to accurately price our Technology-Enabled Services portfolio companies’ long-term service contracts, which could negatively affect our business.

•	Renewal of customer service contracts and establishment of new customer relationships are essential for growth of our Technology-Enabled Services portfolio companies. Our revenue could decline if we are unable to renew contracts and establish new relationships.

•	Our Technology-Enabled Services portfolio companies derive a significant portion of their revenues from a limited number of customers.

•	Our top vendor partners represent a significant percentage of our Technology-Enabled Services.

•	We outsource a significant portion of our Technology-Enabled Services to offshore service providers which can subject us to a number of risks that may affect our ability to meet our customers’ expectations, contractual obligations and regulatory requirements.

•	Anti-outsourcing legislation, if adopted, and negative perceptions associated with offshore outsourcing could impair our ability to serve our clients and materially adversely affect our business, results of operations and financial condition.

•	If the emerging technologies and platforms upon which we build our products do not gain or continue to maintain broad market acceptance, or if we fail to develop and introduce in a timely manner new products and services compatible with such emerging technologies, we may not be able to compete effectively and our ability to generate revenue will suffer.

•	We are dependent on our license rights and other services from third parties, which may cause us to discontinue, delay or reduce product shipments.

•	We may be subject to claims for system errors, warranties or product liability, which could have an adverse effect on our business, results of operations and financial condition.

•	We may experience interruption at our data centers or client support facilities.

•	We may be unable to establish or protect, and we may incur significant costs in enforcing, our intellectual property rights.

•	We acquire and invest in portfolio companies engaged in the energy business, which are subject to various market and regulatory risks that could have a negative impact on our financial results, including changes to government-sponsored incentives that encourage the adoption of solar energy, solar panel supply chain interruptions and changes in the relative price of energy sources supplying the electric grid.

•	The solar energy industry is an emerging market that is constantly evolving and may not develop to the size or at the rate Erus Energy, LLC (“Erus”) expects.

•	A drop in the retail price of electricity derived from the utility grid or from alternative energy sources may harm Erus' business, financial condition, results of operations, and prospects.

•	Erus depends on a limited number of suppliers of solar panels, batteries, and other system components to adequately meet anticipated demand for its solar service offerings. Any shortage, delay or component price change from these suppliers, or the acquisition of any of these suppliers by a competitor, could result in sales and installation delays, cancellations, and loss of market share.

•	We are subject to a number of extensive governmental laws and regulations related to each of our segments. Failure to comply with these laws and regulations can be costly and time consuming.

•	We acquire privately held businesses, which involves inherent risks.

•	An economic recession could impair our acquisitions and investments and harm our operating results. We are exposed to risks associated with changes in interest rates, including fluctuations in interest rates which could adversely affect our profitability or the value of our portfolio.

•	Our business has been and will continue to be exposed to various economic and political risks associated with our operations, such as inflationary pressures.

•	The COVID-19 global pandemic has had and is expected to continue to have a material adverse impact on our business, financial condition and results of operations.

•	Our Limited Partners may not receive distributions and our distributions may not grow over time.

•	Expenses related to the General Partner and Highline (as defined below) are significant. We need to make substantial profits to avoid depletion of our assets and provide a return to our Limited Partners.

•	There are potential conflicts of interest between GPB and its affiliates and the Partnership that could impact our returns.

•	Dispositions or liabilities retained in connection with dispositions could negatively affect us.

•	We are subject to certain regulatory risks.

•	Limited Partners may be subject to filing requirements and may be subject to short-swing profits under the Exchange Act because of an investment in us. It can be burdensome to comply with filing requirements.

•	We will expend significant financial and other resources to comply with the requirements of being a public entity. These requirements may place a strain on our systems and resources which could materially and adversely affect our ability to timely and accurately report our results of operations and financial condition.

•	Results may fluctuate and may not be indicative of future performance.

•	Investments in our Class A and Class A-1 Limited Partnership Units (the “Units”) may have adverse tax consequences.

•	We have concluded that there are pervasive material weaknesses in our system of internal control over financial reporting, which if not remediated could materially and adversely affect our ability to timely and accurately report our results of operations and financial condition.

Forward-Looking Statements

This Registration Statement on Form 10 (“Registration Statement” or “Form 10”) contains forward-looking statements regarding, among other things, our plans, strategies, prospects and projections, both business and financial. All statements contained in this Registration Statement on Form 10 other than historical information are forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance or our projected business results. Words, such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions, are intended to identify forward-looking statements. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include:

•	Our ability to consummate contemplated or proposed transactions such as divestitures, including obtaining regulatory and other required approvals for contemplated or proposed transactions and comply with closing conditions;

•	Our ability to generate or obtain necessary funds for working capital, capital expenditures, acquisitions, debt service payments and other purposes;

•	Our capital allocation strategy, including as it relates to acquisitions and divestitures, distributions and capital expenditures;

•	Changes in general economic and business conditions, including changes in employment levels, consumer demand, preferences and confidence levels, the availability and cost of credit in a rising interest rate environment, fuel prices, levels of discretionary personal income and interest rates;

•	The concentration of our investments in a limited number of industries;

•	Failure of our management information systems or any cyber-security breaches;

•	The impact of pending governmental actions and investigations on our General Partner and its ability to continue to provide management services to us;

•	The ability of our portfolio companies to attract and retain skilled employees;

•	High levels of competition in the industries we operate in, which may create pricing and margin pressures on our products and services;

•	Adverse results from litigation or other similar proceedings involving us or our portfolio companies;

•	Our ability to consummate planned acquisitions and dispositions;

•	Any disruptions in financial markets that may impact our ability to access capital;

•	The impact of COVID-19 on our operations, the operations of our portfolio companies and their suppliers, vendors, business partners and customers and the global economy in general;

•	Our ability to successfully integrate businesses we may acquire, and the possibility that any business we acquire may not perform as we expected at the time we acquired it;

•	Changes in laws and regulations governing the retail energy industry, which is subject to a high level of federal, state and local regulations, particularly as applies to the environment and health and safety;

•	Rapid technological innovation by our direct competitors or by competitors in other related industries that could diminish the marketability of our products and services;

•	Changes in the relative price of different energy sources for the integrated electric grid;

•	The availability of government-sponsored financial incentives that encourage consumer and business adoption of renewable energy and infrastructure;

•	The increased demands placed on our management and resources by the requirements of being a public entity;

•	Our ability to comply with the internal control requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including our ability to remediate material weaknesses;

•	Impairment we may be required to recognize on our goodwill and other intangible assets, which comprise a significant portion of our total assets;

•	Our ability to generate sufficient cash flow to make distributions to limited partners after payment of advisory fees and other amounts due to the General Partner; and

•	The impact of actual or potential conflicts of interest between the General Partner and us, and the extent to which such conflicts of interest will be ameliorated by our and the General Partner’ corporate governance structure.

These factors are beyond our ability to control or predict and their ultimate impact could be material. Moreover, the factors set forth under “Item 1A. Risk Factors” and “Item 2. Financial Information” below and other cautionary statements made in this report should be read and considered as forward-looking statements subject to such uncertainties. We urge you to carefully consider those factors.

Forward-looking statements speak only as of the date of this Registration Statement on Form 10. We assume no duty and do not undertake to update forward-looking statements, except as required by law.

Industry and Market Data

Some of the market and industry data contained in this Registration Statement on Form 10 are based on independent industry publications or other publicly available information.

Item 1. Business

Overview

GPB Holdings II, LP (“Holdings II”, the “Partnership”, “we”, “us”, “our” or the “Registrant”) is a holding company which was organized as a Delaware limited partnership on April 17, 2015 and commenced operations on June 1, 2015.

GPB Capital Holdings, LLC (“General Partner”, “Capital Holdings” or “GPB”), a Delaware limited liability company and registered investment adviser, is the Partnership’s General Partner pursuant to the terms of the Fourth Amended and Restated Agreement of Limited Partnership, dated April 26, 2018 (as the same may be amended from time to time, the “LPA”). Pursuant to the LPA, GPB conducts and manages our business. Robert Chmiel, GPB’s Chief Executive Officer and Chief Financial Officer, currently serves as the sole manager of GPB under the term of GPB’s limited liability company agreement. However, as further described below under “Recent Events - Highline Management, Inc.,” GPB has entered into a management services agreement with GPB’s wholly owned subsidiary, Highline Management, Inc. (“Highline”), pursuant to which Highline currently provides certain management services to GPB to assist GPB in fulfilling GPB’s duties as the Partnership’s general partner.

Pursuant to this Registration Statement on Form 10 we are registering the Partnership's Class A Limited Partnership Units and Class A-1 Limited Partnership Units (collectively, the "Units") under Section 12(g) of the Securities Exchange Act of 1934, as amended. The Units have not been registered under the Securities Act of 1933, as amended, or applicable state "Blue Sky" securities laws and cannot be sold unless they are subsequently registered or an exemption from such registration requirement is available. The Units are not listed on any securities exchange or interdealer quotation system and there is no intention to seek such a listing. There is no established market for the Units. Transfers of Units are permitted under the LPA only with the consent of the General Partner.

Our operations are primarily located in the United States of America (the “U.S.”).

As of March 31, 2022, the Partnership’s operating entities are classified with the following reportable segments:

•	Technology-Enabled Services;

•	Energy; and

•	Corporate and Other, which includes lending operations.

Segment results include the revenues and expenses of consolidated subsidiaries and equity investments from the date of acquisition.

Management has formulated a business plan for each segment relating to on-going operations, exit strategies, potential future opportunities and how to distribute capital to the Limited Partners. For a further discussion, see “Our Segments” below in “Item 1. Business” of this Registration Statement for more information.

The information contained in this Registration Statement covers the annual periods as of and for the years ended December 31, 2021, 2020 and 2019 and the three months ended March 31, 2021 and 2020. Annual periods have been subject to audit by our Independent Registered Public Accounting Firm and the interim periods are unaudited.

Recent Events

Federal Matters

On February 4, 2021, the Securities and Exchange Commission (the “SEC”) filed a contested civil proceeding against GPB, Ascendant Capital, LLC (“Ascendant”), Ascendant Alternative Strategies (“AAS”), David Gentile, Jeffry Schneider and Jeffrey Lash in the U.S. District Court for the Eastern District of New York (“EDNY Court” and “SEC Action”). No GPB-managed partnership is a named defendant. The SEC Action alleges several violations of the federal securities laws, including securities fraud. The SEC is seeking disgorgement and civil monetary penalties, among other remedies.

Also, on February 4, 2021, the U.S. Attorney’s Office for the Eastern District of New York (the “USAO”) brought a criminal indictment against Mr. Gentile, Mr. Schneider, and Mr. Lash (the “Criminal Case”). The indictment in the Criminal Case alleges conspiracy to commit securities fraud, conspiracy to commit wire fraud, and securities fraud against all three individuals. Mr. Gentile and Mr. Lash were also charged with two counts of wire fraud. We understand that the USAO intends to seek criminal forfeiture. Mr. Gentile resigned from all management and board positions with GPB, and the GPB-managed funds, including the Partnership, and subsidiaries of the Partnership, promptly following his indictment.

State Matters

On May 27, 2020, the Massachusetts Securities Division of the Office of the Secretary of the Commonwealth (“Massachusetts”) filed an Administrative Complaint against GPB for alleged violations of the Massachusetts Uniform Securities Act. No GPB-managed fund is a named defendant. The Complaint alleges, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements or omissions. Massachusetts is seeking both monetary and administrative relief, including disgorgement and rescission to Massachusetts residents who purchased the GPB-managed funds. This matter is currently stayed, pending resolution of the Criminal Case.

On February 4, 2021, seven State securities regulators (from Alabama, Georgia, Illinois, Missouri, New Jersey, New York, and South Carolina, collectively the “States”) each filed suit against GPB. No GPB-managed fund is a named defendant in any of the suits. Several of the suits also named Ascendant, AAS, Mr. Gentile, Mr. Schneider, and Mr. Lash as defendants. The States’ lawsuits allege, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements and omissions. The States are seeking both monetary and administrative relief, including disgorgement and rescission. The cases brought by Alabama, Georgia, Illinois, Missouri, New York, and South Carolina have been stayed pending the conclusion of the related Criminal Case. The State of New Jersey has voluntarily dismissed its case, without prejudice to re-file it following the conclusion of the Criminal Case.

Appointment of Monitor and Application for Receivership

On February 11, 2021, the EDNY Court in the SEC Action appointed Joseph T. Gardemal III as an independent monitor over GPB (the “Monitor”) (the “Order”) until further order of the Court. The Court appointed the Monitor in response to a request from the SEC, which asserted that the Monitor was necessary to protect investors in light of the alleged misconduct of GPB Capital’s former CEO, David Gentile. In its February 4, 2021 complaint (“the Complaint”) in the SEC Action, the SEC alleged that Gentile, as the owner and then-CEO of GPB Capital, along with Jeffry Schneider, the owner of GPB’s placement agent, lied to investors about the source of money used to make 8% annualized distribution payments to investors. According to the SEC, Gentile and others allegedly told investors that the distribution payments were paid exclusively with monies generated by GPB portfolio companies, but as alleged, GPB actually used investor money to pay portions of the annualized 8% distributions. The Complaint further contains allegations that Gentile and others manipulated financial statements of certain limited partnership funds that GPB manages to perpetuate the deception by giving the false appearance that the funds’ income was closer to generating sufficient income to cover the distribution payments than it actually was. Moreover, the Complaint alleges that Gentile engaged in undisclosed self-dealing, including by omitting from investor communications certain conflicts of interest and fees and other compensation that he received, totaling approximately $8.0 million.

In support of the Order, the SEC contended that the Monitor would provide assurances to investors, GPB’s counterparties, and the public that an unbiased and qualified person who was not beholden to Mr. Gentile was vetting any significant transactions and decisions, and looking out for the interests of investors. Accordingly, pursuant to the Order, GPB shall (i) grant the Monitor access to all non-privileged books, records and account statements for the GPB-managed Funds, including the Partnership, as well as their portfolio companies; and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties. As noted below, the Order was amended on April 14, 2021 (the “Amended Order”).

The Monitor is required to assess the Partnership’s operations and business, and make recommendations to the EDNY Court, which may include continuation of GPB’s operations subject to the Monitorship, a liquidation of assets, or filing for reorganization in bankruptcy. The Order provides that the Monitor will remain in place until terminated by order of the EDNY Court, and grants the Monitor the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership and its subsidiaries, extensions of credit by them outside the ordinary course of business, decisions to make distributions to the limited partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions. The Monitor is not required to approve the issuance of the consolidated financial statements included with this Form 10, nor has management sought or obtained approval from the Monitor.

On April 14, 2021, the EDNY Court entered an Amended Order, providing that, in addition to the SEC and GPB, certain State regulators will receive access to the periodic reports filed by the Monitor pursuant to the Order. See “Note 17. Commitments and Contingencies” to our Consolidated Financial Statements for more information on the appointment of the Monitor.

On May 31, 2022, Gentile filed a motion in the SEC Action to modify the Amended Order pursuant to Rule 60(b) of the Federal Rules of Civil Procedure (“Rule 60(b) Motion”). In his Rule 60(b) Motion, Gentile seeks a Court order to, among other things, (i) narrow the scope of the Monitor’s responsibilities; and (ii) direct the Monitor to ensure that GPB does not sell or otherwise dispose of assets or portfolio companies that the Partnership owns before the completion of a “strategic assessment” to be conducted by three managers Gentile purportedly appointed to GPB on May 27, 2022. On that same day, May 31, 2022, the Monitor notified Gentile and GPB that Gentile’s purported appointment of three new managers to GPB without Monitor approval, amongst other things, was in violation of the Amended Order. Gentile and GPB were, at that time, given ten (10) business days to cure the violation of the Amended Order. The cure period has since run without any steps having been taken to respond to the Monitor’s notification of violation of the Amended Order.

On June 13, 2022, the Securities and Exchange Commission filed by Order to Show Cause in the SEC Action an application to (i) convert the existing Monitorship over GPB and the GPB-managed funds to a Receivership, and appoint the previously-appointed Monitor, Joseph T. Gardemal III, as Receiver; and (ii) impose a litigation injunction on cases filed against GPB and the GPB-managed funds (the “Receivership Application”). The Receivership Application and the Proposed Order Appointing Receiver and Imposing Litigation Injunction (the “Proposed Order”) were filed with the EDNY Court with consent of GPB’s management.

The Receivership Application seeks appointment of Mr. Gardemal as Receiver in order to, in part, streamline the process by which GPB and the GPB-managed funds liquidate remaining portfolio company assets and distribute money to limited partners, subject to the EDNY Court’s supervision. The Proposed Order grants to Mr. Gardemal, generally, all powers and authorities previously possessed by the entities subject to the Proposed Order, as well as the powers possessed by the officers, directors, managers and others previously in charge of those entities, and permits him to, among other things, take all such actions necessary to preserve receivership assets.

Additionally, the Receivership Application includes a proposed stay of all Federal and State actions (as well as any arbitrations) presently pending against GPB and the GPB-managed funds, and provides for a centralized claims process for GPB limited partners, in the U.S. District Court for the Eastern District of New York, to prevent potentially disparate actions in different courts that could negatively impact the assets proposed to be subject to the EDNY Court’s jurisdiction and control.

The Rule 60(b) Motion and the validity of the appointment of the new managers are presently under consideration by the EDNY Court, along with the Receivership Application.

HIGHLINE MANAGEMENT, INC.

In January 2020, Highline Management, Inc. (“Highline”) was formed as a wholly owned subsidiary of GPB, to provide operational support services to the GPB-managed partnerships. Highline’s formation followed the completion of an independent special investigation by outside legal counsel as a response to recommendations made by GPB’s predecessor Audit Committee to certain allegations brought against the General Partner as described above and in “Item 8. Legal Proceedings”. The predecessor Audit Committee made recommendations which led to a series of restructuring activities undertaken to accomplish a number of objectives including, but not limited to (i) further enhancement of the corporate management structure, with additional professionals knowledgeable in the industry and commensurate with the complexity and demands of the business of the Partnership; (ii) formalization, to the extent possible, of the commitment to share human resources, facilities and operating assets among and between the entities that comprise the General Partner and the Partnership; and (iii) further development of the independent oversight of the corporate governance structure and framework to help enable the Partnership to achieve its goals, control risks and compliance with laws, rules and regulations which govern the management of the Partnership. To that end, the initial five member Highline board of directors (the “Board”) (now four members, see “Item 5. Directors and Executive Officers”) was appointed, three of whom are “independent” as that term is used in the NYSE listed company manual. To address its oversight and governance purposes, the Board established three committees, consisting entirely of the independent members, including an Audit Committee, a Governance Committee and a Compensation Committee, as more fully described below. Additionally, these restructuring activities were designed and implemented, in part, to establish an independent committee responsible for overseeing GPB’s management related to the Partnership’s affairs, establish additional layers of responsibility within the Partnership’s governance structure and enhance internal controls.

As a key feature of this restructuring, Highline was formed to provide GPB with management and operation support services for the GPB-managed partnerships. Highline currently oversees on GPB’s behalf all day-to-day functions of the Partnership and its subsidiaries, including management of all underlying assets, human capital, accounting and financial reporting, and operations pursuant to a Management Services Agreement (“MSA”). As a result, Highline provides independent oversight and review of most aspects of our operations.

Highline’s bylaws require a majority vote for any act of the Board except with respect to approval or adoption of any MSA, Resource Sharing Agreement (“RSA”) or other similar agreement between Highline and GPB (or any amendment thereto), which in all instances must be approved by a majority of the independent directors. GPB has nominated and elected the initial directors to the Board of Highline.

Highline has agreed to the following services (“Services”) to the Partnership (but not to the businesses owned by the Partnership, which are managed day-to-day by their own management teams) pursuant to the MSA:

•	Manage and oversee the day-to-day affairs and operations of the Partnership including developing corporate strategy and business plans, and managing annual budgets;

•	Manage, oversee and facilitate the accounting and payment functions, including necessary cash management services with respect to the operations of the Partnership;

•	Manage and oversee the administration, operations, financial accounting and financial reporting for the Partnership, including managing the preparation of financial statements for the Partnership;

•	Manage the process for the audits of the financial statements of the Partnership;

•	Manage and oversee the process of obtaining third-party valuations of the Partnership in accordance with the LPA and the Class A and Class A-1 Private Placement Memorandum (the “PPM”) dated July 2018;

•	Communicate regularly and provide written reports (no less frequently than monthly) concerning the financial status and financial performance of the Partnership to GPB, including providing regular (no less frequent than monthly) asset management reports and updated financial models for the Partnership;

•	Provide periodic market data and information (no less frequent than quarterly) relating to the businesses of the Partnership reasonably requested by GPB for investor marketing and communication purposes;

•	Review and approve “Significant Transactions” approved by GPB’s Acquisition Committee. A Significant Transaction shall mean (i) a transaction that meets the definition of a Significant Subsidiary contained in Regulation S-X under federal securities laws; or (ii) based on criteria otherwise determined by the Board;

•	Review and approve any material change in the investment strategy of the Partnership; and

•	Perform such other services as may be reasonably requested by GPB and which are reasonably acceptable to Highline.

GPB, through its Acquisition Committee, controls all major asset acquisition and divestiture decisions concerning the Partnership, subject to the approval by the Board of any such transaction that constitutes a Significant Transaction as described above. Highline’s responsibilities set forth above encompass reporting and monitoring distributions to our Limited Partners.

The MSA has an initial term (“Initial Term”) of three years that began on January 1, 2020. Thereafter the MSA renews for successive one-year terms unless terminated in accordance with its terms.

Pursuant to the amended order of the EDNY Court on April 14, 2021, operational and financial decisions to be made by Highline regarding the affairs of the Partnership are subject to the same authority of the Monitor as are decisions to be made by GPB.

For further discussion of the relationship between GPB and Highline, see “Item 5. Directors and Executive Officers” elsewhere in this Registration Statement.

IMPACT OF COVID-19 ON OUR BUSINESSES

In March 2020, the World Health Organization (the “WHO”), categorized COVID-19 as a pandemic. The pandemic has affected virtually all of the businesses we own and operate as well as those in which we have minority equity and/or debt investments.

The effects of the COVID-19 pandemic continue to evolve. Our impacted businesses have rebounded well to at or near pre-COVID-19 sales levels in 2020. However, the outbreak or future outbreaks in the markets in which we operate may cause changes in customer behaviors, including a decrease for healthcare services, and for home and commercial solar systems. This may lead to increased valuation risks, such as impairment of long-lived assets. Uncertainties in the global economy may negatively impact our suppliers and other business partners, which may interrupt our supply chain and require other changes to our operations. These and other factors may adversely impact our financial condition, liquidity and cash flow.

In 2021, our Healthcare IT portfolio companies experienced an approximate 25% decrease in customers, primarily as a result of the ongoing impacts of COVID-19. HPI experienced a decrease in its revenue growth in 2020 and 2021 as revenues increased by $2.0 million (excluding the impact of acquisitions) compared to an increase of $5.2 million (excluding the impact of acquisitions) in 2019. In 2021, growth remained slow as revenue increased by $0.7 million (excluding the impact of acquisitions), primarily due to mandatory "work from home" policies and restrictions remaining largely in place. In late 2021 however, these "work from home" policies began to ease across the United States. This growth has recovered in 2022, and through the first quarter of 2022 revenues increased by approximately 4% which is consistent with our historical results. MDS experienced revenue growth of $3.9 million in 2021 as it acquired a customer that conducted COVID-19 testing. However, this revenue is decreasing in 2022 as overall COVID-19 testing volume decreases.

In our Energy segment (specifically Erus), the solar business benefited from COVID as consumers increased home improvement projects spend above historical levels.

EMPLOYEES

As of March 31, 2022, we employed approximately 3,600 persons on a full-time equivalent basis. We believe our employees are our greatest asset and are committed to supporting our employees' professional development as well as providing competitive benefits and a safe, inclusive workplace. Our core values of respect, integrity, trust, safety and inclusion shape our culture and define who we are. They are guiding principles that we live by every day and are evident in everything we do and are dedicated to preserving operational excellence and being an employer of choice. We strive to attract, develop and retain high performing talent and we support and reward employee performance. The bases for recruitment, hiring, development, training, compensation and advancement at the Partnership are qualifications, performance, skills and experience. Our employees are fairly compensated, without regard to gender, race, ethnicity, religion, age, disability, sexual orientation, or expression and routinely recognized for outstanding performance. We provide and maintain a work environment that is designed to attract, develop and retain top talent through offering our employees an engaging work experience that contributes to their career development.

To ensure our employees' health and well-being, we provide access to benefits and offer programs that support work-life balance and overall well-being including financial, physical and mental health resources. We endeavor to maintain workplaces that are free from discrimination or harassment on the basis of color, race, sex, national origin, ethnicity, religion, age, disability, sexual orientation, gender identification or expression or any other status protected by applicable law. We conduct training to prevent harassment and discrimination and monitor employee conduct year-round. The Partnership believes a diverse workforce fosters innovation and cultivates an environment filled with unique perspectives. As a result, diversity and inclusion help the Partnership meet the needs of customers. We strive to maintain a culture that enables all employees to be treated with dignity and respect while devoting their best efforts to performing their jobs to the best of their respective abilities and operate in a supportive culture that incorporates highly ethical behavior. The Partnership measures employee engagement on an ongoing basis as it believes an engaged workforce leads to a more innovative, productive and profitable company. The results from engagement efforts are used to implement and enhance programs and processes designed to keep employees connected with the Partnership. Employee levels are managed to align with the pace of business. Nonetheless, management believes it has sufficient human capital to operate its business successfully and believe relations with its employees.

AVAILABLE INFORMATION

When this Registration Statement becomes effective, we will begin to file reports, information statements, and other information with the SEC. Our SEC filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

We will make available through our web site at http://www.gpb-cap.com in the “Monitor Info & SEC Filings — SEC Filings” section, free of charge, all reports and amendments to those reports filed or furnished pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports. Occasionally, we may use our web site as a channel of distribution of material company information.

The foregoing information regarding our website and its content is for convenience only. The content of our website is not deemed to be incorporated by reference into this report nor should it be deemed to have been filed with the SEC.

The following diagram depicts the structure of the Partnership, including the percentage ownership interest held in each respective investee portfolio company as of June 2022.

GPB Holdings II, LP

GPB Holdings II, LP
Technology-Enabled Services
Energy
Corporate and Other
Hotel Internet Services, LLC.
(Equity Method Investment)
31%
MDS Medical, LLC.
80%
Maintech Inc.
(Equity Method
80%
Project Halo Holdings, LLC
96%
Health Prime International, LLC
89%
Erus Holdings, LLC
60%
Quantum Energy Holdings, LLC
(Equity Method Investment)
50%
GPB Debt Holdings II LLC
100%
Armada Waste Management Holdings, LLC
(Equity Method Investment)
3%
Discontinued Operations

The following is a summary of our revenues by segment for the fiscal year ended December 31, 2021 (Dollars in thousands):

2021
Revenue by Segment

Corporate and Other
$4,066
2.7%
Energy
$57,563
37.5%
Technology-Enabled Services
$91,730
59.8%
Technology-Enabled Services
Energy
Corporate and Other

Income from equity method investments for the fiscal year ended December 31, 2021 were:

•	Technology-Enabled Services - $0.7 million

•	Energy - $2.3 million and

•	Corporate and Other - $0.5 million.

OUR SEGMENTS

Our strategy in the segments in which we choose to participate is to invest in and operate income producing, middle market private companies primarily in North America with a focus on owning and operating portfolio companies on a long-term basis with a goal of maximizing returns for our investors by improving performance of operations, thereby increasing the value of these companies. To accomplish our objectives, we acquire controlling interests in operating companies and provide managerial expertise and investment capital to develop the operations and enhance the overall value of the business. In other situations, we acquire equity interests that enable us to exercise significant influence but not control over the businesses. Following our strategy, we classify the earnings from our investments in entities where we have the ability to exercise significant influence as a component of operating income in our consolidated statements of operations.

Our focus is on owning and operating our portfolio companies in our Technology-Enabled Services and Energy segments. We also intend to maintain and maximize the value of all of our other investments, which are made for the purpose of generating income from operations on a long-term basis. We intend to continually consider strategic transactions on an opportunistic basis, such as spinoffs of businesses, the sale of a portfolio company, or the sale of a business line.

TECHNOLOGY-ENABLED SERVICES

Business plan

Management’s business plan is to primarily focus on the Technology-Enabled Services segment and the portfolio companies within this strategy. Management believes that the expertise and experience of the investment team, now led by Highline and GPB’s Chief Executive Officer with over 20 years of relevant experience, Robert Chmiel, will help us efficiently operate our portfolio companies in this segment. Mr. Chmiel assumed the role as head of the investment team following the departure of Michael Frost on June 30, 2022. For additional information about Mr. Chmiel and his qualifications and the departure of Mr. Frost, see "Item 5. Directors and Executive Officers" and "Item 6. Executive Compensation." The expertise and experience of the investment team helped to achieve net operating income in this segment of $3.0 million, $3.0 million, and $13.0 million, for the years ended 2021, 2020, and 2019, respectively. The 2019 operating income was significantly larger than subsequent years due to the gain on sale of Deep Blue (as defined below). Please see "Item 2. Financial Information" for more details on the drivers and material events regarding the operating income of the Technology-Enabled Services segment. The Partnership intends to continue to work with the current Technology-Enabled Services portfolio companies to improve the efficiency of operations, profitability and continue to produce income for future distributions. As valuation metrics improve from the on-going focus on improvement in the business, the investment team expects to begin to look for potential buyers and formulate the appropriate exit strategies to maximize returns for the Limited Partners. Following each disposition that generates significant proceeds, the Partnership plans on distributing a portion of these proceeds to Limited Partners and to use the remainder of the proceeds to pay for ongoing expenses, pay-down debt, and to invest in new Technology-Enabled Services companies. The split of the use of proceeds will be determined at the time of the applicable disposition and all factors relating to the Partnership as a whole, will be taken into account in an effort to maximize profitability and returns for the Limited Partners. The material deviations from our historical net income or losses are explained in further detail in “Item 2. Financial Information.”

Healthcare IT

Our Healthcare IT portfolio companies focus on revenue cycle management services and electronic healthcare records (“EHR”) software. The products provided include the sale, licensing, hosting and support of various enterprise level clinical and financial software platforms for large and small ambulatory, acute and long-term care facilities within the private sector.

The services provided relate to the coding, billing, collection, and analytics around payor side patient encounters for nearly all healthcare provider specialties. Our product suite consists of the following categories:

•	Revenue cycle management (“RCM”) software, which stores, manages, and codes patients’ billing records to be used for payor and insurance provider billing;

•	Clinical EHR software, consisting of applications that intake, receive, process, and catalog various patient health data generated from provider encounters. In addition, a patient-facing portal is provided, which centralizes critical patient data across the organization;

•	General financial statement preparation/accounting software, which include applications used to manage the general ledger, including accounts payable, accounts receivable, fixed assets, etc., within the healthcare industry;

•	Revenue cycle management services, which includes the process of identifying, collecting and managing the practice’s revenue from payers based on the services provided;

•	Data analytics and insight packages related to clinical and financial metrics that are provided to healthcare stakeholders to improve care outcomes.

We have acquired controlling interests in companies that have strong established relationships with their customer bases:

•	Meta Healthcare IT Solutions, LLC doing business as Cantata Health (“Cantata”), which focuses on RCM and EHR software solutions for post-acute and behavioral health environments.

•	Cantata Healthcare Solutions, LLC doing business as Experience Care, which focuses on RCM and EHR software solutions for long term care, skilled nursing, and assisted living environments.

•	Micro Development Services, Inc. (“MDS”), which operates as a consultative health IT system and EHR software vendor for ambulatory physician groups in the U.S.

•	HealthPrime International, LLC (“HealthPrime” or “HPI”), which provides revenue cycle management and data/analytics based practice management tools for small to large independent medical groups across the U.S.

•	AdvantEdge Healthcare Solutions, Inc. and its wholly-owned subsidiary AdvantEdge Healthcare solutions Pvt. Ltd. (“AHS”), which focuses on RCM solutions to physician practices and institutions in the U.S., which has been consolidated into HPI.

•	Pro-Comp Software Consultants, Inc., which focuses on EHR software, which has been consolidated into Cantata.

Healthcare IT Industry Overview

The healthcare industry is the largest industry in the U.S. economy, comprising approximately 19.7% of the U.S. gross domestic product (“GDP”) in 2020 according to the Centers for Medicare and Medicaid Services (“CMS”).

Within the healthcare industry, hospital services comprise a key market in which our businesses’ technologies are marketed and utilized. Hospital services represent one of the largest categories of total healthcare expenditures, comprising approximately 31% of total healthcare expenditures in 2019 according to the CMS. Notwithstanding the size and importance of the healthcare industry within the U.S. economy, the industry is constantly challenged by changing economic dynamics, increased regulation, and pressure to improve the quality of healthcare. We believe healthcare providers can successfully address these issues with the help of advanced medical information systems and our suite of complementary services.

Strategy

Our strategy in our Healthcare IT portfolio is to focus on a customer base that will allow us to recognize a high percentage of monthly recurring revenue (“MRR”) compared to one-time installation revenues. Once a customer has formed a relationship with one of our Healthcare IT portfolio companies, they tend to remain with us through multi-year renewable contracts due to the significant time and resources required to switch providers. In addition to MRR streams, our Healthcare IT portfolio companies offer additional high margin professional services (e.g., system and process evaluation and implementation). These types of services require trained IT professionals to provide service on the ground and in-house. Our objective is to leverage our established customer relationships in order to effectively function as an outsourced IT department.

Competition

There is substantial competition in the healthcare IT industry, which we expect to increase, including consolidation of our customer base as a result of merger and acquisition activity. Many of our competitors have demonstrated an ability to be nimbler than we have been and have reacted to the changing industry trends before we have. If we do not respond timely to customer requirements, we may lose those customers and our business will be negatively impacted. We also may be competing with various regional RCM companies, some of which may continue to consolidate and expand into broader markets, which could impact our ability to retain market share.

A number of factors act as barriers to entry and work in favor of established market participants to buffer them from the competitive environment. Providers must have extensive knowledge of the healthcare sector, as well as a highly developed and effective team of technology professionals with the technological and managerial infrastructure to service their clients and access to capital. Our Healthcare IT customers have complex needs that only an expert Technology-Enabled Services team can meet efficiently, effectively, profitably and at scale. A successful Healthcare IT portfolio company will have built out its infrastructure over time, typically at significant expense over a period of years. Such infrastructure enables companies such as ours to have clients sign multi-year contracts.

Seasonality

Seasonality is not a significant factor for our Healthcare IT sector as contracts entered into tend to be long-term in duration.

Regulatory

As participants in the healthcare industry, our operations and relationships in the Technology-Enabled Service Segment, and those of our Technology-Enabled Services clients, are regulated by a number of foreign, federal, state and local governmental entities. The impact of these regulations on us is both direct and indirect in terms of the level of government reimbursement available to our Technology-Enabled Services clients and in that, in a number of situations, even if we are not directly regulated by specific healthcare laws and regulations, our products must be capable of being used by our Technology-Enabled Services clients in a manner that complies with those laws and regulations. The ability of our Technology-Enabled Services clients to comply with laws and regulations while using our solutions could affect the marketability of our products or our compliance with our client contracts, or even expose us to direct liability under the theory that we had assisted our clients in a violation of healthcare laws or regulations. Because our business relationships with practice groups, hospitals and other provider clients are unique and the healthcare IT industry as a whole is relatively young, the application of many state and federal regulations to our business operations and to our clients is uncertain. In the United States, there are federal and state privacy and security laws; fraud and abuse laws, including anti-kickback laws and limitations on physician referrals; numerous quality measurement programs being adopted by our clients; and laws related to distribution and marketing, including off-label promotion of prescription drugs, which may be directly or indirectly applicable to our operations and relationships or the business practices of our clients. It is possible that a review of our business practices or those of our clients by courts or regulatory authorities could result in a determination that could adversely affect us.

In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth. The healthcare industry generally and the EHR industry specifically are expected to continue to undergo significant legal and regulatory changes for the foreseeable future, which could have an adverse effect on our business, financial condition and operating results. We cannot predict the effect of possible future enforcement, legislation and regulation.

For additional information regarding these risks and their potential to materially adversely impact our business, see “Item 1A. Risk Factors—Risks Related to Our Business and Segments—We are subject to a number of extensive governmental laws and regulations. Failure to comply with these laws and regulations can be costly and time consuming”.

Intellectual Property

Our key intellectual property assets that allow us to deliver our Healthcare IT product suite consisting of the following proprietary software platforms:

Optimum - a complete, end-to-end platform, which integrates financial information, revenue cycle and clinical solutions. It is also a customizable solution that can be tailored to hospital specific purposes and needs; and

Net Solutions - a comprehensive and integrated software solution covering the unique financial and clinical needs of skilled nursing facilities, assisted living facilities and independent living facilities. It has ability to interface with a variety of third party systems, including niche clinical vendors, such as dietary management and therapy management.

Hospitality IT

Our Hospitality IT portfolio currently consists of a non-controlling, equity method investment (initially made in 2015) in Hotel Internet Services, Inc. (“HIS”). In May 2019, we divested our controlling interest in Deep Blue Communications, LLC (“Deep Blue”) which also served hotel hospitality companies, primarily with internet (wired and wireless, or “WiFi”) technology solutions.

HIS sells equipment and software licenses, along with related customer support services, that enable hotel chains, large entertainment venues, retail stores, amusement parks and other hospitality establishments to provide wired and WiFi internet services and entertainment content to their guests. HIS sells and installs third party hardware and provides continued support services to enable a smooth operation of these services. HIS’ product suite includes Beyond TV, an internet protocol television (“IPTV”) technology platform that provides the hospitality industry with a cost-effective solution to recreate the same advanced TV entertainment functionality that many consumers have become accustomed to in their own homes.

Hospitality IT Industry Overview

The Hospitality IT market represents a subset of the global mobile connectivity industry. It is fragmented, with a variety of participants and competitors, both direct and indirect, including telecom operators, cloud-based platform operators, cable companies and smaller Internet service providers. It is expected the industry will continue to grow over the next few years as hotels and other entertainment venues seek to upgrade their existing infrastructure to satisfy escalating guest/visitor expectations and for well capitalized hotel groups, use the current slowdown due to the COVID-19 pandemic to make such upgrades while guest visit volumes are lower.

Strategy

We seek to drive growth through (i) selling and cross-selling higher value, expanded service offerings, (ii) acquisitions of ‘bolt-on’ complementary businesses, (iii) market share capture by virtue of product innovation and the quality and value of our services, and (iv) improvements in our operating efficiency.

Competition

Hospitality IT is a highly competitive industry. We compete against a variety of broadband, pay television and telephone providers and delivery systems, including broadband communications companies, wireless data and telephone providers, satellite-delivered video signals, Internet-delivered video content, streaming services and broadcast television signals available to residential and business customers in our service areas. Our competition includes free and lower cost alternative providers of video and data services, such as video over the Internet, as well as companies offering complimentary WiFi services.

ENERGY

We have a controlling ownership position in one company in the retail energy sector:

•	Erus, located in Phoenix, Arizona, has built a vertically integrated business model, where it provides installation of solar panel systems that Erus purchases from third-party manufacturers. Erus’ customers are residential and small to middle market commercial businesses located primarily in Arizona, New Mexico and Texas. Erus’ vertically integrated model strives to lower customer costs and offer consumers solar equipment through scalable, cost-effective and consumer-friendly sales channels. These channels consist of an online lead generation function, including through third-party lead providers, a tele-sales and field sales team, a direct-to-home sales force, a retail sales team and a project management and installation organization.

We also have a 50.0% (non-controlling) equity method investment in Quantum Energy Holdings, LLC (“Quantum”). Quantum is a business process outsourcing (“BPO”) company on the business-to-business (“B2B”) side of the industry, providing retail and alternative energy providers with a diverse service offering, including customer acquisition via both outbound telemarketing and door-to-door marketing; customer service; lead generation; energy brokering services; and third party verification. Quantum operates in all deregulated markets in the U.S. Quantum has a majority (77.5%) owned subsidiary, Energy Professionals LLC (“Energy Professionals”), which operates as a broker for its commercial clients seeking (typically less expensive) energy suppliers.

Business Plan

Management’s business plan in the Energy segment is to continue working closely with the Energy portfolio companies to improve efficiency of operations, profitability and continue to produce income for future distributions. Based on the focus on Technology-Enabled Services and current market conditions, management will continue to evaluate the investments in this sector in order to maximize returns for the Partnership.

Energy Industry Overview

Overall, in the retail energy industry, electricity and natural gas were regulated across the U.S. and Canada until the late 20th century. Historically, utility companies controlled the retail energy industry and were the sole suppliers of electricity and natural gas in the areas they served. As deregulation of retail energy increases, consumers have opportunities to seek energy solutions such as solar modules that are tailored to their needs (such as the units sold and installed by Erus.

Specific to Erus and the solar industry, the markets for residential and commercial and industrial (“C&I”) distributed solar energy are growing rapidly. According to research compiled by GTM Research (now Wood Mackenzie), and the Solar Energy Industries Association (“SEIA”), 10.6 gigawatts (“GW”) of capacity was installed within the U.S. solar energy market in 2019. Growth has been driven in part by the overall reduction in costs of installed solar at both the residential and commercial and utility scale. According to forecasts from Wood Mackenzie, the solar Investment Tax Credit is expected to continue to be influential and will drive record growth and investment. The forecast calls for 160 GW of solar capacity to be installed from 2021 to 2026, bringing total installed photovoltaic solar capacity to more than 250 GW by the end of 2026. By 2025, one-third of new residential solar systems and one-quarter of new non-residential solar systems are forecast to be paired with energy storage.

We believe that the market for solar energy will continue to grow in the U.S. due to favorable economics that are consistent with Erus’ business model. In the last year, the price of solar modules has decreased by more than 40% and more residential and C&I customers are turning to solar because it saves money. As prices decline, more consumers are purchasing solar systems. In 2021, more homeowners purchased solar systems as opposed to leasing solar systems. Solar systems give homeowners the ability to enter into power purchase agreements with local utilities, thereby driving demand. This trend indicates that “self-owned” solar is now the low-cost option for consumers in many markets. Solar energy is still less than 2% of electricity generated in the U.S., and we believe that there is a substantial market opportunity for distributed solar energy to replace traditional retail electricity generated from fossil fuels.

Quantum is a BPO company that operates primarily in deregulated energy markets, running call centers that provide both outbound and inbound outsourced service offerings to corporate clients, largely focused on deregulated energy, but not limited to that industry exclusively. Services include customer acquisition, customer service, outsourced lead generation and third-party verification. According to a 2019 industry report by Grand View Research, the global BPO market size was valued at $221.5 billion in 2019 and is expected to grow at a compound annual growth rate (CAGR) of 8.0% from 2020 to 2027. Reduced international trade barriers and improved telecommunication and IT capabilities have led to a situation where organizations are increasingly interlinked with each other for carrying out business. Moreover, organizations are focusing on reducing the cost of conducting business to access global resources to meet the demands of the industry. Thus, organizations are leveraging the benefits of outsourcing and are focusing on core competencies, thereby generating avenues in the market for business process outsourcing.

Strategy

Our energy investments were originally conceived to capitalize on growth and unique opportunities in the deregulated retail energy and in the renewable energy markets which were and are viewed as related and synergistic. However, our energy investments are separately operated companies focused on different sub-sectors within the energy industry and are thus not integrated and operated as one energy company. Going forward management intends to evaluate the investment in these businesses with a goal of maximizing our returns for investors.

Competition

Erus’ primary competitors are other solar PV system sales and installation companies. These include dedicated residential solar sales companies, dedicated residential solar installation companies and similar vertically integrated residential solar PV companies. We believe that Erus competes favorably with these companies based on its unique multi-channel approach, differentiated customer experience and focus on controlling customer acquisition costs and time to installation. Some of Erus’ competitors focus on third party ownership of the PV systems, whereas Erus focuses on selling customer owned systems, which we believe provides a greater long-term value to customers.

Quantum’s competitors are primarily other business process outsourcing BPO companies which serve various industries. Quantum is currently focused on the niche energy industry but may expand into other industries as part of organic growth plans.

Seasonality

Erus’ quarterly solar PV system revenue fluctuates due to a variety of factors, including timing of installation and seasonal factors, particularly in the fourth quarter as a result of the holiday season and weather-related installation delays.

Seasonality drives usage volumes in cycles for deregulated energy markets. During the late fall and winter seasons when heating demand is high, energy consumption increases. In the late spring and summer time, cooling demand increases. Such annual cycles drive volatility in energy markets and often times, opportunity to switch customers who may be dissatisfied with their incumbent provider, or particularly price-sensitive after a cold winter, hot summer or other unexpected weather events.

As a result of these market dynamics, with usage increasing many-fold in winter and dropping off significantly in summer, significant seasonality-related risk management is required. A comprehensive risk management program to manage seasonal usage volumes, credit requirements and targeted seasonal customer acquisition programs is vital to the company’s success. Revenue and profitability follow seasonal patterns and are subject to market and weather based volatility.

Quantum experiences seasonal trends, particularly around the holiday season in November, December and January, when the business sees significantly reduced activity. In some years Quantum reduces its workforce by more than 50% the second half of December before ramping it back up in January. The Energy Professionals subsidiary sometimes closes for the final two weeks of the year, depending on demand.

Regulatory

Historically, our Energy strategy has been almost entirely focused on serving the retail deregulated energy sector, and thus our business carries substantial risk relating to deregulated energy markets, regulatory action, changes in regulatory framework and is highly dependent upon competition, pricing and other factors relating to deregulated competitive energy markets. In both inbound and outbound service offerings, we primarily act as an outsourced provider for retail energy service companies ("ESCOs") and thus are subject to risks relating to those businesses.

The retail energy industry is highly regulated, and ESCOs and CTAs face risks due to increased and rapidly changing regulations and increasing monetary fines by the state regulatory agencies. Regulations may be changed or reinterpreted and new laws and regulations applicable to our business could be implemented in the future. To the extent that the competitive restructuring of retail electricity and natural gas markets is reversed, altered or discontinued, such changes could have a detrimental impact on our business and overall financial condition.

Some states are beginning to increase their regulation of the retail electricity and natural gas markets in an effort to increase consumer disclosures and ensure marketing practices are not misleading to consumers. Such increased regulation may make it more costly or unviable for ESCOs and CTAs to operate in certain markets. Such increased regulation relating to ESCOs and CTAs may also produce an increase in reporting requirements, hiring of additional staff or generally increase the cost of operation, thus reducing profitability. Our Energy strategy investment companies address both commercial and residential markets within the broader retail energy sector and thus may be subject to increased regulation relating to either or both. In certain cases, where increased regulation relates directly to sales, this may have a material impact on our business, such as when certain states or utility territories set requirements on what products may be sold to customers, which may impact our ability to provide competitive offerings to ESCOs and CTAs or may reduce our ability to generate sufficient profit in those markets.

Our costs of doing business may also fluctuate based on changing state, federal and local rules and regulations. For example, many electricity markets have rate caps, and changes to these rate caps by regulators can impact future price exposure. Similarly, regulatory changes can result in new fees or charges that may not have been anticipated when existing retail contracts were drafted, which can create financial exposure. Our ability to manage cost increases that result from regulatory changes will depend, in part, on how the "change in law provisions" of our contracts are interpreted and enforced, among other factors.

CORPORATE AND OTHER

Our “Corporate and Other” segment is comprised of (i) Lending Operations, (ii) a continued investment in Prime automotive during its wind down, which includes the operations of one dealership which is included in discontinued operations and (iii) the discontinued operations of automotive retail and physical therapy.

Business Plan

Going forward, we intend to pursue strategic dispositions of the assets from these businesses that have not yet been disposed of in the “Discontinued Operations and Dispositions” section below, with a goal of maximizing our returns for investors. The timing and our ability to dispose of these assets remains uncertain, and we will continue to evaluate potential disposition options, there being no assurances that we will be successful in finding opportunities favorable to us. While we continue to own these assets, we intend to continue to provide managerial expertise to develop and enhance the operations and overall value of the business.

DISCONTINUED OPERATIONS AND DISPOSITIONS

Sale of Automotive Dealerships

On September 12, 2021, GPB Portfolio Automotive, LLC (“APLP”), Automile Parent, Capstone Automotive Group, LLC, Capstone Automotive Group II, LLC ("Capstone II"), Automile TY Holdings, LLC (each, a “Seller” and collectively, the “Sellers”) and Prime Real Estate Holdings, LLC (the “Real Estate Equity Seller” and, together with the Sellers, the “Seller Parties” and, together with their respective subsidiaries, the “Selling Entities”), each a Delaware limited liability company, entered into a purchase agreement (the “Automotive Purchase Agreement”) with Group 1 Automotive, Inc. (the “Purchaser” or “Group 1”), a Delaware corporation. Pursuant to the Automotive Purchase Agreement, the Seller Parties agreed to sell substantially all of the assets of the Selling Entities ("Prime Automotive Group"). APLP and Holdings II are each invested in GPB Prime Holdings, LLC (“GPB Prime”) through the Sellers, Holdings II through its wholly owned subsidiary Capstone II (owner of Orangeburg Subaru, LLC “Orangeburg”) and APLP through its interest in the other Sellers.

In November 2021, the Selling Entities obtained the necessary manufacturer approvals and completed the sale of substantially all of its assets, including real estate, three collision centers, and 27 of its 29 dealerships to Group 1. In December 2021, the Selling Entities obtained the necessary manufacturer approvals and completed the sale of its 28th dealership and the related real estate to a third-party. The aggregate consideration for all of the 28 dealership purchases and real estate was $824.9 million after taking into account the payoff of floorplan financing and mortgage debt outstanding at the time of the Group 1 Sale. The aggregate consideration is subject to customary post-close adjustments as defined in the Automotive Purchase Agreement.

The 29th dealership, Prime Subaru Manchester, has not received approval for transfer from its Subaru distributor in New Hampshire, however, the closing consideration of $33.4 million was initially put in escrow by Group 1 and was subsequently released to the Selling Entities in April 2022. The Selling Entities continue to own and operate Prime Subaru Manchester while awaiting approval of the transfer. See “Item 8. Legal Proceedings” for more information on the Prime Subaru Manchester transaction.

Included in the aggregate consideration of $824.9 million for the sale of 28 dealerships and real estate includes $763.6 million received directly by GPB Prime which was, restricted from distribution to the Partnership or any of its affiliates pursuant to the terms of the M&T Credit Agreement. On December 28, 2021, GPB Prime reached an agreement in principle with M&T Bank to allow for distribution to the APLP and the Partnership, of a sum of $570.0 million of which $188.8 million was distributed to the Partnership. The Partnership continues to hold a 33.5% non-controlling interest in GPB Prime. In March and April 2022, GPB Prime reached additional agreements in principle with M&T Bank to allow for distributions to the APLP and the Partnership, of a sum of $115.0 million of which $38.5 million was distributed to the Partnership.

As part of the Group 1 sale described above Orangeburg, LLC a 100% owned subsidiary of the Partnership, was sold for net proceeds of $24.6 million.

Sale of Alliance

On November 15, 2021, Alliance Physical Therapy Partners, LLC (“Alliance”), the Partnership and Alliance PT Buyer, Inc. (the “Buyer”) entered into a membership Interest Purchase Agreement whereby all of the Partnership’s membership interests were sold to the Buyer. The sale closed on December 21, 2021 at which time net proceeds of $119.0 million were received by the Partnership.

We no longer consolidated the Automotive and Physical Therapy segments within our financial results or reflect the financial results of these segments within our continuing results of operations. The historical results of operations and financial positions of the Automotive and Physical Therapy segments are reported as Discontinued Operations in the consolidated financial statements. For further information on discontinued operations, See “Note 5. Discontinued Operations and Assets Held for Sale” to the consolidated financial statements in “Item 13. Financial Statements and Supplementary Data”.

Sale of Riverwalk Tower

On September 17, 2021, GPB Riverwalk LLC, a Delaware limited liability company (“GPBR”) and a wholly owned subsidiary of the Partnership, and TRD Riverwalk LLC, an unrelated Florida limited liability company (“TRD”), entered into an Agreement on Purchase of Membership Interests (the “APMI”), The APMI provides for the sale of all the membership interests held by GPBR in Riverwalk Tower, LLC in exchange for a $28.3 million promissory note payable, bearing interest at 9.5% per annum compounded annually, up to the receipt by GPBR of $20.8 million, whereupon the interest will terminate and no longer accrue. The promissory note is open ended with no fixed term. Because of the uncertainty with collection of the promissory note, the Partnership recorded a loss on disposal of business of $5.3 million in the accompanying consolidated statement of operations equal to the carrying value of the net investment in Riverwalk Tower LLC at the date of its sale. In the event it becomes probable that the promissory note will be paid by TRD, the Partnership may record a gain equal to the amount of such proceeds received.

Other Sales

On January 31, 2022, Greenwave Energy, LLC (“Greenwave”), a subsidiary of the Partnership entered into an Asset Purchase Agreement with United Energy Trading, LLC (“UET”). The Asset Purchase Agreement became effective on January 1, 2022, at which the UET acquired all customer contracts for the sale of natural gas or renewable energy credits and carbon offsets as well as intellectual property rights to the Greenwave name in exchange for net proceeds of $4.0 million which were received in January 2022.

In March, 2022, the Partnership sold 124 Middleneck Realty LLC (“Middleneck”), the real estate of its shuttered Tower Ford dealership for $9.9 million, to the current operator of an auto dealership on the site, subject to standard post-closing adjustments. Real estate with a $7.2 million carrying value is included in assets held for sale on the balance sheet as of December 31, 2021. The Partnership recorded a gain of approximately $1.6 million on disposal of the real estate in 2022.

Recent Events

HPI Acquisition

On September 30, 2021, GPB HPI Holdings, LLC (“HPI Holdings”), a Delaware limited liability company and subsidiary of the Partnership, entered into an agreement to acquire all of the issued, outstanding stock and voting rights of AHS for $81.6 million which included cash consideration of $58.3 million ($3.3 million in cash and the issuance of new term loans for $55 million, net of cash and restricted cash acquired of $7.4 million) and the fair value of the earnout of $15.9 million. HPI provides Revenue Cycle Management (“RCM”) and data analytics based practice management tools for small to large independent medical groups. AHS provides technology-enabled outsourced RCM solutions to physician practices and institutions and broadens the offerings of HPI across medical practice management technology.

On September 30, 2021, the Partnership entered into a Credit and Guaranty Agreement with Crestline Direct Finance, L.P. (“Crestline Agreement”) in the amount of $57.0 million in connection with the acquisition of AHS by HPI, consisting of (i) $55.0 million aggregate principal amount of term loans and (ii) $2.0 million aggregate principal amount of revolving commitments, subject to the terms and conditions of the Crestline Agreement. The debt bears interest at LIBOR plus 8%, which becomes due and payable in escalating quarterly payments over five years beginning on September 30, 2022, and has a maturity date of September 30, 2026. The Crestline Agreement includes customary affirmative and negative covenants, including, among other things, limitations on the ability of the Partnership from incurring debt, liens, payment of dividends, making investments and entering into transactions with affiliates. The Crestline Agreement also includes certain financial covenants including a fixed charge coverage ratio and a leverage ratio. The loans are secured by essentially all of the assets of HPI. As of December 31, 2021, the outstanding principal on the term loan was $55.0 million and there were no amounts outstanding on the revolving commitment. Debt issuance costs were $2.4 million. HPI is also required to pay the lender an additional fee (the Exit Fee”) upon repayment of the loan at any time for any reason. The amount of the Exit Fee is equal to the lessor of 1 percent of the stated amount the loan, or an amount based on the greater of the trailing twelve months earnings before interest, taxes, and depreciation, or the implied fair value of the equity of AHS. The Partnership has estimated the fair value of the Exit Fee to be $0.6 million on the date of issuance. The Partnership has included the Exit Fee as a component of debt issuance costs and with a corresponding liability recorded in Accrued Expenses on the consolidated balance sheet. The liability will be marked to its fair value as of the end of each reporting period with changes in estimated fair value as an adjustment to net income. As of December 31, 2021, the Company estimated fair value of the liability is unchanged from its issuance.

Cantata Acquisition

On November 1, 2021, Cantata acquired all of the issued, outstanding stock and voting rights of Pro-Comp Software Consultants, Inc. (“Pro-Comp”), an Ohio corporation, for $3.1 million which included cash consideration of $2.1 million and an earnout of $1.0 million. Pro-Comp is focused on Electronic Health Records management (“EHR”) software and storage which compliments Cantata’s existing offerings.

Item 1A. Risk Factors

Our business, financial condition, results of operations, cash flows, and prospects, and the performance of our limited partnership interests, which we refer to as "Units", may be adversely affected by a number of factors. The risks, uncertainties, and other factors that our current and prospective Unitholders should consider include, but are not limited to, the following:

RISKS RELATED TO OUR BUSINESS AND SEGMENTS

Our portfolio companies operate in areas where it is essential to recruit qualified employees, and we may be unable to do so.

The market for qualified employees in the industries and in the regions in which our portfolio companies operate, particularly for general managers and sales and service personnel in our retail businesses, is highly competitive and may subject us to increased labor costs during periods of low unemployment. There is also a high degree of competition for senior executive personnel with experience in these retail industries. The loss of any of our key employees or the loss of or the failure to attract qualified managers and senior executive personnel could have a material and adverse effect on our business and operations.

The businesses in which we operate are highly competitive. Our revenues and profitability could be materially and adversely affected if we are unable to effectively compete.

Our businesses operate in highly competitive environments. If our portfolio and investee companies are unable to compete successfully with existing or future competitors, our business, financial condition and results of operations could be materially and adversely affected, such potential effects by industry including:

Technology-Enabled Services

The Technology-Enabled Services industry, including the sub-industries in which we operate related to healthcare and hospitality, is highly competitive and fragmented and includes a large number of diverse participants. Certain Technology-Enabled Services companies have experienced reductions in the rates at which they bill large customers for services due to these highly competitive market conditions. Competition for clients and experienced personnel varies significantly by geographic area and by the type of service provided. Some or our competitors have substantially greater technical, financial and marketing resources and substantial name recognition, which may enable them to better serve clients and compete more effectively. These competitors may be able to adapt more quickly to new technologies and changes in customer needs or devote greater resources to the development, promotion, and sale of their services.

The Technology-Enabled Services industry is also being impacted by the growing use of lower-cost offshore delivery capabilities (primarily India and other parts of Asia). Furthermore, some clients are choosing to move Technology-Enabled Services capabilities in-house and limit the use of companies specializing in Technology-Enabled Services.

Energy

Competitors of Erus and Quantum include vertically integrated residential solar photovoltaic companies, deregulated energy suppliers and marketers, large publicly traded companies and large municipal or investor-owned utility companies. Some of these well-established, expansive companies may have access to greater volume and lower cost of capital than we do, which could adversely impact Erus’ and Quantum’s ability to compete, and thus their results of business operations. Some of these competitors have the financial resources to offer competitive products at aggressive or below-market pricing levels, which could cause our businesses to lose sales or market share or require them to lower product prices in order to compete effectively. Suppliers of solar products, particularly solar modules, have experienced eroding prices over the last several years and as a result many have faced margin compression and declining revenues. Additionally, significant developments in alternative technologies, such as advances in other forms of distributed solar PV power generation, storage solutions such as batteries, the widespread use or adoption of fuel cells for residential or commercial properties or improvements in other forms of centralized power production may have a material adverse effect on our business and prospects. Any failure by us to adopt new or enhanced technologies or processes, or to react to changes in existing technologies, could result in product obsolescence, the loss of competitiveness of our products, decreased revenue and a loss of market share to competitors.

We are subject to a number of extensive governmental laws and regulations related to each of our segments. Failure to comply with these laws and regulations can be costly and time consuming.

Violation and purported violations of laws and regulations, the cost of compliance with laws and regulations, changes in laws and regulations or the interpretation of existing laws and regulations in an unfavorable way could result in material and adverse consequences to our portfolio companies, financial condition and results of operations.

Technology-Enabled Services

As participants in the healthcare industry, our operations and relationships in the Technology-Enabled Services Segment, and those of our Technology-Enabled Services clients, are regulated by a number of foreign, federal, state and local governmental entities. The impact of these regulations on us is both direct and indirect in terms of the level of government reimbursement available to our Technology-Enabled Services clients and in that, in a number of situations, even if we are not directly regulated by specific healthcare laws and regulations, our products must be capable of being used by our Technology-Enabled Services clients in a manner that complies with those laws and regulations. The ability of our Technology-Enabled Services clients to comply with laws and regulations while using our solutions could affect the marketability of our products or our compliance with our client contracts, or even expose us to direct liability under the theory that we had assisted our clients in a violation of healthcare laws or regulations. Because our business relationships with practice groups, hospitals and other provider clients are unique and the healthcare IT industry as a whole is relatively young, the application of many state and federal regulations to our business operations and to our clients is uncertain. In the United States, there are federal and state privacy and security laws; fraud and abuse laws, including anti-kickback laws and limitations on physician referrals; numerous quality measurement programs being adopted by our clients; and laws related to distribution and marketing, including off-label promotion of prescription drugs, which may be directly or indirectly applicable to our operations and relationships or the business practices of our clients. It is possible that a review of our business practices or those of our clients by courts or regulatory authorities could result in a determination that could adversely affect us. In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth.

Electronic Health Records

A number of important federal and state laws govern the use and content of EHRs. The systems and services provided by our Technology-Enabled Services businesses must be designed in a manner that facilitates our clients' compliance with these laws. We cannot predict the content or effect of possible changes to these laws or new federal and state laws that might govern these systems and services.

Several of our products are certified by an Office of the National Coordinator for Health Information Technology-approved (HITECH) certifying body as meeting the standards for functionality, interoperability and security under HITECH. Our failure to maintain this certification or otherwise meet industry standards could adversely impact our business.

Under HITECH, eligible healthcare professionals and hospitals have been able to qualify for an additional Medicare and Medicaid payment for the Meaningful Use of certified EHR technology that meets specified objectives under the EHR Incentive program. Many of our products have been certified as compliant EHRs or modules, in accordance with the applicable certification criteria set forth by the Secretary of Health and Human Services (HHS), including the 2015 EHR Certification Edition criteria (the "2015 Edition"). Such certification does not represent an endorsement of our products or modules by HHS or a guaranty of the receipt of incentive payments by our clients. If our clients do not receive or lose expected incentive payments, this could harm their willingness to purchase future products or upgrades, and therefore could have an adverse effect on our future revenues.

On October 6, 2015, the Centers for Medicare and Medicaid Services (CMS) published its final rule on Stage 3 of the Meaningful Use Requirements for the Electronic Health Record Incentive Program. Stage 3 objectives were focused on improving the interoperability of EHR systems in different practices and are intended to bring about advancements in care delivery by requiring more advanced EHR functionality and standards for structuring data, increasing thresholds compared to Stage 1 and 2 measures, and requiring more coordinated care and patient engagement. New, complex regulatory requirements related to Stage 3 Meaningful Use certification and voluntary regulations were released within the 2015 Edition criteria. All providers were required to meet the Stage 3 objectives in 2018 for the entire calendar year in order to attest to Meaningful Use. Effective on January 1, 2017, the Merit-based Incentive Payment Systems (MIPS), established by the Medicare Access and CHIP Reauthorization Act of 2015 (MACRA), came into effect. Its goal was to transform the healthcare industry from a fee for service payment to a value-based payment. MIPS combined three existing quality and value reporting programs (PQRS, VBM and Meaningful Use) into a single points-based program. MIPSs and Meaningful Use Stage 3 operated simultaneously in 2017 and 2018 but in 2019 only certain Medicaid reporters were eligible for the Meaningful Use Stage 3 incentives. Eligible clinicians, who report under MIPS, earned a performance-based payment adjustment for their Medicare payments starting in 2019.

The MACRA and resulting regulations are also anticipated to lead our clients to request advanced quality measurement and analytic functionality within our products in order to be able to participate in the new payment models, including MIPs and Advanced Alternative Payment that have already been launched, and any future models that will be launched. Similar programs have also been created and are being expanded by commercial payers and non-governmental organizations, such as the National Committee for Quality Assurance, which oversee the Patient Centered Medical Home initiatives. The related product requirements are continually evolving and are not coordinated by these parties amongst themselves, which could cause us to expend additional resources to assist our clients.

Healthcare Reform and Increased Governmental Involvement

United States healthcare system reform at both the federal and state level could increase government involvement in healthcare, reconfigure reimbursement rates and otherwise change the business environment of our clients and the other entities with which we have a business relationship. We cannot predict whether or when future healthcare reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or what impact those initiatives may have on our business, financial condition or operating results. Our clients and the other entities with which we have a business relationship could react to these initiatives and the uncertainty surrounding these proposals by curtailing or deferring investments, including those for our products and services.

The Affordable Care Act (the "ACA"), which was signed into law in 2010, has impacted us and our clients. Certain provisions of the ACA, such as those mandating reductions in reimbursement for certain types of providers or decreasing the number of covered lives in the United States or the depth of insurance coverage available to patients, have had a negative effect by reducing the resources available to our current and prospective clients to purchase our products. The ACA has been subject to numerous legal challenges and may be further amended or repealed in the future. There is a great deal of uncertainty concerning the potential impact of any such amendment or repeal as well as any legislation that may be enacted to replace the ACA if it is repealed in whole or in significant part.

Additionally, government regulation could alter the clinical workflow of physicians, hospitals and other healthcare participants, thereby limiting the utility of our products and services to existing and potential clients and curtailing broad acceptance of our products and services. Further examples of the federal government involvement could include requiring the standardization of technology relating to EHRs, providing clients with incentives to adopt EHR solutions or developing a low-cost government-sponsored EHR solution. Additionally, certain safe harbors to the federal anti-kickback statute and corresponding exceptions to the federal Ethics in Patient Referrals Act, known as the Stark Law, may continue to alter the competitive landscape. These safe harbors and exceptions are intended to accelerate the adoption of electronic prescription systems and EHR systems, and therefore provide new and attractive opportunities for us to work with hospitals and other donors who wish to provide our solutions to physicians. At the same time, such safe harbors and exceptions may result in increased competition from providers of acute EHR solutions, whose hospital clients may seek to donate their existing acute EHR solutions to physicians for use in ambulatory settings.

We cannot reasonably predict what impact the adoption of federal or state healthcare reform measures or future private sector reform may have on our business.

Energy

Energy Sector Regulation

Historically, our Energy strategy has been almost entirely focused on serving the retail deregulated energy sector and thus our business carries substantial risk relating to deregulated energy markets, regulatory action, changes in regulatory framework and is highly dependent upon competition, pricing and other factors relating to deregulated competitive energy markets. In both inbound and outbound service offerings, we primarily act as an outsourced provider for retail energy service companies ("ESCOs") and thus are subject to risks relating those businesses.

The retail energy industry is highly regulated, and ESCOs face risks due to increased and rapidly changing regulations and increasing monetary fines by the state regulatory agencies. Regulations may be changed or reinterpreted and new laws and regulations applicable to our business could be implemented in the future. To the extent that the competitive restructuring of retail electricity and natural gas markets is reversed, altered or discontinued, such changes could have a detrimental impact on our business and overall financial condition.

Some states are beginning to increase their regulation of the retail electricity and natural gas markets in an effort to increase consumer disclosures and ensure marketing practices are not misleading to consumers. Such increased regulation may make it more costly or unviable for ESCOs to operate in certain markets, which subsequently may reduce the addressable market for Quantum to provide outsourced services in those markets. Such increased regulation relating to ESCOs may also cause Quantum to increase reporting requirements, to hire additional staff or generally increase its cost of operation, thus reducing profitability. Quantum addresses both commercial and residential markets within the broader retail energy sector and thus may be subject to increased regulation relating to either or both. In certain cases, where increased regulation relates directly to sales, this may have a material impact on our business, such as when certain states or utility territories set requirements on what products may be sold to customers, which may impact our ability to provide competitive offerings to ESCOs or may reduce our ability to generate sufficient profit in those markets.

Our costs of doing business may also fluctuate based on changing state, federal and local rules and regulations. For example, many electricity markets have rate caps, and changes to these rate caps by regulators can impact future price exposure. Similarly, regulatory changes can result in new fees or charges that may not have been anticipated when existing retail contracts were drafted, which can create financial exposure. Our ability to manage cost increases that result from regulatory changes will depend, in part, on how the "change in law provisions" of our contracts are interpreted and enforced, among other factors.

Telephone Consumer Protection Act

Liability under the Telephone Consumer Protection Act ("TCPA") has increased significantly in recent years, and we face risks if we fail to comply. Our outbound telemarketing efforts on behalf of our clients and use of mobile telephone numbers to communicate with potential customers for our clients subjects us to regulation under the TCPA. Over the last several years, companies have been subject to significant liabilities as a result of violations of the TCPA, including penalties, fines and damages under class action lawsuits. In addition, the increased use by us and other consumer retailers of mobile telephones to communicate with potential customers for clients has created new issues of application of the TCPA to these communications.

In 2015, the Federal Communications Commission issued several rulings that made compliance with the TCPA more difficult and costly. Our failure to effectively monitor and comply with our activities that are subject to the TCPA could result in significant penalties and the adverse effects of having to defend and ultimately suffer liability in a class action lawsuit related to such non-compliance. In addition, our clients rely on our ability to comply with TCPA rules and requirements. Failure to do so, even if unintentional, could also impair client relationships and our ability to continue to successfully serve our clients due to reputational issues such failures could create. We purchase significant volumes of third party generated leads on behalf of our clients. While we take significant care to ensure that such third parties are in full compliance with TCPA and we utilize our own internal procedures to ensure this is the case, there is a risk that a third party could unknowingly violate TCPA rules which could potentially subject Quantum to penalties as well.

We and our portfolio companies have been and/or may be subject to or involved in litigation or threatened litigation or governmental proceedings, the outcome of which may be difficult to predict, and which may be costly to defend, divert management attention, require us to pay damages, or restrict the operation of our business.

From time to time, we and our portfolio companies have been and/or may be subject to disputes and litigation, with and without merit, that may be costly and which may divert the attention of our management and our resources in general, whether or not any dispute actually proceeds to litigation. The results of complex legal proceedings are difficult to predict. Moreover, complaints filed against us may not specify the amount of damages that plaintiffs seek, and we therefore may be unable to estimate the possible range of damages that might be incurred should these lawsuits be resolved against us. Even if we are able to estimate losses related to these actions, the ultimate amount of loss may be materially higher than our estimates. Any resolution of litigation, or threatened litigation, could involve the payment of damages or expenses by us, which may be significant, or involve an agreement with terms that restrict the operation of our business. Even if any future lawsuits are not resolved against us, the costs of defending such lawsuits may be significant. These costs may exceed the dollar limits of our insurance policies or may not be covered at all by our insurance policies. See “Item 8. Legal Proceedings” for more information.

Cyber-attacks or other breaches of any of our portfolio companies' information systems, or those of third-parties with which any portfolio company does business, could have a material adverse effect on its business, financial condition, and results of operations.

Cyber-attacks are growing in number and sophistication due to a number of factors, including, among other things, acts of war or geopolitical hostilities such as the ongoing conflict between Russia and Ukraine, thus presenting an ongoing threat to the information technology (IT) systems, whether internal or external, used to operate businesses of our portfolio companies on a day-to-day basis. From time to time, our portfolio companies face attempts by others to gain unauthorized access through the Internet, introduce malicious software to their information technology (IT) systems, or corrupt the processes of hardware and software products that they create and services they provide. Our portfolio companies providing information technology and professional services are particularly vulnerable to cyber-attacks or data breaches, and cyber-security risks for companies providing information technology and professional services, especially in healthcare-related industries, have increased over recent years. Their products may be a target of computer hackers, organizations, state actors or other malicious attackers who attempt to gain access to their networks or data centers or those of their customers or end users; steal proprietary information related to their businesses, products, employees, and customers; or interrupt their systems or those of their customers or others. Furthermore, our portfolio companies are susceptible to similar attempts by their own employees or vendors who have access to their networks. From time to time, they also encounter intrusions or attempts at gaining unauthorized access to their networks.

While our portfolio companies seek to detect and investigate all unauthorized attempts and attacks against their networks and products, and to prevent their recurrence where practicable, they remain potentially vulnerable to known or unknown threats, including by state actors. In addition to intentional third-party cyber-security breaches, the integrity and confidentiality of company and customer data may be compromised as a result of human error, product defects, or technological failures. These cyber-attacks or data breaches could result in the disruption of internal and customer-facing business operations, and could also result in the unauthorized disclosure, misuse, loss, and destruction of confidential and regulated information, including U.S.-designated personally identifiable information, personal data under the European Union Data Protection Directive, or protected health information under HIPAA. Each of our portfolio companies invest in reasonable commercial security technology to protect their data and business processes against many of these risks. The network security measures taken by our portfolio companies include, but are not limited to, the implementation of firewalls, antivirus protection, patches, log monitors, routine backups, offsite storage, network audits, and routine updates and modifications. They also purchase insurance to mitigate the potential financial impact of many of these risks. However, there can be no assurance that the security technology or insurance will be sufficient in the event of a cyber-attack or data breach.

Our portfolio companies' failure to protect such information could result in reputational damage, fines and penalties, litigation costs, external investigations, compensation costs including reimbursement and monetary awards, and/or additional compliance costs which could have a material, adverse impact. As the cyber threat landscape continues to evolve, our portfolio companies may be required to expend additional resources to enhance existing protective measures or implement new mitigation strategies. Losses caused by our portfolio companies' failure to protect information and expenses incurred by their failure to address cyber threats could have a material adverse effect on our business, financial condition and results of operations.

Additional Risks Related to our Technology-Enabled Services Segment

The Technology-Enabled Services industry is subject to rapid innovation, which forces companies to move swiftly to react to changes in the industry.

The success of our Technology-Enabled Services portfolio companies depends, in part, on their ability to implement and deliver IT solutions or Technology-Enabled Services that anticipate and keep pace with rapid and continuing changes in technology, industry standards, and client preferences and requirements. Our Technology-Enabled Services portfolio companies may not be successful in anticipating or responding to these developments on a timely basis, and their offerings may not be successful in the marketplace. While we believe their product and service offerings distinguish our portfolio companies from their competitors, their competitors could develop new products or services that directly compete with their products and services or make them obsolete. Any one of these circumstances could have a material adverse effect on our Technology-Enabled Services portfolio companies' ability to obtain and successfully complete client engagements.

Maintenance of state-of-the-art technology and network equipment is costly and requires expertise.

Technology is a critical foundation in our Technology-Enabled Services portfolio companies' operations and service delivery. Technology-Enabled Services companies utilize and deploy internally developed and third-party software across various hardware environments. Our clients are highly dependent upon the high availability and uncompromised security of their systems. The systems are subject to the risk of an extended interruption or outage due to many factors, such as system failures, acts of nature and attacks from third parties.

We are engaged to meet critical Technology-Enabled Services needs of our customers. If the reliability of our Technology-Enabled Services portfolio companies' technology or network operations falls below required service levels, or if we are otherwise unable to deliver a level of services that meets our customers' critical Technology-Enabled Services requirements, our business from existing and potential clients may be jeopardized. Furthermore, any failure of our services could expose us to claims for substantial damages.

Our Technology-Enabled Services portfolio companies actively compete with many other IT Service providers for qualified personnel (including professional IT staff, recruiters, sales people and management). The availability of qualified personnel may affect our ability to provide services and meet the needs of our customers in the future. An inability to fulfill customer requirements at agreed upon rates due to a lack of available qualified personnel may materially and adversely impact our business, financial condition and results of operations.

It can be difficult to accurately price our Technology-Enabled Services portfolio companies' long-term service contracts, which could negatively affect our business.

Our Technology-Enabled Services portfolio companies have and may continue to enter into long-term contracts with customers that are priced based, in part, on forward looking assumptions that may prove incorrect. If such assumptions are inaccurate, or if we otherwise fail to correctly price our customer contracts, particularly those that are fixed price and/or with lengthy contract terms, then our revenue, profitability and overall business operations may suffer. Further, if we fail to anticipate any unexpected increase in our cost of providing services, including the costs for payroll and related expenses, office space or technology, we could experience cost overruns and our contracts could be less profitable or unprofitable.

Renewal of customer service contracts and establishment of new customer relationships are essential for growth of our Technology-Enabled Services portfolio companies. Our revenue could decline if we are unable to renew contracts and establish new relationships.

In order for us to improve our operating results and grow, it is important that customers of our Technology-Enabled Services portfolio companies renew their agreements when the contract term expires and that our Technology-Enabled Services portfolio companies expand their customer relationships to add new market opportunities and related service revenue opportunity under management. Customer renewal rates may decline or fluctuate as a result of a number of factors, including their satisfaction or dissatisfaction with our Technology-Enabled Services portfolio companies' solution and results, pricing, mergers and acquisitions affecting our customers or their end customers, the effects of economic conditions and reductions in our customers' or their end customers' spending levels. If our customers do not renew their agreements, renew on less favorable terms or fail to contract with our Technology-Enabled Services portfolio companies for additional service revenue management opportunities, or if we are not successful in originating new customer engagements, our Technology-Enabled Services portfolio companies' revenue may decline and may not realize improved operating results and growth from their customer base.

Our Technology-Enabled Services portfolio companies derive a significant portion of their revenues from a limited number of customers.

Our Technology-Enabled Services portfolio companies have historically derived a significant portion of our revenues from a limited number of customers. The loss of, or a significant reduction in purchases by, one or more of these customers, or the failure by one of these customers to pay, could have a material adverse effect on a Technology-Enabled Services portfolio company's business, financial condition and results of operations.

Our top vendor partners represent a significant percentage of our Technology-Enabled Services.

Our Technology-Enabled Services portfolio companies purchase products, directly and indirectly, for resale from our vendor partners, which include original equipment manufacturers and software publishers. From time to time, our Technology-Enabled Services portfolio companies' vendor partners may terminate or limit our Technology-Enabled Services portfolio companies' right to sell some or all of their products or change the terms and conditions or reduce or discontinue the incentives that they Technology-Enabled Services portfolio companies. For example, there is no assurance that, as our Technology-Enabled Services portfolio companies' vendor partners continue to sell directly to end users and through resellers, they will not limit or curtail the availability of their products to resellers like our Technology-Enabled Services portfolio companies. Any such termination or limitation or the implementation of such changes could have a material adverse effect on our business, financial condition and results of operations.

We outsource a significant portion of our Technology-Enabled Services to offshore service providers which can subject us to a number of risks that may affect our ability to meet our customers' expectations, contractual obligations and regulatory requirements.

Our Technology-Enabled Services strategy includes outsourcing to international partners in other countries and jurisdictions. Because of the nature of the cross-border relationship, certain risk arise that may affect our ability to conduct business and meet our obligations. The political environment of the service provider's country can impact our profitability or ability to operate. There are a variety of decisions governments make that can affect individual businesses, industries, and the overall economy. These include taxes, spending, regulation, currency valuation, trade tariffs, labor laws such as the minimum wage, and environmental regulations. Cultural risk is introduced by language differences, varying communication protocols, differing work ethics and cultural norms. We may be vulnerable to different types of ethics associated with information sharing. We may be subject to contractual risk if our contracts are not specific or flexible enough to accommodate changes in the business environment. In addition, the viability of enforcing such contracts in another country may be inhibited. Further, we are subject to operations risk resulting from sub-par level service quality, cost overruns or business interruptions. We may be subject to sanctions and/or material if we fail to comply with the set of laws, industry standards and internal requirements that govern the Technology-Enabled Services environment/sector within our vendor partner's country, which in addition to compliance risk, can subject us to reputational risk from such regulatory actions. Moreover, we may be subject to Business Continuity Risk if our ability to recover and/or restore partially or completely interrupted critical function(s) within a predetermined time after a disaster or extended disruption is sub-par due to geographical difference or natural or man-made disasters in the respective country of our Technology-Enabled Services partner. While we attempt to mitigate all of the above risks through various efforts, we can provide no assurances that all the above risks can be fully alleviated.

Anti-outsourcing legislation, if adopted, and negative perceptions associated with offshore outsourcing could impair our ability to serve our clients and materially adversely affect our business, results of operations and financial condition.

The practice of outsourcing services to organizations operating in other countries is a topic of political discussion in the United States, which is our largest market, as well as other regions in which we have clients. For example, measures aimed at limiting or restricting outsourcing by U.S. companies have been put forward for consideration by the U.S. Congress and in state legislatures to address concerns over the perceived association between offshore outsourcing and the loss of jobs domestically. If any such measure is enacted, our ability to provide services to our clients could be impaired.

In addition, from time to time there has been publicity about purported negative experiences associated with offshore outsourcing, such as alleged domestic job loss and theft and misappropriation of sensitive client data, particularly involving service providers in India. Current or prospective clients may elect to perform certain services themselves or may be discouraged from utilizing global service delivery providers like us due to negative perceptions that may be associated with using global service delivery models or firms. Any slowdown or reversal of existing industry trends toward global service delivery would seriously harm our ability to compete effectively with competitors that provide the majority of their services from within the country in which our clients operate.

If the emerging technologies and platforms upon which we build our products do not gain or continue to maintain broad market acceptance, or if we fail to develop and introduce in a timely manner new products and services compatible with such emerging technologies, we may not be able to compete effectively and our ability to generate revenue will suffer.

Our software products are built and depend upon several underlying and evolving relational database management system platforms. To date, the standards and technologies upon which we have chosen to develop our products have proven to have gained industry acceptance. However, the market for our software products is subject to ongoing rapid technological developments, quickly evolving industry standards and rapid changes in client requirements, and there may be existing or future technologies and platforms that achieve industry standard status, which are not compatible with our products.

We are dependent on our license rights and other services from third parties, which may cause us to discontinue, delay or reduce product shipments.

We depend upon licenses for some of the technology used in our products as well as other services from third party vendors. Most of these arrangements can be continued or renewed only by mutual consent and may be terminated for any number of reasons. We may not be able to continue using the products or services made available to us under these arrangements on commercially reasonable terms or at all. As a result, we may have to discontinue, delay or reduce product shipments or services provided until we can obtain equivalent technology or services. Most of our third-party licenses are non-exclusive. Our competitors may obtain the right to use any of the business elements covered by these arrangements and use these elements to compete directly with us. In addition, if our vendors choose to discontinue providing their technology or services in the future or are unsuccessful in their continued research and development efforts, we may not be able to modify or adapt our own products.

We may experience interruption at our data centers or client support facilities.

We perform data center and/or hosting services for certain clients, including the storage of critical patient and administrative data at company-owned facilities and through third party hosting arrangements. In addition, we provide support services to our clients through various client support facilities. Any interruption in operations at our data centers and/or client support facilities could damage our reputation, cause us to lose existing clients, hurt our ability to obtain new clients, result in significant revenue loss, create potential liabilities for our clients and us and increase insurance and other operating costs.

We may be subject to claims for system errors, warranties or product liability, which could have an adverse effect on our business, results of operations and financial condition.

Our software solutions are intended for use in collecting, storing and displaying clinical and healthcare-related information used in the diagnosis and treatment of patients and in related healthcare settings such as admissions and billing. Therefore, users of our software solutions have a greater sensitivity to errors than the market for software products generally. Any failure by our products to provide accurate and timely information concerning patients, their medication, treatment and health status could result in claims against us which could materially and adversely impact our financial performance, industry reputation and ability to market new system sales. In addition, a court or government agency may take the position that our delivery of health information directly, including through licensed practitioners, or delivery of information by a third-party site that a consumer accesses through our websites, exposes us to assertions of malpractice, other personal injury liability, or other liability for wrongful delivery/handling of healthcare services or erroneous health information. We maintain insurance to protect against claims associated with the use of our products as well as liability limitation language in our end-user license agreements, but there can be no assurance that our insurance coverage or contractual language would adequately cover any claim asserted against us. A successful claim brought against us in excess of or outside of our insurance coverage could have an adverse effect on our business, results of operations and financial condition. Even unsuccessful claims could result in our expenditure of funds for litigation and management time and resources.

We may be unable to establish or protect, and we may incur significant costs in enforcing, our intellectual property rights.

Various events outside of our control pose a threat to our intellectual property rights, as well as to our products, services, and technologies, which are critical assets of our businesses. For instance, any of our current or future intellectual property rights may be challenged by others or invalidated through administrative process or litigation. Any of our pending or future patent applications, whether or not being currently challenged, may not be issued with the scope of the claims we seek, if at all.

We have taken efforts to protect our proprietary rights, including licensing and confidentiality agreements, as well as our reliance on copyright, patent, trademark, trade secret and unfair competition laws. These efforts may not be sufficient or effective. For example, the secrecy of our trade secrets or other confidential information could be compromised by our employees or by third parties, which could cause us to lose the competitive advantage resulting from those trade secrets or confidential information. Unauthorized third parties may try to copy or reverse engineer portions of our products or otherwise infringe upon, misappropriate or use our intellectual property. We may not be able to discover or determine the extent of any unauthorized use of our proprietary rights. We may also conclude that, in some instances, the benefits of protecting our intellectual property rights may be outweighed by the expense.

Any failure to adequately establish or protect our intellectual property rights could allow competitors access to our technology and could materially and adversely impact our business and operating results. Further, any increase in the unauthorized use of our intellectual property could also divert the efforts of our technical and management personnel and result in significant additional expense to us, which could materially and adversely impact our operating results. Finally, we may be required to spend significant resources to monitor and protect our intellectual property rights, including with respect to legal proceedings, which could result in substantial costs and diversion of resources and could materially and adversely impact our business, financial condition and operating results.

Additional Risks Related to our Energy Segment

The solar energy industry is an emerging market that is constantly evolving and may not develop to the size or at the rate Erus expects.

Erus’ revenues are primarily derived from products utilized in solar photovoltaic installations. Thus, its future success depends on continued demand for solar energy solutions and the ability of vendors to meet this demand. The solar industry is an evolving industry that has experienced substantial changes in recent years, and Erus cannot be certain that consumers, businesses, or utilities will adopt solar photovoltaic systems as an alternative energy source at levels sufficient to grow its business. If demand for solar energy solutions fails to develop sufficiently, demand for Erus’ products may not increase as we expect, which would have an adverse impact on its ability to increase our revenue and grow our business.

A drop in the retail price of electricity derived from the utility grid or from alternative energy sources may harm Erus’ business, financial condition, results of operations, and prospects.

Decreases in the retail prices of electricity from the utility grid, or other renewable energy resources, would make the purchase of solar PV systems less economically attractive and would likely lower sales of Erus’ products. The price of electricity derived from the utility grid could decrease as a result of:

●	construction of a significant number of new power generation plants, including plants utilizing natural gas, nuclear, coal, renewable energy, or other generation technologies;

●	relief of transmission constraints that enable local centers to generate energy less expensively;

●	reductions in the price of natural gas, or alternative energy resources other than solar;

●	utility rate adjustment and customer class cost reallocation;

●	energy conservation technologies and public initiatives to reduce electricity consumption;

●	development of smart-grid technologies that lower the peak energy requirements of a utility generation facility;

●	development of new or lower-cost energy storage technologies that have the ability to reduce a customer’s average cost of electricity by shifting load to off-peak times; and

●	development of new energy generation technologies that provide less expensive energy.

Moreover, if the cost of electricity generated by solar photovoltaic installations incorporating Erus’ systems is high relative to the cost of electricity generated from solar photovoltaic installations, its business, financial condition, and results of operations may be harmed.

Developments in alternative technologies or improvements in distributed solar energy generation may have a material adverse effect on demand for Erus’ offerings.

Significant developments in alternative technologies, such as advances in other forms of distributed solar photovoltaic power generation, storage solutions, such as batteries, the widespread use or adoption of fuel cells for residential or commercial properties or improvements in other forms of centralized power production, may have a material adverse effect on Erus’ business and prospects. Any failure by Erus to adopt new or enhanced technologies or processes, or to react to changes in existing technologies, could result in product obsolescence, the loss of competitiveness of our products, decreased revenue and a loss of market share to competitors.

Erus’ business currently depends on the availability of utility rebates, tax credits and other financial incentives in addition to other tax benefits, and the expiration, elimination or reduction of these rebates and incentives could adversely impact Erus’ business.

Federal, state, local and foreign government bodies provide incentives to promote solar electricity in the form of rebates, tax credits or exemptions and other financial incentives. The market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network or sold to a utility under tariff, often depends in large part on the availability and size of government and economic incentives. Because Erus’ customers’ sales are typically into the on-grid market, the reduction, elimination or expiration of government subsidies and incentives for on-grid solar electricity may negatively affect the desirability of solar electricity and could harm or halt the growth of the solar electricity industry and our business. For example, in 2015 the U.S. congress passed a multi-year extension to the solar Investment Tax Credit (ITC), such extension helped grow the U.S. solar market. As of January 1, 2021, the ITC is reduced from 30% to 26% for both residential and commercial projects and is expected to reach 10% for commercial projects in 2024. The reduction in the ITC could reduce the demand for solar energy solutions in the U.S. which would have an adverse impact on Erus’ business, financial condition, and results of operations.

In general, subsidies and incentives may expire on a particular date, end when the allocated funding is reduced or terminate due to, inter alia, legal challenges, adoption of new statutes or regulations or the passage of time. These reductions or terminations often occur without warning.

In addition, several jurisdictions have adopted renewable portfolio standards mandating that a certain portion of electricity delivered by utilities to customers come from a set of eligible renewable energy resources, such as solar, by a certain compliance date. Under some programs, a utility can receive a “credit” for renewable energy produced by a third party by either purchasing the electricity directly from the producer or paying a fee to obtain the right to renewable energy generated but used or sold by the generator. A renewable energy credit allows the utility to add this electricity to its renewable portfolio requirement without actually expending the capital for generating facilities. However, there can be no assurances that such policies will continue. Reduction or elimination of renewable portfolio standards or successful efforts to meet current standards could harm or halt the growth of the solar photovoltaic industry and Erus’ business.

Erus depends on a limited number of suppliers of solar panels, batteries, and other system components to adequately meet anticipated demand for its solar service offerings. Any shortage, delay or component price change from these suppliers, or the acquisition of any of these suppliers by a competitor, could result in sales and installation delays, cancellations, and loss of market share.

Erus' supply chain is subject to external factors and events beyond its control, including natural disasters, raw material, component or labor shortages, global and regional shipping and logistics constraints, global conflicts or wars or other geopolitical events. Several of Erus’ system components, including solar panels and other electrical components used in its photovoltaic systems, are either single-sourced or sourced from a limited number of suppliers. As a result, the failure of any of its suppliers to perform could disrupt its supply chain and adversely impact its operations. In addition, some of Erus' suppliers are smaller companies that may be unable to supply its increasing demand for such system components as it expands its business. If Erus fails to develop, maintain and expand its relationships with these or other suppliers, it may be unable to adequately meet anticipated demand for its solar service offerings, or it may only be able to offer its systems at higher costs or after delays. If one or more of the suppliers that Erus relies upon to meet anticipated demand ceases or reduces production, it may be unable to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms, and it may be unable to satisfy this demand. The acquisition of a supplier by one of Erus’ competitors could also limit its access to such components and require significant redesigns of its solar energy systems or installation procedures and have a material adverse effect on its business.

Currently, the solar industry faces supply chain issues related to the Antidumping and Countervailing Duties Anti Circumvention for solar panels imported into the United States from Cambodia, Malaysia, Thailand and Vietnam filed by a domestic solar manufacturer, the Uyghur Forced Labor Protection Act and Forced Labor Withhold Release Order, tariffs imposed under Section 201 of the Trade Act of 1974, and general global supply chain and labor availability issues. These recent developments have created delays and significant uncertainty around the future availability of solar installation equipment, including solar panels and electrical components used in Erus’ photovoltaic systems, and any subsequent inquiries, investigations or other developments beyond our control could result in further disruptions to the market, including additional supply chain slow-downs. In order to offset the delays due to supply chain disruptions, Erus works closely with its suppliers to ensure the required materials for its systems are ordered and obtained prior to their scheduled installation date and in the event of a delay, alternative installation plans are put in place in a timely manner and in compliance with the applicable utility company guidelines and any local, state or federal laws or regulations. Erus also monitors the market for potential alternative panel brands and if there is any issue with its current supplier, Erus is able to quickly notify its design and sales teams that alternative panels are being used to ensure the correct plans are generated and presented to the customer on a timely basis and in compliance with the applicable utility company guidelines and any local, state or federal laws or regulations.

The production and installation of solar energy systems depends heavily on suitable meteorological and environmental conditions. If meteorological or environmental conditions are unexpectedly unfavorable, the electricity production from Erus’ solar service offerings may be below its expectations, and its ability to timely deploy new systems may be adversely impacted.

The energy produced and revenue and cash flows generated by a solar energy system depend on suitable solar and weather conditions, both of which are beyond our control. Furthermore, components of Erus’ systems, such as panels and inverters, could be damaged by severe weather or natural catastrophes, such as hailstorms, tornadoes, fires, or earthquakes. In these circumstances, Erus generally would be obligated to bear the expense of repairing the damaged solar energy systems that we own. Sustained unfavorable weather or environmental conditions also could unexpectedly delay the installation of our solar energy systems, leading to increased expenses and decreased revenue and cash flows in the relevant periods. Extreme weather conditions, as well as the natural catastrophes that could result from such conditions, can severely impact Erus’ operations by delaying the installation of its systems, lowering sales, and causing a decrease in the output from its systems due to smoke or haze. Weather patterns could change, making it harder to predict the average annual amount of sunlight striking each location where Erus’ solar energy systems are installed. This could make Erus’ solar service offerings less economical overall or make individual systems less economical. Any of these events or conditions could harm Erus’ business, financial condition, and results of operations.

As the primary entity that contracts with customers, Erus is subject to risks associated with construction, cost overruns, delays, customer cancellations, regulatory compliance and other contingencies, any of which could have a material adverse effect on its business and results of operations.

Erus is a licensed contractor in certain communities that it services, and it ultimately is responsible as the contracting party for every solar energy system installation. Erus may be liable to customers for any damage it causes to them, their home, belongings or property during the installation of our systems. For example, Erus, either directly or through its contractors, frequently penetrates customers’ roofs during the installation process and may incur liability for the failure to adequately weatherproof such penetrations following the completion of construction. In addition, because the solar energy systems Erus deploys are high voltage energy systems, it may incur liability for any failure to comply with electrical standards and manufacturer recommendations.

Quantum is involved in the business of alternative energy business process outsourcing, which involves factors specific to such industry that may not apply to our other portfolio companies and that could have a material adverse effect on Quantum's business, financial condition and results of operations, including but not limited to:

●	Quantum's operations are dependent upon its ability to protect its customer engagement centers and its information databases against damage that may be caused by fire, earthquakes, severe weather and other disasters, power failure, telecommunications failures, unauthorized intrusion, computer viruses and other emergencies. The temporary or permanent loss of such systems could have a material adverse effect on its business, financial condition and results of operations. Notwithstanding precautions taken to protect it and its clients from events that could interrupt delivery of services, there can be no assurance that a fire, natural disaster, human error, equipment malfunction or inadequacy, or other event would not result in a prolonged interruption in Quantum's ability to provide services to its clients.

●	Quantum's business and growth depend in large part on the industry demand for outsourced customer engagement services. Outsourcing means that an entity contracts with a third party, such as Quantum, to provide customer engagement services rather than perform such services in-house. There can be no assurance that this demand will continue, as organizations may elect to perform such services themselves. A significant change in this demand could have a material adverse effect on Quantum's business, financial condition and results of operations. Additionally, there can be no assurance that Quantum's cross-selling efforts will cause clients to purchase additional services from it or adopt a single-source outsourcing approach.

●	The fundamental shift in Quantum's industry toward global service delivery markets presents various risks to its business. Clients continue to require blended delivery models using a combination of onshore and offshore support. While Quantum has operated in Colombia successfully in the past, there can be no assurance that it will be able to successfully conduct and expand such operations, and a failure to do so could have a material adverse effect on its business, financial condition, and results of operations. The success of Quantum's offshore operations will be subject to numerous factors, some of which are beyond its control, including general and regional economic conditions, prices for its services, competition, changes in regulation and other risks. In addition, as with all of its operations outside of the United States, Quantum is subject to various additional political, economic and market uncertainties (see "Our international operations and expansion involve various risks"). Additionally, a change in the political environment in the United States or the adoption and enforcement of legislation and regulations curbing the use of offshore customer engagement solutions and services could have a material adverse effect on Quantum's business, financial condition and results of operations.

●	Quantum's international operations in Colombia are subject to certain risks common to international activities, such as changes in foreign governmental regulations, tariffs and taxes, import/export license requirements, the imposition of trade barriers, difficulties in staffing and managing international operations, political uncertainties, longer payment cycles, possible greater difficulties in accounts receivable collection, economic instability as well as political and country-specific risks condition and results of operations.

RISKS RELATED TO CURRENT ECONOMIC AND MARKET CONDITIONS

In general, capital markets may experience periods of disruption and instability and we cannot predict when these conditions will occur. Such market conditions could materially and adversely affect debt and equity capital markets in the United States and abroad, which could have a negative impact on our business, financial condition and results of operations.

An economic recession could impair our acquisitions and investments and harm our operating results.

Many of our portfolio companies may be susceptible to economic slowdowns or recessions (such as the economic downturn that occurred from 2008 through 2009) and may be unable to repay our debt investments during these periods. As a result, our non-performing assets would be likely to increase, and the value of our portfolio is likely to decrease, during these periods. Adverse economic conditions may also decrease the value of any collateral securing our debt investments. A prolonged recession may further decrease the value of such collateral and result in losses of value in our portfolio and a decrease in our revenues, net income and asset value. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us on terms we deem acceptable. These events could prevent us from increasing the number of investments, acquisitions and loans we can make and could materially and adversely affect our business, financial condition and results of operations.

Economic downturns or recessions may also result in a portfolio company's failure to satisfy financial or operating covenants imposed by us or other lenders, which could lead to defaults and, potentially, acceleration of the time when the loans are due and foreclosure on its assets representing collateral for its obligations. Defaults or acceleration could trigger cross defaults under other agreements and jeopardize our ability to achieve our expected return on our investments in such portfolio companies. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. Additionally, if we or any of the portfolio companies we acquire or invest in are unable to pay their debts as they become due, we could suffer losses in our acquisitions and investments, which could materially and adversely affect our business, financial condition and results of operations.

Our business has been and will continue to be exposed to various economic and political risks associated with our operations, such as inflationary pressures.

Due to the nature of our business, we and our portfolio companies are subject to financial, political and economic risks. Operating in multiple segments exposes us to a number of risks and uncertainties, such as changes in international trade regulation, including duties and tariffs, political instability that may disrupt economic activity, and economic and commercial instability, including inflationary pressures. We have experienced, and continue to experience, inflationary pressures on the supply chain and prices of components for Erus' projects and our costs associated with hiring and retaining personnel in the United States and abroad for HPI. Additionally, inflationary pressures have caused and continue to cause higher product costs, reductions in sales of our portfolio companies' products, longer sales cycles for our portfolio companies, increased accounts receivable and inventory write-offs and increased competition. Additionally, in an inflationary environment such as the current economic environment, our portfolio companies' ability to implement customer pricing adjustments or surcharges to offset the impacts of inflation may be limited due to competitive or regulatory conditions. If we are unable to offset the impact of persistent inflation, there will be a material adverse effect on our business, financial condition and results of operations.

The COVID-19 global pandemic has had and is expected to continue to have a material adverse impact on our businesses, financial condition and results of operations.

The COVID-19 global pandemic has negatively impacted the global economy, disrupted consumer spending and global supply chains, and created significant volatility and disruption of financial markets. The extent of the impact of the COVID-19 global pandemic on our business, such as our ability to execute our near-term and long-term business strategies and initiatives in the expected time frame, will depend on uncertain and unpredictable future developments, including the duration and scope of the pandemic. The effects of the COVID-19 pandemic continue to evolve. Our impacted businesses have rebounded well to at or near pre-COVID-19 sales levels in 2020. However, the outbreak or future outbreaks in the markets in which we operate may cause changes in customer behaviors, including a decrease for healthcare services, and for home and commercial solar systems. This may lead to increased valuation risks, such as impairment of long-lived assets. Uncertainties in the global economy may negatively impact our suppliers and other business partners, which may interrupt our supply chain and require other changes to our operations. These and other factors may adversely impact our financial condition, liquidity and cash flow. See "Item 2. Financial Information–Supply Chain Disruptions" for additional information.

We are exposed to risks associated with changes in interest rates, including fluctuations in interest rates which could adversely affect our profitability or the value of our portfolio.

General interest rate fluctuations may have a substantial negative impact on our investments and investment opportunities, and, accordingly, may have a material adverse effect on our investment objective and rate of return-on-investment capital. A portion of our income will depend upon the difference between the rate at which we borrow funds and the interest rate on the debt securities in which we may invest.

The interest rates on borrowings under the HPI Credit Agreement may be impacted by the phase out of the London Interbank Offered Rate ("LIBOR")

Interest rates on borrowings under the HPI Credit Agreement may be based on LIBOR. In July 2017, the United Kingdom Financial Conduct Authority announced the desire to phase out the use of LIBOR by the end of 2021. At this time, there is no definitive information regarding the future utilization of LIBOR or of any particular replacement rate. The phase out of LIBOR may have an adverse impact on the cost of our borrowings under our Term Loan Facilities and ABL Facility.

RISKS RELATED TO THE PARTNERSHIP AND ITS OPERATING STRATEGY

We may not receive distributions and our distributions may not grow over time.

Our businesses’ abilities to make or sustain distributions to us depend on numerous factors, including the profitability of their existing operations, the availability of opportunities to expand operations, product and service offerings, retention of management personnel and key employees, the level and volatility of interest rates, their capital requirements, the availability of adequate short- and long-term financing, the financial markets and economic conditions. There can be no assurance that our businesses will be able to generate sufficient cash flow to pay their operating expenses and make significant distributions to us, or any distributions at all.

Under the terms of the LPA, distributions can be paid out of any available working capital, including Limited Partners' invested capital in the Partnership. All of the Partnership's distributions made to date have been a return of capital contributions made to the Partnership by investors in accordance with the LPA. From the inception of the Partnership, distributions have not been and in the future may not be entirely comprised of income generated by the Partnership and therefore may not reflect a return or prospective return on investment. The actual tax characteristics of distributions made to Limited Partners are reflected annually on each Limited Partner's Schedule K-1's (IRS Form 1065).There can be no assurance that we will generate sufficient revenues to pay our operating expenses and make distributions to our Limited Partners from income generated by our portfolio companies and investee companies. Furthermore to the extent that we do not maintain a control position over a business (along or together with other entities controlled by GPB), we may not have the ability to ensure that distributions of available cash flow are made to us by such business for further distribution to Limited Partners.

Regardless of the nature of the cash distributed, distributions to Limited Partners reduce the amount of capital available to operate our portfolio companies and investee companies, acquire and invest in additional businesses and make capital improvements and other investments. Distributions also negatively impact the asset value per Unit of the Partnership.

We acquire privately held businesses, which involves inherent risks.

Although we own and operate or have invested in a significant number of existing businesses, another component of our strategy is the acquisition of or investment in additional businesses. Acquisitions of smaller private companies or interests therein involve a high degree of risk, including that such companies:

●	may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

●	may have limited access to debt and equity financing for such purposes;

●	typically have smaller market shares than larger businesses, which tend to render them more vulnerable to competitors' actions and market conditions, as well as general economic downturns;

●	are more likely to depend on the management talents and efforts of a small group of persons (and, therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on an acquired business and, in turn, on us);

●	may have less predictable operating results;

●	may be particularly susceptible to economic slowdowns or recessions and may be unable to repay their loans or meet other obligations during these periods; and

●	may experience unexpected problems in the areas of marketing, financing, and general management, which, in some cases, cannot be adequately resolved.

There generally is little or no publicly available information regarding the status and prospects of businesses we seek to acquire. We are often required to make decisions without complete information or in reliance upon information provided by third parties that is impossible or impracticable to verify. Even if we conduct extensive due diligence on a target business, we cannot assure you that this diligence will surface all material issues that may be present inside a particular target business, that it will be possible to uncover all material issues through a reasonable due diligence investigation or that factors outside of the target business and outside of our control will not later arise. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with preliminary risk analyses. We may be forced to later write-down or write-off assets, restructure operations or incur impairment or other charges that could result in losses. The value of each acquisition depends upon many factors beyond our control. Businesses may have substantial variations in results from period to period, face intense competition and experience failures or substantial declines in value at any stage. Businesses may fail, which would negatively affect our financial condition and results of operations and distributions to our Limited Partners.

We expect that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If we decide not to complete a specific acquisition, the costs incurred up to that point for the proposed transaction generally are not recoverable. Any such event will result in a loss to the Partnership of the costs incurred.

There can be no assurance that we will make acquisitions on attractive terms or continue to operate businesses profitably. We cannot guarantee that we will identify and acquire businesses at prices we deem attractive. Our net asset value will be adversely affected if the prices we have paid or pay in the future for businesses are materially higher than the values that we ultimately realize upon the disposal of such businesses. Covenants contained in our debt instruments may also directly or indirectly limit our ability to acquire businesses. In addition, increased competition for acquisitions may develop, which could result in fewer acquisition opportunities available to us and/or higher acquisition prices. Some of our competitors may have greater financial resources than us.

The success of our platform also depends in part on our ability to successfully integrate acquired businesses into our existing businesses. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our existing businesses. The integration of new businesses may be difficult, time consuming and costly. Our integration efforts may not be completed as planned, may take longer to complete or may be costlier than anticipated.

Following our initial acquisition of a business, we are sometimes required to make additional capital contributions to the business. Such additional contributions may be necessary to protect our interest in businesses that require additional financing to carry out their business plans. There is no assurance that we will have the resources to make any such additional contributions. The failure to make additional contributions could impact our ability to realize a meaningful return and could impact the recovery of our contribution.

Our acquisition program is intended to extend over an indefinite period of time during which the business, economic, political, regulatory and technology environment within which we operate businesses may undergo substantial changes, some of which may be adverse to us. GPB, on our behalf, will have the exclusive right and authority to determine the manner in which we respond to such changes, and the Limited Partners generally will have no right to withdraw from the Partnership or to demand modifications to our operations in consequence thereof. There can be no assurance of the success of our acquisition program.

The limited control we have over our non-controlling equity interests increases the uncertainty associated with such equity interests.

We may not control the portfolio companies for which we act as an investor or lender, even though we may have board representation or board observation rights. We are subject to the risk that the management of a portfolio company in which we acquire a non-controlling equity or debt interest may make business decisions with which we disagree and may take risks or otherwise act in ways that do not serve our or our investors' interests. In cases where we do not own common equity, management and the board of directors or comparable body may not owe fiduciary duties to us. In these instances, decisions made without our input could decrease the value of our holdings, which could materially and adversely affect our business, financial condition and results of operations.

We may not have adequate funds to complete future capital improvement programs or to make additional acquisitions.

We may need continued access to capital in order to make capital improvements to our businesses and to acquire additional businesses. We terminated the offering of our Units as of June 30, 2018 and do not have a ready mechanism for raising additional equity capital. We currently intend to finance capital improvements and acquisitions using a combination of working capital and proceeds from borrowings. Debt capital markets have been disrupted by the COVID-19 pandemic. In the recent past, the cost of obtaining money from the credit markets increased as many lenders and institutional investors increased interest rates, enacted tighter lending standards, refused to refinance existing debt at maturity or on terms similar to current debt, and reduced and, in some cases, ceased to provide funding to borrowers. While it has improved recently, access to funding through the debt capital markets could become challenging again in the future. Our ability to make capital improvements and additional acquisitions could be adversely affected if our access to capital is limited.

Our investments in privately held businesses are illiquid, the fair value of the businesses is difficult to ascertain and an expedited sale of such businesses or our interests in such businesses could be difficult.

As a general matter, the disposition of privately held businesses is a complex and uncertain process. There is no ready source of public information concerning purchase and sale interest in the market, and each such business is unique in terms of its brand, size, location, customer base, management, personnel, physical condition and other factors. The relative illiquidity of our assets could make it difficult for us to react to negative business or economic developments. We cannot count on raising funds quickly for capital improvement or other purposes by selling such assets because any sale of one of our businesses or our interests therein could take a significant amount of time to sell due to market conditions, availability of financing, lack of demand or other conditions. If we are required to sell one of our businesses or interests therein, we may be unable to sell assets or to realize what we perceive to be its fair value. Because there will be no readily available market for our businesses and interests in businesses, we could be required to dispose of them in the future at depressed prices to meet our cash needs or goal of returning capital to our Limited Partners.

Difficulties in reaching agreement on value with purchasers of our portfolio companies has resulted in the past and may result in the future on the inclusion of contingent payment terms, or "earnouts," in our divestiture agreements. Earnout provisions are typically based on achievement by the divested business of earnings before interest, taxes, depreciation and amortization ("EBITDA") or other financial performance measures in post-closing periods and raise a variety of risks for sellers, including the seller's loss of control of the divested business during the period in which satisfaction of the earnout criteria is being measured, the risk that the buyer and seller will not be able to agree on whether milestones were achieved, attendant litigation risk and credit risk related to the buyer's ability to satisfy the earnout obligations when they have been finally determined.

Our businesses and investments may also be difficult to value for accounting purposes. Carrying values assigned to our businesses and investments may not accurately reflect values that may be actually realized if we seek to dispose of them.

Dispositions or liabilities retained in connection with dispositions could negatively affect us.

The disposition of one or more of our portfolio companies involves a number of risks and has in the past resulted in the diversion of management's attention from the day-to-day operations of the Partnership, and can present other certain financial, managerial and operational challenges, including, among other things, increased expenses associated with such disposition, and potential disputes with customers or suppliers or the acquirers of the disposed business. Pursuant to the Order, the Monitor has the authority to approve or disapprove any proposed material disposition or other transaction by Highline, the Partnership or any of its portfolio companies, or, in it’s sole discretion, any other proposed material corporate transactions the Monitor deems appropriate. After the Monitor has approved a disposition and we reach an agreement with a buyer for one of our portfolio businesses, we are also subject to satisfaction of pre-closing conditions, as well as necessary regulatory and governmental approvals on acceptable terms, which may prevent us from completing a transaction. Dispositions may also involve continued financial involvement, as we may be required in the future to retain responsibility for, or agree to indemnify buyers against contingent liabilities related to a business sold, including, among other things, lawsuits, tax liabilities, lease payments or product liability claims. Under these types of arrangements, performance by the divested businesses or other conditions outside of our control could affect future financial results. If proposed dispositions fail to be approved by the Monitor, or if dispositions are not completed in a timely manner or at all, our financial condition and results of operations could be adversely affected and we may not be able to execute our business strategy.

Our strategy depends on substantial capital and reliance on consistent financing sources, both of which can be difficult to plan for and assure.

We need access to capital in order to operate and improve our businesses, to complete acquisitions and to make loans. Equity and/or debt funding may not be available or may not be available under terms that are acceptable. We have financed our operations, capital improvements, acquisitions and lending activities with proceeds from sales of our Units and borrowings under credit facilities. Separately, when businesses and investments are sold, the disposition generates capital that can be deployed for the foregoing purposes. The cost of obtaining money from the credit markets is subject to change, including through tightening standards or higher interest rates. Our ability to fund operations, make capital improvements, complete additional acquisitions, service our debt, repay or refinance our debt upon maturity and make loans as part of our lending business could be adversely affected if our access to capital is limited. We have discontinued the sale of Units and do not have a ready mechanism for raising equity capital. Furthermore, any additional equity financing would dilute the equity interests in the Partnership held by Limited Partners.

We intend to continue to operate businesses and to acquire additional businesses to operate for the long-term, generally considered to be greater than two years. Revenues generated from our businesses and investments may not be sufficient to cover operating expenses. If for any reason our available cash from operations is insufficient to fund Partnership expenses and the expenses of our portfolio companies, we or such portfolio companies may have to increase our level of debt financing or maintain debt financing in greater amounts or for greater periods than were anticipated. The costs of servicing indebtedness must be paid prior to distributions to Unitholders and may reduce our ability to make such distributions. If we are unable to obtain financing on terms favorable to us, our business, financial condition and results of operations could be materially and adversely affected.

We and the General Partner are involved in material litigation arising from the operations of the Partnership. Resolving litigation disputes can be costly and time consuming.

The Partnership, the General Partner, as well as Ascendant and Axiom Capital Management, Inc. (“Axiom”), affiliated broker-dealers, and current and former officers and employees of the foregoing are defendants in lawsuits arising from the sale and marketing of the Units, including fees paid in connection therewith, and the operation of the Partnership, including the dissemination of information to Limited Partners regarding the Partnership and Partnership distributions. These lawsuits variously allege fraud and misrepresentation, misuse of investor funds, breach of fiduciary duty and other causes of action and seek substantial damages, injunctive relief, rescission, disgorgement and other remedies. For a description of the remedies sought by the various plaintiffs across the various actions on a case-by-case basis, see “Item 8. Legal Proceedings.” As a result of outstanding litigation, there have been and will continue to be significant legal fees incurred by the Partnership. The Partnership has incurred expenses in advancing funds to the General Partner to pay for its attorney’s fees and costs in that lawsuit, and is expected to continue to incur expenses in that regard. For the years ended December 31, 2021, 2020 and 2019, we have incurred $9.4 million, $4.6 million and $3.9 million, respectively, in legal and indemnification expenses. In 2022, we expect legal and indemnification expenses to be approximately $3.0 million. See Item 8. "Legal Proceedings" for more information.

An unfavorable resolution of one or more of these matters could have a material adverse effect on our business, financial condition or results of operations as we could be required to close a business and liquidate inventory under distressed conditions or, alternatively, sell the affected business without an adequate opportunity to market them and negotiate a price reflecting what we perceive to be fair value. Any restriction on GPB's ability to conduct business as an investment advisor registered under the Investment Advisors Act of 1940 could materially and adversely affect its ability to manage the Partnership and our businesses and investments.

The Partnership was required under federal securities laws to file a Form 10 and thereafter file periodic reports pursuant to Section 12(g) of the Exchange Act. The Partnership failed to file a Form 10 until May 2022. Owners of Class A Units and Class A-1 Units would have lacked material information about the Partnership prior to the filing of the Form 10 and may have been harmed by the Partnership’s delay in filing. The SEC has filed a lawsuit against the General Partner, and one of the allegations in the lawsuit is that the Partnership failed to file a Form 10 when required.

GPB anticipates that the resolution of these matters will likely take substantial time. In many of the cases, there is still significant discovery and/or investigation to be completed. When combined with lengthy motion practice and possible trial and appeals, coupled with the inevitable slowdown due to the ongoing pandemic, some or all of these matters may not be resolved for several years.

We and our portfolio companies are involved, and likely will continue to be involved, in legal proceedings arising out of the operations of the Partnership. Some of these lawsuits purport or may be determined to be class or collective actions and seek substantial damages or injunctive relief, or both, and some may remain unresolved for several years. The results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material adverse effect on our business, financial condition, or results of operations.

In the event settlement discussions regarding class action lawsuits or any pending regulatory investigations are unsuccessful, any liability which would require an outflow of cash from the Partnership is unlikely. However, if such event did occur, the amount and timing of any such payment is not estimable at this time.

We expect to expend significant financial and other resources to comply with the requirements of being a public entity.

As a public reporting entity, the Partnership will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and requirements of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act" or "Sarbanes-Oxley"). The Exchange Act requires that we file annual, quarterly and current reports with respect to material events affecting our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in both Sarbanes-Oxley and the Dodd-Frank Act that will require changes in our corporate governance practices. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect to expend substantial resources developing and maintaining procedures, processes, policies and practices for the purpose of addressing the standards and requirements applicable to public reporting entities. Our activities as a public reporting company may divert GPB's and Highline's attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We expect to incur significant additional annual expenses related to our public company status and, among other things, to directors' and officers' liability insurance, director fees, reporting requirements of the SEC, and additional administrative expenses payable to GPB or affiliated entities to compensate them for hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.

In order to ensure the effectiveness of our disclosure controls and procedures and our internal control, significant financial and human resources as well as management oversight will be required. In particular, to achieve compliance with Sarbanes-Oxley internal control mandates, we are engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging.

We have identified pervasive material weaknesses in our internal controls which if not remediated, could materiality and adversely affect our ability to timely and accurately report our results of operations and financial condition.

The Partnership's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements. Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement internal control over financial reporting could cause us to fail to meet our reporting obligations.

We have concluded that there are pervasive material weaknesses in our system of internal control over financial reporting, which if not remediated could continue to materially and adversely affect our ability to timely and accurately report our results of operations and financial condition.

We have identified weaknesses, or a combination of significant deficiencies, relating to the Partnership’s overall control environment, risk assessment activities, control activities, information and communication and monitoring activities that are intended to ascertain whether components of the Partnership's internal control are present and functioning, that have been determined to be material weaknesses in our internal controls. These identified deficiencies are attributed, in part, to the Partnership’s acquisition of controlling and non-controlling interests in portfolio companies in diverse industries with different policies, procedures, processes and systems in place and the challenge of effectively organizing them under one control umbrella.

We are addressing and remedying these weaknesses as they are discovered and plan to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous monitoring, reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within a reasonable timeframe or at all, that our internal control over financial reporting is effective as required by Sarbanes-Oxley. There can be no assurance that such remediation will be adequate or timely to prevent any material misstatements or omissions in our financial statements.

We operate in a highly competitive market for acquisition and investment opportunities and we may not be able to compete effectively.

We have encountered and expect to continue to encounter intense competition from other entities making similar acquisitions of and investments (including through debt transactions) in businesses in the segments in which we operate, including venture capital funds, leveraged buyout funds and other operating businesses competing for acquisitions. Many of these entities are well established, well capitalized and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human, and other resources than we do, and our financial resources could be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential companies that we could acquire or invest in, our ability to compete in acquiring sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Thus, on occasion, we may not be able to take advantage of attractive opportunities and we cannot assure that we will identify and make acquisitions and investments consistent with our objectives.

In addition, other accounts and holding companies and entities managed by GPB (collectively, the "Other GPB Entities") could be seeking acquisitions within our target segments. GPB has instituted policies and procedures regarding the allocation of investment opportunities. See "Risks as a result of our association with the General Partner and Highline.” There are potential conflicts of interest between GPB and its affiliates and the Partnership that could impact our returns".

Breaches in our data security systems or in systems used by our vendor partners, including cyber-attacks or unauthorized data distribution by employees or affiliated vendors, or disruptions to access and connectivity of our information systems could impact our operations or result in the loss or misuse of customers' proprietary information.

Our information technology systems are important for operating our business efficiently. We rely on information systems to effectively manage our pricing strategy, tools, sales, inventory, service efforts, the preparation of our consolidated financial and operating data, consumer financing and customer information. Despite the security measures we plan to have in place and any additional measures we may implement, our facilities and systems, and those of any third-party service providers, could be vulnerable to security breaches, ransomware, computer viruses, lost or misplaced data, programming errors, human errors, acts of vandalism, or other events. The failure of information systems to perform as designed, the failure to maintain and enhance or protect the integrity of these systems or any security breach or event resulting in the misappropriation, loss, or other unauthorized disclosure of confidential information, whether by us directly or any third-party service providers, could damage our reputation, expose us to the risks of litigation and liability, disrupt our business, impact sales, expose us to customer or third-party claims, result in adverse publicity or otherwise adversely affect our financial condition and results of operations.

Aspects of our operations are subject to privacy, data use and data security regulations, which impact the way we use and handle data. In addition, regulators are proposing and adopting new laws or regulations that could require us to adopt certain cyber security and data handling practices. The changing privacy laws create new individual privacy rights and impose increased obligations on companies handling personal data.

We collect, process, and retain personally identifiable information regarding Limited Partners, customers, associates and vendors in the normal course of our business. Our internal and third-party systems are subject to risk from hackers or other individuals with malicious intent to gain unauthorized access to our systems. Cyber-attacks are growing in number and sophistication due to a number of factors, including acts of war or other geopolitical hostilities such as the ongoing conflict between Russia and Ukraine, thus presenting an ongoing threat to systems, whether internal or external, used to operate the business on a day-to-day basis. We invest in reasonable commercial security technology to protect our data and business processes against many of these risks. Our network security measures include, but are not limited to, the implementation of firewalls, antivirus protection, patches, log monitors, routine backups, offsite storage, network audits, and routine updates and modifications. We also purchase insurance to mitigate the potential financial impact of many of these risks. Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, human errors, acts of vandalism, or other events. Any security breach or event resulting in the misappropriation, loss, or other unauthorized disclosure of confidential information, or degradation of services provided by critical business systems, whether by us directly or our third-party service providers, could adversely affect our business operations, sales, reputation with current and potential Limited Partners, customers, associates or vendors. We could also experience other operational and financial impacts resulting from investigations, litigation, imposition of penalties or other means.

We depend on GPB to develop and implement appropriate systems for certain of our activities. In addition, certain of GPB's operations may interface with or depend on systems operated by third parties, and there may be inadequate means to verify the risks or reliability of such third-party systems. These programs or systems could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, human errors, acts of vandalism, or other events. Any such defect or failure could have a material adverse effect on us. Although GPB endeavors to provide sufficient redundancy and back-up for material information related to us, GPB is not liable to us for losses caused by systems failures.

Results may fluctuate and may not be indicative of future performance.

Our operating results may fluctuate and, therefore, you should not rely on current or historical period results to be indicative of our performance in future reporting periods. Factors that could cause operating results to fluctuate include, but are not limited to, variations in the investment origination volume and fee income earned, changes in the accrual status of our debt investments, variations in timing of prepayments, variations in and the timing of the recognition of net realized gains or losses and changes in unrealized appreciation or depreciation, the level of our expenses, the degree to which we encounter competition in our markets, and general economic conditions.

We are subject to certain regulatory risks

We intend to conduct our operations so that we will not meet the definition of an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”) and are not required to register as such under the 1940 Act. In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities may be deemed to be an investment company under the 1940 Act. The 1940 Act contains substantive legal requirements that regulate the manner in which investment companies are permitted to conduct their business activities. We have not been, do not intend to be, and do not expect to be required to be registered as an investment company under the 1940 Act, as we are engaged in the operation of businesses that we have acquired and intend to hold those businesses for the longer term, and therefore we will not be subject to the provisions of the 1940 Act designed to protect investment company shareholders. As such, our unitholders will not receive the protections afforded by the 1940 Act to unitholders in a registered investment company (which, among other matters, requires most registered investment companies to have a majority of disinterested directors, requires securities held in custody at all times to be segregated and marked to clearly identify the owner of such securities, and regulates the relationship between the investment adviser and the investment company).

RISKS AS A RESULT OF OUR ASSOCIATION WITH THE GENERAL PARTNER AND HIGHLINE

We rely on Highline, GPB and its affiliates.

The Partnership is dependent upon the efforts, experience, contacts and skills of GPB and its affiliates, as well as those of the independent managers recruited by GPB to assist in the management of the Partnership. The main governing bodies which ultimately manage and make decisions for the Partnership are the GPB Acquisition Committee, the GPB Advisory Committee and GPB's Operation Service Provider ("OSP"), Highline. The structure and composition of each of these bodies is described in “Item 5. Directors and Executive Officers" in this Registration Statement on Form 10. Various employees of and advisors to GPB provide services to the Partnership, which are in addition to and separate from GPB's services as General Partner of the Partnership. There can be no assurance that such employees and advisors will continue to provide services to GPB or will continue to function on the Partnership's behalf. The future loss of any member of the GPB Acquisition Committee, the GPB Advisory Committee or Highline, any of GPB's key employees or any GPB employees or advisors providing services to the Partnership, could have a material, adverse effect on the Partnership, and the recruitment of qualified replacement personnel could prove difficult. We do not maintain any key man insurance for any such individuals. In addition, there is no key man succession plan currently in place.

The events of February 4, 2021, including the indictment of the owner and former officer of GPB, the filing by the SEC and other government agencies of litigations against GPB, and the appointment of the Monitor, may have an adverse impact on the ability of GPB to operate its business and manage the Partnership effectively. The Monitor was granted and maintains the authority to approve or disapprove of material actions proposed by Highline, GPB and its affiliates but is not required to approve the issuance of the consolidated financial statements included with this Form 10, nor has management sought or obtained approval from the Monitor. The Monitor could recommend to the Court that the Partnership liquidate its assets or file for a reorganization in bankruptcy. In addition, pursuant to the Amended Order of April 14, 2021, GPB shall (i) grant the Monitor access to all non-privileged books, records and account statements for the GPB-managed Funds, including the Partnership, as well as their portfolio companies; and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties. The Monitor is required to assess the Partnership’s operations and business, and make recommendations to the EDNY Court, which may include continuation of GPB’s operations subject to the Monitorship, a liquidation of assets, or filing for reorganization in bankruptcy. The Amended Order provides that the Monitor will remain in place until terminated by order of the EDNY Court, and grants the Monitor the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership and its subsidiaries, extensions of credit by them outside the ordinary course of business, decisions to make distributions to the limited partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions.

On May 31, 2022, Gentile filed a motion in the SEC Action to modify the Amended Order pursuant to Rule 60(b) of the Federal Rules of Civil Procedure (“Rule 60(b) Motion”). In his Rule 60(b) Motion, Gentile seeks a Court order to, among other things, (i) narrow the scope of the Monitor’s responsibilities; and (ii) direct the Monitor to ensure that GPB does not sell or otherwise dispose of assets or portfolio companies that the Partnership owns before the completion of a “strategic assessment” to be conducted by three managers Gentile purportedly appointed to GPB on May 27, 2022. On that same day, May 31, 2022, the Monitor notified Gentile and GPB that Gentile’s purported appointment of three new managers to GPB without Monitor approval, amongst other things, was in violation of the Amended Order. Gentile and GPB were, at that time, given ten (10) business days to cure the violation of the Amended Order. The cure period has since run without any steps having been taken to respond to the Monitor’s notification of violation of the Amended Order.

On June 13, 2022, the Securities and Exchange Commission filed by Order to Show Cause in the SEC Action an application to (i) convert the existing Monitorship over GPB and the GPB-managed funds to a Receivership, and appoint the previously-appointed Monitor, Joseph T. Gardemal III, as Receiver; and (ii) impose a litigation injunction on cases filed against GPB and the GPB-managed funds (the “Receivership Application”). The Receivership Application and the Proposed Order Appointing Receiver and Imposing Litigation Injunction (the “Proposed Order”) were filed with the EDNY Court with consent of GPB’s management.

The Receivership Application seeks appointment of Mr. Gardemal as Receiver in order to, in part, streamline the process by which GPB and the GPB-managed funds liquidate remaining portfolio company assets and distribute money to limited partners, subject to the EDNY Court’s supervision. The Proposed Order grants to Mr. Gardemal, generally, all powers and authorities previously possessed by the entities subject to the Proposed Order, as well as the powers possessed by the officers, directors, managers and others previously in charge of those entities, and permits him to, among other things, take all such actions necessary to preserve receivership assets.

Additionally, the Receivership Application includes a proposed stay of all Federal and State actions (as well as any arbitrations) presently pending against GPB and the GPB-managed funds, and a centralized claims process for GPB limited partners, in the U.S. District Court for the Eastern District of New York, to prevent potentially disparate actions in different courts that could negatively impact the assets proposed to be subject to the EDNY Court’s jurisdiction and control. If appointed, the receiver could assume the right to operate and manage the business and we may be subject to, among other things, closer monitoring of our day-to-day activities and books and records than under the current Monitorship. We may also be prohibited from making certain investments or undertaking other activities that we would have otherwise pursued, may be required to settle disputes, including with creditors, in ways that we may not otherwise have agreed to outside of Receivership, or otherwise be subject to reorganization or liquidation.

The Rule 60(b) Motion and the validity of the appointment of the new managers are presently under consideration by the EDNY Court along with the Receivership Application.

Expenses related to GPB and Highline are significant. We need to make substantial profits to avoid depletion of our assets and provide a return to our Limited Partners.

GPB is entitled to receive a Managerial Assistance Fee, described herein, regardless of whether we or any of our portfolio companies operate at a profit. For the three months ended March 31, 2022 and the years ended December 31, 2021,2020 and 2019, Managerial Assistance Fees were $3.1 million, $11.9 million, $12.2 million and $12.1 million, respectively. In addition, to the fees paid to GPB, Highline is paid an OSP fee for services provided to the Partnership. For the three months ended March 31, 2022 and the years ended December 31, 2021, 2020, 2019, OSP fees were $0.5 million, $5.3 million, $1.4 million and nil, respectively.

There are potential conflicts of interest between GPB and its affiliates and the Partnership that could impact our returns.

GPB and its affiliates, their directors, officers, employees and agents and entities in which the foregoing persons have an ownership interest, which collectively, including GPB, are referred to herein as "Related Parties," may have actual or potential conflicts of interest in connection with our activities and acquisitions. GPB typically places certain restrictions on the Partnership entering into a transaction in which a Related Party has a financial interest (referred to herein as an "Interested Transaction"). The potential conflicts of interest consist of minor consulting agreements with a minority interest member related to Erus' business and customer contracts with companies owned by minority interest members, directors or executives of our portfolio companies related to HPI's business. GPB has policies and procedures in place for addressing Interested Transactions, which typically include a review of the transaction and associated documents by the Advisory Committee and GPB's Chief Compliance Officer and/or the Chief Compliance Officer's delegate(s). These Interested Transaction procedures do not assure that all conflict of interest transactions and relationships involving the Partnership will receive independent review or that all conflicts will be effectively remediated in transactions that are reviewed. See “Item 7.Certain Relationships, and Related Transactions, and Director Independence—Consulting Agreements” and "—Other Related Party Transactions" for more information.

The Partnerships fee structure and expense reimbursement policies also give rise to conflicts of interest between the Partnership and the Related Parties. Because GPB is entitled to be reimbursed for In-House Services and Operations Support Services, GPB could assign internal personnel to provide more services to the Partnership than are necessary in order to defray its internal compensation expenses or allocate an excessive portion of such expenses to the Partnership.

Limited Partners have very limited rights to vote or to remove the General Partner.

Limited Partners are not entitled to participate in operating the Partnership's business and have only limited voting and consent rights on matters affecting our business. The Limited Partners may only remove GPB upon the occurrence of certain events, such as if a court of competent jurisdiction has entered a final, non-appealable judgment finding GPB liable for actual fraud or willful misconduct in its capacity as our General Partner, in which case the vote of unaffiliated holders of at least 20% of the Units is required to remove the General Partner. There is also a limited ability of Limited Partners to call meetings or to acquire information about our operations. As a result of these provisions, Limited Partners have very little ability to influence the Partnership's operating results and may not remove GPB as our General Partner because Limited Partners believe that it is poorly managing our business.

RISKS RELATED TO THE UNITS

Our Units are illiquid, have no public market and are generally transferable only with the consent of the General Partner. Redemptions of the Units are at the discretion of the General Partner and have been suspended.

Our Units are not listed on any securities exchange or interdealer quotation system and there is no intention to seek such a listing. There is no established market for the Units. Transfers of Units are permitted under the LPA only with the consent of the General Partner. The Units have not been registered under the 1933 Act or applicable state "Blue Sky" securities laws and cannot be sold unless they are subsequently registered or an exemption from such registration is available. The absence of a market for the Units means that there is an extremely limited opportunity to sell your Units. Units should be viewed solely as long-term, illiquid investments. Accordingly, Limited Partners should be prepared to hold their investments in us for the long-term with the expectation that any returns will be realized from cash flows from our operations.

Although the LPA contains provisions for limited redemptions of Units, redemptions are at the General Partner's discretion and are subject to notice requirements and other limitations set forth in the LPA. The General Partner has suspended all redemptions and voluntary redemptions may never resume. Unitholders must bear the economic risk of their investments for an indefinite period of time.

Limited Partners may be subject to filing requirements and may be subject to short-swing profits under the Exchange Act as a result of an investment in us. It can be burdensome to comply with filing requirements.

Because our Units are registered under the Exchange Act, ownership information for any person who beneficially owns 5% or more of our Units must be disclosed in a Schedule 13D or other filings with the SEC. Beneficial ownership for these purposes is determined in accordance with the rules of the SEC and includes having voting or investment power over the securities. Although we will provide in our quarterly financial statements the number of outstanding Units and our Limited Partners' Units, the responsibility for determining the filing obligation and preparing the filing remains with the Limited Partner. In addition, owners of 10% or more of our Units are subject to reporting obligations under Section 16(a) of the Exchange Act.

Investors who hold 10% or more of a class or series of our Units may be subject to Section 16(b) of the Exchange Act, which recaptures for the benefit of the issuer profits from the purchase and sale of securities registered under the Exchange Act within a six-month period.

Investments in our Units may have adverse tax consequences.

With limited exceptions designed to meet the needs of U.S. tax exempt investors and certain non-U.S. investors, the Partnership generally expects to be treated as a partnership for U.S. federal income tax purposes. Each Limited Partner, in determining its U.S. federal income tax liability, will take into account its allocable share of the Partnership's income, gain, loss, deduction and credits, without regard to whether it has received distributions from the Partnership. The Companies anticipate that they may incur income that would be treated as unrelated business taxable income ("UBTI") under Sections 512 and 514 of the Internal Revenue Code of 1986, as amended (the "IRC"). Accordingly, prospective Investors that are tax exempt entities, including qualified retirement plans (stock, bonus, pension, or profit-sharing plans described in IRC§401(a)) and individual retirement accounts ("IRAs"), are urged to consult their tax advisors concerning the U.S. Federal, state and local income and other tax consequences that may result from an investment in the Partnership.

Item 2. Financial Information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes and the other financial information included elsewhere in this Registration Statement on Form 10. This discussion contains forward-looking statements that involve significant risks and uncertainties. As a result of many factors, such as those set forth under “Item 1A. Risk Factors” and elsewhere in this Registration Statement on Form 10, our actual results may differ materially from those anticipated in these forward-looking statements.

For purposes of this Management’s Discussion and Analysis of Results of Operations and Financial Condition section, we use the terms “Holdings II,” “the Partnership,” “we”, “us”, “our” or “Registrant” refer to the business of GPB Holdings II, LP and its consolidated subsidiaries, unless content otherwise indicated.

Impact of COVID-19 on Our Operations, Financial Condition, Results of Operations, and Liquidity

In March 2020, the WHO categorized COVID-19 as a pandemic. The pandemic has affected virtually all of the businesses we own and operate as well as those in which we have minority equity and/or debt investments.

The effects of the COVID-19 pandemic continue to evolve. Our impacted businesses have rebounded well to at or near pre-COVID-19 sales levels in 2021. However, the outbreak or future outbreaks in the markets in which we operate may cause changes in customer behaviors, including a decrease in overall retail consumer spending for healthcare services and for home and commercial solar systems. This may lead to increased valuation risks, such as impairment of long-lived assets. Uncertainties in the global economy may negatively impact our suppliers and other business partners, which may interrupt our supply chain and require other changes to our operations. These and other factors may adversely impact our financial condition, liquidity and cash flow.

In 2021, our Healthcare IT portfolio companies experienced an approximate 25% decrease in customers, primarily as a result of the ongoing impacts of COVID-19. HPI experienced a decrease in its revenue growth in 2020 and 2021 as revenues increased by $2.0 million (excluding the impact of acquisitions) compared to an increase of $5.2 million (excluding the impact of acquisitions) in 2019. In 2021, growth remained slow as revenue increased by $0.7 million (excluding the impact of acquisitions), primarily due to mandatory "work from home" policies and restrictions remaining largely in place. In late 2021 however, these "work from home" policies began to ease across the United States. This growth has recovered in 2022, and through the first quarter of 2022 revenues increased by approximately 4% which is consistent with our historical results. MDS experienced revenue growth of $3.9 million in 2021 as it acquired a customer that conducted COVID-19 testing. However, this revenue is decreasing in 2022 as overall COVID-19 testing volume decreases.

In our Energy segment (specifically Erus), the solar business benefited from COVID-19 as consumers increased spending on home improvement projects above historical levels.

Supply Chain Disruptions

The Partnership has had supply chain disruptions, specifically in the Energy segment and our portfolio company Erus. The solar industry has and continues to experience supply chain disruptions due to COVID-19, issues related to the Antidumping and Countervailing Duties Anti Circumvention for solar panels imported into the United States from Cambodia, Malaysia, Thailand and Vietnam filed by a domestic solar manufacturer, the Uyghur Forced Labor Protection Act and Forced Labor Withhold Release Order and tariffs imposed under Section 201 of the Trade Act of 1974, the ongoing conflict between Russia and Ukraine and a rise in global inflationary pressures. In order to offset the delays due to supply chain disruptions, Erus works closely with its suppliers to ensure the required materials for its systems are ordered and obtained prior to their scheduled installation date and in the event of a delay, alternative installation plans are put in place in a timely manner and in compliance with the applicable utility company guidelines and any local, state or federal laws or regulations. Erus also monitors the market for potential alternative panel brands and if there is any issue with its current supplier, Erus is able to quickly notify its design and sales teams that alternative panels are being used to ensure the correct plans are generated and presented to the customer on a timely basis and in compliance with the applicable utility company guidelines and any local, state or federal laws or regulations.

OVERVIEW

The Partnership is a holding company which was organized as a Delaware limited partnership on April 17, 2015 and commenced operations on June 1, 2015.

GPB, a Delaware limited liability company and registered investment adviser, is the Partnership’s General Partner pursuant to the terms of the Fourth Amended and Restated LPA, dated April 26, 2018 (as the same may be amended from time to time). Pursuant to the LPA, GPB conducts and manages our business. Robert Chmiel, GPB’s Chief Executive Officer and Chief Financial Officer, currently serves as the sole manager of GPB under the term of GPB’s limited liability company agreement. However, as further described below under “Recent Events - Highline Management, Inc.,” GPB has entered into a management services agreement with GPB’s wholly owned subsidiary, Highline, pursuant to which Highline currently provides certain management services to GPB to assist GPB in fulfilling GPB’s duties as the Partnership’s general partner.

Pursuant to this Registration Statement on Form 10 we are registering the Units under Section 12(g) of the Securities Exchange Act of 1934, as amended. The Units have not been registered under the Securities Act of 1933, as amended, or applicable state "Blue Sky" securities laws and cannot be sold unless they are subsequently registered or an exemption from such registration requirement is available. The Units are not listed on any securities exchange or interdealer quotation system and there is no intention to seek such a listing. There is no established market for the Units. Transfers of Units are permitted under the LPA only with the consent of the General Partner.

As discussed in “Item 1. Business”, in this Registration Statement on Form 10, on February 11, 2021, the EDNY Court appointed the Monitor who was granted the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership or its subsidiaries. The Monitor is required to assess the Partnership's operations and business, and make recommendations to the Court, which may include continuation of the operations subject to his monitoring, or a liquidation of assets, or filing for reorganizing in bankruptcy.

Our strategy in the segments in which we choose to participate is to invest in and operate income producing, middle market private companies primarily in North America with a focus on owning and operating portfolio companies on a long-term basis with a goal of maximizing returns for our investors by improving performance of operations, thereby increasing the value of these companies. To accomplish our objectives, we acquire controlling interests in operating companies and provide managerial expertise and investment capital to develop the operations and enhance the overall value of the business. In other situations, we acquire equity interests that enable us to exercise significant influence but not control over the businesses. Following our strategy, we classify the earnings form our investments in entities where we have the ability to exercise significant influence as a component of operating income in our consolidated statements of operations.

Our focus is on owning and operating our portfolio companies in our Technology-Enabled Services and Energy segments. We also intend to maintain and maximize the value of all of our other investments, which are made for the purpose of generating income from operations and are expected to be held for the long-term. We intend to continually consider strategic transactions on an opportunistic basis, such as spinoffs of businesses, the sale of a portfolio company, or the sale of a business line.

OUR SEGMENTS

The Partnership provides a range of strategic, operational and management resources to our subsidiaries which are engaged in a number of diverse business activities our Chief Operating Decision Maker ("CODM") manages the segments as detailed below, regularly reviews consolidated financial information including the results of equity method investments, evaluates overall strategic performance, and allocates resources to the Partnership. Based on how our CODM views the Partnership, as of December 31, 2021 we report our businesses in the three segments for accounting purposes as described below:

~~•~~	Technology-Enabled Services segment (“Technology-Enabled Services”) acquires and operates Technology-Enabled Services portfolio companies which provide Technology-Enabled Services to healthcare companies. Services provided include the sale and licensing of various electronic health records software and practice management software platforms for ambulatory, acute and long-term care facilities. The customer base served by our IT portfolio companies is dispersed across the U.S., related territories and India. Key financial metrics used by our CODM include tracking revenue by quarter and MRR, MRR is calculated by subtracting one time revenue items, including installation and implementation fees, from monthly revenue. Management believes MRR is a useful metric as it provides a more predictable and stable basis for comparison of month over month revenue and cash flow. Management uses MRR for cash flow projections and financial planning in the Technology-Enabled Services segment. As of December 31, 2021, Holdings II owned 96% of Project Halo Holdings, LLC (“Halo”), which is comprised of Cantata Health solutions, LLC (“Cantata”) (formerly Meta Healthcare IT Solutions, LLC) and Experience Care, LLC (“Experience Care”) (formerly Cantata Health, LLC); 80% of MDS; and 88.9% of HPI, all of which are accounted for under the consolidation method. Our Technology-Enabled Services also has non-controlling investments of 31% and 20%, in Hotel Internet Services, LLC (“HIS”), and Maintech, Inc., respectively, as of December 31, 2021 which are accounted for under the equity method. HIS provides the equipment and associated services to hotels, resorts, military, student housing, casinos, and many other commercial venues. Maintech is an Independent Services Organization (ISO) delivering a comprehensive portfolio of single-source managed services for IT infrastructure support including hardware maintenance, Network Operations Center (“NOC”) monitoring, server and network administration, cloud services, help desk, and IT asset management and destruction.

~~•~~	Energy segment (“Energy”) acquires and operates companies that provide services in the solar panel market and sell carbon-offset natural gas and renewable energy certificates. Key financial metrics used by our CODM include selling price per kilowatt, lender fees, cancellation rates, direct labor costs and days to install. Management uses our above financial metrics for cash flow projections and financial planning in the Energy segment. As of December 31, 2021 the Partnership owned 60% of Erus, which is accounted for under the consolidation method. As of January 31, 2022, the Partnership sold its 56% investment in its subsidiary Greenwave Energy Holdings, LLC (“Greenwave”). The Partnership has a 50% non-controlling equity method investment in Quantum. Quantum provides customer acquisition services to the alternative energy industry.

•	Corporate and Other primarily consists of other operating segments that are not reportable under the quantitative thresholds under United States Generally Accepted Accounting Principles (“U.S. GAAP”), or are the selling, general and administrative expenses of the partnership. During the year ended December 31, 2021 Holdings II sold its 76.7% interest in Riverwalk Tower, LLC (“Riverwalk”), a real estate investment which was accounted for under the consolidation method. Lending Operations provides short to medium term loans, typically with 12-to-36 month durations, to companies. The Partnership has a 3% non-controlling equity method investment in GPB Waste Holdings, LLC (“Waste”). In March 2022, the Partnership sold its real estate investment in Middleneck.

Our operations are primarily located in the United States of America (the “U.S.”).

Segment results incorporate the revenues and expenses of consolidated subsidiaries and the equity in earnings (loss) of unconsolidated investments accounted for under the equity method from the date of acquisition.

RESULTS OF OPERATIONS

The following table summarizes the results of our operations for the three months ended March 31, 2022 and 2021.

(Dollars in thousands)	Three Months Ended March 31,		2022 vs 2021
	2022	2021	Increase (Decrease)	% Increase (Decrease)
Revenues:
Product revenue	$14,540	$16,014	$(1,474)	(9.20)%
Service revenue	31,527	19,550	11,977	61.26%
Debt investment interest income	95	135	(40)	(29.63)%
Loss on sale of investment securities	—	(996)	996	(100.00)%
Unrealized gain on investment securities	—	3,169	(3,169)	(100.00)%
Other revenue	67	60	7	11.67%
Total revenues	46,229	37,932	8,297	21.87%
Cost of revenues:
Cost of goods sold	7,790	5,933	1,857	31.30%
Cost of services	18,447	9,299	9,148	98.38%
Total cost of revenues	26,237	15,232	11,005	72.25%
Gross profit	19,992	22,700	(2,708)	(11.93)%
Operating expenses (income):
Selling, general and administrative expenses	16,865	18,709	(1,844)	(9.86)%
Managerial assistance fee, related party	3,095	3,141	(46)	(1.46)%
Rent expense	1,116	737	379	51.42%
Income from equity method investments	(478)	(439)	(39)	8.88%
Gain on disposal of businesses	(6,723)	—	(6,723)	(100.00)%
Depreciation and amortization	3,979	2,331	1,648	70.70%
Total net operating expenses	17,854	24,479	(6,625)	(27.1)%
Operating income (loss)	2,138	(1,779)	3,917	220.18%
Other (expense) income:
Interest expense	(1,381)	(18)	(1,363)	7572.22%
Interest expenses to related parties	(356)	(171)	(185)	108.19%
Interest income	235	135	100	74.07%
Other (expense) income	(193)	(19)	(174)	915.79%
Total other expense	(1,695)	(73)	(1,622)	2221.92%
Income (loss) from continuing operations, before tax	443	(1,852)	2,295	123.92%
Income tax expense	(143)	—	(143)	(100.00)%
Net income (loss) from continuing operations	300	(1,852)	2,152	116.20%
Net (loss) income from discontinued operations	(1,456)	8,558	(10,014)	(117.01)%
Net (loss) income of continuing and discontinued operations	(1,156)	6,706	(7,862)	(117.24)%
Net income attributable to non-controlling interests	1,961	435	1,526	350.80%
Net (loss) income attributable to the Partnership	$(3,117)	$6,271	$(9,388)	(149.70)%

SEGMENT OPERATING RESULTS

Technology-Enabled Services Segment

Comparison of Operating Results for the three months ended March 31, 2022 and 2021:

(Dollars in thousands)	Three Months Ended March 31,		2022 vs 2021
	2022	2021	Increase (Decrease)	% Increase (Decrease)
Revenues:
Software licenses	$690	$1,108	$(418)	(37.7)%
Software maintenance and support	5,440	4,669	771	16.5%
Professional services	6,389	6,243	146	2.3%
Medical billing and services	19,698	8,638	11,060	128.0%
Total revenues	32,217	20,658	11,559	56.0%
Cost of revenues:
Cost of vehicle sales
Cost of goods sold	74	81	(7)	(8.6)%
Cost of service	18,443	9,299	9,144	98.3%
Total cost of revenues	18,517	9,380	9,137	97.4%
Gross profit	13,700	11,278	2,422	21.5%
Operating expenses (income):
Selling, general and administrative expenses	7,731	6,181	1,550	25.1%
Rent expense	989	591	398	67.3%
Income from equity method investments	(606)	(589)	(17)	(2.9)%
Depreciation and amortization	3,890	2,192	1,698	77.5%
Total net operating expenses	12,004	8,375	3,629	43.3%
Operating income	$1,696	$2,903	$(1,207)	(41.6)%

Comparison of the three months ended March 31, 2022 and 2021

Revenues

For the three months ended March 31, 2022 and 2021, the Technology-Enabled Services segment generated revenues of $32.2 million and $20.7 million, respectively. This represents an increase of approximately $11.6 million, or 56.0%. The increase in revenue was primarily due to additional revenues related to HPI’s acquisition of AHS on September 30, 2021 of $10.6 million, $0.8 million of increases from existing HPI customers, $0.7 million of increases from the addition of two new customers at MDS, partially offset by a net decrease of $0.2 million in revenue from existing Halo customers.

Cost of Revenues

For the three months ended March 31, 2022 and 2021, overall cost of revenues was $18.5 million and $9.4 million, respectively. This represents an increase of approximately $9.1 million, or 97.4% primarily due to the additional costs related to HPI’s acquisition of AHS of $6.8 million, an increase in payroll and employee cost of $1.2 million due to new and increased business from existing customers, an increase of $2.0 million in personnel costs at Halo partially offset by a decrease of $0.8 million in outsourcing at HPI.

Gross Profit

For the three months ended March 31, 2022 and 2021, our gross profit was $13.7 million and $11.3 million, our gross margin percentage was 42.5% and 54.6%, respectively. This represents an increase of $2.4 million, or 21.5%. This increase was primarily due to the acquisition of AHS by HPI. The gross margin percentage decrease is due to additional personnel costs incurred at Halo to support the acquisition of ProComp which have not yet resulted in increased sales and AHS’s margins being less than HPI’s which were 35.8% and 45.2%, respectively.

Net Operating Expenses

For the three months ended March 31, 2022 and 2021, operating expenses were $12.0 million and $8.7 million, respectively. This represents an increase of 3.6 million, or 43.3%. This increase is primarily due to the additional selling, general and administrative expenses related to the acquisition of AHS by HPI of $1.8 million plus $0.4 million of rent expense incurred by HPI in relation to the AHS acquisition and increase of $2.0 million in depreciation partially offset by decreases of $0.5 million in depreciation and other expenses at Halo.

Operating Income

For the three months ended March 31, 2022 and 2021, operating income was $1.7 million and $2.9 million, respectively. This was due to a combination of the above described changes in revenues, cost of revenues, gross profit and operating expenses.

Energy Segment

Comparison of Operating Results for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,		2022 vs 2021
(Dollars in thousands)	2022	2021	% Increase (Decrease)	% Increase (Decrease)
Revenues:
Solar panel sales	$13,850	$13,789	$61	0.4%
Utility resales	—	1,117	(1,117)	(100.0)%
Total revenues	13,850	14,906	(1,056)	(7.1)%
Cost and expenses:
Cost of goods sold	7,716	5,852	1,864	31.9%
Total cost of revenues	7,716	5,852	1,864	31.9%
Gross profit	6,134	9,054	(2,920)	(32.3)%
Operating expense (income):
Selling, general and administrative expenses	5,622	7,928	(2,306)	(29.1)%
Rent Expense	127	146	(19)	(13.0)%
Loss from equity method investments	128	150	(22)	(14.7)%
Gain on disposal of businesses	(4,424)	—	(4,424)	100.0%
Depreciation and amortization	89	118	(29)	(24.6)%
Total net operating expenses	1,542	8,342	(6,800)	(81.5)%
Operating income	$4,592	$712	$3,880	544.9%

Comparison of the three months ended March 31, 2022 and 2021

Revenues

For the three months ended March 31, 2022 and 2021, the Energy segment generated revenues of $13.9 million and $14.9 million, respectively. This represents a decrease of approximately $1.1 million or 7.1%. The decrease in revenue was primarily due to the sale of Greenwave on January 1, 2022, which recorded revenue of $1.1 million for the three months ended with nil for the three months ended March 31, 2022 partially offset by a $0.1 million increase in revenue at Erus.

Cost of Revenues

For the three months ended March 31, 2022 and 2021, overall cost of revenues was $7.7 million and $5.9 million, respectively. This represents an increase of $1.9 million, or 31.9%, primarily due to increases in the costs of materials of $1.1 million due to price increases, related parts shortages, and supply chain issues and labor of $0.8 million due to increases in labor rates and multiple site visits to address the uncertain availability of parts.

Gross Profit

For the three months ended March 31, 2022 and 2021, our gross profit was $6.1 million and $9.1 million, our gross margin percentage was 44.3% and 60.7%, respectively. This represents an decrease of approximately $2.9 million, or 32.3%. This decrease is primarily due to revenue staying flat and the increase in cost of revenue as a percentage of revenue at Erus which increased to 55.7% for the three months ended March 31, 2022 from 41.4% for the three months ended March 31, 2021, respectively, as well as the increase in the cost of materials and labor per install in 2022 for which we were unable to pass along these increased costs to the consumer, as described above. Greenwave’s revenue is booked net as they are a broker of natural gas and there are no costs of revenue recorded.

Total Net Operating Expenses

For the three months ended March 31, 2022 and 2021, operating expenses were $1.5 million and $8.3 million, respectively. This represents an decrease of $6.8 million, or 81.5%. This decrease was primarily due to decreases in commissions of $2.6 million and payroll of $0.4 million offset by increases in administrative costs of $0.7 million, marketing of $0.3 million professional fees of $0.2 million at Erus, the $4.4 million gain on sale of Greenwave in January 2022 and a decrease in selling, general and administrative expenses of $0.5 million at Greenwave due to the sale.

Operating Income

For the three months ended March 31, 2022 and 2021, operating income was $4.6 million and $0.7 million, respectively. This represents an increase of $3.9 million, or 544.9%. This increase is a result of the above described changes in revenues, cost of revenues, gross profit and operating expenses.

Corporate and Other Segment

Comparison of Operating Results for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,		2022 vs 2010
(Dollars in thousands)	2022	2021	Increase (Decrease)	% Increase (Decrease)
Revenues:
Debt investment interest income	$95	$135	$(40)	(29.6)%
Loss on sale of investment securities	—	(996)	996	100.0%
Unrealized gain on investment securities	—	3,169	(3,169)	(100.0)%
Other revenue	67	60	7	11.7%
Total revenues	162	2,368	(2,206)	(93.2)%
Cost and expenses:
Total cost and expenses	4	—	4	100.0%
Gross profit	158	2,368	(2,210)	(93.3)%
Operating expenses (income)
Selling, general and administrative expenses	3,512	4,600	(1,088)	(23.7)%
Managerial assistance fee, related party	3,095	3,141	(46)	(1.5)%
Income on disposal of businesses	(2,299)	—	(2,299)	(100.0)%
Depreciation and amortization	—	21	(21)	(100.0)%
Total net operating expenses	4,308	7,762	(3,454)	(44.5)%
Operating loss	(4,150)	(5,394)	1,244	23.1%
Other income	14	46	(32)	(69.6)%
Net loss from continuing operations	(4,136)	(5,348)	1,212	22.7%
Net (loss) income from discontinued operations	(1,456)	8,558	(10,014)	(117.0)%
Net (loss) income of continuing and discontinued operations	(5,592)	3,210	(8,802)	(274.2)%
Net loss attributable to non-controlling interests	(1)	(60)	59	(98.3)%
Net (loss) income attributable to GPB Holdings II, LP	$(5,591)	$3,270	$(8,861)	(271.0)%

Comparison of the three months ended March 31, 2022 and 2021

Revenues

For the three months ended March 31, 2022 and 2021, revenue was $0.2 million and $2.4 million, respectively. This represents a decrease of $2.2 million, or 93.2%, primarily due to a decrease in unrealized gain on investment securities of $3.2 million partially offset by a $1.0 million loss on sale of investment securities for the three months ended March 31, 2021 with no such loss for the three months ended March 31, 2022.

Total Net Operating Expenses

For the three months ended March 31, 2022 and 2021, operating expenses were $4.3 million and $7.8 million, respectively. This represents a decrease of $3.5 million, or 44.5%, primarily due to a $2.3 million gain on the sale of Middleneck in March 2022, a decrease of $1.1 million of OSP fees, a decrease in selling, general and administrative expenses of $0.9 million due to the sale of Riverwalk in September 2021 and an increase of $0.7 million in professional fees.

Operating Loss

For the three months ended March 31, 2022 and 2021, operating loss was $4.1 million and $5.4 million, respectively. This represents a decrease of approximately $1.2 million or 23.1%. This change can be explained as a combination of the above described changes in revenues and operating expenses.

Income from Discontinued Operations

For the three months ended March 31, 2022 and 2021, net (loss) income from discontinued operations was $(1.5) million and $8.6 million, respectively. This represents a decrease of $10.0 million or 117.0%. The 2022 loss from discontinued operations is comprised of $1.5 million from the disposed automotive retail segment due to the dealerships being sold. The 2021 income from discontinued operations is comprised of $7.6 million from the disposed automotive retail segment and $1.0 million from the disposed Physical Therapy segment.

The following table summarizes the results of our consolidated operations for the years ended December 31, 2021, 2020, and 2019.

	Years Ended December 31,			2021 vs 2020		2020 vs 2019
(Dollars in thousands)	2021	2020	2019	Increase (Decrease)	% Increase (Decrease)	Increase (Decrease)	% Increase (Decrease)
Revenues:
Product revenue	$61,968	$46,216	$64,282	$15,752	34.1%	$(18,066)	(28.1)%
Service revenue	87,325	69,466	55,888	17,859	25.7%	13,578	24.3%
Debt investment interest income	903	2,676	6,161	(1,773)	(66.3)%	(3,485)	(56.6)%
Loss on sale of investment securities	(712)	(97)	(124)	(615)	(634.0)%	27	21.8%
Unrealized gain (loss) on investment securities	3,169	645	(15,927)	2,524	391.3%	16,572	104.0%
Other revenue	706	310	1,273	396	127.7%	(963)	(75.6)%
Total revenues	153,359	119,216	111,553	34,143	28.6%	7,663	6.9%
Cost of revenues:
Cost of goods sold	26,127	17,396	28,603	8,731	50.2%	(11,207)	(39.2)%
Cost of services	46,916	36,781	29,293	10,135	27.6%	7,488	25.6%
Total cost of revenues	73,043	54,177	57,896	18,866	34.8%	(3,719)	(6.4)%
Gross profit	80,316	65,039	53,657	15,277	23.5%	11,382	21.2%
Operating expenses (income):
Selling, general and administrative expenses	86,533	59,379	70,852	27,154	45.7%	(11,473)	(16.2)%
Managerial assistance fee, related party	11,874	12,245	12,169	(371)	(3.0)%	76	0.6%
Rent expense	3,338	2,831	2,435	507	17.9%	396	16.3%
(Income) loss from equity method investments	(3,449)	(426)	2,298	(3,023)	(709.6)%	(2,724)	(118.5)%
Loss (gain) on disposal of businesses	5,334	—	(19,680)	5,334	—%	19,680	100.0%
Asset impairment	—	780	9,587	(780)	(100.0)%	(8,807)	(91.9)%
Depreciation and amortization	10,302	8,717	7,623	1,585	18.2%	1,094	14.4%
Total net operating expenses	113,932	83,526	85,284	30,406	36.4%	(1,758)	(2.1)%
Operating loss	(33,616)	(18,487)	(31,627)	(15,129)	(81.8)%	13,140	41.5%
Other income (expense):
Interest expense	(1,465)	(36)	(449)	(1,429)	(3969.4)%	413	92.0%
Interest expenses to related parties	(738)	(1,323)	(1,317)	585	44.2%	(6)	(0.5)%
Interest income	216	795	1,718	(579)	(72.8)%	(923)	(53.7)%
Other (expense) income	(830)	(166)	889	(664)	(400.0)%	(1,055)	(118.7)%
Total other income (expense)	(2,817)	(730)	841	(2,087)	285.9%	(1,571)	(186.8)%
Loss from continuing operations, before tax	(36,433)	(19,217)	(30,786)	(17,216)	(89.6)%	11,569	37.6%
Income tax benefit (expense)	288	(153)	(480)	441	288.2%	327	68.1%
Net loss from continuing operations	(36,145)	(19,370)	(31,266)	(16,775)	(86.6)%	11,896	38.0%
Gain on sale of discontinued operations	176,799	31,806	—	144,993	455.9%	31,806	100.0%
Income from discontinued operations	28,090	16,288	1,428	11,802	72.5%	14,860	1040.6%
Income from discontinued operations, before tax	204,889	48,094	1,428	156,795	326.0%	46,666	3267.9%
Income tax expense, discontinued operations	—	(1,402)	—	(1,402)	(100.0)%	1,402	100.0%
Net income from discontinued operations	204,889	46,692	1,428	158,197	338.8%	45,264	3169.7%
Net income (loss) of continuing and discontinued operations	168,744	27,322	(29,838)	141,422	517.6%	57,160	191.6%
Net income (loss) attributable to non-controlling interests	2,420	9,439	(1,526)	(7,019)	(74.4)%	10,965	718.5%
Net income (loss) attributable to the Partnership	$166,324	$17,883	$(28,312)	$148,441	830.1%	$46,195	163.2%

SEGMENT OPERATING RESULTS

Technology-Enabled Services Segment

Comparison of Operating Results for the years ended December 31, 2021, 2020, and 2019:

	Year ended December 31,			2021 vs 2020		2020 vs 2019
(Dollars in thousands)	2021	2020	2019	Increase (Decrease)	% Increase (Decrease)	Increase (Decrease)	% Increase (Decrease)
Revenues:
Software licenses	$4,405	$6,726	$9,676	$(2,321)	(34.5)%	$(2,950)	(30.5)%
Software maintenance and support	18,190	18,057	19,561	133	0.7%	(1,504)	(7.7)%
Professional services	23,511	16,462	20,983	7,049	42.8%	(4,521)	(21.5)%
Medical billing and services	45,624	34,947	15,344	10,677	30.6%	19,603	127.8%
Total revenues	91,730	76,192	65,564	15,538	20.4%	10,628	16.2%
Cost of revenues:
Cost of goods sold	332	850	3,601	(518)	(60.9)%	(2,751)	(76.4)%
Cost of service	46,916	36,781	29,293	10,135	27.6%	7,488	25.6%
Total cost of revenues	47,248	37,631	32,894	9,617	25.6%	4,737	14.4%
Gross profit	44,482	38,561	32,670	5,921	15.4%	5,891	18.0%
Operating expenses (income):
Selling, general and administrative expenses	29,718	24,063	29,729	5,655	23.5%	(5,666)	(19.1)%
Rent expense	2,694	2,323	1,964	371	16.0%	359	18.3%
(Income) loss from equity method investments	(672)	114	453	(786)	(689.5)%	(339)	(74.8)%
Gain on disposal of businesses	—	—	(19,680)	—	—%	19,680	(100.0)%
Asset impairment	—	780	—	(780)	(100.0)%	780	—%
Depreciation and amortization	9,758	8,285	7,211	1,473	17.8%	1,074	14.9%
Total net operating expenses	41,498	35,565	19,677	5,933	16.7%	15,888	80.7%
Operating income	$2,984	$2,996	$12,993	$(12)	(0.4)%	$(9,997)	(76.9)%

Comparison of the years ended December 31, 2021 and 2020

Revenues

For the years ended December 31, 2021 and 2020, the Technology-Enabled Services segment generated revenues of $91.7 million and $76.2 million, respectively. This represents an increase of approximately $15.5 million, or 20.4%. The increase in revenue was primarily due to additional revenues related to HPIs acquisition of AHS on September 30, 2021 of $10.7 million, $0.7 million of increases from existing HPI customers, $3.9 million in revenue from a new customer at MDS and $2.1 million increase in revenue from existing MDS customers partially offset by a decrease of $2.3 million in revenue from existing Halo customers.

Cost of Revenues

For the years ended December 31, 2021 and 2020, overall cost of revenues was $47.2 million and $37.6 million, respectively. This represents an increase of approximately $9.6 million, or 25.6% primarily due to the additional costs related to HPIs acquisition of AHS of $8.4 million an increase in payroll and employee cost of $4.7 million due to new and increased business from existing customers and increased travel costs of $0.6 million at HPI less decreased amortization from product development of $2.4 million at Halo and a decrease of $1.6 million in outsourcing at HPI.

Gross Profit

For the years ended December 31, 2021 and 2020, our gross profit was $44.5 million and $38.6 million, our gross margin percentage was 48.5% and 50.6%, respectively. This represents an increase of $5.9 million, or 15.4%. This increase was primarily due to the acquisition of AHS by HPI. The gross margin percentage decrease is due to AHS’s margins being less than HPI’s which were 36.8% and 43.1%, respectively.

Net Operating Expenses

For the years ended December 31, 2021 and 2020, operating expenses were $41.5 million and $35.6 million, respectively. This represents an increase of $5.9 million, or 16.7%. This increase is primarily due to the additional expenses related to the acquisition of AHS by HPI of $1.2 million plus $1.9 million of professional fees incurred by HPI in relation to the AHS acquisition and increases of $1.1 million in payroll, $1.1 million in professional fees, $1.0 million in depreciation and $0.4 million an administrative expenses partially offset by $0.8 million impairment charge at Halo in 2020 with no corresponding write-off in 2021.

Operating Income

For the years ended December 31, 2021 and 2020, operating income remained flat at $3.0 million and $3.0 million, respectively. This was due to a combination of the above described changes in revenues, cost of revenues, gross profit and operating expenses.

Comparison of the years ended December 31, 2020 and 2019

Revenues

For the years ended December 31, 2020 and 2019, the Technology-Enabled Services segment generated revenues of $76.2 million and $65.6 million, respectively. This represents an increase of approximately $10.6 million, or 16.2%. The increase in revenue was primarily due to the full year impact in 2020 of the acquisition of Kareo, which was mainly an acquisition of customer contracts by HPI on October 31, 2019 and $1.8 million in additional revenues to existing HPI customers partially offset by the sale of Deep Blue on May 1, 2019. Kareo’s revenue was $20.0 million and $4.0 million in 2020 and 2019, respectively. Deep Blue’s revenue was $7.7 million in 2019.

Cost of Revenues

For the years ended December 31, 2020 and 2019, overall cost of revenues was $37.6 million and $32.9 million, respectively. This represents an increase of approximately $4.7 million, or 14.4% primarily due to an increase in payroll and employee cost of $3.9 million and the full year impact in 2020 of the Kareo acquisition partially offset by the Deep Blue sale. Kareo’s cost of revenues was $9.1 million and $2.0 million in 2020 and 2019, respectively. Deep Blue’s cost of revenues was $5.7 million in 2019.

Gross Profit

For the years ended December 31, 2020 and 2019, our gross profit was $38.6 million and $32.7 million, our gross margin percentage was 50.6% and 49.8%, respectively. This represents an increase of $5.9 million, or 18.0%. This increase was primarily due to the full year impact in 2020 of the Kareo acquisition partially offset by the Deep Blue sale. The gross margin increase is due to Kareo’s margins offsetting the decreased margins at HPI which were the result of increased payroll costs as explained above.

Total Net Operating Expenses

For the years ended December 31, 2020 and 2019, operating expenses were $35.6 million and $19.7 million, respectively. This represents an increase of $15.9 million, or 80.7%. This increase is primarily due to operating expense increases from the Kareo acquisition by HPI of $5.8 million, a $19.7 million gain of the Deep Blue business in May 2019 and an increase in depreciation and amortization of $1.1 million partially offset by operating expenses in Deep Blue of $2.6 million in 2019 and decreases in payroll of $4.9 million, professional fees of $1.0 million and marketing expenses of $0.6 million.

Operating Income

For the years ended December 31, 2020 and 2019, operating income was $3.0 million and $13.0 million, respectively. This represents a decrease of $10.0 million, or 76.9%. This decrease was due to a combination of the above described changes in revenues, cost of revenues, gross profit and operating expenses.

Energy Segment

Comparison of Operating Results for the years ended December 31, 2021, 2020, and 2019:

	Year ended December 31,			2021 vs 2020		2020 vs 2019
(Dollars in thousands)	2021	2020	2019	Increase (Decrease)	% Increase (Decrease)	Increase (Decrease)	% Increase (Decrease)
Revenues:
Solar panel sales	$54,111	$35,534	$51,333	$18,577	52.3%	$(15,799)	(30.8)%
Utility resales	3,452	3,956	3,273	(504)	(12.7)%	683	20.9%
Total revenues	57,563	39,490	54,606	18,073	45.8%	(15,116)	(27.7)%
Cost of revenues:
Cost of goods sold	25,795	16,546	25,002	9,249	55.9%	(8,456)	(33.8)%
Total cost of revenues	25,795	16,546	25,002	9,249	55.9%	(8,456)	(33.8)%
Gross profit	31,768	22,944	29,604	8,824	38.5%	(6,660)	(22.5)%
Operating expense (income):
Selling, general and administrative expenses	29,205	19,652	23,262	9,553	48.6%	(3,610)	(15.5)%
Rent expense	644	474	437	170	35.9%	37	8.5%
(Income) loss from equity method investments	(2,263)	(327)	1,740	(1,936)	(592.0)%	(2,067)	(118.8)%
Depreciation and amortization	480	401	357	79	19.7%	44	12.3%
Total net operating expenses	28,066	20,200	25,796	7,866	38.9%	(5,596)	(21.7)%
Operating income	$3,702	$2,744	$3,808	$958	34.9%	$(1,064)	(27.9)%

Comparison of the years ended December 31, 2021 and 2020

Revenues

For the years ended December 31, 2021 and 2020, the Energy segment generated revenues of $57.6 million and $39.5 million, respectively. This represents an increase of approximately $18.1 million, or 45.8%. The increase in revenue was primarily due to a return to pre-COVID sales levels in Erus’ solar system installations and resulting revenue increase of $18.6 million driven by the elimination of COVID-19 related restrictions and a decrease in the time required to procure parts and necessary permitting partially offset by $0.5 million decrease in sales at Greenwave due to decreased natural gas resales.

Cost of Revenues

For the years ended December 31, 2021 and 2020, overall cost of revenues was $25.8 million and $16.5 million, respectively. This represents an increase of $9.2 million, or 55.9%, primarily due to the increase in installs and corresponding revenue increase at Erus resulting in increases in the costs of products sold of $8.7 million and labor costs of $0.5 million.

Gross Profit

For the years ended December 31, 2021 and 2020, our gross profit was $31.8 million and $22.9 million, our gross margin percentage was 55.2% and 58.1%, respectively. This represents an increase of approximately $8.8 million, or 38.5%. This increase is primarily due to the increases in Erus’ revenue and cost of revenues as a percentage of revenue of 47.7% and 46.6%, in 2021 and 2020, respectively, as well as the increase in the cost of materials per install in 2021, as described above.

Total Net Operating Expenses

For the years ended December 31, 2021 and 2020, operating expenses were $28.1 million and $20.2 million, respectively. This represents an increase of $7.9 million, or 38.9%. This increase was primarily due to increases of $6.2 million in payroll costs, $2.5 million in direct dealer payments and $0.7 million in administrative costs at Erus and $0.4 million increase in marketing expense at Greenwave partially offset by an increase of $2.1 million in equity method investment income related to a 50% non-controlling stake in Quantum mostly due to the forgiveness of Paycheck Protection Program loans.

Operating Income

For the years ended December 31, 2021 and 2020, operating income was $3.7 million and $2.7 million, respectively. This represents an increase of $1.0 million, or 34.9%. This increase is a result of the above described changes in revenues, cost of revenues, gross profit and operating expenses.

Comparison of the years ended December 31, 2020 and 2019

Revenues

For the years ended December 31, 2020 and 2019, the Energy segment generated revenues of $39.5 million and $54.6 million, respectively. This represents a decrease of approximately $15.1 million, or 27.7%. The decrease in revenue was primarily due to a decline in Erus’ solar system installations and resulting revenue decrease driven by COVID-19 restrictions and an increase in the time required to procure parts and necessary permitting.

Cost of Revenues

For the years ended December 31, 2020 and 2019, overall cost of revenues was $16.5 million and $25.0 million, respectively. This represents a decrease of $8.5 million, or 33.8%, primarily due to the corresponding revenue decrease at Erus resulting in decreases in costs of products sold of $8.1 million and labor costs of $0.3 million.

Gross Profit

For the years ended December 31, 2020 and 2019, our gross profit was $22.9 million and $29.6 million, our gross margin percentage was 58.1% and 54.2%, respectively. This represents a decrease of approximately $6.7 million, or 22.5%. This decrease is primarily due to the decreases in Erus’ revenue and cost of revenues as a percentage of revenue of 38% and 40%, in 2020 and 2019, respectively, as described above.

Total Net Operating Expenses

For the years ended December 31, 2020 and 2019, operating expenses were $20.2 million and $25.8 million, respectively. This represents a decrease of $5.6 million, or 21.7%. This decrease was primarily due to an increase of $2.1 million in equity method investment income related to a 50% non-controlling stake in Quantum which turned a profit in 2020 after a 2019 reorganization and long term strategy to return to profitability heading into 2020, a decrease in direct dealer payments of $1.6 million, a decrease in marketing expenses of $0.8 million and a decrease in marketing expenses at Greenwave of $1.2 million.

Operating Income

For the years ended December 31, 2020 and 2019, operating income was $2.7 million and $3.8 million, respectively. This represents a decrease of $1.1 million or 27.9%. This decrease is a result of the above described changes in revenues, cost of revenues, gross profit and operating expenses.

Corporate and Other Segment

Comparison of Operating Results for the years ended December 31, 2021, 2020, and 2019:

	Year ended December 31,			2021 vs 2020		2020 vs 2019
(Dollars in thousands)	2021	2020	2019	Increase (Decrease)	% Increase (Decrease)	Increase (Decrease)	% Increase (Decrease)
Revenues:
Debt investment interest income	$903	$2,676	$6,161	$(1,773)	(66.3)%	$(3,485)	(56.6)%
Loss on sale of investment securities	(712)	(97)	(124)	(615)	(634.0)%	27	21.8%
Unrealized gain (loss) on investment securities	3,169	645	(15,927)	2,524	391.3%	16,572	104.0%
Other revenue	706	310	1,273	396	127.7%	(963)	(75.6)%
Total revenues (loss)	4,066	3,534	(8,617)	532	15.1%	12,151	141.0%
Cost and expenses:
Cost of service	—	—	—	—	100.0%	—	100.0%
Total cost and expenses	—	—	—	—	100.0%	—	100.0%
Gross profit (loss)	4,066	3,534	(8,617)	532	15.1%	12,151	141.0%
Operating expenses (income)
Selling, general and administrative expenses	27,610	15,664	17,861	11,946	76.3%	(2,197)	(12.3)%
Managerial assistance fee, related party	11,874	12,245	12,169	(371)	(3.0)%	76	0.6%
Rent expense	—	34	34	(34)	(100.0)%	—	—%
(Income) loss from equity method investments	(514)	(213)	105	301	141.3%	(318)	(302.9)%
Loss on disposal of businesses	5,334	—	—	5,334	100.0%	—	100.0%
Asset impairment	—	—	9,587	—	—%	(9,587)	(100.0)%
Depreciation and amortization	64	31	55	33	106.5%	(24)	(43.6)%
Total net operating expenses	44,368	27,761	39,811	16,607	59.8%	(12,050)	(30.3)%
Operating loss	(40,302)	(24,227)	(48,428)	(16,075)	66.4%	24,201	(50.0)%
Other (expense) income	167	512	1,257	(345)	(67.4)%	(745)	(59.3)%
Net loss from continuing operations	(40,135)	(23,715)	(47,171)	(16,420)	(69.2)%	23,456	49.7%
Gain on sale of discontinued operations	176,799	31,806	—	144,993	455.9%	31,806	100.0%
Income from discontinued operations	28,090	16,288	1,428	11,802	72.5%	14,860	1,040.6%
Net income from discontinued operations, before tax	204,889	48,094	1,428	156,795	326.0%	46,666	3,267.9%
Income tax expense, discontinued operations	—	(1,402)	—	1,402	100.0%	(1,402)	100.0%
Income from discontinued operations	204,889	46,692	1,428	158,197	338.8%	45,264	3169.7%
Net income (loss) of continuing and discontinued operations	$164,754	$22,977	$(45,743)	$141,777	617.0%	$68,720	150.2%

Comparison of the years ended December 31, 2021 and 2020

Revenues

For the year ended December 31, 2021 and 2020, revenue was $4.1 million and $3.5 million, respectively. This represents an increase of $0.6 million, or 15.1%, primarily due to a reduction in interest income of $1.8 million due to existing debt investment positions partially offset by an increase in unrealized gain on investment securities of $2.5 million.

Total Net Operating Expenses

For the years ended December 31, 2021 and 2020, operating expenses were $44.4 million and $27.8 million, respectively. This represents an increase of $16.6 million, or 59.8%, primarily due to a $5.3 million loss on the disposal of Riverwalk, an additional $3.9 million of OSP fees due to a full year in 2021 as compared to six months in 2020, $3.4 million in fees paid to the Monitor, and $4.4 million of legal fees.

Operating Loss

For the years ended December 31, 2021 and 2020, operating loss was $40.3 million and $24.2 million, respectively. This represents an increase of approximately $16.1 million or 66.4%. This change can be explained as a combination of the above described changes in revenues and operating expenses.

Income from Discontinued Operations

For the years ended December 31, 2021 and 2020, income from discontinued operations was $28.1 million and $16.3 million, respectively. This represents an increase of $11.8 million or 72.5%. The 2021 income from discontinued operations is comprised of $24.3 million from the disposed Automotive retail segment and $3.8 million from the disposed Physical Therapy segment, the 2020 income from discontinued operations is comprised of net income of $16.0 million from the disposed Automotive retail segment, a net loss of $0.5 million from the disposed Physical Therapy segment and net income of $0.8 million from the disposal of PEO. The $8.3 million increase in income from discontinued operations in the Automotive Retail segment is due to the recovery of sales and selling and operating expenses due to the elimination of COVID-19 related restrictions on store openings and lockdowns. The $4.3 million increase in income from discontinued operations in the Physical Therapy segment is due to the recovery of sales and selling and operating expenses due to the elimination of COVID-19 related restrictions on surgical procedures and therapy services and lockdowns.

Gain on Sale of Discontinued Operations

For the years ended December 31, 2021 and 2020, gain on sale of discontinued operations was $176.8 million and $31.8 million, respectively. The 2021 gain is comprised of gains on the sales of the Automotive Retail and Physical Therapy segments of $102.4 million and $74.4 million, respectively. The 2020 gain of $31.8 million is the result of the sale of professional employer organizations (“PEO”), which included Matrix PEO Holdings, LLC (“Matrix”), and Surge PEO Holdings, LLC (“Surge”).

Comparison of the years ended December 31, 2020 and 2019

Revenues (Loss)

For the year ended December 31, 2020, revenue was $3.5 million, compared to a loss of $8.6 million for the year ended December 31, 2019. This represents a change of $12.2 million, or 141.0%, due to less Lending Operation investment capital deployed in 2020 due to losses associated with writedowns of investments of $16.6 million in 2019 offset by a decrease in debt investment interest of $3.5 million and a decrease in other revenue of $1.0 million due to less Lending Operation investment capital deployed.

Operating Expenses

For the years ended December 31, 2020 and 2019, operating expenses were $27.8 million and $39.8 million, respectively. This represents a decrease of $12.1 million, or 30.3%, primarily due to a $9.6 million non-cash impairment charge in 2019 related to the write down of assets due to abandonment related to changes in project construction plans with no corresponding write down in 2020 as well as a $1.1 million decrease in bad debt expenses, $0.7 million decrease in acquisition costs and $0.4 million decrease in advertising.

Operating Loss

For the years ended December 31, 2020 and 2019, operating losses were $24.2 million and $48.4 million, respectively. This represents a decrease of approximately $24.2 million or 50.0%. This change can be explained as a combination of the above described changes in revenues and operating expenses.

Income from Discontinued Operations

For the years ended December 31, 2020 and 2019, income from discontinued operations was $16.3 million and $1.4 million, respectively. This represents an increase of $14.9 million. The 2020 income from discontinued operations is comprised of net income of $16.0 million from the disposed Automotive Retail segment, a net loss of $0.5 million from the disposed Physical Therapy segment and $0.8 million from the disposal of PEO in 2020. The 2019 income from discontinued operations is comprised of net income of $1.4 million from the disposed Automotive retail segment, a net loss of $4.5 million from the disposed Physical Therapy segment and net income of $4.5 million from the disposal of PEO in 2020. The increase in income from discontinued operations in the Automotive Retail segment is due to the closing of a dealership in 2019 and the corresponding reductions in selling, general and administrative expenses in 2020 and impairment charges in 2019 with no corresponding charge in 2020. The decrease in net loss from discontinued operations in the Physical Therapy segment is due to the COVID-19 related lockdown in 2020 and the corresponding reductions in revenue and expenses which brought the segment to a near breakeven combined with an impairment charge in 2019 with no corresponding charge in 2020. The disposal of PEO was completed in February 2020, the reduction in income from discontinued operations is due to having only two months of operations in 2020 compared to a full year in 2019.

Gain on Sale of Discontinued Operations

The 2020 gain of $30.4 million is the result of the sale of PEO.

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes the consolidated balance sheets as of March 31, 2022 and December 31, 2021 and 2020:

	March 31,	December 31,
(Dollars in thousands)	2022	2021	2020
Cash and cash equivalents	$389,663	$356,574	$82,364
Total current assets	473,926	472,006	141,898
Total current liabilities	70,628	72,479	82,990
Working capital	403,298	399,527	58,908
Total assets	$699,498	$703,546	$540,521

Debt obligations are summarized below as of March 31, 2022 and December 31, 2021 and 2020:

	March 31,	December 31,
(Dollars in thousands)	2022	2021	2020
Floorplan payable	$—	$—	$6,288

Promissory notes	$55,200	$55,225	$22,898
Lines of credit	1,756	1,790	976
Total long-term debt	56,956	57,015	23,874
Less: current maturities	2,329	(2,205)	(23,649)
Less: debt issuance costs	(2,197)	(2,319)	—
Total long-term debt, net of current portion	$52,430	$52,491	$225

Note payable related party, current portion	$176	$6,458	$—
Note payable related party, net of current portion	$—	$—	$6,413

Finance lease liabilities	$545	$597	$81
Less: current portion	197	227	34
Finance lease liabilities, net of current portion	$348	$370	$47

Operating lease liabilities	$6,897	$8,061	$6,997
Less: current portion	3,572	3,992	2,706
Operating lease liabilities, net of current portion	$3,325	$4,069	$4,291

The Partnership’s cash flows from operating, investing and financing activities for the three months ended March 31, 2022 and for years ended December 31, 2021 and 2020 were as follows:

	March 31,	December 31,
(Dollars in thousands)	2022	2021	2020
Cash provided by (used in):
Operating activities	$(2,569)	$(9,928)	$(2,484)
Investing activities	44,415	257,881	66,538
Financing activities	(8,738)	37,977	(63,884)
Effect of exchange rate changes on cash	(19)	(19)	(38)
Net increase (decrease) in cash and cash equivalents	$33,089	$285,911	$132

Total cash and cash equivalents on hand for the three months ended March 31, 2022 and for the years ended December 31, 2021 and 2020 was $389.7 million, $356.6 million and $82.4 million respectively. In addition to this amount, there was total restricted cash of $19.2 million, $19.2 million and nil, respectively, as of March 31, 2022, December 31, 2021 and 2020. Included in cash on hand was $30.7 million, $23.5 million and $24.1 million as of March 31, 2022, December 31, 2021 and 2020, respectively, held by certain subsidiaries of the Partnership that was available for up streaming and immediate use without restriction. As of March 31, 2022, December 31, 2021 and 2020, the Partnership had working capital (current assets less current liabilities) of $403.3 million, $399.5 million and $58.9 million, respectively. Working capital is inclusive of approximately $2.3 million, $8.7 million and $23.6 million, respectively, in aggregate principal outstanding under the Partnership’s related party promissory note, line of credit and acquisition indebtedness. On June 29, 2022 the Partnership paid the $55.0 million Crestline loan in full plus fees and interest through the end of the year of $3.4 million.

Historically, the Partnership has incurred losses from continuing operations and has used cash to finance its operating activities. The Partnership incurred net income from continuing operations of $0.3 million and net loss of $36.4 million and used cash in operating activities of $2.6 million $9.9 million for the three months ended March 31, 2022 and the year ended December 31, 2021. The Partnership recorded net (loss) income of $(1.2) million and $168.7 million reflecting the recognition of a gain on the disposal of discontinued operations of nil and $176.8 million during March 31, 2022 and December 31, 2021. In 2022 and 2021, no distributions were made to investors. We may continue to generate operating losses and use cash in our operating activities for the foreseeable future.

As discussed in “Item 8. Legal Proceedings”, the Partnership, our General Partner and our portfolio companies are involved in a number of regulatory, litigation, arbitration and other proceedings, many of which expose the Partnership to potential financial loss. However, any liability originating from such contingencies which would require an outflow of cash would most likely not be charged to the Partnership, and if such payments were to occur, any such payments would most likely not occur until 2023 at the earliest and are not estimable at this time. Based on the complexity of these issues, the Partnership anticipates that the resolution of these matters will likely take substantial time. In many of the cases, there is still significant discovery and/or investigation to be completed. When combined with lengthy motion practice and possible trial and appeals, coupled with the slowdown due to the ongoing pandemic, some or all of these matters may not be resolved for several years, and we do not expect them to materially affect the liquidity of the Partnership through May 31, 2023.

In addition, the Partnership is indemnifying officers and directors, as well as GPB, its principals, representatives, and affiliates, for any costs they may incur in connection with such disputes as required by various agreements or governing law. This indemnification does not cover any potential future outcomes or settlements that result from these disputes.

Transactions completed through the date of the issuance of these consolidated financial statements, and the potential effects of certain other business transactions which are expected to close after the issuance of these consolidated financial statements have been taken into consideration by the Partnership in assessing its liquidity. There can be no assurance that the transactions that have not closed as of the date of these consolidated financial statements, will close within the estimated time period and under terms and conditions presently contemplated.

In determining its ability to meet its obligations, the Partnership takes into consideration the amount of cash on hand, working capital requirements, availability and repayment requirements of outstanding credit facilities, commitments for capital improvements to the business and to acquire additional businesses, and contingencies likely to arise from disputes and litigation. Proceeds from the sale of businesses are considered when such transactions have occurred or are considered probable of occurring.

The Partnership does not presently have a ready mechanism for raising additional financing or capital. The Partnership intends to pursue any additional financing or capital as needs arise. However, no assurances can be made that the Partnership will be successful in obtaining such financing or capital at all, or in amounts or on terms and conditions acceptable to us.

We believe we will have sufficient liquidity to meet our obligations as they come due in the normal course of business for a period of at least twelve months from the date of issuance of these consolidated financial statements.

See also “Item 8. Legal Proceedings” for discussion of the role of the Monitor with respect to the Partnership’s use of cash including regarding distributions to investors and indemnification obligations to GPB.

Three months ended March 31, 2022 compared to March 2021

Net cash used in operating activities was $2.6 million for the three months ended March 31, 2022 compared to $5.4 million for the three months ended March 31, 2021. This change of approximately $2.9 million was primarily due to a decrease in net income adjusted for non-cash items and an increase in cash generated by working capital in part due to increases in gain on disposal of business and debt investments of $7.7 million, inventories of $1.9 million, current assets of $1.0 million, accounts payable and accrued expenses of $3.0 million, due to related parties of $1.2 million, customer deposits of $10.0 million, discontinued operations of $7.3 million, decreases in unrealized gain on investment securities of $3.2 million, Depreciation and amortization of $2.4 million, accounts receivable of $2.6 million, contract assets $8.4 million, and other liabilities of $0.7 million.

Net cash provided by investing activities was $44.4 million for the three months ended March 31, 2022 compared to net cash used of $1.1 million for the three months end March 31, 2021. Cash flows from investing activities primarily relate to acquisitions, capital expenditures and divestitures. The increase in cash provided by investment activities of $45.5 million was primarily due to the sale of the Greenwave of $14.3 million during the three months ended March 31, 2022 with no sales during the three months ended March 31, 2021, an increase of $28.5 million in distributions received from investees, decreases in the purchase of property and equipment and payments for intangibles and log lived assets of $2.2 million and a decrease of $0.6 million in cash flows from discontinued operations during the three months ended March 31, 2022.

Net cash used in financing activities was $8.7 million for the three months ended March 31, 2022 compared to $1.3 million for the three months ended March 31, 2021. The increase in cash used in financing activities of $7.4 million was primarily due to increases in repayments of notes payable-related party of $6.5 million and distributions to partners of $2.1 million, decreases in proceeds from loans and lines of credit of $2.2 million, distributions to non-controlling interests of $0.7 million and discontinued operations of $2.6 million.

Year ended December 31, 2021 compared to December 31, 2020

On December 31, 2021, the Partnership had cash of approximately $356.6 million as compared to approximately $82.4 million as of December 31, 2020, representing an increase of $274.2 million. This increase in cash can be explained by net cash used in operating activities of $9.9 million; coupled with net cash provided by investing activities of $257.9 million, primarily attributed to proceeds from sale of businesses $143.6 million and distributions from investees of $189.3 million, and debt investments of $3.6 million partially offset by the purchase of a business of $60.5 million, payment of contingent consideration of $10.8 million and the purchase of property and equipment of $5.3 million; and by net cash provided by financing activities of $38.0 million, primarily attributed to proceeds of loans payable of $56.5 million partially offset by payments of debt issuance costs of $1.9 million and distributions to non-controlling interests of $12.2 million. Included in cash on hand as of December 31, 2021 and 2020 was cash of discontinued operations of nil and $7.5 million, respectively.

Net cash used in operating activities was $9.9 million for the year ended December 31, 2021 compared to $2.5 million for the year ended December 31, 2020. This change of approximately $7.4 million was primarily due to an increase in net income adjusted for non-cash items and an increase in cash generated by working capital in part due to increases in income from equity method investments of $3.0 million, unrealized loss on equity investment securities of $2.5 million, prepaid expenses of $1.9 million, contract assets of $8.7 million and other liabilities of $15.1 million, decreases in impairment of goodwill of $0.8 million partially offset by increases in bad debt of $1.7 million, inventories of $2.4 million, accrued expenses of $2.8 million, customer deposits of $6.6 million, other current liabilities of $1.3 million and discontinued operations of $8.2 million.

Net cash provided by investing activities was $257.9 million for the year ended December 31, 2021 compared to $66.5 million for the year ended December 31, 2020. Cash flows from investing activities primarily relate to acquisitions, capital expenditures and divestitures. The increase in cash provided by investment activities of $191.4 million was primarily due to the sale of the Orangeburg dealership of $24.6 million and Alliance of $119.0 million during the year ended December 31, 2021 compared to the sale of PEO of $66.9 million during the year ended December 31, 2020, an increase of $188.4 million in distributions received from investees, a decrease in purchases of property and equipment of $1.9 million and an increase of $1.3 million on collections of related party notes receivable partially offset by the acquisition of AHS for $58.3 million and Pro-Comp for $2.2 million in the Technology-Enabled Services segment, the payment of $10.8 million of contingent considerations, a decrease in proceeds from debt investments of $1.5 million and a decrease of $4.3 million in cash flows from discontinued operations during the year ended December 31, 2021.

Net cash provided by financing activities was $38.0 million for the year ended December 31, 2021 compared to net cash used of $63.9 million for the year ended December 31, 2020. The increase in cash provided by financing activities of $102.0 million was primarily due to decreases in repayments of notes payable-related party of $6.5 million and a decrease in the purchase of non-controlling interest of $6.5 million, decreases in distributions to limited partners and non-controlling interests of $45.6 million, primarily from the sale of PEO in 2020 of $57.7 million offset by the sale of Alliance in 2021 of $12.2 million and an increase in net borrowings of $49.9 million primarily due to the borrowings on AHS during the year ended December 31, 2021, partially offset by an increase in discontinued operations of $5.1 million.

Year ended December 31, 2020 compared to December 31, 2019

On December 31, 2020, the Partnership had cash of approximately $82.4 million as compared to approximately $70.7 million as of December 31, 2019, representing an increase of $11.7 million primarily due to cash increases in discontinued operations. This increase in cash can be explained by net cash used in operating activities of $2.5 million; coupled with net cash provided by investing activities of $66.5 million, primarily attributed to proceeds from sale of businesses and debt investments of $72.0 million partially offset by purchase of property and equipment of $7.3 million and by net cash used in financing activities of $63.9 million, primarily attributed to distributions to partners and non-controlling interest of $63.4 million. Included in cash on hand as of December 31, 2020 and 2019 was cash of discontinued operations of $7.5 million and $19.1 million, respectively.

Net cash used in operating activities was $2.5 million for the year ended December 31, 2020 compared to $2.9 million for the year ended December 31, 2019. This change of approximately $0.4 million was primarily due to an increase in net income adjusted for non-cash items and an increase in cash generated by working capital in part due to increases in equity method investments of $2.7 million, unrealized loss on equity investment securities of $16.6 million, asset impairment of $8.8 million, accounts receivable of $6.0 million, inventory of $2.6 million, contract assets of $11.1 million, accrued expenses of $3.9 million, gain on sale of discontinued operations of $31.8 million and cash flows from discontinued operations of $30.8 million partially offset by reductions in gain on disposal of business of $19.7 million, customer deposits of $15.0 million, accounts payable of $4.8 million, due to related parties of $4.4 million and other liabilities of $12.9 million.

Net cash provided by investing activities was $66.5 million for the year ended December 31, 2020 compared to $42.3 million for the year ended December 31, 2019. Cash flows from investing activities primarily relate to acquisitions, capital expenditures and divestitures. The increase in cash provided by investment activities of $24.2 million was primarily due to an increase in proceeds of $30.6 million from the sale of PEO for $66.9 million during the year ended December 31, 2020 compared to the sale of one business in the Technology enabled services segment for $36.3 million during the year ended December 31, 2019, combined with a purchase of a business in the Technology-Enabled Services segment of $18.2 million and an increase in ownership percentage for HPI of $8.0 million, in the year ended December 31, 2019 with no purchase activity in 2020 and an increase of $4.7 million in discontinued operations partially offset by a decrease in the proceeds from the sale of debt investments of $38.6 million.

Net cash used in financing activities was $63.9 million for the year ended December 31, 2020 compared to $15.6 million for the year ended December 31, 2019. The increase in cash used by financing activities of $48.3 million was primarily due to an increase in distributions to limited partners and non-controlling interests of $52.0 million partially offset by an decrease in discontinued operations of $3.5 million.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and reported amounts of revenues and expenses at the date of the financial statements. Certain accounting policies require us to make difficult and subjective judgments on matters that are inherently uncertain. The following accounting policies involve critical accounting estimates because they are particularly dependent on assumptions made by management. While we have made our best estimates based on facts and circumstances available to us at the time, different estimates could have been used in the current period. Changes in the accounting estimates we used are reasonably likely to occur from period to period, which may have a material impact on the presentation of our financial condition and results of operations.

Our most critical accounting estimates include those related to revenue, goodwill and intangible assets, acquisitions and reserves for potential litigation. We also have other key accounting policies for valuation of accounts receivable and expense accruals. However, these policies either do not meet the definition of critical accounting estimates described above or are not currently material items in our financial statements. We review our estimates, judgments and assumptions periodically and reflect the effects of revisions in the period that they are deemed to be necessary. We believe that these estimates are reasonable. However, actual results could differ materially from these estimates.

Revenue Recognition

The Partnership follows the provisions of ASC 606, Revenue from Contracts with Customers. Accordingly, revenue is recognized when the Partnership satisfies its performance obligations by transferring control over a product or service to a customer. The amount of revenue recognized is measured based on the consideration the Partnership expects to receive in exchange for these goods or services, and excludes any sales allowances, incentives, returns or taxes collected from customers which are subsequently remitted to government authorities. Shipping and handling associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment cost and are included in cost of revenues. Sales contracts may contain either single or multiple performance obligations. In instances where contracts contain multiple performance obligations, we allocate the revenue to each obligation based on the relative stand-alone selling prices based upon recorded sales of each product or service. Contracts do not contain a significant financing component.

Goodwill and Intangible Assets

We are required to test our goodwill and franchise value for impairment at least annually, or more frequently if conditions indicate that an impairment may have occurred. Goodwill is tested for impairment at the reporting unit level.

We test our goodwill and indefinite lived intangible assets for impairment on October 1 of each year. We evaluate our goodwill and intangible assets at the reporting unit level using a qualitative assessment process. If the qualitative factors determine that it is more likely than not that the fair value of the reporting unit exceeds the carrying amount, goodwill and intangible assets are not impaired. If the qualitative assessment determines it is more likely than not the fair value of the reporting unit is less than the carrying amount, then a quantitative valuation of our goodwill and intangible assets at the reporting unit level is performed and impairment, if any, would be recorded.

The qualitative factors we consider include, in part, the general macroeconomic environment, industry and market specific conditions for each reporting unit, financial performance including actual versus planned results and results of relevant prior periods, operating costs and cost impacts, as well as issues or events specific to the reporting unit. If qualitative factors are not sufficient to determine that the fair value of a reporting unit is more likely than not to exceed its carrying value, we perform a quantitative test of the reporting unit whereby we estimate the fair value of the reporting unit using an income approach or market approach, or a weighting of the two methods. Under the income approach, we estimate the fair value of our reporting unit based on the present value of future cash flows. Cash flow projections are based on Management's estimate of revenue growth rates and operating margins and take into consideration industry and market conditions as well as company specific economic factors. The discount rate used is based on the weighted average cost of capital adjusted for the relevant risk associated with the business and the uncertainty associated with the reporting unit's ability to execute on the projected cash flows. Under the market approach, we estimate fair value based on market multiples of revenue and earnings derived from comparable public companies with operating characteristics that are similar to the reporting unit. When market comparables are not meaningful or available, we estimate the fair value of the reporting unit using only the income approach.

Definite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. We review definite-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amount to future undiscounted cash flows the assets are expected to generate. If definite-lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds their fair market value.

As of December 31, 2021, we had $78.9 million of goodwill and $81.8 million intangible assets on our balance sheet. The goodwill and intangible asset impairment analysis, which we perform as of October 1 of each year, resulted in impairments of nil, $0.8 million and nil in 2021, 2020 and 2019, respectively.

Acquisitions

We account for acquisitions using the purchase method of accounting which requires recognition of assets acquired and liabilities assumed at fair value as of the date of the acquisition. Determination of the estimated fair value assigned to each asset acquired or liability assumed can materially impact our operating results in subsequent periods through depreciation and amortization and potential impairment charges.

The most significant items we generally acquire in a transaction are long-lived assets customer relationships, developed technology and goodwill. We estimate the fair value of property and equipment based on a market valuation approach. Additionally, we may use a cost valuation approach to value long-lived assets when a market valuation approach is unavailable. We apply an income approach for the fair value of customer relationships and developed technology which discounts the projected future net cash flow using an appropriate discount rate. Determining the fair value of acquired intangible assets requires us to exercise significant judgment. There are significant judgments inherent in discounted cash flows such as estimating the amount and timing of projected future cash flows, the selection of discount rates and other factors. Specifically, the selected discount rates are intended to reflect the risk inherent in the projected future cash flows generated by the underlying acquired intangible assets.

Reserves for potential litigation

We and our General Partner are involved in a number of regulatory, litigation, arbitration and other proceedings or investigations, and many of those matters expose us to potential financial loss. We record a liability when we believe that it is probable a loss will be incurred and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be estimated, we disclose the reasonably possible loss. We evaluate developments in our legal matters that could affect the amount of liability that has been previously accrued, if any, and the matters and related reasonably possible losses disclosed, and make adjustments as appropriate. Significant judgment is required to determine both the likelihood of there being and the estimated amount of a loss related to such matters.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CONTRACTUAL PAYMENT OBLIGATIONS

We are party to contracts associated with ongoing business and financing activities, which will result in cash payments to counterparties in future periods. Certain obligations are included in our Consolidated Balance Sheets included in Item 13. of this Registration Statement on Form 10, such as notes payable, which require future payments on contractually specified dates and in fixed and determinable, or estimable, amounts. Actual payments will likely vary, perhaps significantly, from estimates reflected in the table that follows.

The following table summarizes our payment obligations under certain contracts on December 31, 2021. The amounts presented are based upon, among other things, the terms of any relevant agreements. Future events that may occur related to payment obligations could cause actual payments to differ significantly from these amounts.

(Dollars in thousands)	2022	2023-2024	2025-2026	2027+	Total
Contractual Obligations
Notes payable, related party	$6,458	$—	$—	$—	$6,458
Debt obligations	2,205	2,803	5,513	46,494	57,015
Interest on debt and notes payable, related party	5,099	8,591	7,983	27,916	49,589
Operating and finance leases, including imputed interest	4,427	4,035	495	51	9,008
Total	$18,189	$15,429	$13,991	$74,461	$122,070

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in commodity prices, foreign currency exchange rates, and interest rates.

Commodity Price Risk

We are subject to risk from fluctuating market prices of certain commodity raw materials, including copper, which are used in our solar panels. Prices of these raw materials may be affected by supply restrictions or other market factors from time to time. We do not use financial instruments to hedge commodity risk. Significant price changes for these raw materials could reduce our operating margins if we are unable to recover such increases from our customers, and could harm our business, financial condition, and results of operations.

Foreign Currency Exchange Rate Risk

We are subject to foreign currency exchange risk for operations in India. If foreign currency exchange rates depreciate in these countries or regions, or any other country or region in which we may operate in the future, we may experience declines in our international operating results but such exposure would not be material to the consolidated financial statements. We do not use financial instruments to hedge foreign currency exchange rate changes. A hypothetical 10% increase in exchange rates would have increased our foreign exchange loss by $0.1 million and $0.0 million for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively.

Interest Rate Risk

Certain borrowings bear interest at floating rates based on LIBOR, as applicable, plus a specified margin. Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and operating expenses and reducing funds available for capital investments, operations and other purposes. We do not use financial instruments to hedge interest rate changes. A hypothetical 10% increase in our interest rates on our variable rate debt facilities would have increased our interest expense by $2.9 million and $3.4 million for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively.

Item 3. Properties

As of December 31, 2021 the Partnership has approximately 43 leases on office space and warehouse space across the US and in Mumbai, India. The Partnership also owns a parcel of land where an automotive dealership was formerly located in New York and an office building through a subsidiary in Mumbai, India. Both properties are owned free of mortgage. We believe that our facilities are sufficient for our current needs and are in good condition in all material aspects.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The Partnership is a limited partnership, and GPB serves as our General Partner pursuant to the LPA. As of July 22, 2022 and through the date of this filing, there is no person, entity or group who is known by us to be the beneficial owner of more than 5% of the outstanding Units of Holdings II.

SECURITY OWNERSHIP OF MANAGEMENT

As of July 22, 2022 and through the date of this filing, David Gentile, owns directly or indirectly 42 Class B Units.

Beneficial Owner Executive Officers and Directors	Class A Units Beneficially Owned	Percentage of Class A Units Beneficially Owned (%)	Class A-1 Units Beneficially Owned	Percentage of Class A-1 Units Beneficially Owned (%)	Class B Units Beneficially Owned	Percentage of Class B Units Beneficially Owned (%)	Class B-1 Units Beneficially Owned	Percentage of Class B-1 Units Beneficially Owned (%)
David Gentile**	—	—%	—	—%	42	*	—	—%
Robert Chmiel	—	—%	—	—%	—	—%	—	—%
Evan Cutler	—	—%	—	—%	—	—%	—	—%
Michael Emanuel	—	—%	—	—%	—	—%	—	—%
Michael Frost	—	—%	—	—%	—	—%	—	—%
Walter Bishop	—	—%	—	—%	—	—%	—	—%
Jane Kanter	—	—%	—	—%	—	—%	—	—%
Joseph LaPorta	—	—%	—	—%	—	—%	—	—%
Thomas Lemke	—	—%	—	—%	—	—%	—	—%
All executive officers and directors as a group (9 persons)	—	—%	—	—%	42	*	—	—%

*Less than 1%

**Mr. Gentile is the former Chief Executive Officer of GPB, effective as of February 2021 (see Recent Events in “Item 1. Business”)

CHANGE IN CONTROL

We and GPB are not aware of any arrangements with respect to our Units, which may at a subsequent date result in a change of control.

Item 5. Directors and Executive Officers

MANAGEMENT GENERAL OVERVIEW

As previously discussed in “Item 1. Business” section above, the Partnership is managed by GPB, through its affiliation with Highline. The main governing bodies that ultimately manage and make decisions for the Partnership are the GPB Acquisition Committee and Highline, including Highline’s Executive Officers as well as the Board, as described in this “Item 5. Directors and Executive Officers.” The Acquisition Committee and Highline each perform distinct functions on behalf of the Partnership as outlined below.

Appointment of Monitor and Application for Receivership

On February 11, 2021, the EDNY Court in the SEC Action appointed Joseph T. Gardemal III as an independent monitor over GPB (the “Monitor”) (the “Order”) until further order of the Court. The Court appointed the Monitor in response to a request from the SEC, which asserted that the Monitor was necessary to protect investors in light of the alleged misconduct of GPB Capital’s former CEO, David Gentile. In its February 4, 2021 complaint (“the Complaint”) in the SEC Action, the SEC alleged that Gentile, as the owner and then-CEO of GPB Capital, along with Jeffry Schneider, the owner of GPB’s placement agent, lied to investors about the source of money used to make 8% annualized distribution payments to investors. According to the SEC, Gentile and others allegedly told investors that the distribution payments were paid exclusively with monies generated by GPB portfolio companies, but as alleged, GPB actually used investor money to pay portions of the annualized 8% distributions. The Complaint further contains allegations that Gentile and others manipulated financial statements of certain limited partnership funds that GPB manages to perpetuate the deception by giving the false appearance that the funds’ income was closer to generating sufficient income to cover the distribution payments than it actually was. Moreover, the Complaint alleges that Gentile engaged in undisclosed self-dealing, including by omitting from investor communications certain conflicts of interest and fees and other compensation that he received, totaling approximately $8.0 million.

In support of the Order, the SEC contended that the Monitor would provide assurances to investors, GPB’s counterparties, and the public that an unbiased and qualified person who was not beholden to Mr. Gentile was vetting any significant transactions and decisions, and looking out for the interests of investors. Accordingly, pursuant to the Order, GPB shall (i) grant the Monitor access to all non-privileged books, records and account statements for the GPB-managed Funds, including the Partnership, as well as their portfolio companies; and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties. As noted below, the Order was amended on April 14, 2021 (the “Amended Order”).

The Monitor is required to assess the Partnership’s operations and business, and make recommendations to the EDNY Court, which may include continuation of GPB’s operations subject to the Monitorship, a liquidation of assets, or filing for reorganization in bankruptcy. The Order provides that the Monitor will remain in place until terminated by order of the EDNY Court, and grants the Monitor the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership and its subsidiaries, extensions of credit by them outside the ordinary course of business, decisions to make distributions to the limited partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions. The Monitor is not required to approve the issuance of the consolidated financial statements included with this Form 10, nor has management sought or obtained approval from the Monitor.

On April 14, 2021, the EDNY Court entered an Amended Order, providing that, in addition to the SEC and GPB, certain State regulators will receive access to the periodic reports filed by the Monitor pursuant to the Order. See “Note 17. Commitments and Contingencies” to our Consolidated Financial Statements for more information on the appointment of the Monitor.

On May 31, 2022, Gentile filed a motion in the SEC Action to modify the Amended Order pursuant to Rule 60(b) of the Federal Rules of Civil Procedure (“Rule 60(b) Motion”). In his Rule 60(b) Motion, Gentile seeks a Court order to, among other things, (i) narrow the scope of the Monitor’s responsibilities; and (ii) direct the Monitor to ensure that GPB does not sell or otherwise dispose of assets or portfolio companies that the Partnership owns before the completion of a “strategic assessment” to be conducted by three managers Gentile purportedly appointed to GPB on May 27, 2022. On that same day, May 31, 2022, the Monitor notified Gentile and GPB that Gentile’s purported appointment of three new managers to GPB without Monitor approval, amongst other things, was in violation of the Amended Order. Gentile and GPB were, at that time, given ten (10) business days to cure the violation of the Amended Order. The cure period has since run without any steps having been taken to respond to the Monitor’s notification of violation of the Amended Order.

On June 13, 2022, the Securities and Exchange Commission filed by Order to Show Cause in the SEC Action an application to (i) convert the existing Monitorship over GPB and the GPB-managed funds to a Receivership, and appoint the previously-appointed Monitor, Joseph T. Gardemal III, as Receiver; and (ii) impose a litigation injunction on cases filed against GPB and the GPB-managed funds (the “Receivership Application”). The Receivership Application and the Proposed Order Appointing Receiver and Imposing Litigation Injunction (the “Proposed Order”) were filed with the EDNY Court with consent of GPB’s management.

The Receivership Application seeks appointment of Mr. Gardemal as Receiver in order to, in part, streamline the process by which GPB and the GPB-managed funds liquidate remaining portfolio company assets and distribute money to limited partners, subject to the EDNY Court’s supervision. The Proposed Order grants to Mr. Gardemal, generally, all powers and authorities previously possessed by the entities subject to the Proposed Order, as well as the powers possessed by the officers, directors, managers and others previously in charge of those entities, and permits him to, among other things, take all such actions necessary to preserve receivership assets.

Additionally, the Receivership Application includes a proposed stay of all Federal and State actions (as well as any arbitrations) presently pending against GPB and the GPB-managed funds, and provides for a centralized claims process for GPB limited partners, in the U.S. District Court for the Eastern District of New York, to prevent potentially disparate actions in different courts that could negatively impact the assets proposed to be subject to the EDNY Court’s jurisdiction and control.

The Rule 60(b) Motion and the validity of the appointment of the new managers are presently under consideration by the EDNY Court, along with the Receivership Application.

GPB Summary

GPB is a Delaware limited liability company, registered as an investment adviser with the SEC. Under the Partnership’s LPA, GPB conducts and manages our business. However, pursuant to a Management Services Agreement with Highline (the “MSA”), Highline oversees all day-to-day functions of the Partnership and its subsidiaries, including management of all underlying assets, human capital, accounting and financial reporting, and operations. The main governing body internal to GPB is the Acquisition Committee. While GPB, through its Acquisition Committee, controls all major asset acquisition and divestiture decisions concerning the Partnership, Highline is responsible for reporting and monitoring distributions to our Limited Partners.

Acquisition Committee

The Acquisition Committee is currently composed of three members appointed by GPB; however, GPB may increase or decrease the size of the Acquisition Committee, and nominate and remove Acquisition Committee members at its sole discretion. Currently, the members of the Acquisition Committee are Robert Chmiel, Michael Emanuel and Nico Gutierrez. Pursuant to letter agreements with us, Acquisition Committee members agree to serve on such committee for automatically renewing one year terms, and provided that either party may terminate the relationship at any time that they will use their best judgment when making recommendations on acquisitions and divestiture decisions for us and will regularly attend committee meetings.

According to the Acquisition Committee governing charter, the authority and responsibilities of the Acquisition Committee include:

•	Understanding our mission and organizational goals and how they underscore and support the objectives of the portfolio companies.

•	Reviewing and advising on proposed acquisitions based on the consistency, viability and fit of those proposed acquisitions with our acquisition and operational criteria.

•	Voting on acquisitions and divestitures, which require the approval of at least 75% of the Acquisition Committee members in order to proceed with a particular investment decision.

Notwithstanding the above, GPB’s Acquisition Committee asset acquisition and divestiture decisions concerning the Partnership that constitute a Significant Transaction are subject to required approval by the Board. A “Significant Transaction” means (i) a transaction that meets the definition of a Significant Subsidiary contained in Regulation S-X under federal securities laws; or (ii) based on criteria otherwise determined by the Board.

Acquisition Committee members are not independent and are affiliated with either GPB or Highline. The members are not separately compensated for their service on the Acquisition Committee. The below chart reflects the Acquisition Committee make up and their tenure on the committee:

Name	Position	Tenure
Robert Chmiel	Committee Chair Person	March 2021 - Present
Michael Emanuel	Committee Member	December 2021- Present
Nico Gutierrez	Committee Member	December 2021- Present
Michael Frost	Committee Member	September 2020 - June 2022
Daniel Rainey	Committee Member	September 2020 - June 2022

Advisory Committee

During 2021, GPB had an Advisory Committee composed of three members appointed by GPB. The Advisory Committee was responsible for reviewing and approving all related party transactions involving the Partnership. In February 2022, with the Monitor’s approval, the Advisory Committee was disbanded.

Code of Ethics and Business Conduct

GPB’s Code of Ethics and Compliance Manual applies to all officers and employees of GPB and Highline. A copy of our code of ethics is posted on our website at http://www.gpb-cap.com.

GPB Executive Leadership

GPB’s principals are experienced financial, management, legal and accounting professionals with several decades of combined private investment and acquisitions experience. None of the GPB Executive Leadership have familial relationships with each other or any person listed in this “Item 5. Directors and Executive Officers” or “Item 6. Executive Compensation”. The current executive leadership of GPB is as follows:

Robert Chmiel, Chief Executive Officer and Chief Financial Officer

Robert Chmiel, 61, Chief Executive Officer (since July 2021), Interim Chief Executive Officer (from February 2021 to June 2021), Chief Financial Officer of GPB (since November 2019) and head of the investment team (July 2022), leads all aspects of the firm, including investment management, accounting and finance, legal and compliance, investments, and communications and investor relations. Mr. Chmiel has extensive experience in due diligence and SEC filings for publicly traded companies. His experience also includes six years of various finance roles with The Walt Disney Company, most notably as a senior member of the executive team which launched Disney Online. Most recently, he was the CFO of Orion Resource Partners, a $4 billion New York-based commodity-themed investment manager. Prior to Orion, Mr. Chmiel was the CFO and Head of Marketing for Pia Capital Management, a Greenwich, CT- based global macro hedge fund. Before Pia, Mr. Chmiel was the Managing Principal of RC Financial Group LLC, a financial consulting firm which specialized in due diligence services, capital raising, marketing and CFO services to hedge funds, private equity funds as well as to small and micro-cap public companies. Mr. Chmiel holds a Master of Business Administration from the Wharton School of Business at the University of Pennsylvania and a Bachelor of Arts in Economics from the College of the Holy Cross.

Michael Emanuel, GPB General Counsel and Chief Compliance Officer

Michael Emanuel, 55, is the General Counsel and Chief Compliance Officer of GPB (since August 2020) and is responsible for all legal, compliance and regulatory functions. Mr. Emanuel joined GPB from Stroock Stroock & Lavan, a New York-based law firm where he served as a partner (March 2018 - July 2020). There, he advised clients in matters relating to fund, adviser and family office legal, compliance and regulatory infrastructure. Mr. Emanuel has focused his career practice on investment adviser and investment company regulation, the representation of investment funds and investment advisors in the formation, structuring, capitalization and operations of investment funds and management businesses. Prior to becoming a law firm partner, Mr. Emanuel spent over 20 years as a general counsel, chief compliance officer, chief operating officer and senior vice president at leading registered investment management firms, family offices, global banks and other financial services and law firms, most recently at Eagle Investment Solutions (from June 2010 – March 2018). Mr. Emanuel received his Juris Doctor degree from Fordham University and his Bachelor of Science in Accounting from Washington University.

Highline Management, Inc. Summary

In January of 2020, Highline was formed as a wholly-owned subsidiary of GPB to provide services to the GPB-managed partnerships as described below under “Highline Management Services Agreement.” Highline’s formation followed the completion of an independent special investigation by outside legal counsel as a response to recommendations made by GPB’s predecessor Audit Committee to certain allegations brought against the General Partner as described in “Item 3. Legal Proceedings”. The predecessor Audit Committee made recommendations that led to us undertaking a series of restructuring activities to accomplish a number of objectives including, but not limited to: (i) further enhancement of the corporate management structure, with additional professionals knowledgeable in the industry and commensurate with the complexity and demands of the business of the Partnership; (ii) formalization, to the extent possible, of the commitment to share human resources, facilities and operating assets among and between the entities that comprise the Partnership; and (iii) further development of the independent oversight of the corporate governance structure and framework to help enable the Partnership to achieve its goals, control risks and promote compliance with applicable laws, rules and regulations. To that end, Highline was authorized to, and established the Board, initially consisting of five members, three of which are “independent”, as that term is used in the NYSE listed company manual. To address its oversight and governance purposes, the Board established three committees, each consisting entirely of independent members – an Audit Committee, a Governance Committee, and a Compensation Committee. Additionally, these restructuring activities were designed and implemented, in part, to establish independent committees responsible for overseeing GPB’s management related to the Partnership’s affairs, establish additional layers of responsibility within the Partnership’s governance structure, and enhance internal controls. Highline maintains personnel responsible for monitoring cybersecurity risks for Highline and GPB. Cybersecurity risks, which include our portfolio companies’ supply chains, suppliers and service providers, are monitored under the direction of the Highline Board of Directors by the Vice President of IT Operations and the investment team. If such a risk is deemed to be material, it is raised with the Board to discuss and take further action, if necessary.

Highline Board of Directors

The Board currently consists of four members (the “Directors”). The Directors are Walter Bishop, Jane Kanter, Joseph LaPorta and Thomas Lemke. The three independent Directors are Walter Bishop, Jane Kanter and Thomas Lemke. David Gentile, the former Chief Executive Officer of GPB, served as Chairman of the Board and Joseph LaPorta served as a senior advisor to GPB’s healthcare strategy until February 2022. In February 2021, both David Gentile and Thomas Hawkins resigned their Board positions. Mr. Gentile’s position as Chairman was assumed by Michael Frost following Mr. Gentile’s resignation, until February 2022, and Thomas Lemke replaced Mr. Hawkins as a Director. In February 2022, Mr. Frost resigned from the Board, and Jane Kanter replaced Mr. Frost as the Board’s Chair. The biographies of current Board members are contained in this “Item 5. Directors and Executive Officers.”

Highline Management Services Agreement

Highline provides certain services to GPB as set forth in the MSA dated January 1, 2020. The May 2020 Amendment to the MSA set forth that the MSA would be in effect for an initial three-year term, effective as of January 1, 2020 through December 31, 2022. The MSA was subsequently amended in August 2021, under which the initial term of the MSA was extended as a five-year term, through December 31, 2024.

Highline provides significant management and operational services to GPB through the MSA with respect to limited partnerships (“LPs”) managed by GPB, including the Partnership, which are operating holding companies engaged in the business of acquiring and managing operating businesses and certain loans and debt positions held by the LPs and their affiliates. Pursuant to the MSA, Highline provides strategic management, day-to-day operational oversight, administration, acquisition and disposition oversight, and accounting and financial reporting services to GPB with respect to the LPs and affiliates. Highline has agreed to provide the following services to the Partnership (but not to the businesses owned by the Partnership which are managed day-to-day by their own management teams) pursuant to the MSA:

•	Manage and oversee the day-to-day affairs and operations of the Partnership including developing corporate strategy and business plans, and managing annual budgets;

•	Manage, oversee and facilitate the accounting and payment functions, including necessary cash management services with respect to the operations of the Partnership;

•	Manage and oversee the administration, operations, financial accounting and financial reporting for the Partnership, including managing the preparation of financial statements for the Partnership;

•	Manage the process for the audits of the financial statements of the Partnership;

•	Manage and oversee the process of obtaining third-party valuations of the Partnership in accordance with the LPA and the Class A and Class A-1 PPM dated July 2018;

•	Communicate regularly and provide written reports (no less frequently than monthly) concerning the financial status and financial performance of the Partnership to GPB, including providing regular (no less frequent than monthly) asset management reports and updated financial models for the Partnership;

•	Provide periodic market data and information (no less frequent than quarterly) relating to the businesses of the Partnership reasonably requested by GPB for investor marketing and communication purposes;

•	Review and approve “Significant Transactions” approved by GPB’s Acquisition Committee. A Significant Transaction shall mean (i) a transaction that meets the definition of a Significant Subsidiary contained in Regulation S-X under federal securities laws; or (ii) based on criteria otherwise determined by the Board;

•	Review and approve any material change in the investment strategy of the Partnership; and

•	Perform such other services as may be reasonably requested by GPB and which are reasonably acceptable to Highline.

As compensation for the services to be rendered by Highline, the Partnership pays an operation service provider fee, or OSP, to Highline at an annual amount agreed to by GPB and Highline, subject to the Board’s approval, following Highline’s delivery of the annual written budget to GPB. The OSP fees are based on budgeted salaries and expenses for a given 12-month annual period relating to accounting and finance personnel at Highline allocated to the Partnership based on the proportion of Partnership assets to the total assets of all GPB managed entities. In 2021 and 2020, OSP fees paid to Highline amounted to $5.3 million and $1.4 million, respectively.OSP fees began being charged to the Partnership in the fourth quarter of 2020. The full year of OSP fees in 2021 compared to the one quarter in 2020 drives the increase year over year.

The Board oversees the business and affairs of Highline. Among other things, the Board establishes Highline’s overall corporate policies and reviews and oversees the performance of Highline’s senior management in (i) executing Highline’s business strategy, (ii) managing the day-to-day operations of Highline, and (iii) managing the LPs and affiliates, including the Partnership, in accordance with the MSA. The Board also acts as an advisor to Highline’s senior management team. The Board’s mission is to further the long-term interests of the LPs. The Board is kept informed of Highline’s businesses through discussions with Highline’s management, primarily at meetings of the Board and its Committees, and through reports and analyses presented to the Board by Highline’s senior management. Additionally, significant communications between Highline’s Directors and management occur apart from such meetings. The Board also reviews and approves Significant Transactions approved by the GPB Acquisition Committee and any material change in investment strategy of the Partnership or any of the LPs.

The Board believes the Directors’ diverse experience, qualifications, and skills in strategic and financial planning, operations, risk management, complex transactions, leadership development, and regulatory compliance provide Highline and its management team with a comprehensive range of perspectives. The biographies below describe the skills, qualities, attributes, and experience of the Directors.

Name	Position with Highline	Director Tenure
Walter Bishop+	Director	January 2020 - Present
Jane Kanter+	Director and Chair	January 2020 - Present
Joseph LaPorta	Director	January 2020-Present
Thomas Lemke+	Director	April 2021 - Present

+ Independent director

Jane Kanter, Board Chair, Independent Director, and Chair of the Governance Committee

Jane Kanter, 72, currently serves as Director of 2nd Vote Value Investments, Inc. and Chief Operating Officer of 2nd Vote Advisers, LLC, which is the sponsor and investment manager of three SEC registered exchange traded funds and adviser to numerous separately managed accounts. From January 1, 2018 through December 31, 2019, Ms. Kanter served as Chief Counsel of Manifold Partners, LLC, which is as an investment adviser to private investment funds and separately managed accounts. From June 2014 through September 2016, Ms. Kanter served as General Counsel and Chief Operating Officer of ARK Investment Management LLC, a prominent investment adviser that focuses on disruptive innovation and offers investment advice to retail and institutional investors. From May 1997 through June 2014, Ms. Kanter was a Senior Partner at Dechert LLP, a leading global law firm that delivers practical commercial advice on complex matters and transactions. Starting in 1980, Ms. Kanter has worked in the financial services industry in various capacities: in private legal practice as a senior partner with various law firms, with T. Rowe Price Associates as Vice President and Legal Counsel, and at the SEC’s Division of Investment Management as the Head of the Investment Company Disclosure Study. Ms. Kanter has published numerous articles on topics concerning investment advisers and asset management firms. Ms. Kanter has also acted as a consultant to foreign governments and foreign and domestic regulatory bodies on matters relating to the regulation of securities, securities markets and specialized asset management issuers. The Board has concluded that Ms. Kanter’s qualifications to serve on the Board include, among other things, her vast experience in counseling financial services firms, both as a senior executive and as a senior partner with one of the nation’s leading law firms.

Walter Bishop, Independent Director and Chair of the Audit Committee

Walter (“Wally”) Bishop, 60, served as Managing Director within Deutsche Bank’s (“DB”) USA Regional Management Team, responsible for several key roles within DB’s U.S. operations including, Chief Operating Officer for DB’s U.S. Bank ($40Bn), Chairman of the Board for DB Trust Company Delaware, member of the Board of Directors and Branch Manager for DB Cayman Islands Branch ($100Bn) and Head of Governance for Capital Management and Stress Testing, from January 2015 until his retirement in June 2019. Prior to DB, Bishop worked as a manager at KPMG Peat Marwick in the financial services audit practice, managing audits for several key financial services clients, including Manufacturers Hanover and Donaldson, Lufkin & Jenrette Securities Corp. Mr. Bishop also served as Chief Financial Officer and Deputy General Manager for Nordbanken’s U.S. operations and Chief Administrative Officer for Barclays Bank U.S. Mr. Bishop most recently served as a Senior Advisor to Thunder Bridge Capital Acquisition II ($300M IPO). Mr. Bishop is a Certified Public Accountant (CPA), Chartered Financial Analyst (CFA) and Project Management Professional (PMP). The Board has concluded that Mr. Bishop’s qualifications to serve on the Board include, among other things, his management and financial experience as a senior executive of a large banking firm and his qualifications as a “financial expert” under the rules of the federal securities laws.

Joseph LaPorta, Director

Joseph J. LaPorta, 55, has been President, Chief Executive Officer, and Board Director for Healthcare Linen Services Group, a healthcare services company, since October 2018. From June 2015 to November 2018, he was President and Chief Executive Officer of Persante Health Care, a multi-location provider of sleep and balance diagnostic management services. From November 2012 to October 2015, he served as President and CEO of Flexeon Rehabilitation, a multi-unit operator of rehabilitation and outsourced managed services. He served as President and CEO/COO of Criticare Systems & Unetixs Vascular. Prior to that, he held leadership roles with McKesson Corporation and GE Healthcare. Mr. LaPorta is also a Senior Advisor to GPB’s Healthcare Strategy Group and serves as the Chairman of GPB’s sole healthcare portfolio company, Alliance Physical Therapy Partners, LLC, a large multi-unit provider of physical therapy services. Mr. LaPorta serves as an adjunct professor in the College of Management & Business at National Louis University. The Board has concluded that Mr. LaPorta’s qualifications to serve on the Board include, among other things, his extensive experience as a senior executive with a variety of successful companies.

Thomas Lemke, Independent Director and Chair of the Compensation Committee

Thomas Lemke, 67, is a retired financial services industry executive with over 35 years of experience, including experience in various senior management positions with financial services firms, in addition to multiple years of service with the Securities and Exchange Commission and with a major law firm. He has a background in internal controls, including legal, compliance, internal audit, risk management, and fund administration, and has served as general counsel for several financial services firms. He has familiarity with a variety of financial, governance, accounting, investment, regulatory, risk, and operational matters through his prior experience (including as Executive Vice President, General Counsel, and Head of the Governance Group of Legg Mason, Inc.). He has gained experience as an independent director of several registered investment companies. Finally, Mr. Lemke is co-author of a number of legal treatises on the regulation of mutual funds, investment advisers, and broker-dealers. The Board has concluded that Mr. Lemke’s qualifications to serve on the Board include, among other things, his extensive experience with a variety of financial, governance, accounting, investment, regulatory, risk, and operational matters.

Highline Audit Committee

The Highline Audit Committee (the “Audit Committee”) consists of at least three independent members of the Board. The members are appointed by the Board and serve on the Audit Committee as long as they continue to serve as independent members of the Board. Per the Audit Committee charter, each member must be financially literate in accordance with New York Stock Exchange requirements and at least one member of the Audit Committee shall be an “audit committee financial expert” as such term is defined in the rules and regulations promulgated by the SEC. Mr. Bishop is the Board’s audit committee financial expert.

The Audit Committee is currently composed of three members – Walter Bishop, Jane Kanter and Thomas Lemke. The Board has determined that the Audit Committee members are independent, as that term is used in the NYSE listed company manual, from both GPB and Highline. Board members are compensated as stated in “Item 6. Executive Compensation.”

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent auditors engaged for the purpose of rendering an audit report on the financial statements of the Partnership or performing other audit, review or related services for the Partnership. The Audit Committee’s responsibilities include resolutions of any disagreements between management of the Partnership and the independent auditors regarding financial reporting. The independent auditors report directly to the Audit Committee. Specifically, the Audit Committee ensures:

•	The integrity and quality of the financial statements of the Partnership and other entities as may be relevant to the audit of the Partnerships financial statements;

•	The qualifications, independence and performance of the Partnership’s independent auditors;

•	The adequacy and effectiveness of the Partnership’s accounting systems, disclosure controls and system of internal controls; and

•	The issuance of audited financial statements by the Partnership.

In the course of performing these functions, the Audit Committee reports regularly to the Board. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Partnership, GPB or affiliated entities and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.

Highline Compensation Committee

The Highline Compensation Committee (the “Compensation Committee”) is responsible primarily for (i) overseeing and making recommendations as to the compensation of Highline’s executive officers and Directors, (ii) overseeing Highline’s overall compensation structure, policies, and programs, and (iii) reviewing and approving disclosures regarding the compensation of Highline’s executive officers and Directors for this Form 10 filing and other filings made by or on behalf of the Partnership, in accordance with the applicable rules and regulations of the SEC and any other applicable rules and regulations.

The number of individuals serving on the Compensation Committee is determined by the Board from time to time, but consists of no fewer than three (3) members, each of whom must satisfy the independence requirements of the Board, the New York Stock Exchange, the Exchange Act, and any other applicable rules and regulations of the SEC. The members of the Compensation Committee are appointed by the Board for an initial term of one (1) year and may be replaced or removed by the Board at any time. The current members of the Compensation Committee are Thomas Lemke, Jane Kanter and Walter Bishop.

The Compensation Committee reviews and advises the Board in the following areas when determining Director and Executive Officer compensation:

Incentive-Compensation and Equity-Based Plans:

•	Reviews and approves the recommendations of Highline’s management regarding any grants and awards under the Highline’s incentive-based compensation plans and equity-based plans, if any, in each case consistent with the terms of such plans; and

•	Reviews and makes such recommendations to the management of Highline, as the Compensation Committee deems advisable, with regard to policies and procedures for granting incentive-based compensation and equity-based awards, if any, by Highline.

Matters Related to Highline’s President:

•	Reviews and approves the corporate goals and objectives, which may be relevant to the compensation of Highline’s President (the “President”);

•	Evaluates the President’s performance in light of the goals and objectives that were set for the President and determines and approves the President’s compensation level based on such evaluation. In connection with determining the long-term incentive component of the President’s compensation, the Compensation Committee may consider a number of factors, including Highline’s performance and the performance of the Limited Partners and Partnership, the value of similar incentive awards to Presidents at comparable entities, and the long term compensation given to Highline’s President in past years; and

•	Reviews and approves, at least annually, the aggregate amount of base salary and annual incentive compensation that may be paid to the President.

Matters Related to Compensation of the Officers Other Than the President:

•	Reviews and approves the compensation of all executive officers of Highline other than the President, as recommended by management; and

•	Reviews and approves, at least annually, the aggregate amount of base salary and annual incentive compensation that may be paid to Highline’s officers.

Further, if it is determined that disclosure by the Compensation Committee of its review, discussions with management, and analysis of Director and executive officer compensation (“Compensation Disclosure”) is required to be included in filings made by or on behalf of the Partnership, it reviews and approves such disclosure, prepared by management, with the assistance of its outside counsel and in accordance with SEC requirements, and makes a recommendation to the Board as to whether the Compensation Disclosure, in the form provided to the Board, should be included in the required filings for the Partnership.

Highline Governance Committee

The Highline Governance Committee (the “Governance Committee”) assists the Board in (i) identifying and discussing corporate governance issues with a view to providing guidance and recommendations to the Board and management regarding such matters, (ii) developing a set of corporate governance guidelines and other corporate governance related documents, (iii) establishing criteria for selecting new Board members, (iv) identifying, evaluating, and nominating candidates to serve as Board members, (v) reviewing annually the independence of each of the independent Directors and reporting its findings to the Board, (vi) overseeing the annual evaluation and self-assessment of the effectiveness and performance of the Board and each of the Directors, including making recommendations to the Board as to any improvements it deems advisable, and (vii) developing, proposing, and administering Highline’s Related Party Transactions policies and procedures, as such policies and procedures are approved and adopted by the Board for Highline to implement for the Partnership. The current members of the Governance Committee are Jane Kanter, Thomas Lemke and Walter Bishop.

The Board, in consultation with the Governance Committee, establishes criteria for Board membership, which reflects the requirements of applicable laws and regulations, while taking into consideration factors as the Board deems appropriate. These factors include director independence, diversity, age, skills, management experience in businesses and other organizations of comparable size, and the extent to which the candidate and his or her experience complements, enhances or supports the Board’s ability to oversee the affairs and business of Highline, including the ability of the Board committees to fulfill their duties and responsibilities. Based on these criteria, the Governance Committee identifies individuals qualified to become independent Board members and recommends to the Board appropriate candidates for appointment to the Board. Any director candidate proposed for appointment and/or election to the Board must receive the concurrence of the full Board before the Chair of the Board can extend a formal invitation to the candidate to join the Board. Prior to any candidate becoming a member of the Board, the candidate must be approved in accordance with the Bylaws of Highline.

Further, at the behest of the Board, the Governance Committee is charged with the Board’s annual performance self-evaluation and the Board’s assessment of the executive management personnel of Highline. If requested to assist the Board with its self-evaluation, the Governance Committee will work with the Board and its outside counsel to create a process that includes sufficient detail and anonymity to assure that the process can achieve its self-evaluation goals.

Code of Ethics and Business Conduct

GPB’s Code of Ethics and Compliance Manual applies to all officers and employees of GPB and Highline. A copy of our code of ethics is posted on our website at http://www.gpb-cap.com.

Highline Management, Inc. Executive Officers

Robert Chmiel, Chief Executive Officer

See “GPB Executive Leadership” section above for Mr. Chmiel’s complete biography. Mr. Chmiel was CFO of Highline from July 2020 through January 2022.

Michael Emanuel, General Counsel

See “GPB Executive Leadership” section above for Mr. Emanuel’s complete biography.

Evan Cutler, Chief Financial Officer

Mr. Cutler, 37, Chief Financial Officer (since January 2022) previously served as Senior Controller of Highline, and formerly GPB, since April 2019. Mr. Cutler leads all financial aspects of Highline, including finance and accounting, financial reporting, and taxes, and assists in all other areas of Highline’s business. Mr. Cutler was previously Controller of Capstone Investment Advisors from 2015 to 2018, where he led the fund accounting group and was responsible for P&L, review and monitoring of operations functions, month end close processes, regulatory filings, financial statements, taxes, investor due diligence meetings and new fund launches from an accounting and operational perspective. Mr. Cutler also was a member and presenter to the valuation committee of Capstone Investment Advisors. Mr. Cutler has 14 years total experience in the investment management industry, is a Certified Public Accountant licensed in the state of New Jersey, and has a B.S. from Montclair State University.

Departure of Directors or Principal Officers

On June 30, 2022, pursuant to mutual agreement, Michael Frost ceased serving as President and Chief Investment Officer of Highline and as a member of GPB’s Acquisition Committee.

On June 30, 2022, pursuant to mutual agreement, Daniel Rainey ceased serving as a Managing Director of Highline and as a member of GPB’s Acquisition Committee.

ADMINISTRATOR

GPB has engaged Phoenix American Services, Inc. (the “Administrator”) to perform various third-party administrative services for us, including certain investor administration and investor relations functions. Phoenix provides investor administration functions including: new business processing, bank account management, electronic document management, database and file management, electronic and physical data storage, confirmation letters and investor / financial representative record access through a customized web portal. Investor relations functions include: distributions and redemptions processing, account summary, commission calculation, tax reporting and Office of Foreign Asset Control (“OFAC”) compliance.

Item 6. Executive Compensation

Overview

The Partnership does not have “Executive Compensation.” As previously discussed in “Item 1. Business” above, the Partnership is managed by GPB through its affiliation with Highline. The governing bodies that ultimately manage and make decisions for the Partnership are the GPB Acquisition Committee and Highline, including Highline’s Directors and Executive Officers, and the Highline Audit Committee (previously described in “Item 5. Directors and Executive Officers”). The Acquisition Committee and Highline each perform distinct functions on behalf of the Partnership as outlined in “Item 5. Directors and Executive Officers.”

We have set forth below the compensation of all persons who served as a principal executive officer or principal financial officer of GPB and Highline, and the other applicable executive officers of GPB and Highline, during the year ended December 31, 2021. For certain officers, a portion of the compensation was paid by GPB and the remainder was paid by Highline and the applicable tables reflect the respective amounts paid by each of them.

Also, we have set forth below the compensation paid to the members of the GPB Advisory Committee and Highline Board of Directors during the year ended December 31, 2021. As the members of the GPB Acquisition Committee are not separately compensated for their service on the Acquisition Committee, compensation information for the Acquisition Committee is not set forth below.

GPB Executive Compensation

The cash compensation with respect to 2021 that was payable by GPB to each of GPB’s executive officers who were serving as of December 31, 2021 in respect of their services to GPB is set forth in the GPB 2021 Summary Compensation Table below. The amount of the payments for each of those executive officers was approved by the Monitor. The executive officers did not receive any equity awards or other non-cash compensation from GPB in 2021, and they participated in employee benefit plans and retirement plans that are sponsored and maintained by Highline.

Employment Agreements with Robert Chmiel and Michael Emanuel

On November 1, 2021, GPB and Highline entered into employment agreements with each of Robert Chmiel and Michael Emanuel, pursuant to which Mr. Chmiel serves as Chief Executive Officer and Chief Financial Officer of each of GPB and Highline and Mr. Emanuel serves as General Counsel and Chief Compliance Officer of GPB and General Counsel of Highline.

Each agreement provides that the executive will receive annualized compensation of $1,000,000, of which $750,000 is payable in equal semi-monthly installments throughout the year and the remaining $250,000 is payable in a lump sum each year, occurring on April 30, 2021 and on February 15 of each year thereafter. Each $250,000 is subject to repayment if, within one year following the date of payment, the executive is terminated for Cause (as defined in the agreements) or voluntarily terminates without Good Reason (as defined in the agreements and summarized below).

In addition, each agreement provides for three payments equal to $300,000 each, which vest on February 15 of each of 2022, 2023 and 2024, subject to the executive’s continued employment through the vesting date, and is payable shortly after the vesting date. If the executive’s employment is terminated without Cause or the executive terminates for Good Reason, in each case prior to the payment of the final such payment, the executive will receive a pro-rata payment in respect of the amount payable on the next applicable payment date based on the duration of the executive’s employment from the prior February 15 through the date of termination.

Each agreement provides that if the executive’s employment is terminated without Cause or the executive terminates for Good Reason, or the executive terminates due to death or Disability (as defined in the agreement), the executive will receive (i) a severance payment equal to $1,000,000 less the amount of any $300,000 payment referenced in the previous paragraph (including any pro-rated payment) that was previously paid to the executive and (ii) payment of COBRA costs for up to 18 months following the date of termination. These severance payment amounts were funded into an escrow account in accordance with the terms of the agreements.

The agreements provide for various restrictive covenants, including with respect to confidential information and assignment of inventions, restrictions on soliciting clients and customers for one year following termination and non-disparagement.

For purposes of the agreements, Good Reason means, in summary, (i) a material adverse change in title or duties, (ii) a non-appealable legal or regulatory finding of a material breach of the agreement by GPB or Highline, (iii) a relocation of executive’s principal office location outside of New York or Florida or a prohibition on working from home, (iv) certain new legal or regulatory actions by or against GPB or Highline, the factual basis for which arises after April 30, 2021, and (v) certain felony actions relating to GPB or its members following April 30, 2021.

GPB 2021 Summary Compensation Table

The following table provides the compensation paid by GPB to the executive officers of GPB who were serving as of December 31, 2021, along with the compensation payable to the Former Chief Executive Officer of GPB and the former Chief Business Officer of GPB, each of whom ceased providing services to GPB in 2021.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1) ($)	All other Compensation(2)($)		Total ($)
Robert Chmiel Chief Financial Officer of GPB	2021	556,250				556,250
	2020	16,500	—	—		16,500
	2019	44,375	—	—		44,375
Michael Emanuel General Counsel and Chief Compliance Officer of GPB(3)	2021	878,125				878,125
	2020	216,664	400,000	—		616,664
	2019	—	—	—		—
David Gentile Former Chief Executive Officer & Founder of GPB(4)	2021	—	—	—		—
	2020	—	—	—		—
	2019	—	—	—		—
Jovan Sijan, Chief Business Officer of GPB	2021	178,125	—	385,884	(5)	564,009
	2020	396,518	150,000	—		546,518
	2019	436,458	380,000	—		816,458

1.	The amounts in this column represent bonuses paid to the executive officer with respect to the applicable year listed in the table. While prior filings included the amount of the bonus in the year it was paid, the Summary Compensation table has been revised in this filing to include the bonus for the year it was earned, even though it was paid in a later year, in accordance with SEC disclosure rules. As a result the bonuses listed in this column for 2019 were earned with respect to 2019 performance and paid in 2020 and the bonuses listed in this column for 2020 were earned with respect to 2020 performance and paid in 2021.
2.	Perquisites and other personal benefits have been excluded from All Other Compensation as the aggregate amount for each year is less than $10,000.
3.	Mr. Emanuel has served as General Counsel and Chief Compliance Officer of GPB since August 2020.
4.	Mr. Gentile did not receive any compensation from GPB with respect to the years set forth in the table. Mr. Gentile resigned from all management positions with GPB in February 2021.
5.	The amount in this column represents cash severance payable to Mr. Sijan in connection with his termination of employment in June 2021.

Grants of Plan-Based Awards

During the year ended December 31, 2021, GPB did not grant any plan-based awards to its executive officers.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2021, the executive officers of GPB did not have any outstanding equity awards of GPB.

Option Exercises and Stock Vested

During the year ended December 31, 2021, the executive officers of GPB did not have any option exercises or stock vested.

Pension Benefits

During the year ended December 31, 2021, GPB did not provide its executive officers pension benefits.

Non-qualified Deferred Compensation

During the year ended December 31, 2021, GPB did not provide its executive officers with a non-qualified deferred compensation plan.

Potential Payments upon Termination or Change of Control

The following table sets forth certain information with respect to compensation that would be payable to Messrs. Chmiel and Emanuel upon a termination of employment by GPB without Cause, by the executive for Good Reason or as a result of the executive’s death or Disability, in each case as of December 31, 2021.

For Mr. Sijan, the amount in the table represents the actual amount of cash severance payable to him in connection with the termination of his employment in June 2021. Mr. Gentile did not receive any severance payments or benefits in connection with the termination of his employment in February 2021.

Name	Cash ($)	Bonus ($)	Severance(1) ($)	Other ($)	Total ($)
Robert Chmiel	—	—	1,000,000	—	1,000,000
Michael Emanuel	—	—	1,000,000	—	1,000,000
Jovan Sijan	—	—	385,884	—	385,884

1.	All severance payments are contingent on a fully effective separation agreement. The amounts do not include the value of any COBRA payments.

GPB Advisory Committee Compensation

The Advisory Committee of GPB was in effect in 2021, but is no longer in effect. With respect to their service on the Advisory Committee of GPB with respect to 2021, each of the members of the Advisory Committee received cash compensation of $8,000, payable quarterly. In addition, members were paid $250 per meeting for telephonic and video conference meetings. In addition, members were entitled to reimbursement for travel and other out-of-pocket expenses reasonably incurred in the course of carrying out the duties as an Advisory Committee member.

The following table provides the compensation paid to the Advisory Committee members of GPB for the year ended December 31, 2021.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards Option Awards ($)	All other Compensation ($)	Total ($)
Koshy (Ben) George	8,500	—	—	—	8,500
Richard Murphy	8,500	—	—	—	8,500
Alfred Robinson	8,500	—	—	—	8,500

Highline Executive Compensation

The cash compensation with respect to 2021 that was payable by Highline to each of Highline’s executive officers who were serving as of December 31, 2021 in respect of their services to Highline is set forth in the Highline 2021 Summary Compensation Table below. The amount of the payments for each of those executive officers was approved by the Monitor. The executive officers did not receive any equity awards or other non-cash compensation from Highline in 2021, and they participated in employee benefit plans and retirement plans that are sponsored and maintained by Highline.

Offer Letter with Michael Frost

Highline entered into an offer letter with Michael Frost, dated as of June 30, 2020, pursuant to which Mr. Frost served as President and, beginning in February 2022, Chief Investment Officer, of Highline. The offer letter provided for payment of an annual base salary of $0.6 million, a discretionary annual cash bonus, participation in Highline’s long-term incentive compensation program and a monthly housing allowance.

The offer letter provided that if Mr. Frost’s employment was terminated without Cause (as defined in the offer letter) or as a result of his death or Disability (as defined in the agreement), he would receive a severance payment equal to up to 12 months of his base salary.

The offer letter provided for various restrictive covenants, including with respect to confidential information and assignment of inventions, restrictions on soliciting clients and customers for two years following termination and non-disparagement.

On June 30, 2022, pursuant to mutual agreement, Mr. Frost ceased serving as President and Chief Investment Officer of Highline.

Highline 2021 Summary Compensation Table

The following table provides the compensation paid to the principal executive officer, principal financial officer and three most highly compensated executive officers of Highline who were serving as of December 31, 2021, along with the former Managing Partner, Debt Strategies, who ceased providing services in 2021. Highline was formed in January 2020, as a result there is no compensation available for the year ended December 31, 2019.

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus(2) ($)	All other Compensation ($)		Total ($)
Robert Chmiel, Chief Executive Officer	2021	400,000	—	48,000	(4)	448,000
	2020	200,000	400,000	8,000	(4)	608,000
Michael Frost, President	2021	600,000	400,000	90,000	(3)	1,090,000
	2020	200,000	166,667	9,000	(3)	375,667
Daniel Rainey, Managing Director	2021	300,000	240,000	—		540,000
	2020	100,000	120,000	—		220,000
Nico Gutierrez, Managing Director	2021	256,250	300,000	—		556,250
	2020	112,500	225,000	—		337,500
Michael Emanuel, General Counsel	2021	91,666	—	—		91,666
Evan Myrianthopoulos, Former Managing Partner - Debt Strategies	2021	230,208	—	354,167	(5)	584,375
	2020	212,500	805,000	—		1,017,500

1.	All executives listed had a hire date of July 1, 2020 except for Mr. Frost (August 1, 2020) and Mr. Rainey (September 1, 2020). On June 30, 2022, Mr. Frost ceased serving as President and Chief Investment Officer of Highline, and Mr. Rainey ceased serving as a Managing Director of Highline.
2.	The amounts in this column represent annual bonuses paid to the executive officer with respect to the applicable year listed in the table. While prior filings included the amount of the bonus in the year it was paid, the Summary Compensation table has been revised in this filing to include the bonus for the year it was earned, even though it was paid in a later year, in accordance with SEC disclosure rules. As a result the bonuses listed in this column for 2020 were earned with respect to 2020 performance and paid in 2021 and the bonuses listed in this column for 2021 were earned with respect to 2021 performance and paid in 2022.
3.	The amount in this column represents cash payments for the use of a corporate apartment.
4.	The amount in this column represents a cash payment for a housing allowance.
5.	The amount in this column represents cash severance paid to Mr. Myrianthopoulos in connection with his termination of employment in June 2021.

Grants of Plan-Based Awards

During the year ended December 31, 2021, Highline did not grant any plan-based awards to its executive officers.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2021, the executive officers of Highline did not have any outstanding equity awards of Highline.

Option Exercises and Stock Vested

During the year ended December 31, 2021, the executive officers of Highline did not have any option exercises or stock vested.

Pension Benefits

During the year ended December 31, 2021, Highline did not provide its executive officers pension benefits.

Non-qualified Deferred Compensation

During the year ended December 31, 2021, Highline did not provide its executive officers with a non-qualified deferred compensation plan.

Potential Payments Upon Termination or Change of Control

The following table sets forth certain information with respect to compensation that would be payable to Mr. Frost upon a termination of employment by Highline without Cause or a termination due to his death or Disability, in each case as of December 31, 2021. The severance payable to Messrs. Chmiel and Emanuel upon a qualifying termination of employment has been included in the section entitled “GPB Executive Compensation—Potential Payments upon Termination or Change of Control” and has not been reproduced here. In connection with his termination of employment on June 30, 2022, Mr. Rainey receive six months of continued base salary plus six months of group health benefit reimbursement. No other Highline executive officers who were serving as of December 31, 2021 were entitled to any severance payments or benefits upon a termination of employment.

Name	Cash ($)	Bonus ($)	Severance(1) ($)		Other ($)		Total ($)
Michael Frost	—	—	600,000	(2)	—		600,000
Evan Myrianthopoulos	—	—	318,750	(3)	25,447	(4)	344,197

1.	All severance payments are contingent on a fully effective separation agreement.
2.	The amount represented is equivalent to twelve months of Mr. Frost’s base salary and would be paid out over a twelve month period. Payment of such amount commenced in connection with Mr. Frost’s termination of employment on June 30, 2022. However, the actual amount paid could be less if Mr. Frost obtains other employment prior to the twelve months being reached.
3.	The amount represented is equivalent to cash severance payable to Mr. Myrianthopoulos in connection with his termination of employment in June 2021.
4.	Includes an amount of $25,447 paid to Mr. Myrianthopoulos for group health benefit reimbursement.

Highline Directors Compensation

The following table provides the compensation paid to the Highline Directors who served for all or part of 2021 with respect to the year ended December 31, 2021.

Name	Fees earned or paid in cash ($)		Stock Awards ($)	Option Awards ($)	All other Compensation ($)	Total ($)
David Gentile (1)	—		—	—	—	—
Walter Bishop	215,000	(2)	—	—	—	215,000
Thomas Hawkins	36,946	(3)	—	—	—	36,946
Jane Kanter	190,000	(4)	—	—	—	190,000
Joseph LaPorta	120,000		—	—	—	120,000
Thomas Lemke	126,667	(5)	—	—	—	126,667

1.	Mr. Gentile ceased serving on the Board in February 2021 and did not receive any compensation for serving on the Board.
2.	Includes committee member fees paid to Mr. Bishop for serving as the Audit Committee Chair and as a member of the Governance and Compensation Committees of $57,500, $18,750 and $18,750 respectively.
3.	Includes committee member fees paid to Mr. Hawkins for serving as the Compensation Committee Chair and as a member of the Audit and Governance Committees of $3,890, $6,078 and $3,647 respectively.
4.	Includes committee member fees paid to Ms. Kanter for serving as the Governance Committee Chair and as a member of the Audit and Compensation Committees of $20,000, $31,250 and $18,750 respectively.
5.	Includes committee member fees paid to Ms. Lemke for serving as a member of the Audit, Governance and Compensation Committees of $20,833, $12,500 and $13,333 respectively.

Compensation Risks

Highline and the Board of Directors, including the Compensation Committee, consider and discuss the risks inherent in our business, as well as the design of our compensation plans, policies and programs that are intended to further our business objectives. Given the nature of our business, and the material risks we face, we believe that our compensation plans, policies and programs are not reasonably likely to give rise to risk that would have a material adverse effect on our business. We also believe that the mix and design of the elements of our executive compensation do not encourage management to assume excessive risks. Our compensation programs and decisions include qualitative factors which restrain excessive risk taking by management.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Related party transactions for the three months ended March 31, 2022 and 2021

FEES AND EXPENSES

The Partnership has entered into numerous related party transactions. The Partnership incurred the following fees and expenses:

Managerial Assistance Fee

Per the LPA and PPM, GPB, as General Partner, is entitled to receive an annualized managerial assistance fee, for providing managerial assistance services to the Partnership and its portfolio companies and equity method investees. Those services include conducting the day-to-day operations of the Partnership inclusive of the identification, management and disposition of underlying portfolio companies and other duties assumed and stated under the LPA. The Managerial Assistance Fee does not include expenses related to in-house services and operations support services provided to the Partnership or its portfolio companies and equity method investees. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. The Managerial Assistance Fee is payable by the Partnership quarterly in advance of 2.0% per annum for Class A and B Units and 1.75% per annum for Class A-1 and B-1 Units calculated on each Limited Partners’ Gross Capital Contributions. GPB, in its sole discretion, may defer, reduce or waive all or a portion of the Managerial Assistance Fee with respect to one or more Limited Partners for any period of time (and intends to waive the Managerial Assistance Fee with respect to the Special LP, as defined below, and its affiliates that invest in the Partnership). Managerial Assistance Fees charged to Managerial Assistance fee, related party and included in the Consolidated Statements of Operations for the three months ended March 31, 2022 and 2021 were $3.1 million and $3.1 million, respectively.

Partnership Expenses

The Partnership pays its own operating expenses. GPB is responsible for its or its affiliates’ general and administrative costs and expenses and its day to day overhead expenses of managing the Partnership and is not entitled to be reimbursed by the Partnership for such expenses other than for the portion of the total compensation of GBP’s or its affiliates (including holding companies), officers and employees relating to the time such officers or employees provide In-House Services or Operations Support Services to the Partnership or its investee entities. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. “In-House Services” include but are not limited to accounting, legal, compliance, information technology, human resources, and operational and management services to the Partnership or the investee entities. “Operations Support Services” include, but are not limited to, operational support and consulting services and similar services to, or in connection with, the identification, acquisition, holding and improvement of the investee entities. In addition GPB has, on occasion, paid Partnership expenses on the Partnerships’ behalf. Upon request from GPB, the Partnership reimburses GPB in full for all of the expenses paid on its behalf. Partnership expenses included as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the three months ended March 31, 2022 and 2021, were $1.2 million and $0.9 million, respectively. As of March 31, 2022 and December 31, 2021, respectively, the Partnership has non-interest-bearing payables of $0.2 million and $0.2 million, to GPB for these expenses, which are included in amounts due to related parties in the Consolidated Balance Sheets.

NOTES RECEIVABLE FROM RELATED PARTIES

In October 2017, the Partnership entered into a loan agreement with a subsidiary of GPB Automotive Portfolio, LP, an affiliated entity to the General Partner, (“APLP”) for $0.7 million. The loan bore interest at 12% annually, payable monthly in arrears. All outstanding principal and unpaid interest was originally due and payable on October 11, 2018 but was extended to June 30, 2021. As of December 31, 2021 the outstanding note payable, including the accrued interest, was paid in full. The interest income on this loan is reflected as a component of interest income in the Consolidated Statements of Operations for the three months ended March 31, 2021, was nil.

In February 2016, the Partnership loaned Quantum, an equity method investee, $0.4 million. This “interest only” loan bore interest at 4% per annum through 2017 and 8% per annum through March 2022. In 2018, the Partnership lent an additional $0.4 million, resulting in a balance due on the note of $0.8 million as of December 31, 2018. During the three months ended March 31, 2021 and 2022, payments received were nil and $0.1 million, respectively. As of March 31, 2022 and December 31, 2021, the outstanding balance, including accrued interest, was nil and $0.1 million, respectively, which was included in notes receivable - related party in the Consolidated Balance Sheets.

During 2019, the Partnership lent Quantum an additional $0.8 million to be used for purposes of closing their Florida office. The additional loan has a 36-month term which expires in October 2022 and accrues interest at 8% annually. The principal and interest payments commenced in April 2020. During the three months ended March 31, 2022 and 2021, payments of $0.1 and $0.1 million, respectively, were received. As of March 31, 2022 and December 31, 2021, the outstanding notes receivable balance, including accrued interest, was $0.2 million and $0.3 million, respectively, which was included in notes receivable - related party in the Consolidated Balance Sheets.

NOTES PAYABLE TO RELATED PARTIES

In 2017 a term loan agreement was entered into by Project Halo Holdings LLC (“Halo”) of which Meta HealthCare IT Solutions, LLC and Cantata Health, LLC (“Cantata”) are co-borrowers, with Rural India Supporting Trust (“RIST”), a company that controls a board seat of Halo. As of December 31, 2019, the principal outstanding was $13.0 million. Interest-only payments accrue at an annual rate of 10.0% for 36 months from the effective date of June 2017. In the event of default, the annual rate increases to 12.0% for its duration. In September 2020, Halo entered into the First Amendment to Intercreditor Agreement with RIST which required Halo to pay down $6.5 million of its outstanding debt obligation and extended the maturity date of the term loan to December 31, 2022. The amended term loan accrues interest at a rate of 10% with all outstanding principal due at maturity. The loan agreement contains certain financial and non-financial covenants. On February 24, 2022, the Partnership paid off the RIST loan principal and outstanding interest on behalf of the borrowers, in which the repayment was considered a member contribution into Halo. As of March 31, 2022 and December 31, 2021, the outstanding note payable balance, including accrued interest, was nil and $6.5 million each year, respectively, which is included in note payable - related party in the Consolidated Balance Sheets. For the three months ended March 31, 2022 and 2021, interest expense related to these notes were $0.1 million and $0.2 million, respectively, included in interest expense to related parties in the Consolidated Statement of Operations.

DUE TO AFFILIATED COMPANIES

Commencing during 2018, the Partnership was subject to allocated expenses from GPB Prime, an affiliated entity that runs GPB’s automotive strategy across all entities in the GPB fund complex. This arrangement ended in November 2021 when automotive dealerships were sold. For the three months ended March 31, 2021, the Partnership recorded general and administrative expenses related to this allocation of $0.4 million, which is included in selling, general and administrative expenses in the Consolidated Statements of Operations.

CONSULTING AGREEMENTS

For the three months ended March 31, 2022 and 2021, respectively, Erus Energy, LLC (“Erus”) paid $0.1 million and $0.1 million, for consulting fees to a non-controlling interest member of Erus, who was also previously a member of Erus’ management. The consulting fees are recorded in selling, general and administrative expenses in the Consolidated Statements of Operations.

Greenwave, a subsidiary of the Partnership, incurred related-party expenses of nil and $0.1 million for the three months ended March 31, 2022 and 2021, respectively. These expenses were recorded in selling, general and administrative expenses in the Consolidated Statements of Operations. The expenses were related to the provision of services from a company owned by the CEO of the subsidiary.

OTHER RELATED PARTY TRANSACTIONS

For the three months ended March 31, 2022 and 2021, respectively, Erus paid $0.1 million and nil to Reimagine Roofing, a company affiliated with one of Erus’ senior executives. These fees are included in cost of services in the Consolidated Statements of Operations.

Erus occasionally sells customer accounts to an entity controlled by a non-controlling interest member of Erus, who is a member of the subsidiary’s management. For the three months ended March 31, 2022 and 2021, respectively, the amounts sold were $0.1 million and $0.2 million, respectively, which are included in product revenue in the Consolidated Statements of Operations.

HPI, a subsidiary of the Partnership, entered into sales transactions with a company controlled by a director of the subsidiary. Revenues related to this relationship were $1.6 million and $1.4 million for the three months ended March 31, 2022 and 2021, respectively. These revenues were included in service revenue in Consolidated Statements of Operations. Accounts receivable were $1.6 million and $0.6 million, as of March 31, 2022 and December 31, 2021, respectively and are included in accounts receivable, net on the Consolidated Balance Sheets.

HPI has entered into a number of agreements as a vendor and customer with its related party ITelagen. During the three months ended March 31, 2022 and 2021, revenues of nil and $0.2 million, respectively were earned by HPI from ITelagen, which are included in service revenue in the Consolidated Statements of Operations.

For the three months ended March 31, 2022 and 2021, respectively, ITelagen provided IT services of nil and $0.3 million to Enhanced Care. These costs are included in selling, general and administrative expense in the Consolidated Statements of Operations. As of March 31, 2022 and December 31, 2021, respectively, Enhanced Care did not owe ITelagen any amounts for these costs.

In 2019, the Partnership reserved funds in the amount of $0.2 million, payable to the buyer to cover any post-closing expenses after the sale of Deep Blue, an equity method investee of the Partnership. As of March 31, 2022 and December 31, 2021, respectively, the payable amount of $0.1 million and $0.1 million, respectively, is included in due to related parties in the Consolidated Balance Sheets.

As compensation for the services to be rendered by Highline, the Partnership pays an OSP to Highline for an annual amount agreed to by GPB and Highline, subject to the Highline Board’s approval, following Highline’s delivery of the annual written budget to GPB detailing the fees, costs and expenses that will be incurred by Highline in providing its Services. The Partnership recorded OSP fees as a component of selling, general and administrative expenses in the Consolidated Statements of Operations of $0.5 million and $1.6 million for the three months ended March 31, 2022 and 2021, respectively.

Related party transactions for the years ended December 31, 2021, 2020 and 2019

FEES AND EXPENSES

The Partnership has entered into numerous related party transactions. The Partnership incurred the following fees and expenses:

Managerial Assistance Fee

Per the LPA and PPM, GPB, as General Partner, is entitled to receive an annualized Managerial Assistance Fee, for providing managerial assistance services to the Partnership and its portfolio companies and equity method investees. Those services include conducting the day-to-day operations of the Partnership inclusive of the identification, management and disposition of underlying portfolio companies and other duties assumed and stated under the LPA. The Managerial Assistance Fee does not include expenses related to in-house services and operations support services provided to the Partnership or its portfolio companies and equity method investees. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. The Managerial Assistance Fee is payable by the Partnership quarterly in advance of 2.0% per annum for Class A and B Units and 1.75% per annum for Class A-1 and B-1 Units calculated on each Limited Partners’ Gross Capital Contributions. GPB, in its sole discretion, may defer, reduce or waive all or a portion of the Managerial Assistance Fee with respect to one or more Limited Partners for any period of time (and intends to waive the Managerial Assistance Fee with respect to the Special LP, as defined below, and its affiliates that invest in the Partnership). Managerial Assistance Fees charged to Managerial Assistance Fee, related party and included in the Consolidated Statements of Operations for the years ended December 31, 2021, 2020 and 2019 were $11.9 million, $12.2 million and $12.1 million, respectively.

Partnership Expenses

The Partnership pays its own operating expenses. GPB is responsible for its or its affiliates’ general and administrative costs and expenses and its day to day overhead expenses of managing the Partnership and is not entitled to be reimbursed by the Partnership for such expenses other than for the portion of the total compensation of GBP’s or its affiliates (including holding companies), officers and employees relating to the time such officers or employees provide In-House Services or Operations Support Services to the Partnership or its investee entities. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. “In-House Services” include but are not limited to accounting, legal, compliance, information technology, human resources, and operational and management services to the Partnership or the investee entities. “Operations Support Services” include, but are not limited to, operational support and consulting services and similar services to, or in connection with, the identification, acquisition, holding and improvement of the investee entities. In addition GPB has, on occasion, paid Partnership expenses on the Partnerships’ behalf. Upon request from GPB, the Partnership reimburses GPB in full for all of the expenses paid on its behalf.

Partnership expenses included as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the years ended December 31, 2021, 2020 and 2019, were $7.0 million, $3.2 million and $3.3 million, respectively. As of December 31, 2021 and 2020, respectively, the Partnership has non-interest-bearing payables of $0.2 million and $2.3 million, to GPB for these expenses, which are included in amounts due to related parties in the Consolidated Balance Sheets.

NOTES RECEIVABLE FROM RELATED PARTIES

In October 2017, the Partnership entered into a loan agreement with a subsidiary of GPB Automotive Portfolio, LP, an affiliated entity to the General Partner, (“AP LP”) for $0.7 million. The loan bears interest at 12% annually, payable monthly in arrears. All outstanding principal and unpaid interest was originally due and payable on October 11, 2018 but was extended to June 30, 2021. As of December 31, 2020 the outstanding note receivable balance, including accrued interest was $0.9 million which is included in notes receivable - related party in the Consolidated Balance Sheet. The interest income on this loan is reflected as a component of interest income in the Consolidated Statements of Operations for the years ended December 31, 2021, 2020 and 2019, respectively, was $0.1 million each year respectively. As of December 31, 2021 the outstanding note payable, including the accrued interest, was paid in full.

In February 2016, the Partnership loaned Quantum, an equity method investee, $0.4 million. This “interest only” loan bears interest at 4% per annum through 2017 and 8% per annum through 2019. In 2017 a payment of $0.1 million was received. In 2018, the Partnership lent an additional $0.5 million, resulting in a balance due on the note of $0.8 million as of December 31, 2018. The note was then amended to have a maturity date of December 31, 2019. Additionally, during 2019, the Partnership lent Quantum an additional $0.8 million to be used for purposes of closing the Florida office. The additional loan has a 36-month term which accrues interest at 8% annually and interest and principal payments commenced in April 2020. During 2020 payments of $0.5 million were received. On April 30, 2020 the maturity date of these notes was extended to December 31, 2021. During 2021 payments of $0.8 million were received. As of December 31, 2021 and 2020, the outstanding notes receivable balance, including accrued interest, was $0.3 million and $1.1 million, respectively, was included in notes receivable - related party in the Consolidated Balance Sheets. The interest income on these notes receivable is reflected as a component of interest income in the Consolidated Statements of Operations for the years ended December 31, 2021, 2020 and 2019, was $0.1 million each year, respectively.

NOTES PAYABLE TO RELATED PARTIES

In 2017 a term loan agreement was entered into by Project Halo Holdings LLC (“Halo”) of which Meta HealthCare IT Solutions, LLC and Cantata Health, LLC (“Cantata”) are co-borrowers, with Rural India Supporting Trust (“RIST”), a company that controls a board seat of Halo. As of December 31, 2019, the principal balance outstanding was $13.0 million. Interest-only payments accrue at an annual rate of 10.0% for 36 months from the effective date of June 2017. In the event of default, the annual rate increases to 12.0% for its duration. In September 2020, Halo entered into the First Amendment to Intercreditor Agreement with RIST which required Halo to pay down $6.5 million of its outstanding debt obligation and extended the maturity date of the term loan to December 31, 2022.The amended term loan accrues interest at a rate of 10% with all outstanding principal due at maturity. The loan agreement contains certain financial and non-financial covenants. Halo was in violation with the covenant that requires audited financial statements be provided to RIST within 90 days after Halo’s fiscal year end. Halo since has received a waiver of this violation from RIST. As of December 31, 2021 and 2020, the outstanding note payable balance, including accrued interest, was $6.5 million each year, respectively, which is included in note payable - related party in the Consolidated Balance Sheets. For the years ended December 31, 2021, 2020 and 2019, interest expense related to these notes were $0.7 million, $1.3 million, and $1.3 million, respectively, included in interest expense to related parties in the Consolidated Statement of Operations.

DUE TO AFFILIATED COMPANIES

Commencing during 2018, the Partnership was subject to allocated expenses from GPB Prime, an affiliated entity that runs GPB’s automotive strategy across all entities in the GPB fund complex. For the years ended December 31, 2021, 2020 and 2019, respectively, the Partnership recorded general and administrative expenses related to this allocation of $2.2 million, $1.9 million and $1.2 million, which are included in selling, general and administrative expenses in the Consolidated Statements of Operations. The Partnership has non-interest-bearing payables of nil and $0.1 million associated with these expense allocations as of December 31, 2021 and 2020, respectively, which are included in amounts due to related parties in the Consolidated Balance Sheets.

Automotive Portfolio, LP paid audit fees on behalf of the Partnership totaling $1.3 million in 2019. This was included in selling, general and administrative expenses in the Consolidated Statement of Operations.

CONSULTING AGREEMENTS

For the years ended December 31, 2021, 2020 and 2019, a subsidiary of the Partnership paid $0.2 million, $0.2 million and $0.1 million, respectively, for consulting fees to a non-controlling interest member of Erus, who was also previously a member of Erus’ management. The consulting fees are recorded in selling, general and administrative expenses in the Consolidated Statements of Operations.

Greenwave, a subsidiary of the Partnership until January 2022, incurred related-party expenses related to the provision of services from a company owned by the CEO of Greenwave of $0.3 million, $0.3 million and $0.3 million for the years ended December 31, 2021, 2020 and 2019, respectively. These expenses were recorded in selling, general and administrative expenses in the Consolidated Statements of Operations.

Quantum, an equity method investee of the Partnership of which we own a 50% ownership interest, incurred expenses related to the provision of consulting services to three companies owned by officers of the subsidiary of $0.7 million for the year ended December 31, 2019. The Partnership’s share of the expense of $0.4 million is included in (income) loss from equity method investments on the Consolidated Statement of Operations. The consulting agreement with the officers ended in 2019.

OTHER RELATED PARTY TRANSACTIONS

During 2019, GPB signed a services agreement with Austin Lake Technologies, LLC (“ALT”). Under the agreement, ALT provided outsourced operational support services to the Partnership and to GPB and its affiliates. ALT was formed by two former GPBCH investment professionals. The Partnership incurred professional fees of nil, $1.0 million and $0.7 million for the years ended December 31, 2021, 2020 and 2019, respectively. The fees were recorded in selling, general and administrative expenses in the Consolidated Statements of Operations. The agreement ended during 2020 when the former employees of ALT joined Highline as employees.

For the years ended December 31, 2021, 2020 and 2019, certain automobile dealerships owned by the Partnership purchased vehicles from dealerships owned by AP LP totaling $1.1 million, $0.5 million and $0.1 million, respectively.

For the years ended December 31, 2021, 2020 and 2019, certain automobile dealerships owned by the Partnership sold vehicles to dealerships owned by AP LP totaling $1.5 million, $1.7 million and $3.9 million, respectively.

During the year ended December 31, 2021, Erus paid $0.3 million to Reimagine Roofing, a company affiliated with one of Erus’ senior executives. These fees are included in cost of services in the Consolidated Statements of Operations.

The member of the General Partner (David Gentile, “Member”) is a former partner of an accounting firm that performs accounting services for the Partnership and certain subsidiaries. For the years ended December 31, 2021, 2020 and 2019, the Partnership expensed these professional fees of nil, $0.2 million and $0.5 million, respectively, which are included in selling, general and administrative expenses in the Consolidated Statements of Operations.

Erus occasionally sells customer accounts to an entity controlled by a non-controlling interest member of Erus, who is a member of the subsidiary’s management. For the year ended December 31, 2021, 2020 and 2019, respectively, the amounts sold were $0.5 million, $0.4 million and nil, respectively, which are included in product revenue in the Consolidated Statements of Operations.

For the years ended December 31, 2021, 2020 and 2019, respectively, ITelagen provided IT services of $0.3 million, $1.2 million and $1.2 million to Enhanced Care. These costs are included in selling, general and administrative expense in the Consolidated Statements of Operations. As of December 31, 2021 and 2020, respectively, Enhanced Care owed ITelagen nil and $0.1 million, for these costs. These amounts are included in accounts payable in the Consolidated Balance Sheets.

During 2020, Cantata, a subsidiary of the Partnership, entered into a severance agreement with its former Chief Executive Officer, who is also an investor and a member of the Board of Directors of Halo. The severance liability under the agreement in aggregate was $0.3 million. As of December 31, 2020, $0.2 million is included in other liabilities in the Consolidated Balance Sheets. In 2021, the remaining liability of $0.2 million was paid in full.

During 2019, the Partnership acquired the ownership interests of a member of Riverwalk Tower LLC (“Riverwalk”), for $4.2 million.

As of December 31, 2020, the Partnership has an outstanding $4.7 million interest free loan agreement with TRD Riverwalk, LLC (“TRD”) which is included in due from related parties on the Consolidated Balance Sheet. TRD is a co-member of Riverwalk.

During 2019, HPI, a subsidiary of the Partnership, paid $0.6 million in consulting fees to a director of one of its subsidiaries. These fees were recorded as a component of selling, general and administrative expenses in the Consolidated Statements of Operations.

HPI, a subsidiary of the Partnership, entered into sales transactions with a company controlled by a director of the subsidiary. Revenues related to this relationship were $6.3 million, $5.0 million and $6.2 million for the years ended December 31, 2021, 2020 and 2019, respectively. These revenues were included in service revenue in Consolidated Statements of Operations. Accounts receivable were $0.6 million and $0.5 million, as of December 31, 2021 and 2020, respectively and are included in accounts receivable, net on the Consolidated Balance Sheets.

HPI has entered into a number of agreements as a vendor and customer with its related party ITelagen. During the years ended December 31, 2021, 2020 and 2019, revenues of $0.2 million, $0.4 million and $0.1 million, respectively were earned by HPI from ITelagen, which are included in service revenue in the Consolidated Statements of Operations. In addition, as of December 31, 2021 and 2020, respectively, HPI has a receivable of nil and $0.2 million in uncollected revenues from ITelagen, which is included in due from related parties in the Consolidated Balance Sheets.

For the years ended December 31, 2021, 2020 and 2019, respectively, ITelagen paid MDS $0.1 million, $0.2 million and $0.2 million, for revenue cycle management services, which are included in service revenue in the Consolidated Statements of Operations The balance due from ITelagen to MDS was nil and $0.1 million, as of December 31, 2021 and 2020, respectively, and is included in receivables, net, in the Consolidated Balance Sheets.

In 2019, the Partnership reserved funds in the amount of $0.2 million, payable to the buyer to cover any post-closing expenses after the sale of Deep Blue, an equity method investee of the Partnership. As of December 31, 2021, the payable amount of $0.1 million is included in due to related parties in the Consolidated Balance Sheets.

As compensation for the services to be rendered by Highline, the Partnership pays an OSP to Highline for an annual amount agreed to by GPB and Highline, subject to the Highline Board’s approval, following Highline’s delivery of the annual written budget to GPB detailing the fees, costs and expenses that will be incurred by Highline in providing its Services. The Partnership recorded OSP fees as a component of selling, general and administrative expenses in the Consolidated Statements of Operations of $5.3 million, $1.4 million and nil for the years ended December 31, 2021, 2020 and 2019, respectively.

From commencement of Partnership operations through December 31, 2018, there have been various amendments in the LPAs and PPMs relating to the redemption terms for Limited Partners. Those changes resulted in differentiated redemption terms and calculations. Following the advice of legal counsel, the General Partner applied the redemption provision that was most beneficial to the redeeming investors who made a redemption request prior to the suspension of redemptions. This analysis was completed in 2019 and based on the final calculations, if a Limited Partner was originally overpaid, the General Partner will reimburse the Partnership and not seek to claim those funds back from the Limited Partner. If a Limited Partner was underpaid, the amount of cash required to correct the underpayment was distributed to the applicable Limited Partners. Through December 31, 2018 the General Partner has reimbursed the Partnership $0.8 million which is in excess of the amount due of $0.5 million. The resulting overpayment of $0.3 million is included in due from related parties in the December 31, 2020 Consolidated Balance Sheet. During the year ended December 31, 2021 the $0.3 million receivable balance was reimbursed in full.

Item 8. Legal Proceedings

We, our General Partner, and our portfolio companies are involved in a number of regulatory, litigation, arbitration and other proceedings or investigations, many of which expose us to potential financial loss. We are advancing funds to officers and directors, as well as GPB, its principals, representatives, and affiliates, for any costs they may incur in connection with such disputes as required by various agreements or governing law. This advancing of funds does not cover any potential future outcomes or settlements that result from these disputes.

We establish reserves or escrows for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. The actual costs of resolving legal actions may be substantially higher or lower than the amounts reserved or placed in escrow for those actions. Distributions may be delayed or withheld until such reserves are no longer needed or the escrow period expires. If liabilities exceed the amounts reserved or placed in escrow, Limited Partners may need to fund the difference by refunding some or all distributions previously received.

With respect to all significant litigation and regulatory matters facing us and our General Partner, we have considered the likelihood of an adverse outcome. It is possible that we could incur losses pertaining to these matters that may have a material adverse effect on our operational results, financial condition or liquidity in any future reporting period. We understand that the General Partner is currently paying legal costs associated with these actions for itself and certain indemnified parties. The Partnership expects to provide partial reimbursement to the General Partner as required by various agreements or governing law, but the amount is not reasonably estimable at this time.

Regulatory and Governmental Matters

GPB and certain of its principals and affiliates face various regulatory and governmental matters. GPB seeks to comply with all laws, rules, regulations and investigations into any potential or alleged violation of law. In such situations where GPB disagrees with the Government’s allegations made against it, GPB intends to vigorously defend itself in court. These matters could have a material adverse effect on GPB and the Partnership’s business, acquisitions, or results of operations.

Appointment of Monitor and Application for Receivership

On February 11, 2021, the EDNY Court in the SEC Action appointed Joseph T. Gardemal III as an independent monitor over GPB (the “Monitor”) (the “Order”) until further order of the Court. The Court appointed the Monitor in response to a request from the SEC, which asserted that the Monitor was necessary to protect investors in light of the alleged misconduct of GPB Capital’s former CEO, David Gentile. In its February 4, 2021 complaint (“the Complaint”) in the SEC Action, the SEC alleged that Gentile, as the owner and then-CEO of GPB Capital, along with Jeffry Schneider, the owner of GPB’s placement agent, lied to investors about the source of money used to make 8% annualized distribution payments to investors. According to the SEC, Gentile and others allegedly told investors that the distribution payments were paid exclusively with monies generated by GPB portfolio companies, but as alleged, GPB actually used investor money to pay portions of the annualized 8% distributions. The Complaint further contains allegations that Gentile and others manipulated financial statements of certain limited partnership funds that GPB manages to perpetuate the deception by giving the false appearance that the funds’ income was closer to generating sufficient income to cover the distribution payments than it actually was. Moreover, the Complaint alleges that Gentile engaged in undisclosed self-dealing, including by omitting from investor communications certain conflicts of interest and fees and other compensation that he received, totaling approximately $8.0 million.

In support of the Order, the SEC contended that the Monitor would provide assurances to investors, GPB’s counterparties, and the public that an unbiased and qualified person who was not beholden to Mr. Gentile was vetting any significant transactions and decisions, and looking out for the interests of investors. Accordingly, pursuant to the Order, GPB shall (i) grant the Monitor access to all non-privileged books, records and account statements for the GPB-managed Funds, including the Partnership, as well as their portfolio companies; and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties. As noted below, the Order was amended on April 14, 2021 (the “Amended Order”).

The Monitor is required to assess the Partnership’s operations and business, and make recommendations to the EDNY Court, which may include continuation of GPB’s operations subject to the Monitorship, a liquidation of assets, or filing for reorganization in bankruptcy. The Order provides that the Monitor will remain in place until terminated by order of the EDNY Court, and grants the Monitor the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership and its subsidiaries, extensions of credit by them outside the ordinary course of business, decisions to make distributions to the limited partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions. The Monitor is not required to approve the issuance of the consolidated financial statements included with this Form 10, nor has management sought or obtained approval from the Monitor.

On April 14, 2021, the EDNY Court entered an Amended Order, providing that, in addition to the SEC and GPB, certain State regulators will receive access to the periodic reports filed by the Monitor pursuant to the Order. See “Note 17. Commitments and Contingencies” to our Consolidated Financial Statements for more information on the appointment of the Monitor.

On May 31, 2022, Gentile filed a motion in the SEC Action to modify the Amended Order pursuant to Rule 60(b) of the Federal Rules of Civil Procedure (“Rule 60(b) Motion”). In his Rule 60(b) Motion, Gentile seeks a Court order to, among other things, (i) narrow the scope of the Monitor’s responsibilities; and (ii) direct the Monitor to ensure that GPB does not sell or otherwise dispose of assets or portfolio companies that the Partnership owns before the completion of a “strategic assessment” to be conducted by three managers Gentile purportedly appointed to GPB on May 27, 2022. On that same day, May 31, 2022, the Monitor notified Gentile and GPB that Gentile’s purported appointment of three new managers to GPB without Monitor approval, amongst other things, was in violation of the Amended Order. Gentile and GPB were, at that time, given ten (10) business days to cure the violation of the Amended Order. The cure period has since run without any steps having been taken to respond to the Monitor’s notification of violation of the Amended Order.

On June 13, 2022, the Securities and Exchange Commission filed by Order to Show Cause in the SEC Action an application to (i) convert the existing Monitorship over GPB and the GPB-managed funds to a Receivership, and appoint the previously-appointed Monitor, Joseph T. Gardemal III, as Receiver; and (ii) impose a litigation injunction on cases filed against GPB and the GPB-managed funds (the “Receivership Application”). The Receivership Application and the Proposed Order Appointing Receiver and Imposing Litigation Injunction (the “Proposed Order”) were filed with the EDNY Court with consent of GPB’s management.

The Receivership Application seeks appointment of Mr. Gardemal as Receiver in order to, in part, streamline the process by which GPB and the GPB-managed funds liquidate remaining portfolio company assets and distribute money to limited partners, subject to the EDNY Court’s supervision. The Proposed Order grants to Mr. Gardemal, generally, all powers and authorities previously possessed by the entities subject to the Proposed Order, as well as the powers possessed by the officers, directors, managers and others previously in charge of those entities, and permits him to, among other things, take all such actions necessary to preserve receivership assets.

Additionally, the Receivership Application includes a proposed stay of all Federal and State actions (as well as any arbitrations) presently pending against GPB and the GPB-managed funds, and provides for a centralized claims process for GPB limited partners, in the U.S. District Court for the Eastern District of New York, to prevent potentially disparate actions in different courts that could negatively impact the assets proposed to be subject to the EDNY Court’s jurisdiction and control.

The Rule 60(b) Motion and the validity of the appointment of the new managers are presently under consideration by the EDNY Court, along with the Receivership Application.

Federal Matters

On February 4, 2021, the SEC filed a contested civil proceeding against GPB, Ascendant, AAS, David Gentile, Jeffry Schneider and Jeffrey Lash in the EDNY Court and SEC Action). No GPB-managed partnership is a named defendant. The SEC Action alleges several violations of the federal securities laws, including securities fraud. The SEC is seeking disgorgement and civil monetary penalties, among other remedies.

Also, on February 4, 2021, the U.S. USAO brought the Criminal Case against Mr. Gentile, Mr. Schneider, and Mr. Lash. The indictment in the Criminal Case alleges conspiracy to commit securities fraud, conspiracy to commit wire fraud, and securities fraud against all three individuals. Mr. Gentile and Mr. Lash were also charged with two counts of wire fraud. We understand that the USAO intends to seek criminal forfeiture. Mr. Gentile resigned from all management and board positions with GPB, and the GPB-managed funds, including the partnership, and subsidiaries of the partnership, promptly following his indictment.

State Matters

On May 27, 2020, the Massachusetts Securities Division of the Office of the Secretary of the Commonwealth (“Massachusetts”) filed an Administrative Complaint against GPB for alleged violations of the Massachusetts Uniform Securities Act. No GPB-managed fund is a named defendant. The Complaint alleges, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements or omissions. Massachusetts is seeking both monetary and administrative relief, including disgorgement and rescission to Massachusetts residents who purchased the GPB-managed funds. This matter is currently stayed, pending resolution of the Criminal Case.

On February 4, 2021, seven State securities regulators (from Alabama, Georgia, Illinois, Missouri, New Jersey, New York, and South Carolina, collectively the “States”) each filed suit against GPB. No GPB-managed fund is a named defendant in any of the suits. Several of the suits also named Ascendant, AAS, Mr. Gentile, Mr. Schneider, and Mr. Lash as defendants. The States’ lawsuits allege, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements and omissions. The States are seeking both monetary and administrative relief, including disgorgement and rescission. The cases brought by Alabama, Georgia, Illinois, Missouri, New York, and South Carolina have been stayed pending the conclusion of the related Criminal Case. The State of New Jersey has voluntarily dismissed its case, without prejudice to re-file it following the conclusion of the Criminal Case.

Actions Asserted Against GPB and Others, Not Including the Partnership

Ismo J. Ranssi, derivatively on behalf of Armada Waste Management, LP, v. GPB Capital Holdings, LLC, et al. (New York Supreme Court, New York County, Case No. 654059/2020)

In August 2020, plaintiffs filed a derivative action against GPB, Ascendant Capital,AAS, Axiom, David Gentile, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. GPB Waste Management, LP is named as a nominal defendant. The Partnership is not a named defendant. The Complaint alleges, among other things, that the offering documents for certain GPB managed funds include material misstatements and omissions. Plaintiffs bring causes of action against GPB for breach of fiduciary duty, breach of contract, unjust enrichment, and an equitable accounting, and against all other defendants for breach of fiduciary duty and aiding and abetting fiduciary duty, and unjust enrichment. The plaintiffs seek a declaration from the Court that defendants breached duties owed to them, and that defendants must indemnify GPB Waste Management, LP for costs in connection with the suit. Plaintiffs also seek unspecified damages and an equitable accounting, and an Order that defendants disgorge all fees obtained through the sale of GPB Waste Management, LP “securities”. Any potential losses associated with this matter cannot be estimated at this time.

Galen G. Miller and E. Ruth Miller, derivatively on behalf of GPB Holdings II, LP, v. GPB Capital Holdings, LLC, et al. (New York Supreme Court, New York County, Case No. 656982/2019)

In November 2019, plaintiffs filed a derivative action against GPB, Ascendant, AAS, Axiom, Michael Cohn, Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. The Partnership named only as a nominal defendant. An Amended Complaint was filed on or about March 2, 2020, alleging, among other things, that the offering documents for certain GPB-managed funds include material misstatements and omissions. The Amended Complaint alleges causes of action for breach of fiduciary duty against all defendants; aiding and abetting breach of fiduciary duty against Ascendant Capital, AAS, Axiom and Martion; breach of contract against GPB; unjust enrichment against all defendants; and an equitable accounting against GPB. The plaintiffs are seeking disgorgement of alleged unjust enrichment, unspecified damages as a result of alleged wrongful acts, costs of the action, and an equitable accounting. Any potential losses associated with this matter cannot be estimated at this time.

Actions Asserted Against GPB and Others, Including the Partnership

For all matters below in which the Partnership is a defendant and where the partnership disagrees with the allegations against, we intend to vigorously defend against the allegations, however no assurances can be given that we will be successful in doing so.

GPB Lender, LLC v. GPB Capital Holdings, LLC (New York Supreme Court, Nassau County, Index No. 604887/2022)

On or about April 14, 2022, plaintiff GPB Lender, LLC, a related entity, filed a lawsuit against GPB Capital Holdings, LLC in New York Supreme Court, Nassau County, for breaches of a promissory note and breaches of contract related to a 2016 loan agreement and a 2019 loan agreement entered into between the parties. Plaintiff alleges that it is owed approximately $2.0 million in unpaid principal and interest under the promissory note. Plaintiff also alleges that it is owed approximately $0.4 million in unpaid principal and interest under the two loan agreements. No costs are expected to be charged to the Partnership.

Cient LLC v. GPB Capital Holdings, LLC (New York Supreme Court, Nassau County, Index No. 604886/2022)

On or about April 14, 2022, plaintiff Cient LLC, a related entity, filed a lawsuit against GPB Capital Holdings, LLC in New York Supreme Court, Nassau County, for breach of a loan agreement and breach of contract relating to a 2019 loan agreement entered into by the parties. Plaintiff alleges that approximately $0.8 million in unpaid principal remains due, along with accrued and unpaid interest. No costs are expected to be charged to the Partnership.

Plymouth Rock Holding LLC v. GPB Capital Holdings, LLC (New York Supreme Court, Nassau County, Index No. 604873/2022)

On or about April 14, 2022, plaintiff Plymouth Rock Holding, LLC, a related entity, filed a lawsuit against GPB Capital Holdings, LLC in New York Supreme Court, Nassau County, for breach of a loan agreement and breach of contract relating to a 2019 loan agreement entered into by the parties. Plaintiff alleges that approximately $0.3 million in unpaid principal remains due, along with accrued and unpaid interest. No costs are expected to be charged to the Partnership.

Tom Alberto, et al. v. GPB Capital Holdings, LLC, et al. (American Arbitration Association, Case Number: 01-22-0001-5433)

On or about April 13, 2022, claimants, investors in Funds managed by GPB Capital Holdings, LLC, filed an arbitration with the American Arbitration Association against GPB Capital Holdings, LLC, GPB Automotive Portfolio, LP, GPB Holdings II, LP, GPB Cold Storage, LP, GPB Holdings, LP, GPB Holdings II, LP, GPB Holdings Qualified, LP, GPB Holdings III, LP, GPB NYC Development, LP, and GPB Waste Management, LP, along with other non-GPB parties. All claimants were customers of Concorde Investment Services, LLC (“Concorde”), and each purchased his or her limited partnership interest in a GPB-managed Fund through Concorde. Claimants have asserted claims based on fraud, breach of fiduciary duty, breach of contract, among others, and claim to have suffered millions of dollars in damages.

In order to bring their case in arbitration, Claimants rely upon an arbitration provision that exists solely in the agreement between their broker, Concorde, and the GPB-managed Funds. Because no claimant is party to any agreement with GPB or the GPB-managed Funds that contains an arbitration clause, GPB contends that this action is improperly filed, and intends to promptly move to dismiss it. Any potential losses associated with this mater cannot be estimated at this time.

Michael Peirce, derivatively on behalf of GPB Automotive Portfolio, LP v. GPB Capital Holdings, LLC, Ascendant Capital, LLC, Ascendant Alternative Strategies, LLC, Axiom Capital Management, Inc., Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino and Jeffry Schneider, -and- GPB Automotive Portfolio, LP, Nominal Defendant (New York Supreme Court, New York County, Case No. 652858/2020)

In July 2020, plaintiff filed a derivative action in New York Supreme Court against GPB, Ascendant, AAS, Axiom, Steve Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark Martino, and Jeffry Schneider. The Complaint alleges various breaches of fiduciary duty and/or aiding and abetting the breaches of fiduciary duty against all defendants, breach of contract against GPB, unjust enrichment, and an equitable accounting. Plaintiffs are seeking declaratory relief, disgorgement, restitution, an equitable accounting, and unspecified damages. Any potential losses associated with this matter cannot be estimated at this time.

Alfredo J. Martinez, et al. v. GPB Capital Holdings, LLC (Delaware Chancery Court, Case No. 2019-1005)

In December 2019, plaintiffs filed a civil action in Delaware Court of Chancery to compel inspection books and records from GPB, as General Partner, and from the Partnership, GPB Holdings I, GPB Holdings II, and GPB Waste Management. In June 2020, the court dismissed plaintiffs’ books and records request, but allowed a contract claim for specific performance to proceed as a plenary action. The plaintiffs are seeking unspecified damages and penalties. Any potential losses associated with this matter cannot be estimated at this time.

Alfredo J. Martinez and HighTower Advisors v. GPB Capital Holdings, LLC, et al. (Delaware Chancery Court, Case No. 2020-0545)

In July 2020, plaintiff filed a complaint against GPB, Armada Waste Management GP, LLC, Armada Waste Management, LP, the Partnership, GPB Holdings II, LP, and GPB Holdings, LP in the Delaware Court of Chancery to compel inspection of GPB’s books and records based upon specious and unsubstantiated allegations regarding alleged fraudulent activity, mismanagement, and breaches of fiduciary duty. The plaintiffs are seeking an order compelling GPB to permit inspection of documents related to Armada Waste, as well as for costs and fees. Any potential losses associated with this matter cannot be estimated at this time.

Lance Cotten, Alex Vavas and Eric Molbegat v. GPB Capital Holdings, LLC, Automile Holdings LLC D/B/A Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities (New York Supreme Court, Nassau County, Case No. 604943/2020)

In May 2020, plaintiffs filed a civil action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities. The complaint alleges that defendants engaged in systematic fraudulent and discriminatory schemes against customers and engaged in retaliatory actions against plaintiffs, who were employed by Garden City Nissan from August until October 2019. The plaintiffs are seeking damages pursuant to New York Labor Law Section 740, which provides for compensation for lost wages, benefits, and other remuneration, and liquated damages for alleged violations of Executive Law Section 296. Any potential losses associated with this matter cannot be estimated at this time.

Monica Ortiz, on behalf of herself and other individuals similarly situated v. GPB Capital Holdings LLC; Automile Holdings, LLC d/b/a Prime Automotive Group; David Gentile; David Rosenberg; Philip Delzotta; Joseph Delzotta; and other affiliated entities and individuals (New York Supreme Court, Nassau County, Case No. 604918/2020)

In May 2020, plaintiffs filed a class action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and other affiliated entities and individuals. The Complaint alleges deceptive and misleading business practices of the named Defendants with respect to the marketing, sale, and/or leasing of automobiles and the financial and credit products related to the same throughout the State of New York. Plaintiffs allege defendants’ collection of fraudulent rebates exceeds $1,000,000. The plaintiffs are seeking class-wide injunctive relief requiring defendant dealerships to disclose financing options, rebates, interest rates, and risk of repossession; monetary and punitive damages for violation of New York General Business Laws, unjust enrichment, negligent misrepresentation, and breach of contract; and also seek costs and fees. Any potential losses associated with this matter cannot be estimated at this time.

In re: GPB Capital Holdings, LLC Litigation (formerly, Adam Younker, Dennis and Cheryl Schneider, Elizabeth Plaza, and Plaza Professional Center Inc. PFT Sharing v. GPB Capital Holdings, LLC, et al. and Peter G. Golder, individually and on behalf of all others similarly situated, v. GPB Capital Holdings, LLC, et al. (New York Supreme Court, New York County, Case No. 157679/2019)

In May 2020, plaintiffs filed a consolidated class action complaint in New York Supreme Court against GPB, GPB Holdings, GPB Holdings II, GPB Holdings III, the Partnership, GPB Cold Storage, GPB Waste Management, David Gentile, Jeffrey Lash, Macrina Kgil, a/k/a Minchung Kgil, William Edward Jacoby, Scott Naugle, Jeffry Schneider, Ascendant Alternative Strategies, Ascendant Capital, and Axiom Capital Management. The Complaint alleges, among other things, that the offering documents for certain GPB-managed funds, include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Phillip J. Cadez, et al. v. GPB Capital Holdings, LLC, et al. (Delaware Chancery Court, Case No. 2020-0402)

In May 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider. The complaint also names GPB Holdings, LP, and the Partnership as nominal defendants. Previously, plaintiffs had filed a complaint to compel inspection of books and records, which had been dismissed without prejudice.

In the current action, plaintiffs are alleging breaches of fiduciary duties and/or the aiding and abetting of those breaches, unjust enrichment, and with regard to GPB, breach of the Partnerships’ Limited Partnership Agreements. Plaintiffs are seeking unspecified damages based on the causes of action pled, equitable relief in the form of a directive to remove GPB as the general partner of GPB Holdings, LP and the Partnership, a constructive trust, costs of the action (including attorneys’ fees), and other declaratory and equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Jeff Lipman and Carol Lipman, derivatively on behalf of GPB Holdings II, LP and GPB Automotive Portfolio, LP v. GPB Capital Holdings, LLC, et al. (Delaware Chancery Court, Case No. 2020-0054)

In January 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider. The Complaint alleges breaches of fiduciary duty and/or aiding and abetting breaches of fiduciary duty against each of the defendants, and declaratory relief from the Court related to allegations of fraud, gross negligence, and willful misconduct. The plaintiffs seek unspecified damages and declaratory forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

Mary Purcell, et al. v. GPB Holdings II, LP, et al. (Cal. Supreme Court, Orange County, Case No. 30-2019-01115653-CU-FR-CJC)

In December 2019, plaintiffs filed a civil action in Superior Court in Orange County, California against Rodney Potratz, FSC Securities Corporation, GPB Holdings II, the Partnership, GPB, David Gentile, Roger Anscher, William Jacoby, Jeffrey Lash, Ascendant, Trevor Carney, Jeffry Schneider, and DOES 1 - 15, inclusive. An Amended Complaint was filed on or about June 10, 2020. In the Amended Complaint, Plaintiffs allege breach of contract against GPB Capital and DOES 1-5, inclusive; statutory and common law fraud against all defendants; breach of fiduciary duty against all defendants; and negligence against all defendants. Plaintiffs allege losses in excess of $4.8 million and are seeking rescission, compensatory damages, unspecified equitable relief and punitive damages, and interest and attorneys’ fees in unspecified amounts. Any potential losses associated with this matter cannot be estimated at this time.

Stanley S. and Millicent R. Barasch Trust and Loretta Dehay, individually and on behalf of others similar situated v. GPB Capital Holdings, LLC, et al. (W.D. Texas, Case No. 19 Civ. 1079)

In November 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against, the Partnership and other GPB-managed limited partnerships, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, a fund administrator, and individuals. (The original Complaint named Millicent R. Barasch as the plaintiff, but since her death, her trust has successfully moved to substitute for all purposes in this litigation.) The Complaint alleges civil conspiracy, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in the breach of fiduciary duty, negligence, violations of the Texas Securities Act, and aiding and abetting violations of the Texas Securities Act. Plaintiffs allege losses in excess of $1.8 billion and are seeking compensatory and other unspecified damages, declaratory relief, rescission, and costs and fees. Any potential losses associated with this matter cannot be estimated at this time.

Barbara Deluca and Drew R. Naylor, on behalf of themselves and other similarly situated limited partners, v. GPB Automotive Portfolio, LP et al. (S.D.N.Y., Case No. 19-CV-10498)

In November 2019, plaintiffs filed a putative class action complaint in the United States District Court for the Southern District of New York against GPB, GPB Holdings II, the Partnership, David Gentile, Jeffery Lash, AAS, Axiom, Jeffry Schneider, Mark Martino, and Ascendant. The Complaint alleges fraud and material omissions and misrepresentations to induce investment and losses in excess of $1.27 billion. The plaintiffs are seeking disgorgement, compensatory, consequential, and general damages; disgorgement; rescission; restitution; punitive damages; and the establishment of a constructive trust. Any potential losses associated with this matter cannot be estimated at this time.

Kinnie Ma Individual Retirement Account, et al., individually and on behalf of all others similarly situated, v. Ascendant Capital, LLC, et al. (W.D. Texas, Case No. 19-CV-1050)

In October 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against GPB, certain limited partnerships, including the Partnership, for which GPB is the General Partner, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, broker-dealers, a fund administrator, and other individuals. The Complaint alleges violations and/or aiding and abetting violations of the Texas Securities Act, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in breach of fiduciary duty, and negligence. Plaintiffs allege losses in excess of $1.8 billion and are seeking compensatory damages in an unspecified amount, rescission, fees and costs, and class certification. Any potential losses associated with this matter cannot be estimated at this time.

Concorde Investment Services, LLC v. GPB Capital Holdings, LLC, et al. (New York Supreme Court, New York County, Index No. 650928/2021)

In February 2021, Concorde Investment Services, LLC filed suit in New York State Supreme Court against GPB, certain limited partnerships for which GPB is the General Partner, and others. The Complaint alleges breaches of contract, fraudulent inducement, negligence, interference with contract, interference with existing economic relations, interference with prospective economic advantage, indemnity, and declaratory relief, and includes a demand for arbitration. Plaintiff’s demands include compensatory damages of at least $5.0 million, punitive damages, and a declaration that Concorde is contractually indemnified by the Defendants.

In October 2021, the Supreme Court ordered the action be stayed so that the Plaintiffs could pursue claims in arbitration. By the same Order, the Court denied the Defendants’ motions to dismiss the Complaint. Any potential losses associated with this action cannot be estimated at this time.

Jeffry Schneider v. GPB Capital Holdings, LLC et al., Case No. 2021-0963 (Court of Chancery, DE)

In November 2021, Plaintiff, a former affiliate of GPB Capital Holdings, LLC, filed a Complaint in Chancery Court in Delaware against GPB Capital Holdings, LLC and each of the funds it manages, including the Partnership, seeking a ruling that he is contractually entitled to mandatory advancement of legal fees by GPB Capital with respect to several lawsuits in which Plaintiff is named. On March 24, 2022, the Chancery Court issued a bench ruling, finding that Plaintiff was entitled to advancement of his legal fees from GPB Capital. Any potential losses associated with this action cannot be estimated at this time.

David Gentile v. GPB Capital Holdings, LLC et al., Case No. 2021-1102-SG (Court of Chancery, DE)

On or about December 20, 2021, Plaintiff David Gentile, founder and former Chief Executive Officer of GPB Capital Holdings, LLC, filed a Complaint in Chancery Court in Delaware against GPB Capital Holdings, LLC and each of the funds it manages, including the Partnership, seeking entry of an Order governing his contractual entitlement to advancement of legal fees by GPB Capital with respect to several lawsuits in which Plaintiff is named. Any potential losses associated with this action cannot be estimated at this time.

Dealership Related Litigation

AMR Auto Holdings – SM, LLC d/b/a Prime Subaru Manchester v. Subaru of New England, Inc. (New Hampshire Motor Vehicle Industry Board, Case No. 2021-01)

Prime Subaru Manchester has a franchise agreement ("Subaru Dealer Agreement") with Subaru of New England, Inc., the distributor of Subaru vehicles in New Hampshire ("SNE"), pursuant to which it owns and operates a Subaru dealership in Manchester, New Hampshire. On September 13, 2021, Prime Subaru Manchester notified SNE that it proposed to transfer substantially all of the assets of its dealership to Group 1, pursuant to the purchase agreement. To comply with the requirements of the Subaru Dealer Agreement and New Hampshire law, Prime Subaru Manchester asked for SNE's consent to the transfer to Group 1. SNE refused to approve the transfer to Group 1 (the "Turndown"). On December 10, 2021, Prime Subaru Manchester, as Protestor, filed a Protest action against SNE, as Respondent, with the New Hampshire Motor Vehicle Industry Board (the "NHMVIB") (Case No. 2021-01), claiming that the Turndown by SNE breached the Subaru Dealer Agreement and New Hampshire law, and seeking a finding and ruling from the NHMVIB, among others, that SNE unreasonably and in violation of law withheld its consent to the proposed transfer of the assets of Prime Subaru Manchester to Group 1, as well as awarding costs and attorney's fees to Prime Subaru Manchester. This Protest action is in an early stage, and no assurance can be given about the timing or resolution of the action. If the Protest is successful, then Prime Subaru Manchester will complete the proposed sale of substantially all of its assets to Group 1 as contemplated by the purchase agreement. Although the automotive segment is now included in discontinued operations, if the protest is unsuccessful, GPB Prime will continue to operate the dealership until the earlier of an ownership transfer or the twenty four months from the closing date, at which time, any cost associated with closing the dealership and liquidating the assets will be borne by Group 1.

David Rosenberg, et al. v. GPB Prime Holdings LLC et al. (Mass. Superior Court, Case No. 1982CV00925)

In June 2019, the former COO of GPB Prime, David Rosenberg, brought a breach of contract action against GPB Prime and Automile Parent Holdings, LLC in Massachusetts Superior Court. In November 2019, an amended complaint was filed, naming GPB Prime, LLC, Automile Parent Holdings, LLC, Automile Holdings, LLC (“Automile”), Automile TY Holdings, LLC, David Gentile, Jeffrey Lash, Kevin Westfall, Jovan Sijan, James Prestiano, Manuel Vianna, Nico Gutierrez and Michael Frost. The amended complaint alleges breach of contract, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty (both direct and derivatively), aiding and abetting the breach of fiduciary duty, fraud, conspiracy, conversion, and equitable relief/specific performance.

Mr. Rosenberg’s breach of contract claims relating to his employment agreement with Automile Holdings, LLC were submitted to Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for binding arbitration.

In November 2021, the parties to both actions involving Mr. Rosenberg agreed to a full and final settlement of the pending litigation and arbitration of $30.0 million, which included legal expenses of $6.0 million, which resulted in a full release from any and all pending claims. Upon full execution of the settlement, the parties filed a joint stipulation, dismissing with prejudice the pending litigation in Massachusetts, and withdrawing from the JAMS arbitration.

VWoA v. GPB Capital Holdings, LLC (S.D.N.Y., Case No. 1:20-cv-01043)

VWoA sought a declaration that, inter alia: (a) GPB's change of directors entitles VWoA to the remedies agreed upon by the parties in the parties’ Business Relationship Agreement; (b) GPB's removal and/or termination of David Rosenberg is an event under the BRA that enables VWoA to enforce the requirement that the Partnership divest all ownership interests in the dealerships; and (c) GPB failed to abide by the BRA's divestiture requirement, thus entitling VWoA to enforce the termination remedy.

On or about November 30, 2021, following the sale of the business, the parties agreed to discontinue the litigation and filed with the District Court a Stipulation for Dismissal with Prejudice of the action.

AMR Auto Holdings – PA, LLC d/b/a Westwood Audi v. Audi of America, Inc., an operating unit of Volkswagen Group of America, Inc. (Dist. of Massachusetts, No. 1:20-cv-10861)

In February 2020, Audi of America’s sent a notice of termination of AMR Auto Holdings – PA LLC’s (“AMR”, a subsidiary of the Partnership) franchise agreement to sell Audi motor vehicles, based on a claim that AMR had breached certain agreements with Audi. On April 3, 2020, AMR filed a lawsuit in the Superior Court of the Commonwealth of Massachusetts, Norfolk County, which, by agreement with Audi, stayed termination of the franchise pending resolution of the lawsuit. The case was removed in May 2020 to the United States District Court for the District of Massachusetts. On or about November 23, 2021, following the sale of the business, the parties agreed to discontinue the litigation and filed with the District Court a Stipulation for Dismissal with Prejudice of the action.

Certain of these outstanding matters include speculative, substantial or indeterminate monetary amounts. We record a liability when we believe that it is probable a loss will be incurred and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be estimated, we disclose the reasonably possible loss. We evaluate developments in our legal matters that could affect the amount of liability that has been previously accrued, if any, and the matters and related reasonably possible losses disclosed, and make adjustments as appropriate. Significant judgement is required to determine both the likelihood of there being and the estimated amount of a loss related to such matters.

Actions asserted by GPB

GPB Capital Holdings, LLC et al. v. Patrick Dibre (New York Supreme Court, Nassau County, Case No. 606417/2017)

In July 2017, GPB, the Partnership, GPB Holdings I, LP, GPB Holdings Automotive, LLC, and GPB Portfolio Automotive, LLC filed suit in New York State Supreme Court against Patrick Dibre, one of their former operating partners, for breach of contract, breach of fiduciary duty, fraud and conversion arising out of the Defendant’s sale of certain automobile dealerships to the GPB Plaintiffs. Mr. Dibre answered GPB’s Complaint, and asserted counterclaims alleging breach of contract and unjust enrichment. Plaintiffs have since filed Amended Complaints, narrowing the prior claims to focus on certain specific provisions in the documents governing the sale of the dealerships at issue. The plaintiffs seek damages based on the value of the subject dealerships related to the alleged breach, and also seek an order of specific performance compelling Mr. Dibre to fulfill other obligations under the governing documents. Any potential losses associated with this matter cannot be estimated at this time.

Portfolio Company Litigation

Waste Management Disposal Services of Pennsylvania, Inc. v. Nino Tristani, Armada Waste NY d/b/a GPB Waste NY, LLC, et al. (New York Supreme Court, New York County, Index No. 150253/2021)

In February 2020, Audi of America’s sent a notice of termination of AMR Auto Holdings – PA LLC’s (“AMR”, a subsidiary of the Partnership) franchise agreement to sell Audi motor vehicles, based on a claim that AMR had breached certain agreements with Audi. On April 3, 2020, AMR filed a lawsuit in the Superior Court of the Commonwealth of Massachusetts, Norfolk County, which, by agreement with Audi, stayed termination of the franchise pending resolution of the lawsuit. The case was removed in May 2020 to the United States District Court for the District of Massachusetts. On or about November 23, 2021, following the sale of the business, the parties agreed to discontinue the litigation and filed with the District Court a Stipulation for Dismissal with Prejudice of the action.

Waste Management of New York, LLC v. Nino Tristani, Armada Waste NY d/b/a GPB Waste NY, LLC, et al. (New York Supreme Court, New York County, Index No. 150255/2021)

In January 2021, Plaintiff filed suit against the Defendants seeking to collect purportedly unpaid fees of $0.3 million for services rendered. Plaintiff sought a judgment for the amount in unpaid fees, along with attorneys’ fees, costs, and interest. In November 2021, the parties agreed to settle this action, along with Waste Management Disposal Services of Pennsylvania, Inc. v. Nino Tristani et al. (Index. No. 150253/2021), for a total of $0.4 million.

Item 9. For Registrant’s Common Equity, Related Stockholder Matters and Issuer purchases of Equity Securities

The Partnership offered $750.0 million in Units, and has issued $688.4 million in total of Class A, Class A-1, Class B, and Class B-1 Units, for which, there is currently no public market, nor do we currently expect that one will develop. See “Item 10. Recent Sales of Unregistered Securities” for units outstanding as of December 31, 2021. Each class was offered and sold in transactions exempt from registration under the Securities Act under Section 4(a)(2) and Regulation D under the Securities Act. See “Item 10. Recent Sales of Unregistered Securities” in this Form 10 for more information. This Registration Statement only seeks to register the Class A and A-1 Units. As of December 31, 2021, the approximate number of holders of Class A Units was 2909, of Class A-1 Units was 2025, of class B Units was 822 and of Class B-1 Units was 588.

The Partnership was required under federal securities laws to file a Form 10 and thereafter file periodic reports pursuant to Section 12(g) of the Exchange Act after the end of the first fiscal year in which it first had more than 2,000 holders of record of any Class of Units. The Partnership has had more than 2,000 holders of record of Class A Units as of June 2017, and more than 2,000 holders of record of Class A-1 Units as of February 2018. As noted under the heading “Legal Proceedings” in Item 8, and elsewhere in this Form 10, the SEC Division of Enforcement has filed a lawsuit against the General Partner of the Partnership. One of the SEC’s allegations against the General Partner was the failure to timely file reports pursuant to Section 12(g) of the Exchange Act.

Because our Units have been acquired by investors in one or more transactions “not involving a public offering,” our Units are “restricted securities” as defined under Rule 144 of the Securities Act and may be required to be held indefinitely. Our Units generally may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) our consent is granted, and (ii) the Units are registered under applicable securities laws or specifically exempted from registration (in which case the Limited Partner may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the Units until the Partnership is liquidated. From August 2018 through the date of this filing, all Unit transfers are currently on a moratorium with no planned relaxing of this hold. Nevertheless, any and all transfers are allowable at our discretion.

DISTRIBUTION POLICY

After payment of any tax distributions and payment and reservation of all amounts deemed necessary by the General Partner in its sole discretion, the Partnership has generally made Class A and Class A-1 ordinary cash distributions at a rate of 8% of each Limited Partners’ adjusted Units per annum. Adjusted Units are calculated based on gross capital contributions of $50,000 less 11% selling fees equaling 1 adjusted unit. For example, if a Limited Partner subscribed into Class A for $50,000 with 11% selling fees with a net capital contribution of $44,500, that investor would receive a yearly distribution of $4,000. The calculation for this Limited Partner is 1 unit multiplied by the 8% distribution rate. A Class B and Class B-1 investor has received ordinary cash distributions at a rate of 8.7% of gross capital contributions. As of December 31, 2020 and through the date of this filing, none of the Limited Partners have reached the second tier of priority noted below (capitalized terms herein shall have the definition in accordance with the LPA and PPM).

As of December 31, 2021 and through the date of this filing, none of the Limited Partners have reached the second tier of priority noted below.

•	First, 100% to the Limited Partners, in proportion to their respective Net Capital Contributions, until each Limited Partner has received cumulative distributions equal to such Limited Partners’ Net Capital Contribution Amount;

•	Second, 100% to the Limited Partners, in proportion to their respective Unreturned Capital Contributions, until each Limited Partner has received cumulative distributions equal to such Limited Partners’ aggregate Capital Contributions;

•	Third, 100% to the Limited Partners, in proportion to their respective Accrued Preferred Returns, until each Limited Partner has received cumulative distributions equal to the sum of such Limited Partners’ aggregate Capital Contributions and Limited Partner Preferred Return;

•	Fourth, 100% to the Special Partner until the cumulative distributions made to the Special Partner equal 20% of the sum of all amounts distributed to each Limited Partner in excess of such Limited Partners’ Net Capital Contribution Amount and to the Special Partner and;

•	Thereafter, amounts available for distribution by the Partnership will be distributed 80% to the Limited Partners and 20% to the Special Partner, with such amounts distributed to the Limited Partners in proportion to their respective aggregate Capital Contributions.

In the first quarter of 2019, the Partnership transitioned to a quarterly dynamic distribution rate, paid in arrears. The General Partner determines distribution amounts, if any, following the end of the calendar quarter, and will generally pay out any approved distributions prior to the end of the subsequent quarter. Distribution rates under this policy have historically fluctuated from quarter to quarter based on, among other things, the performance of the Partnership. As a result, Limited Partners should not expect future distribution rates to be the same as the past ones. In accordance with the first step of the Partnership’s distribution waterfall, all of the Partnership’s distributions made to date have been a return of capital contributions made to the Partnership by investors. The source of these return of capital distributions have included, and may in the future continue to include, cash flow from operations and investor contributions. As of February 2021, all distributions need to be approved by the Monitor until further notice.

Distributions for the years ended December 31, 2021, 2020 and 2019 were as follows:

	Year ended December 31,
(Dollars in thousands)	2021	2020	2019
Class A	$—	$14,570	$—
Class A-1	—	7,415	—
Class B	—	7,760	—
Class B-1	—	4,278	—
Total	$—	$34,023	$—

Net profits and net losses are allocated to the Limited Partners according to their capital accounts in a manner sufficient to cause each Limited Partners’ capital account to equal the amounts such Limited Partners would receive upon the liquidation of the Partnership. Net profits and net losses are determined on an accrual basis of accounting in accordance with U.S. GAAP.

Item 10. Recent Sales of Unregistered Securities

As of December 31, 2021, and through the date of this filing, the Partnership has 6,001.44 Class A Limited Partnership Units, 3,059.30 Class A-1 Limited Partnership Units, 2,953.80 Class B Limited Partnership Units and 1,606.33 Class B-1 Limited Partnership Units outstanding. All classes have the same rights and the only distinction between classes are the Managerial Assistance fees and Selling and Service fees which are outlined in “Item 7. Certain Relationships and Related Transactions, and Director Independence”.

Transactions in the Partnership’s Units for the years ended December 31, 2021, 2020 and 2019 were as follows:

	Units Outstanding
	Class A	Class A-1	Class B	Class B-1	Total
Units outstanding - December 31, 2018	5,997.71	3,063.03	2,942.50	1,617.63	13,620.87
Units issued	0.71	—	—	0.70	1.41
Units redeemed	—	(0.71)	-0.70	—	(1.41)
Units outstanding - December 31, 2019	5,998.42	3,062.32	2,941.80	1,618.33	13,620.87
Units issued	0.96	—	—	—	0.96
Units redeemed	—	(0.96)	—	—	(0.96)
Units outstanding - December 31, 2020	5,999.38	3,061.36	2,941.80	1,618.33	13,620.87
Units issued	2.06	—	12.00	—	14.06
Units redeemed	—	(2.06)	—	(12.00)	(14.06)
Units outstanding - December 31, 2021	6,001.44	3,059.30	2,953.80	1,606.33	13,620.87

All transfers of ownership are included within Units issued and redeemed.

There were no contributions for the years ended December 31, 2021, 2020, and 2019.

The proceeds received from issuance were used in accordance with the Partnership’s investment objectives and related expenses outlined in the LPA.

There were no redemptions for the years ended December 31, 2021, 2020, 2019.

The Partnership’s Units were issued pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Offers and sales were made solely to persons qualifying as “accredited investors” (as such term is defined by Rule 501 of Regulation D).

Item 11. Description of Registrant’s Securities to be Registered

CAPITAL STOCK

None.

DEBT SECURITIES

None.

WARRANTS AND RIGHTS

None.

OTHER SECURITIES - UNITS OF LIMITED PARTNERSHIP INTEREST

The Partnership is authorized to issue an unlimited amount of Units and classes of Units other than Class A Units, Class A-1 Units, Class B Units and Class B-1 Units, without notice to any Limited Partner, as GPB may from time-to-time create and issue, with such rights, designations and obligations as GPB may specify. Outstanding Units of a class have attached to them the same rights and obligations as, and rank equally and pari passu with, other Units of such class for voting purposes. The Partnership is registering Class A and Class A-1 Units. The rights and preferences of Class A and Class A-1 Units, including, among others, voting rights and distribution rights, are as set forth in this “Item 11. Description of Registrant’s Securities to Be Registered” and there are no other rights or preferences except as described in this Item 11. GPB will take actions it deems necessary or appropriate in connection with each issuance of an additional class of Units and will amend the LPA in any manner it deems necessary or appropriate to specify the relative rights, powers and duties of the holders of such Units and to provide for each such issuance. The issuance of any such additional class of Units and any amendment relating thereto does not require the consent or approval of any Limited Partner. As described above all classes have the same rights and the only distinction between classes are the Managerial Assistance fees and Selling and Service fees. Class A is subject to a 2% Managerial Assistance fee and 11% Selling and Service fees. Class A-1 is subject to a 2% Managerial Assistance fee and a 40 basis point annual Selling and Service fee. These fees are discussed in more detail in “Item 7. Certain Relationships and Related Transactions, and Director Independence”.

GPB has the right to restructure the interests in the Partnership to address legal, tax or other concerns; provided however, that such restructuring does not have a material adverse effect on any Limited Partner without the prior written consent of such Limited Partner.

MATERIAL PROVISIONS OF THE HOLDINGS II, LP LIMITED PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the Fourth Amended and Restated Agreement of Limited Partnership of GPB Holdings II, LP which is included in this Registration Statement on Form 10 as Exhibit 3.2, and the following summary is qualified by reference thereto.

Pursuant to court order, the Monitor has the authority to approve or disapprove all material transactions by the Partnership, and the following discussion is qualified by the Monitor's authority.

Nature of Partnership and Limitation of Liability

The Partnership is a Limited Partnership formed under the Delaware Revised Uniform Limited Partnership Act (the “Act”). The LPA limits Limited Partners’ liability for our losses or debts up to their capital contributions, any gains or income allocated to their respective capital accounts, and the obligation, if any, to return distributions to the Partnership to the extent required under the Act. Under the Act, a Limited Partnership may not make a distribution to a partner to the extent that, at the time of the distribution, after giving effect to the distribution, all liabilities of the Limited Partnership, other than liabilities to partners on account of their Limited Partnership interests and liabilities for which the recourse of creditors is limited to specified property of the Limited Partnership, exceed the fair value of the Limited Partnership’s assets. A Limited Partner who receives a distribution in violation of this provision, and who knew at the time of the distribution that the distribution violated this provision, is liable to the Limited Partnership for the amount of the distribution.

Control of Operations

GPB through its affiliation with Highline is vested with the exclusive management and control of our business and Highline. See “Item 5. Directors and Executive Officers” for a complete description of GPB’s management, and relationships with Highline as the Partnership’s OSP. Limited Partners have no power to take part in the management of or bind us. No person should become a Limited Partner unless such person is willing to entrust all aspects of the management of the Partnership to GPB. GPB may contract with any person or entity to carry out any of its duties and may delegate to such person any of its power or authority under the LPA, but no such contract or delegation will relieve GPB of any of its duties or obligations thereunder. In addition, any lender may restrict the ability of GPB to take certain actions without such lender’s consent.

Removal of GPB

GPB may be removed as the General Partner upon the affirmative vote of at least 20% of the Limited Partners (who are not affiliates of GPB) if any of the following events occur: (i) a final, non-appealable judicial determination that GPB has committed fraud, gross negligence or willful misconduct, or (ii) (A) an action or proceeding under the Bankruptcy Code is filed against GPB and (I) such action or proceeding is not dismissed within 90 days after the date of its filing or (II) GPB files an answer acquiescing in or approving of such action or proceeding, (B) an action or proceeding under the U.S. Bankruptcy Code is filed by GPB, or (C) a receiver or conservator is appointed to take control of GPB or all or a substantial portion of its property. If GPB were to be so removed, (i) a successor General Partner may be elected by Limited Partners holding a majority of Units, (ii) any Units held by GPB would not be affected, and (iii) the Special LP’s Performance Allocation would be exchanged for Units.

Voting Rights of Limited Partners

The Limited Partners do not have voting rights except in certain situations specified in the LPA as described below:

•	Actions in Contravention of the General Partner's Authority. Section 3.2(a) of the LPA provides that the General Partner does not have the authority, right, power or privilege to do or undertake any act in contravention of the LPA without the approval of a Majority of Limited Partners. Section 2.1 defines “Majority of Limited Partners” to mean Limited Partners holding Units representing at least fifty percent (50%) of the aggregate Allocation Percentages of all Limited Partners who are eligible to vote or grant their consent or approval with respect to the applicable matter.

•	Removal of the General Partner. Section 3.10(a) of the LPA provides that the General Partner may be removed as the Partnership’s general partner upon the affirmative vote of at least 20% of the Limited Partners who are not Affiliates of the General Partner to remove the General Partner if any of the following events occur: (i) a final, non-appealable judicial determination that the General Partner has committed fraud, gross negligence or willful misconduct which has a material impact on the Partnership, or (ii) (A) an action or proceeding under the United States Bankruptcy Code is filed against the General Partner and (I) such action or proceeding is not dismissed within ninety (90) days after the date of its filing or (II) the General Partner files an answer acquiescing in or approving of such action or proceeding, (B) an action or proceeding under the United States Bankruptcy Code is filed by the General Partner or (C) a receiver or conservator is appointed to take control of the General Partner or all or a substantial portion of its property. Section 3.10(c) of the LPA further provides that a Majority of Limited Partners shall select, in writing, any Person to be a successor General Partner of the Partnership, and such Person shall be granted a Profits Interest as of such date.

•	Meetings and procedures for voting. Section 4.3 of the LPA states that (a) the General Partner may call a meeting of the Limited Partners from time-to-time by delivering to the Limited Partners notice of the time and purpose of the meeting at least ten days before the day of the meeting. Each meeting of Limited Partners shall be conducted by the General Partner. Meetings may be held by telephone conference or other electronic means and participation by a Limited Partner in a meeting by telephone conference or other electronic means shall constitute presence of that Partner. Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy will be revocable at the pleasure of the Limited Partner executing it; and (b) whenever action is required by the LPA to be taken by, or with the approval of, any Limited Partners, such action will be deemed to be valid if taken upon the written vote or written consent of those Limited Partners whose Allocation Percentages represent the specified Allocation Percentages required by the LPA, the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"), or the Exchange Act and rules thereunder to take or approve such action. Whenever action is required by the LPA to be taken by a specified percentage in interest of a specified class or group of Limited Partners, such action will be deemed to be valid if taken upon the vote or written consent of those Limited Partners of such class or group whose Allocation Percentages represent the specified percentage of the aggregate Allocation Percentages of all Limited Partners of such class or group. Except as expressly provided herein (or as may be required by the Exchange Act and rules thereunder), no class of, or enumerated category of, Limited Partners shall be entitled to vote or consent separately as a class with respect to any matter.

•	Indemnification. Section 9.3(c) of the LPA provides that the Partnership may indemnify an Indemnitee (as defined in the LPA) against, or make contribution in respect of, losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts incurred by an Indemnitee on a basis other than that described in Section 9.3 of the LPA if such indemnification or contribution is approved by a Majority of Limited Partners.

•	Assignment of the General Partner's Units. Section 10.4 of the LPA provides that the General Partner shall not Transfer any portion of its interest in the Partnership (other than to an Affiliate of the General Partner) without the consent of the Majority of Limited Partners. Section 2.1 defines “Transfer” to mean a sale, assignment, transfer, gift, encumbrance, hypothecation, mortgage, pledge, exchange or any other conveyance or disposition by law or otherwise, voluntarily or involuntarily.

•	Election to Continue the Partnership. Section 11.2 of the LPA provides that to the extent permitted by the DRULPA, upon the occurrence of an event described in Section 11.1(b)(2) (the expiration of the Partnership Term), (3) (the sale of all or substantially all of the Partnership's assets), (4) (written consent of all Partners to wind up and terminate the Partnership) or (5) (an event of withdrawal by the General Partner (or, where the General Partner is removed under Section 3.10, the failure of the Limited Partners to appoint a successor General Partner), the Partnership will not be wound up and its business will be continued, and its properties and assets will not be liquidated, if, within 90 days (or such longer period permitted by law) after the occurrence of such event, a Supermajority of Limited Partners agree in writing to continue the Partnership and, if there is no remaining General Partner of the Partnership, to elect a Person to be admitted to the Partnership as successor General Partner thereof, who will be required to acquire at least a one-tenth of one percent (0.1%) interest in the capital, profits and losses of the Partnership and assume all of the obligations of the General Partner. Upon the satisfaction of all conditions necessary to the continuation of the Partnership, including the admission of a successor General Partner thereof and the amendment of the Partnership’s Certificate to the extent required by applicable law, the Partnership will be continued without any further consent or approval of any Partner, in which case the Partnership will continue to conduct the business of the Partnership with the Partnership’s properties and assets in accordance with, and the Partnership and interests of the Partners will continue to be governed by, the terms of the LPA. If the business of the Partnership is continued pursuant to Section 11.2, any withdrawing General Partner’s interest in the Partnership shall be converted into the interest of a Limited Partner, and the interest in the Partnership acquired by the successor General Partner will (if acquired from the Partnership) reduce the interests of all other Partners (including the withdrawing General Partner) ratably in relation to their interest in the Partnership prior to such reduction. Section 2.1 defines “Supermajority of Limited Partners” to mean Limited Partners holding Units representing at least sixty-six and two-thirds percent (66 2/3%) of the aggregate Allocation Percentages of all Limited Partners who are eligible to vote or grant their consent or approval with respect to the applicable matter.

•	Amendments to the LPA. Section 13.1 of the LPA provides that the LPA generally may be modified or amended only with the written consent of the General Partner and the Majority of Limited Partners; provided, however, that: (a) the General Partner has the power, without the consent of the Limited Partners, to amend the LPA as may be required to (i) reflect the admission, substitution, termination, or withdrawal of Partners or of additional classes of Units in accordance with the LPA; (ii) subject to Section 13.1(c), cure any ambiguity, correct or supplement any provision in the LPA not inconsistent with the law or with other provisions, or make other changes with respect to matters arising under the LPA that will not be inconsistent with the law or with the provisions of the LPA, provided that that no such amendment will materially adversely affect the Limited Partners; (iii) add, amend or delete provisions of the LPA which addition, amendment or deletion is, in the opinion of counsel to the Partnership, for the protection of or otherwise to the benefit of the Limited Partners; (iv) take such actions (if any) as may be necessary to ensure that the Partnership will be treated as a partnership for federal income tax purposes and not be required to register as an investment company under the 1940 Act; (v) reflect the proposal or adoption of regulations under Code §704(b) or Code §704(c) or otherwise to preserve or achieve uniformity of the Units, provided that such amendment would not have a material adverse effect on the Limited Partners or the Partnership and is consistent with the principles of Code §704; and (vi) make such amendments or deletions to take into account the effect of any change in, amendment of or repeal of any applicable legislation, which amendments, in the opinion of counsel to the Partnership, do not and will not materially adversely affect the interests of the Limited Partners; (b) if any such amendment would cause the dissolution of the Partnership prior to the time set forth in Section 11.1, the LPA may not be amended without the consent of each Partner adversely affected; (c) no amendment that would cause the Partnership to fail to be treated as a limited partnership for state law purposes or change the limited liability status of any Limited Partner or that would change the participation of any Limited Partner in the income, gain, loss, deductions, expenses, credits, capital or distributions of the Partnership or that would otherwise adversely affect in any respect the financial or economic terms to which a Limited Partner is entitled as of the date such Limited Partner was admitted to the Partnership may be made without the written consent of such Limited Partner (except for amendments to admit Limited Partners pursuant to the terms of the LPA); (d) no amendment that would cause the Partnership to fail to be treated as a partnership for federal income tax purposes may be made without the consent of all Partners; (e) no amendment shall be made that has the effect of increasing the Capital Contribution of any Limited Partner or reducing its share of distributions made by the Partnership without the consent of each Limited Partner adversely affected; and (f) no amendment may be made to change the Allocation Percentage required for any consents required hereunder to the taking of any action, unless such amendment is approved by the Limited Partners holding aggregate Allocation Percentages equal to or in excess of the required amount.

Liability of General Partner; Indemnification

To the fullest extent provided by law, our debts, liabilities and obligations belong solely to us, and GPB will not be liable or obligated personally for any such debt, liability or obligation solely by reason of its status as General Partner. GPB and its affiliates will not be liable to us or any Limited Partner for losses sustained, liabilities incurred, or benefits not derived by the Limited Partners in connection with (i) any decisions made by, or actions taken or not taken by, GPB or its affiliates, so long as GPB or its affiliates acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Partnership and its conduct did not constitute gross negligence, fraud or willful or wanton misconduct; or (ii) any Limited Partner’s experience of identity theft or other similar criminal activity. The LPA provides that we will, to the fullest extent permitted by law, indemnify Indemnified Persons, and advance expenses to Indemnified Persons as described in the LPA. The Partnership will indemnify Indemnified Persons for losses, liabilities and damages sustained by them if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interest of the Partnership, and, with respect to any criminal action, had no reasonable cause to believe that their actions were unlawful. No indemnification will be made for any claim for which an Indemnified Person is found to be liable for gross negligence, willful misconduct, fraud or a material breach of the LPA. To the extent that an Indemnified Person is successful in defending a suit, they will be indemnified against expenses, including attorney’s fees, actually incurred in connection therewith. Expenses incurred by the Indemnified Person in defending any suit or action will be paid by the Partnership in advance of final disposition of the action or suit, provided that the Indemnified Person will undertake to repay the amount if they are found not to be entitled to indemnification. The indemnification and advancement of expenses provided to the Indemnified Persons are not exclusive of any other rights to which the Indemnified Person may be entitled. The Partnership reserves the power to buy and maintain insurance on behalf of GPB and its affiliates in addition to these indemnification provisions.

Conflicts of Interest

The LPA does not have any provisions prohibiting any member, officer, director, security holder or affiliate of the Partnership or GPB from (i) having any direct or indirect pecuniary interest in any property to be acquired or disposed of by the Partnership or in any transaction to which the Partnership is a party or has an interest, or (ii) engaging for their own account in activities of the sort engaged in by the Partnership. However, the LPA does require the Advisory Committee’s approval before entering into a Related Party Transaction.

Capital Contributions and Capital Accounts

Each Limited Partner will have a capital account established on the books of the Partnership which will be credited with such Limited Partner’s capital contribution, net of selling fees. Each such Limited Partner’s capital account will be increased to reflect (i) any additional capital contributions by it, and (ii) any net profits allocable to such Limited Partner, and will be decreased to reflect (y) any distributions to and (z) any net losses allocable to such Limited Partner.

Additional Capital Contributions

Additional capital contributions may be made by Limited Partners at any time while an offering of our Units is open in amounts of at least $10,000, subject to GPB’s discretion to accept lesser amounts. Such additional contributions will not be “credited” to us (i.e., deemed to be part of our assets for purposes of calculating allocation percentages or net profits and net losses) until the later of acceptance by us and the first day of the calendar month following such additional contributions. GPB may, in its sole discretion, reject any additional subscription request.

Allocation of Net Profits and Net Losses

For each fiscal period (fiscal quarters or fiscal years), net profits and net losses generally will be allocated to the Limited Partners, including GPB, according to their capital accounts in a manner sufficient to cause each Limited Partner’s capital account to equal the amounts such Limited Partners would receive upon the liquidation of the Partnership. Net profits and net losses are determined on an accrual basis of accounting in accordance with U.S. GAAP.

See “Item 9. For Registrant’s Common Equity, Related Stockholder Matters and Issuer purchases of Equity Securities” on the Registrant’s Common Equity and Related Stockholder Matters in this Registration Statement on Form 10 for description of our distribution policy.

Winding Up of the Partnership

Upon the winding up or termination of the Partnership, the Partnership’s assets will be distributed based on the capital accounts of the Limited Partners. GPB is empowered to distribute our assets in-kind when liquidating the Partnership, and such in-kind assets may be difficult for individual Limited Partners to monetize.

Amendment of LPA and Other Action

GPB has the power, without the consent of the Limited Partners, to amend the LPA and take such other action as it deems necessary to (i) reflect the admission, substitution, termination, or withdrawal of Limited Partners or of additional classes of Units in accordance with the LPA; (ii) cure any ambiguity, correct or supplement any provision in the LPA not inconsistent with the law or with other provisions of the LPA, or make other changes with respect to matters arising under the LPA that will not be inconsistent with the law or with the provisions of the LPA, provided that no such amendment will materially adversely affect the Limited Partners without appropriate Limited Partner consent; (iii) add, amend or delete provisions of the LPA which addition, amendment or deletion is, in the opinion of counsel to the Partnership, for the protection of or otherwise to the benefit of the Limited Partners; (iv) take such actions (if any) as may be necessary to ensure that the Partnership will be treated as a partnership for federal income tax purposes; (v) reflect the proposal or adoption of regulations under Code §704(b) or §704(c) otherwise to preserve or achieve uniformity of the Units, provided that such amendment would not have a material adverse effect on the Limited Partners or the Partnership and is consistent with the principles of Code §704; and (vi) make such amendments or deletions to take into account the effect of any change in, amendment of or repeal of any applicable legislation, which amendments, in the opinion of counsel to the Partnership, do not and will not materially adversely affect the interests of the Limited Partners without appropriate Limited Partner consent. Investors should note that Limited Partners have no voting rights except in very limited and specific situations.

Assignment and Transfer of Units

A Limited Partner’s rights to sell or transfer Units are limited. There is no public market in which Limited Partners may sell their Units and we do not expect a public market to develop in the future. All transfers of Units must receive the General Partner’s written consent, which may be granted or withheld at the General Partner’s sole discretion, and must comply with the requirements set forth in the LPA. Transfers of Units are subject to conditions set forth in the LPA, including, among other things, the receipt by the General Partner of an opinion of counsel that the transfer would not (a) require registration under securities laws or (b) adversely affect the status of the Partnership as a partnership for federal income tax purposes or cause the Partnership to become a publicly traded partnership, and the payment by the transferor or transferee of all costs and expenses related to the transfer. Limited Partners may sell or transfer their Units only using a form approved by us and must obey all relevant laws in connection with any such transfer. Any person who buys Units from a Limited Partner must meet the investor suitability requirements imposed by us and applicable law.

No transfer of a Unit will relieve the Limited Partner of any obligation that has accrued or was incurred before the transfer. A transferee of a Unit or a person who has become entitled to a Unit by operation of law but has not complied with the transfer requirements set forth in the LPA has no right to access or to be provided with any information with respect to our affairs and has only the rights accorded to such transferees under applicable Delaware law. A transfer of a Unit will be deemed to take effect on the date that the General Partner records such transfer, which will typically be recorded on a monthly basis.

The General Partner (or any affiliate thereof) may buy Units for their account or facilitate transfers of Units between Limited Partners and others. Any transfer facilitated by the General Partner (or any affiliate thereof) will be subject to the transfer requirements set forth in the LPA to the same extent as if the General Partner (or any affiliate thereof) had not been involved.

Compulsory Transfer or Acquisition of Units

The LPA grants GPB the authority to require a Limited Partner to transfer its Units or, if the Limited Partner does not transfer its Units within 21 days, to have the Partnership sell the Units on such Limited Partner’s behalf or to reacquire them for the price paid by such Limited Partner. GPB may exercise this power if, in its sole determination, any continued holding of Units by any direct or beneficial Limited Partner might cause or be likely to cause (i) the Partnership to be classified as a publicly traded partnership, (ii) our assets to be considered “plan assets” within the meaning of ERISA, Code §4975 or applicable regulations, (iii) the Units to be required to be registered under the 1934 Act, (iv) the Partnership to be required to be registered under the 1940 Act, or (v) some legal, regulatory, pecuniary, tax or material administrative disadvantage to GPB, the Special LP, the Partnership or its Limited Partners. A valuation of the Limited Partner’s interest will be determined by GPB based on a good faith estimation of the Partnership’s net asset value and will be subject to the review and approval by the Advisory Committee.

Limited Redemption Rights

As per the Partnership’s formation documents, Limited Partners who have held their Units for at least one year may request that the Partnership repurchase all, but not less than all, of their Units. A Limited Partner’s ability to request a redemption may not be construed to mean a Limited Partner has any right to demand or receive the return of such Limited Partner’s capital contribution or otherwise modify any limitations under the PPM. The Partnership intends to redeem Units on a quarterly basis on the last business day of each calendar quarter and will not redeem in excess of 10% of the Units during any 12-month period, provided that the Partnership will not redeem any Units held by a Limited Partner prior to the time that is 60 calendar days after the Partnership receives the required written notice from the Limited Partner. The redemption price for redeemed Units will be 97% of the net asset value of such Units as of the close of business on the applicable redemption date, minus any fees incurred by the Partnership in connection with the redemption, including legal and administrative costs for redemption. The General Partner reserves the right in its sole discretion at any time and from time to time to (1) reject any request for redemption, (2) change the price or prior notice period for redemptions, or (3) terminate, suspend and/or reestablish the Partnership’s redemption program.

The General Partner will determine from time to time whether the Partnership has sufficient excess cash from operations to repurchase Units. Generally, the cash available for redemptions will be limited to 10% of the Partnership’s operating cash flow from the previous fiscal year. If excess cash the Partnership sets aside for the redemption program is not sufficient to accommodate all requests as of any calendar quarter end, then at such future time, if any, when sufficient funds become available in the General Partner’s sole discretion, pending requests will be honored among all requesting limited partners in accordance with their order of receipt.

In August 2018, the General Partner suspended all redemptions.

From commencement of Partnership operations through December 31, 2018, there have been various amendments in the LPAs and PPMs relating to the redemption terms for Limited Partner’s. Those changes resulted in differentiated redemption terms and calculations. Following the advice of legal counsel, the General Partner made the decision to apply the redemption provision that was most beneficial to the redeeming investors who made a redemption request prior to the suspension of redemptions. This analysis was completed in 2019 and based on the final calculations, if a Limited Partner was originally overpaid, the General Partner will reimburse the fund and not seek to claim those funds back from the Limited Partner. If a Limited Partner was underpaid, the excess cash was distributed to the applicable Limited Partner in the fourth quarter of 2019 and first quarter of 2020. If the suspension of redemptions is lifted, the redemption queue will be followed and all redemptions paid out will be equal to the Limited Partner’s capital account at the applicable redemption date.

Power of Attorney

Under the LPA, the Limited Partner will appoint GPB as attorney-in-fact for signing certain documents, including the LPA. The Limited Partner cannot revoke this special power of attorney, which will survive the Limited Partner’s death and any transfer of the Limited Partner’s Units.

Meetings and Reports

We have adopted a taxable year ending on December 31. The financial statements of the Partnership will be maintained in accordance with U.S. GAAP and our financial statements will be annually audited by a PCAOB-registered firm and provided to the Limited Partners. Our books and records, including certain information regarding GPB, copies of the LPA and certain other organizational documents, and federal, state and local income tax or information returns and reports will be maintained at the office of the Partnership.

Any Limited Partner will, at its expense and upon providing GPB with no less than ten (10) business days’ prior written request, have access to the books and records of the Partnership during normal business hours or as designated by GPB for such purposes as required by the Act; provided, however, that the Limited Partner exercising such right may not unreasonably interfere with or disrupt our business.

Within 120 days after the end of each fiscal year, GPB planned on delivering to each Limited Partner on our behalf (i) an audited financial report of the Partnership for such fiscal year containing a balance sheet as of the beginning and the end of such fiscal year, a statement of changes in the Limited Partners’ equity as of such dates; and a statement of operations for such period, and (ii) all necessary tax reporting information, which information will include all necessary information in order for all Limited Partners to satisfy reporting obligations under the Code with respect to any acquisitions we make in any entities organized or formed in jurisdictions outside the U.S. Within 45 days after the end of each of the three-month periods ended March 31, June 30, and September 30 (each a “Fiscal Quarter”), GPB will use its best efforts to deliver to each Limited Partner an unaudited summary investment report of the Partnership for such Fiscal Quarter; provided that if our Units become registered under the 1934 Act, GPB may elect to provide such information with reference to our 1934 Act quarterly reports filed with the SEC. We acknowledge that GPB has not met all of these deadlines and is making commercially reasonable best efforts to meet these deadlines on an on-going basis.

GPB may call meetings of the Limited Partners from time to time to consider the advisability of taking certain actions in conducting our business if in its opinion such a meeting would be useful in explaining the proposal, however GPB has no obligation to call such meetings.

Item 12. Indemnification of Directors and Officers

See “Item 11. Description of Registrant’s Securities to be Registered--Material Provisions of the GPB Holdings II, LP Limited Partnership Agreement--Liability of General Partner; Indemnification” in this Registration Statement on Form 10.

Item 13. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Highline Management, Inc. and Limited Partners of

GPB Holdings II, LP:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of GPB Holdings II, LP and Subsidiaries (the “Partnership”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive income (loss), changes in partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes and financial statement Schedule II – Valuation and Qualifying Accounts (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ EISNERAMPER LLP

We have served as the Partnership’s auditor since 2019.

EISNERAMPER LLP

Iselin, New Jersey

May 13, 2022

GPB HOLDINGS II, LP AND SUBSIDIARIES
Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$356,574	$82,364
Restricted cash	9,102	—
Accounts receivable, net	30,070	21,213
Due from related parties	66	5,002
Inventories	878	1,967
Prepaid expenses	6,781	2,085
Contract assets	17,783	5,596
Investment securities, current portion	2,135	673
Current assets held for sale, continuing operations	7,253	—
Current assets held for sale, discontinued operations	41,364	22,998
Total current assets	472,006	141,898
Non-current assets:
Restricted cash - long-term	10,125	—
Notes receivable - related party	346	2,001
Property and equipment, net	8,788	42,325
Investment securities, net of current portion	2,990	4,004
Equity method investments	22,363	19,428
Right-of-use assets operating	8,456	6,824
Assets held for sale discontinued operations, net of current portion	16,520	231,952
Goodwill	78,895	34,926
Intangible assets, net	81,790	54,990
Other non-current assets	1,267	2,173
Total non-current assets	231,540	398,623
Total assets	$703,546	$540,521

GPB HOLDINGS II, LP AND SUBSIDIARIES
Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
	2021	2020
Liabilities and Partners’ Capital
Current liabilities:
Floorplan payable	$—	$6,288
Accounts payable	9,074	10,495
Accrued expenses	24,670	10,111
Deferred revenue and customer deposits	25,207	14,694
Current portion of note payable - related party	6,458	—
Long-term debt, current portion	2,205	23,649
Finance lease liabilities, current portion	227	34
Operating lease liabilities, current portion	3,992	2,706
Liabilities held for sale, discontinued operations	—	11,539
Due to related parties	375	2,627
Other current liabilities	271	847
Total current liabilities	72,479	82,990
Non-current liabilities:
Note payable - related party, net of current portion	—	6,413
Long-term debt, net of current portion	52,491	225
Finance lease liabilities discontinued operations, net of current portion	370	47
Operating lease liabilities, net of current portion	4,069	4,291
Liabilities held for sale, net of current portion	—	34,217
Deferred tax liabilities - long-term	5,901	288
Other liabilities	968	261
Total non-current liabilities	63,799	45,742
Total liabilities	136,278	128,732
Commitments and contingencies (see Note 17)
Partners’ capital
Partners’ capital attributable to the Partnership	551,903	387,744
Accumulated other comprehensive (loss)	(1,201)	(2,323)
Total partners’ capital attributable to the Partnership	550,702	385,421
Non-controlling interests	16,566	26,368
Total partners’ capital	567,268	411,789
Total liabilities and partners’ capital	$703,546	$540,521

See Notes to Consolidated Financial Statements.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Consolidated Statements of Operations

(Dollars in thousands)

	Years Ended December 31,
	2021	2020	2019
Revenues:
Product revenue	$61,968	$46,216	$64,282
Service revenue	87,325	69,466	55,888
Debt investment interest income	903	2,676	6,161
Loss on sale of investment securities	(712)	(97)	(124)
Unrealized gain (loss) on investment securities	3,169	645	(15,927)
Other revenue	706	310	1,273
Total revenues	153,359	119,216	111,553
Cost of revenues
Cost of goods sold	26,127	17,396	28,603
Cost of services	46,916	36,781	29,293
Total cost of revenues	73,043	54,177	57,896
Gross profit	80,316	65,039	53,657
Operating expenses (income):
Selling, general and administrative expenses	86,533	59,379	70,852
Managerial assistance fee, related party	11,874	12,245	12,169
Rent expense	3,338	2,831	2,435
(Income) loss from equity method investments	(3,449)	(426)	2,298
Loss (gain) on disposal of businesses	5,334	—	(19,680)
Asset impairment	—	780	9,587
Depreciation and amortization	10,302	8,717	7,623
Total net operating expenses	113,932	83,526	85,284
Operating loss	(33,616)	(18,487)	(31,627)
Other income (expense):
Interest expense	(1,465)	(36)	(449)
Interest expense to related party	(738)	(1,323)	(1,317)
Interest income	216	795	1,718
Other (expense) income	(830)	(166)	889
Total other income (expense)	(2,817)	(730)	841
Loss from continuing operations, before tax	(36,433)	(19,217)	(30,786)
Income tax benefit (expense)	288	(153)	(480)
Net loss from continuing operations	(36,145)	(19,370)	(31,266)
Gain on sale of discontinued operations	176,799	31,806	—
Income from discontinued operations	28,090	16,288	1,428
Income from discontinued operations, before tax	204,889	48,094	1,428
Income tax expense, discontinued operations	—	(1,402)	—
Net income from discontinued operations	204,889	46,692	1,428
Net income (loss) of continuing and discontinued operations	168,744	27,322	(29,838)
Net income (loss) attributable to non-controlling interests	2,420	9,439	(1,526)
Net income (loss) attributable to the Partnership	$166,324	$17,883	$(28,312)

See Notes to Consolidated Financial Statements.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (loss)

(Dollars in thousands)

	Years Ended December 31,
	2021	2020	2019
Net income (loss)	$168,744	$27,322	$(29,838)
Other comprehensive income (loss):
Net change in unrealized (losses) gains on debt investment securities	1,372	(968)	3,699
Foreign currency translation loss	(296)	(150)	(149)
Total other comprehensive income (loss)	169,820	26,204	(26,288)
Other comprehensive loss attributable to non-controlling interests	(46)	(23)	(52)
Net income (loss) attributable to non-controlling interest	2,420	9,439	(1,526)
Comprehensive income (loss) attributable to the Partnership	$167,446	$16,788	$(24,710)

See Notes to Consolidated Financial Statements.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Consolidated Statements of Changes in Partners’ Capital

(Dollars in thousands)

	Class A Limited Partners	Class A-1 Limited Partners	Class B Limited Partners	Class B- 1 Limited Partners	Partners' Capital Attributable to GPB Holdings II, LP	Accumulated Other Comprehensive Income (loss)	Non- Controlling Interests	Total
Partners’ capital - December 31, 2018	$183,045	$93,142	$104,266	$54,803	$435,256	$(4,830)	$57,948	$488,374
Cumulative effect of change in accounting principle - revenue recognition	404	206	231	120	961	—	306	1,267
Partners’ capital contributions	—	—	—	—	—	—	1,751	1,751
Unit issuance costs	—	—	(436)	(222)	(658)	—	—	(658)
Distributions to non-controlling interests holders	—	—	—	—	—	—	(5,792)	(5,792)
Purchase of non-controlling interests	(847)	(432)	(486)	(254)	(2,019)	—	(6,147)	(8,166)
Net loss	(12,893)	(6,206)	(6,105)	(3,108)	(28,312)	—	(1,526)	(29,838)
Other comprehensive income (loss)	—	—	—	—	—	3,602	(52)	3,550
Partners’ capital - December 31, 2019	$169,709	$86,710	$97,470	$51,339	$405,228	$(1,228)	$46,488	$450,488
Unit issuance costs	—	—	(436)	(222)	(658)	—	—	(658)
Distributions	(14,570)	(7,415)	(7,760)	(4,278)	(34,023)	—	—	(34,023)
Distributions to non-controlling interests holders	—	—	—	—	—	—	(23,722)	(23,722)
Purchase of non-controlling interests	(286)	(147)	(166)	(87)	(686)	—	(5,814)	(6,500)
Net income	6,654	3,739	4,793	2,697	17,883	—	9,439	27,322
Other comprehensive loss	—	—	—	—	—	(1,095)	(23)	(1,118)
Partners’ capital - December 31, 2020	$161,507	$82,887	$93,901	$49,449	$387,744	$(2,323)	$26,368	$411,789
Unit issuance costs	—	—	(75)	(8)	(83)	—	—	(83)
Distributions	(864)	(444)	(508)	(266)	(2,082)	—	—	(2,082)
Distributions to non-controlling interests holders	—	—	—	—	—	—	(12,176)	(12,176)
Net income	68,216	35,390	41,411	21,307	166,324	—	2,420	168,744
Other comprehensive income (loss)	—	—	—	—	—	1,122	(46)	1,076
Partners’ capital - December 31, 2021	$228,859	$117,833	$134,729	$70,482	$551,903	$(1,201)	$16,566	$567,268

See Notes to Consolidated Financial Statements.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Consolidated Statement of Cash Flows (Continued)

(Dollars in thousands)

	Years Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net loss from continuing operations	$(36,145)	$(19,370)	$(31,266)
Net income from discontinued operations	28,090	14,886	1,428
Gain on sale of discontinued operations	176,799	31,806	—
Net income (loss)	168,744	27,322	(29,838)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
(Income) loss from equity method investments	(3,449)	(426)	2,298
Loss (gain) on disposal of business	5,334	—	(19,680)
Gain on sale of discontinued operations	(176,799)	(31,806)	—
Loss on sale of debt investments	712	97	124
(Gain) loss on sale of property, equipment, and leased assets	(14)	(3)	129
Changes in unrealized (gains) losses on equity investment securities	(3,169)	(645)	15,927
Impairment of goodwill, intangibles and long-lived assets	—	780	9,587
Bad debt expense	3,345	1,665	1,681
Depreciation and amortization	11,577	12,384	12,892
Amortization of deferred financing costs	167	47	87
Amortization of original issue discount on investment securities	—	(377)	(1,579)
Amortization of right of use assets - operating and finance	3,103	2,550	1,820
Paid-in-kind interest	(251)	(267)	(332)
Changes in deferred tax liabilities	(861)	—	—
Changes in operating assets and liabilities, net of effects from business combinations and dispositions:

Accounts receivable, net	(3,363)	(4,474)	1,483
Due from related parties	(256)	(364)	—
Inventories	1,089	(1,344)	1,248
Prepaid expenses	(1,476)	380	(369)
Contract assets	(12,186)	(3,436)	7,699
Other assets	833	1,724	1,594
Accounts payable	672	878	(3,952)
Accrued expenses	2,286	(554)	3,310
Due to related parties	203	185	(4,232)
Customer deposits	10,512	3,885	(11,127)
Operating lease liability	(2,930)	(2,491)	(1,105)
Other current liabilities	—	(1,329)	(1,637)
Other liabilities	(1,667)	13,414	517
Net operating cash flows from discontinued operations	(12,084)	(20,279)	10,568
Net cash used in operating activities	$(9,928)	$(2,484)	$(2,887)

GPB HOLDINGS II, LP AND SUBSIDIARIES

Consolidated Statement of Cash Flows (Continued)

(Dollars in thousands)

	Years Ended December 31,
	2021	2020	2019
Cash flows from investing activities:
Purchase of businesses, net of cash acquired	$(60,493)	$—	$(26,150)
Purchase of equity method investments	—	—	(330)
Proceeds from sale of businesses	143,603	66,898	36,305
Proceeds from sale of debt investments	3,563	5,106	43,688
Distributions received from investee	189,288	861	26
Proceeds from issuance of notes receivable - related party	—	—	(884)
Payment of contingent consideration	(10,800)	—	—
Collections of notes receivable - related party	1,727	412	—
Purchase of property and equipment	(5,322)	(7,276)	(5,781)
Proceeds from sale of property and equipment	39	—	9
Payments for development technology	(792)	(799)	(1,242)
Net investing cash flows of discontinued operations	(2,932)	1,336	(3,320)
Net cash provided by investing activities	257,881	66,538	42,321
Cash flows from financing activities:
Repayments of notes payable, related party	—	(6,500)	—
Proceeds from loans payable	56,460	6,675	5,868
Repayments on loans payable	(100)	(100)	(6,027)
Repayments on finance lease obligations	(225)	(12)	(712)
Proceeds from lines of credit	1,827	1,674	—
Repayments on lines of credit	(1,013)	(925)	(573)
Contributions from non-controlling interest	—	—	1,751
Unit issuance costs	(83)	(658)	(658)
Payments of debt issuance costs	(1,891)	(98)	—
Partner capital redemptions	—	—	(117)
Distributions	—	(34,023)	—
Purchase of non-controlling interest	—	(6,500)	(6,147)
Distributions to non-controlling interest	(12,176)	(23,722)	(5,792)
Net financing activities of discontinued operations	(4,822)	305	(3,199)
Net cash provided by (used in) financing activities	37,977	(63,884)	(15,606)
Effect of exchange rate changes on cash	(19)	(38)	(15)
Net increase in cash and cash equivalents and restricted cash	285,911	132	23,813
Cash and cash equivalents and restricted cash of continuing operations - beginning of year	82,364	70,675	49,563
Cash and cash equivalents and restricted cash of discontinued operations - beginning of year	7,526	19,083	16,382
Cash and cash equivalents and restricted cash - beginning of year	89,890	89,758	65,945
Cash and cash equivalents and restricted cash - end of year	375,801	89,890	89,758
Less cash and cash equivalents and restricted cash of discontinued operations - end of year	—	(7,526)	(19,083)
Cash and cash equivalents and restricted cash of continuing operations - end of year	$375,801	$82,364	$70,675
Supplemental disclosure of cash flow information:
Cash payments for interest	$1,927	$1,645	$2,537
Supplemental schedule of non-cash investing and financing activities:
Debt issuance costs	$(550)	$—	$—
Distribution payable	(2,082)	—	—
Purchase of non-controlling interest	—	—	(2,019)
Finance lease assets assigned	—	—	2,207
Finance lease assets assumed	(741)	(94)	(274)
Finance lease liabilities assumed	741	94	274
Finance lease liabilities assigned	—	—	2,468
Operating lease assets assumed	(3,994)	(2,049)	(3,966)
Operating lease liabilities assumed	3,994	2,049	3,966

See Notes to Consolidated Financial Statements.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1. Organization, Nature of Business and Recent Events

Organization

GPB Holdings II, LP (“Holdings II”, the “Partnership”, “we”, “us”, “our” or the “Registrant”) is a holding company which was organized as a Delaware limited partnership on April 17, 2015, and commenced operations on June 1, 2015.

GPB Capital Holdings, LLC (“General Partner”, “Capital Holdings” or “GPB”), a Delaware limited liability company and registered investment adviser, is the Partnership’s general partner pursuant to the terms of the Fourth Amended and Restated Agreement of Limited Partnership, dated April 26, 2018 (as the same may be amended from time to time, the “LPA”). Pursuant to the LPA, GPB conducts and manages our business. Robert Chmiel, GPB’s Chief Executive Officer and Chief Financial Officer, currently serves as the sole manager of GPB under the term of GPB’s limited liability company agreement. However, as further described below under “Other Recent Events - Highline Management, Inc.,” GPB has entered into a management services agreement with GPB’s wholly owned subsidiary, Highline Management, Inc. (“Highline”), pursuant to which Highline currently provides certain management services to GPB to assist GPB in fulfilling GPB’s duties as the Partnership’s general partner.

Highline Management, Inc.

In January of 2020, Highline was formed as a wholly owned subsidiary of GPB, to provide operation support services to the GPB-managed partnerships. Highline’s formation followed the completion of an independent special investigation by outside legal counsel as a response to recommendations made by GPB’s predecessor Audit Committee to certain allegations brought against the General Partner as described below and in “Note 17. Commitments and Contingencies.” The predecessor Audit Committee made recommendations which led to a series of restructuring activities undertaken to accomplish a number of objectives including, but not limited to: (i) further enhancement of the corporate management structure, with additional professionals knowledgeable in the industry and commensurate with the complexity and demands of the business of the Partnership; (ii) formalization, to the extent possible, of the commitment to share human resources, facilities and operating assets among and between the entities that comprise the Partnership; and (iii) further development of the independent oversight of the corporate governance structure and framework to help enable the Partnership to achieve its goals, control risks and compliance with laws, rules and regulations. To that end, the initial five member Highline board of directors (the “Board”) (now four members) was appointed, three of whom are “independent” as that term is used in the NYSE listed company manual. To address its oversight and governance purposes, the Board established three committees, consisting entirely of the independent members, including an Audit Committee, a Governance Committee and a Compensation Committee, as more fully described below. Additionally, these restructuring activities were designed and implemented, in part, to establish an independent committee responsible for overseeing GPB’s management related to the Partnership’s affairs, establish additional layers of responsibility within the Partnership’s governance structure and enhance internal controls.

As a key feature of this restructuring, Highline was formed to provide GPB with management and operation support services for the GPB-managed partnerships. Highline currently oversees on GPB’s behalf all day-to-day functions of the Partnership and its subsidiaries, including management of all underlying assets, human capital, accounting and financial reporting, and operations pursuant to a Management Services Agreement (“MSA”). As a result, Highline provides independent oversight and review of most aspects of our operations.

Highline's bylaws require a majority vote for any act of the Board except with respect to approval or adoption of any Management Services Agreement, Resource Sharing Agreement or other similar agreement between Highline and GPB (or any amendment thereto), which in all instances must be approved by a majority of the independent directors. GPB has nominated and elected the initial directors to the Board.

Highline has agreed to provide the following services (“Services”) to the Partnership (but not to the businesses owned by the Partnership which are managed day-to-day by their own management teams) pursuant to the MSA:

•	Manage and oversee the day-to-day affairs and operations of the Partnership including developing corporate strategy and business plans, and managing annual budgets;

•	Manage, oversee and facilitate the accounting and payment functions, including necessary cash management services with respect to the operations of the Partnership;

•	Manage and oversee the administration, operations, financial accounting and financial reporting for the Partnership, including managing the preparation of financial statements for the Partnership;

•	Manage the process for the audits of the financial statements of the Partnership;

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

•	Manage and oversee the process of obtaining third-party valuations of the Partnership in accordance with the LPA and the Class A and Class A-1 Private Placement Memorandum (the “PPM”) dated July 2018;

•	Communicate regularly and provide written reports (no less frequently than monthly) concerning the financial status and financial performance of the Partnership to GPB, including providing regular (no less frequent than monthly) asset management reports and updated financial models for the Partnership;

•	Provide periodic market data and information (no less frequent than quarterly) relating to the businesses of the Partnership reasonably requested by GPB for investor marketing and communication purposes;

•	Review and approve “Significant Transactions” approved by GPB’s Acquisition Committee. A Significant Transaction shall mean (i) a transaction that meets the definition of a Significant Subsidiary contained in Regulation S-X under federal securities laws; or (ii) based on criteria otherwise determined by the Board;

•	Review and approve any material change in the investment strategy of the Partnership; and

•	Perform such other services as may be reasonably requested by GPB and which are reasonably acceptable to Highline.

GPB, through its Acquisition Committee, controls all major asset acquisition and divestiture decisions concerning the Partnership, subject to the approval by the Board of any such transaction that constitutes a Significant Transaction as described above. Highline’s responsibilities set forth above encompass reporting and monitoring distributions to our Limited Partners.

The MSA has an initial term (“Initial Term”) of three years that began on January 1, 2020. Thereafter the MSA renews for successive one-year terms unless terminated in accordance with its terms.

Pursuant to the amended order of the EDNY Court on April 14, 2021, operational and financial decisions to be made by Highline regarding the affairs of the Partnership are subject to the same authority of the Monitor as are decisions to be made by GPB.

Nature of Business

The Partnership provides a range of strategic, operational and management resources to our subsidiaries which are engaged in a number of diverse business activities. Our Chief Operating Decision Maker ("CODM") manages the segments as detailed below, regularly reviews consolidated financial information, evaluates overall strategic performance, and allocates resources to the Partnership. We report our businesses in the three segments for accounting purposes, after the sale of the Automotive Retail and Physical Therapy segments, based on how our CODM views the Partnership as follows:

~~•~~	Technology-Enabled Services segment (“Technology-Enabled Services”) acquires and operates Technology-Enabled Services portfolio companies which provide Technology-Enabled Services to healthcare companies. Services provided include the sale and licensing of various electronic health records software and practice management software platforms for ambulatory, acute and long-term care facilities. The customer base served by our IT portfolio companies is dispersed across the U.S., related territories and India. As of December 31, 2021, Holdings II owned 96% of Project Halo Holdings, LLC (“Halo”), which is comprised of Cantata Health Solutions, LLC (“Cantata”) (formerly Meta Healthcare IT Solutions, LLC) and Experience Care, LLC (“Experience Care”) (formerly Cantata Health, LLC); 80% of Micro Development Services, Inc. (“MDS”); and 88.9% of HealthPrime International, LLC (“HealthPrime” or “HPI”), all of which are accounted for under the consolidation method. Our Technology-Enabled Services also has non-controlling investments of 31% and 20%, in Hotel Internet Services, LLC (“HIS”), and Maintech, Inc., respectively, as of December 31, 2021 which are accounted for under the equity method. HIS provides the equipment and associated services to hotels, resorts, military, student housing, casinos, and many other commercial venues. Maintech is an Independent Services Organization (ISO) delivering a comprehensive portfolio of single-source managed services for IT infrastructure support including hardware maintenance, network operations center (“NOC”) monitoring, server and network administration, cloud services, help desk, and IT asset management and destruction.

•	Energy segment (“Energy”) acquires and operates companies that provide services in the solar panel market and sell carbon-offset natural gas and renewable energy certificates. As of December 31, 2021 the Partnership owned 60% of Erus Energy, LLC (“Erus”), which is accounted for under the consolidation method. In January, 2022, the Partnership sold its 56% investment in its subsidiary Greenwave Energy Holdings, LLC (“Greenwave”). The Partnership has a 50% non-controlling equity method investment in Quantum Energy Holdings, LLC (“Quantum”). Quantum provides customer acquisition services to the alternative energy industry.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

•	Corporate and Other primarily consists of other operating segments that are not reportable under the quantitative thresholds under United States Generally Accepted Accounting Principles (“U.S. GAAP”), or are the selling, general and administrative expenses of the Partnership. During the year ended December 31, 2021, Holdings II sold its 76.7% interest in Riverwalk Tower LLC (“Riverwalk”), a real estate investment which was accounted for under the consolidation method. Lending Operations provides short to medium term loans, typically with 12-to-36 month durations, to companies. The Partnership has a 3% non-controlling equity method investment in GPB Waste Holdings, LLC (“Waste”). In March 2022, the Partnership sold its real estate investment in 124 Middleneck Realty LLC (“Middleneck”).

Further information regarding our reportable business segments is contained in “Note 19. Business Segments”. Further information regarding equity method investments is contained in “Note 10. Equity Method Investments”.

Recent Events

Federal Matters

On February 4, 2021, the Securities and Exchange Commission (the “SEC”) filed a contested civil proceeding against GPB, Ascendant Capital, LLC (“Ascendant”), Ascendant Alternative Strategies (“AAS”), David Gentile, Jeffry Schneider and Jeffrey Lash in the U.S. District Court for the Eastern District of New York (“EDNY Court” and “SEC Action”). No GPB-managed partnership is a named defendant. The SEC Action alleges several violations of the federal securities laws, including securities fraud. The SEC is seeking disgorgement and civil monetary penalties, among other remedies.

Also, on February 4, 2021, the U.S. Attorney’s Office for the Eastern District of New York (the “USAO”) brought a criminal indictment against Mr. Gentile, Mr. Schneider, and Mr. Lash. The criminal indictment alleges conspiracy to commit securities fraud, conspiracy to commit wire fraud, and securities fraud. Mr. Gentile and Mr. Lash were also charged with two counts of wire fraud. We understand that the USAO intends to seek criminal forfeiture. Mr. Gentile resigned from all management and board positions with GPB, and the GPB-managed funds, including the Partnership, and subsidiaries of the Partnership, promptly following his indictment.

State Matters

On May 27, 2020, the Massachusetts Securities Division of the Office of the Secretary of the Commonwealth (“Massachusetts”) filed an Administrative Complaint against GPB for alleged violations of the Massachusetts Uniform Securities Act. No GPB-managed fund is a named defendant. The Complaint alleges, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements or omissions. Massachusetts is seeking both monetary and administrative relief, including disgorgement and rescission to Massachusetts residents who purchased the GPB-managed funds. This matter is currently stayed, pending resolution of the Criminal Case.

On February 4, 2021, seven State securities regulators (from Alabama, Georgia, Illinois, Missouri, New Jersey, New York, and South Carolina, collectively the “States”) each filed suit against GPB. No GPB-managed fund is a named defendant in any of the suits. Several of the suits also named Ascendant, AAS, Mr. Gentile, Mr. Schneider, and Mr. Lash as defendants. The States’ lawsuits allege, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements and omissions. The States are seeking both monetary and administrative relief, including disgorgement and rescission. The cases brought by Alabama, Georgia, Illinois, Missouri, New York, and South Carolina have been stayed pending the conclusion of the related Criminal Case. The State of New Jersey has voluntarily dismissed its case, without prejudice to re-file it following the conclusion of the Criminal Case.

Appointment of Monitor

On February 11, 2021, the EDNY Court in the SEC Action appointed Joseph T. Gardemal III as an independent monitor over GPB (the “Monitor”) (the “Order”) until further order of the Court. The Court appointed the Monitor in response to a request from the SEC, which asserted that the Monitor was necessary to protect investors in light of the alleged misconduct of GPB Capital’s former CEO, David Gentile. The SEC contended that the Monitor would provide assurances to investors, GPB’s counterparties, and the public that an unbiased and qualified person who was not beholden to Mr. Gentile was vetting any significant transactions and decisions, and looking out for the interests of investors. Accordingly, pursuant to the Order, GPB shall (i) grant the Monitor access to all non-privileged books, records and account statements for the GPB-managed Funds, including the Partnership, as well as their portfolio companies; and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties. As noted below, the Order was amended on April 14, 2021 (the “Amended Order”).

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Monitor is required to assess the Partnership’s operations and business, and make recommendations to the EDNY Court, which may include continuation of GPB’s operations subject to the Monitorship, a liquidation of assets, or filing for reorganization in bankruptcy. The Order provides that the Monitor will remain in place until terminated by order of the EDNY Court, and grants the Monitor the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership and its subsidiaries, extensions of credit by them outside the ordinary course of business, decisions to make distributions to the limited partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions. The Monitor is not required to approve the issuance of the consolidated financial statements included with this Form 10, nor has management sought or obtained approval from the Monitor.

On April 14, 2021, the EDNY Court entered an Amended Order, providing that, in addition to the SEC and GPB, certain State regulators will receive access to the periodic reports filed by the Monitor pursuant to the Order. The following discussion about the authority of various governing bodies of GPB, the Acquisition Committee, Highline, and their respective officers and directors, is qualified by reference to the authority of the Monitor to effectively override their decisions. See “Note 17. Commitments and Contingencies” to our Consolidated Financial Statements for more information on the appointment of the Monitor.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements through December 31, 2021, have been prepared in accordance with U.S. GAAP assuming the Partnership will continue as a going concern.

Principles of Consolidation and Equity Method

The consolidated financial statements include the accounts of the Partnership and its subsidiaries in which it has a controlling interest. Intercompany accounts and transactions have been eliminated in consolidation.

Our strategy in the segments in which we choose to participate is to invest in and operate income producing, middle market private companies primarily in North America. We focus on owning and operating portfolio companies on a long-term basis with a goal of maximizing returns for our investors by improving operational performance, and in turn, increasing the value. We strive to create long-term value and generate cash flow from operations for our Limited Partners by building an industry-leading companies. To accomplish our objectives, we acquire controlling interests in operating companies and provide managerial expertise and investment capital to develop the operations and enhance the overall value of the business. In other situations, we acquire equity that affords us the ability to exercise significant influence over the business without a controlling stake. For this reason, we classify the earnings from our investments in entities where we have the ability to exercise significant influence as a component of operating income in our consolidated statements of operations.

Consolidation Method. The Partnership has a controlling interest when it owns a majority of the voting interest in an entity or when it is the primary beneficiary of a variable interest entity (“VIE”). A VIE is an entity in which the equity investment holders have not contributed sufficient capital to finance its activities or the equity investment holders do not have defined rights and obligations normally associated with an equity investment. The primary beneficiary is the party who has both the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity. When determining which enterprise is the primary beneficiary, management considers (i) the entity’s purpose and design, (ii) which variable interest holder has the power to direct the activities that most significantly impact the entity’s economic performance, and (iii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. When certain events occur, the Partnership reconsiders whether it is the primary beneficiary of that VIE. VIE’s are consolidated by the primary beneficiary.

Non-controlling interests represent the portion of net assets in consolidated entities that are not owned by the Partnership. When the Partnership acquires a controlling interest in a consolidated entity, the non-controlling interest is initially recorded at fair value and subsequently adjusted for any capital transactions between the third-party investors and the consolidated entity that occur during the period and by net income (loss) attributable to non-controlling interests.

Equity Method. The Partnership accounts for investment in companies where it does not exercise control and whose results are not consolidated, over which it is able to exercise significant influence under the equity method. Significant influence is generally considered to exist when our ownership interest in the voting stock of the investee is within quantitative guidance, although other factors, such as representation on the investee’s board of directors and the impact of commercial arrangements, are also considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investments are initially recorded at cost and subsequently adjusted by the Partnership’s proportionate share of the investee’s net income or losses and any dividend distributions.

We record contributions and distributions as an increase or decrease in the carrying value of the investment, respectively. When the Company’s interest in an equity method investment company is reduced to zero, the Company records no further losses in its Consolidated Statements of Operations unless the Company has an outstanding guarantee obligation or has committed additional funding to such equity method investment companies. When such equity method investment companies subsequently report income, the Company will not record its share of such income until it exceeds the amount of the Company’s share of losses not previously recognized.

The Partnership also evaluates the equity method investments for potential impairment whenever events or changes in circumstances indicate that there is an other than temporary decline in value of the investment. Such events include, but are not limited to, sustained operating losses by the investee or long-term negative changes in the investee’s industry and sales of ownership interests at prices below our carrying value of our investment. No impairment charges were recorded in relation to the equity method investments during the years ended December 31, 2021, 2020 and 2019.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The actual results could differ from the estimates and assumptions made in the preparation of the accompanying consolidated financial statements. The significant estimates made by management in the accompanying consolidated financial statements relate to the fair value of assets acquired and liabilities assumed in business combinations, the valuation of goodwill and intangibles, reserves for potential litigation liabilities, depreciable lives, valuation of long-lived assets, and valuation of investments securities and equity method investments.

Business Combinations

The Partnership accounts for acquisitions in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. ASC 805 provides guidance for recognition and measurement of identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree at fair value. In a business combination, the net assets acquired, liabilities assumed and non-controlling interest in the acquired businesses are recorded as of the date of acquisition at their respective fair values. Any excess of the purchase price (consideration transferred) over the estimated fair values of net assets and identifiable intangible assets acquired is recorded as goodwill.

Transaction costs are expensed when incurred. The operating results of the acquired businesses are reflected in our consolidated financial statements commencing on the date of the acquisition. The Partnership records the net assets of acquired businesses at fair value, based, in part, upon internal estimates of cash flows and independent appraisals. Changes to the assumptions used to estimate the fair value could impact the recorded amounts of the net assets acquired and the resultant goodwill. Fair values of customer relationships are estimated by discounting expected future cash flows of the customers. Developed technology and tradenames are estimated using the relief from royalty method by estimating the savings attributable to having purchased the asset. Software platforms are valued at replacement cost and non-compete agreements are estimated using the with and without method that compares the prospective cash flows with and without the non-compete agreement in place. The fair value of real property is determined using a combination of the cost approach (the comparative unit method) and sales comparison approach (the building residual technique method).

Cash and Cash Equivalents

Cash includes cash on hand and cash in bank and investment accounts without restrictions. The Partnership maintains cash balances with financial institutions that, at times, may exceed federally insured limits. Management periodically evaluates the creditworthiness of these institutions and has not experienced any losses on such deposits.

Restricted Cash

As of December 31, 2021, the Partnership held $19.2 million of total restricted cash which represents indemnity funds held in escrow in relation to the sale of Alliance Physical Therapy Partners, LLC (“Alliance”) and the purchase of AdvantEdge Healthcare Solutions, Inc. (“AHS”). The Alliance escrow agreement reimburses the buyer for any breaches and losses related to managed practices for the 2020 and 2021 calendar years and expires on June 21, 2023. The AHS escrow agreements reimburses the seller contingent liabilities and reimburses for any breaches in prior periods and expires in November, 2022.

In 2020, the Partnership held no restricted cash.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable primarily consist of trade receivables from customers, which are paid by customers and financing companies (Energy). Receivables are recorded at the invoiced amount or the amount expected to be received under contractual agreements. The Partnership maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable. In establishing the required allowance, management considers payor terms, historical losses, current market conditions and customers’ financial condition, the amount of receivables in dispute, the current receivables aging and current payment patterns. Past due balances over 90 days are reviewed for collectability. Accounts receivable are written off against allowances after all reasonable collection efforts are exhausted.

Inventories

Inventories are stated at the lower of cost or net realizable value using the specific identification method. Finished goods inventory consist primarily of solar energy equipment.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation, or at the estimated fair value at the date of acquisition for property and equipment purchased in connection with a business combination. Property and equipment under capital leases are stated at the lower of the present value of minimum lease payments or the fair value of the asset at the inception of the lease, net of accumulated depreciation. Major additions and improvements which extend the useful lives of the assets are capitalized, while minor replacements, repairs, and maintenance, which do not improve or extend the lives of the assets, are expensed as incurred. Development costs, which primarily include direct costs related to placing real estate assets in service associated with specific development properties, are capitalized in construction in process. Construction and improvement costs incurred in connection with the development of new properties are capitalized before they are placed into service. Costs include planning, engineering, design, direct material, labor and subcontract costs. Real estate taxes, utilities, direct legal and professional fees related to the sale of a specific unit, interest, insurance costs and certain employee costs incurred during construction periods are also capitalized. Capitalization commences when the development activities begin and ceases when a project is completed, put on hold or at the date that the Partnership decides to not move forward with a project. Capitalized costs related to a project where the Partnership has determined not to move forward are expensed if they are not deemed recoverable. Capitalized interest costs are based on qualified expenditures and interest rates in place during the construction period. Demolition costs associated with redevelopment are expensed as incurred unless the demolition was included in the Partnership’s development plans and imminent as of the acquisition date of an asset. Once the assets are placed into service, they are depreciated in accordance with the Partnership’s policy.

Depreciation and amortization are computed over the estimated useful lives of the assets or the respective lease term for leasehold improvements, whichever is shorter using the straight-line method. Estimated useful lives are as follows:

Property and Equipment	Useful Lives
Buildings	10 - 40 years
Leasehold improvements	Lesser of lease term or useful life
Computer and office equipment	3 - 7 years
Furniture and fixtures	3 - 7 years
Vehicles	5 - 7 years
Computer software	4 - 7 years

The Partnership continually evaluates property and equipment, including leasehold improvements, to determine whether events and circumstances have occurred that may warrant revision of the estimated useful life or whether the remaining balance should be evaluated for possible impairment. The Partnership uses an estimate of the related un-discounted cash flows over the remaining life of the property and equipment in assessing whether an asset has been impaired. Management measures impairment losses based upon the amount by which the carrying amount of the asset exceeds the fair value and recognizes the impairment charge as a component of operating expenses.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Leases

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (“ASC 842”), as amended. The Partnership adopted the guidance on January 1, 2019, as required, using the modified retrospective method with no restatement of the comparative periods recognized on the date of adoption. The Partnership determines if an arrangement is a lease at inception. Right-of-use (“ROU”) assets represent the Partnership’s right-to-use of an underlying asset for the lease term and lease liabilities represent the Partnership’s obligation to make lease payments arising from the lease. Finance leases are recorded in right-of-use assets - finance, on the Consolidated Balance Sheets. Operating lease obligations are included in operating lease liabilities on the Consolidated Balance Sheets. The classification of the Partnership’s leases as operating or finance leases, along with the initial measurement and recognition of the associated ROU assets and lease liabilities is performed at the lease commencement date. The measurement of lease liabilities, for all leases with terms longer than 12 months is based on the present value of future lease payments over the lease term. As the implicit rate in the lease is not determinable, the Partnership uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. The ROU asset is based on the measurement of the lease liability and also includes any lease payments made prior to or on lease commencement, and excludes lease incentives and initial direct costs incurred, as applicable. The lease terms may include options to extend or terminate the lease when it is reasonably certain the Partnership will exercise any such options. Rent expense for the Partnership’s operating leases is recognized on a straight-line basis over the lease term. Amortization expense for the ROU asset associated with its finance leases is recognized on a straight-line basis over the shorter of the useful life of the asset or the lease term. The term of the lease and interest expense associated with its finance leases is recognized on the balance of the lease liability using the effective interest method based on the estimated incremental borrowing rate.

Goodwill and Intangible Assets

Goodwill represents the excess cost of businesses acquired over the fair value of the identifiable net assets. The Partnership’s indefinite lived intangible assets include certain tradenames and trademarks. The Partnership expects the tradenames and trademarks to continue for an indefinite period. As such, the Partnership believes that certain tradenames and trademarks will contribute to cash flows for an indefinite period. Definite lived intangible assets listed in the table below are recorded at fair value on the date of acquisition and amortized over their estimated useful lives using the straight-line method. Software development costs are capitalized when these are ready for service from the time technological feasibility of the software is established. Amortization of the software development begins when the product is available for general release.

Capitalized software costs incurred in connection with software development and platforms sold in the Technology-Enabled Services segment are capitalized once the software has reached technological feasibility which the Partnership considers to be a working model. Internal and external costs, if direct and incurred for adding incremental functionality to the Partnership’s platform are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. Costs incurred prior to attaining technological feasibility are expensed as incurred. Costs incurred in the maintenance and minor upgrade and enhancement of the Partnership’s software platforms without additional functionality are expensed as incurred.

Goodwill is not amortized but is tested for impairment at the reporting unit level at least annually or more often if events occur or circumstances change that could cause these assets to become impaired. Based on the Partnership’s internal reporting structure, the level at which discrete financial information is available and for which operating results are regularly reviewed and the economic similarity of its components, the Partnership has determined it has four reporting units: Erus, a component of the Energy segment, HPI, Halo, and MDS, which are components of the Technology-Enabled Services segment. We test our goodwill and indefinite lived intangibles for impairment on December 31 of each year.

If the Partnership determines that it is more likely than not that the fair value of the goodwill and indefinite lived intangibles of each reporting unit is less than their respective carrying amounts, then a quantitative impairment test would be performed. Under the quantitative impairment test, the fair value of the goodwill of each reporting unit is compared to their respective carrying value. If the fair value of the goodwill of each reporting unit exceed their respective carrying values, no impairment charge would result. If the fair value of the goodwill and indefinite lived intangible of each reporting unit is less than their respective carrying values, than an impairment charge would be recorded for the excess of the carrying amount of the reporting unit’s goodwill and indefinite-lived intangible assets over the implied fair value of those assets.

Our definite-lived intangible assets consist primarily of amortizable intangible assets acquired in business combinations, customer relationships, software development and platforms, certain tradenames and trademarks and covenants not to compete. Definite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. We review definite-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amount to future undiscounted cash flows the assets are expected to generate. If definite-lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds their fair market value.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The estimated useful lives of the intangible assets as of December 31, 2021 were:

Intangible Assets	Useful Lives
Customer relationships	8 - 15 years
Software platform	4 - 7 years
Developed technology	8 years
Covenant not-to-compete	2 - 5 years
Trade names and trademarks	3 - 5 years

Accounting for the Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment subject to depreciation, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Partnership first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models and quoted market values. Impairment losses are recorded as a component of operating expenses in the consolidated statements of operations.

Fair Value of Financial Assets and Liabilities

The Partnership’s financial instruments consist of cash, accounts receivables, contract assets, accrued expenses, notes payable, and debt. Fair values for cash, receivables, contract assets and accrued expenses approximate carrying values for these financial instruments because they are relatively short-term in nature. The carrying amount of notes payable and debt approximates fair value based on the length of maturity and existence of interest rates that approximate prevailing rates for similar instruments over similar periods of time.

Fair Value Measurements

The Partnership utilizes valuation techniques that maximize the use of observable inputs. The Partnership determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

A financial instruments categorization with the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Investment Securities

Investments consist of corporate debt securities, equity securities and warrants. The Partnership classifies debt securities in one of two categories: available-for-sale (“AFS”) or held-to-maturity (“HTM”) and warrants and equity securities as AFS. HTM debt securities are those debt securities in which the Partnership has the ability and intent to hold the security until maturity. All securities not included in HTM are classified as AFS. The classification of investments is re-evaluated at each balance sheet date. As of December 31, 2021 and 2020, the Partnership classified all debt securities, equity securities and warrants as AFS.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

AFS securities are recorded at fair value. Unrealized gains and losses on equity securities and warrants are recorded in unrealized loss on investment securities. Debt security investment gains and losses arise when the securities are sold (as determined on a specific identification basis) or are other-than-temporarily impaired with respect to debt securities classified as available-for-sale. If the value of a debt security declines to below amortized cost and the decline is deemed to be other than temporary, the amortized cost of the investment is reduced to fair value, with a corresponding charge to earnings. We recognize an other-than-temporary impairment if we (a) intend to sell or expect to be required to sell the security before its amortized cost is recovered or (b) do not expect to ultimately recover the amortized cost basis even if we do not intend to sell the security. Under scenario (a), we recognize the loss in earnings and under scenario (b), we recognize the credit loss component in earnings and the difference between fair value and the amortized cost basis net of the credit loss in other comprehensive income. Realized gains and losses from the sale of AFS securities are determined on a specific-identification basis.

Investment transactions are recorded on a trade-date basis. Interest is recognized on the accrual basis. Interest income is no longer accrued and interest receivable is written off when deemed uncollectible. Discounts to the face amount of debt securities are amortized using the effective interest method over the respective lives of the debt securities and is included in interest income.

Assets Held for Sale and Discontinued Operations

The Partnership classifies long-lived assets (disposal groups) to be sold as held for sale in accordance with ASU 2014-08, Presentation Of Financial Statements (ASC Topic 205) And Property, Plant, And Equipment (ASC Topic 360): Reporting Discontinued Operations And Disclosures Of Disposals Of Components Of An Entity (“ASU 2014-08”), in the period in which all of the following criteria are met: management, having the authority to approve the action, commits to a plan to sell the asset; the asset (disposal group) is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets; an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; the sale of the asset (disposal group) is probable, and transfer of the asset (disposal group) is expected to qualify for recognition as a completed sale within one year, except if events or circumstances beyond our control extend the period of time required to sell the asset beyond one year; the asset (disposal group) is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

The fair value of a long-lived asset (disposal group) less any costs to sell is assessed each reporting period it remains classified as held for sale and any subsequent changes are reported as an adjustment to the carrying value of the asset (disposal group), as long as the new carrying value does not exceed the carrying value of the asset at the time it was initially classified as held for sale. Upon determining that a long-lived asset (disposal group) meets the criteria to be classified as held for sale, the Partnership reports the assets and liabilities of the disposal group for all periods presented in the line items assets held for sale and liabilities held for sale in the accompanying Consolidated Balance Sheets.

The Partnership recognizes an impairment loss if the carrying amount of the long-lived asset (disposal group) exceeds the estimated fair value of the long-lived asset (disposal group) less cost to sell. If the Partnership recognizes an impairment loss, the adjusted carrying amount of the long-lived asset (disposal group) becomes its carrying amount.

The Partnership classifies long-lived assets as discontinued operations when a disposal group represents a strategic shift that has or will have a major effect on the Partnership’s operations and its financial results. The results of all discontinued operations, less applicable income taxes are reported as a separate component of income. Any gain or loss recognized on the disposal of a discontinued operation is presented separately on the consolidated statement of operations.

Cost of Revenues

The Partnership’s cost of revenues represents the amounts related to the sale of products and services. These costs include direct labor and employee costs, travel, outsourcing, amortization of product development costs and materials and parts.

Selling, General and Administrative Expenses

The Partnership’s operating expenses include, among others, payroll expenses, administrative expenses, audit fees, professional and insurance expense, litigation related and indemnification expenses, and taxes or other governmental charges levied against the Partnership. Partnership expenses may include broken deal expenses. The Partnership is allocated from GPB a portion of the total compensation of GPB’s or its affiliates’ officers and employees relating to the time such officers or employees provide services to the Partnership or its subsidiaries.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Revenue Recognition

The Partnership follows the provisions of ASC 606, Revenue from Contracts with Customers. Accordingly, revenue is recognized when the Partnership satisfies its performance obligations by transferring control over a product or service to a customer. The amount of revenue recognized is measured based on the consideration the Partnership expects to receive in exchange for these goods or services, and excludes any sales allowances, incentives, returns or taxes collected from customers which are subsequently remitted to government authorities. Shipping and handling associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment cost and are included in cost of revenues. Sales contracts may contain either single or multiple performance obligations. In instances where contracts contain multiple performance obligations, we allocate the revenue to each obligation based on the relative stand-alone selling prices based upon recorded sales of each product or service. Contracts do not contain a significant financing component.

Technology-Enabled Services: Software licenses revenue is recognized when control of such licensees are transferred to the client. Software maintenance and contract support revenue is recognized ratably over the related contract period. Professional services revenue is based on contractual amounts for services performed over time utilizing a labor hour input method and is recognized proportionally with the progress of the implementation of the work effort. Medical billing and services revenue is recognized over the performance period using the input method. The Partnership’s contracts with clients typically include various combinations of our software solutions and related services. Contract transaction price is allocated to performance obligations using estimated stand-alone selling price. The Partnership determines stand-alone selling price using observable inputs such as stand-alone sales when they exist or substantive renewal prices charged to clients. In instances where stand-alone selling price is not observable, the Company utilizes an estimate of stand-alone selling price. Such estimates are derived from various methods that include: cost plus margin, historical pricing practices, and the residual approach.

Energy: Solar panel installation revenue is recognized when the permission to operate (“PTO”) the solar system is granted by regulatory authorities. Commissions earned by sales channel partners (dealers) and lender fees charged by financing partners that provide customer financing to purchase the solar systems are paid when installations are complete, which is before the PTO completion. These prepaid commissions are recognized as an operating expense and lender fees are netted against revenue in the accompanying Consolidated Statement of Operations, concurrent with revenue recognition at the PTO date.

Utility resales is revenue from the sale of natural gas to end consumers. Revenue is based on actual volumes sold to customers as the product is delivered, where delivery is the point which the customers consume the natural gas. Customers are billed monthly on a cycle basis. The Company accrues unbilled revenues for natural gas delivered to customers, but not yet billed at month-end. Revenue is measured at the fair value of the consideration received, excluding discounts, rebates and sales taxes. The business reports revenue net of fulfillment costs in the accompanying Consolidated Statement of Operations as the business acts as an agent in these transactions.

Contract Assets

Contract assets relate to the Partnership’s pre-payment for materials and services performed and paid upon the installation of solar systems which is before the PTO completion date and revenue recognition. The contract assets are recognized as cost of goods sold and operating expense in the accompanying Consolidated Statement of Operations, concurrent with revenue recognition at the PTO date.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

The Company reduces the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. The need to establish valuation allowances for deferred tax assets is assessed quarterly. In assessing the requirement for, and amount of, a valuation allowance in accordance with the more likely than not standard for all periods, the Company considers all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, the nature and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, and tax planning alternatives. A history of cumulative losses is a significant piece of negative evidence used in the assessment. If a history of cumulative losses is incurred for a tax jurisdiction, forecasts of future profitability are not used as positive evidence related to the realization of the deferred tax assets in the assessment.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Risks and Uncertainties

We are subject to a number of legal proceedings at both the Partnership and our portfolio companies, as described in “Note 17. Commitments and Contingencies.” While we are vigorously defending our position in these proceedings, there is uncertainty surrounding their related outcomes and timing. The cost to defend and outcomes of these proceedings could affect the liquidity of the Partnership and the use of available cash.

The Technology-Enabled Services segment is subject to rapid innovation, which forces companies to move swiftly to react to changes in the industry. Our strategy includes an increasing dependence on technology in our operations. If any of our key technology fails, our business could be adversely affected. Maintenance of state of the art technology and network equipment is costly and requires expertise. It can be difficult to accurately price our Technology-Enabled Services portfolio companies’ long-term service contracts, which could negatively affect our business. Renewal of customer service contracts and establishment of new customer relationships is essential for growth of our Technology-Enabled Services portfolio companies. Our revenue could decline if we are unable to renew contracts and establish new relationships. Our Technology-Enabled Services portfolio companies derive a significant portion of their revenues from a limited number of customers. Our top vendor partners represent a significant percentage of our Technology-Enabled Services. We outsource a significant portion of our Technology-Enabled Services to offshore service providers which can subject us to a number of risks that may affect our ability to meet our customer’s expectations, contractual obligations and regulatory requirements. Anti-outsourcing legislation, if adopted, and negative perceptions associated with offshore outsourcing could impair our ability to serve our clients and materially adversely affect our business, results of operations and financial condition.

We acquire and invest in portfolio companies engaged in the energy business, which are subject to various market and regulatory risks that could have a negative impact on our financial results, including changes to government-sponsored incentives to adoption of solar energy, solar panel supply chain interruptions and changes in the relative price of energy sources supplying the electric grid.

In our healthcare information technology business, we and our clients are subject to a number of existing laws, regulations and industry initiatives, including HIPAA and other data privacy regulations, and we are susceptible to a continually changing and complex regulatory environment.

The Monitor is required to assess the Partnership’s operations and business, and make recommendations to the EDNY Court, which may include continuation of GPB’s operations subject to the Monitorship, a liquidation of assets, or filing for reorganization in bankruptcy. The Order provides that the Monitor will remain in place until terminated by order of the EDNY Court, and grants the Monitor the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership and its subsidiaries, extensions of credit by them outside the ordinary course of business, decisions to make distributions to the limited partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions. The Monitor is not required to approve the issuance of the consolidated financial statements included with this Form 10, nor has management sought or obtained approval from the Monitor.

In March 2020, the World Health Organization (the “WHO”), categorized COVID-19 as a pandemic. The pandemic has affected virtually all of the businesses we own and operate as well as those in which we have minority equity and/or debt investments.

The effects of the COVID-19 pandemic continue to evolve. Our impacted businesses have rebounded well to at or near pre-COVID-19 sales levels in 2020. However, the outbreak or future outbreaks in the markets in which we operate may cause changes in customer behaviors, including a decrease for healthcare services, and for home and commercial solar systems. This may lead to increased valuation risks, such as impairment of long-lived assets. Uncertainties in the global economy may negatively impact our suppliers and other business partners, which may interrupt our supply chain and require other changes to our operations. These and other factors may adversely impact our financial condition, liquidity and cash flow.

In our Healthcare IT portfolio companies, HPI experienced a decrease in revenue growth in 2020 and 2021 which recovered in 2022 as follows, in 2020 after the COVID-19 outbreak our revenues increased by $2.0 million vs. an increase of $5.2 million in 2019, excluding the impact of acquisitions, as growth slowed due to office lockdowns, during 2021 revenue increased by $0.7 million, excluding the impact of acquisitions, due continued restrictions which began to ease later in the year. MDS experienced revenue growth of $3.9 million in 2021 as it acquired a customer engaged in COVID-19 testing, this revenue is decreasing in 2022 as testing volume decreases.

In our Energy segment (specifically Erus), the solar business benefited from COVID as consumers increased home improvement projects spend above historical levels.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

RECENT ACCOUNTING PRONOUNCEMENTS

ASU 2016-13, “Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments” ASU 2016-13 amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. The amendment replaces the current incurred loss impairment methodology of recognizing credit losses when a loss is probable, with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to assess credit loss estimates. The adoption of this standard on January 1, 2021 did not have a material effect on the Partnership’s consolidated financial statements.

ASU 2020-01 “Investments—Equity Securities, Investments—Equity Method and Joint Ventures, and Derivatives and Hedging” ASU 2020-01 clarifies certain interactions between the guidance to account for certain equity securities under ASC 321, the guidance to account for investments under the equity method of accounting in ASC 323, and the guidance in ASC 815, which could change how an entity accounts for an equity security under the measurement alternative or a forward contract or purchased option to purchase securities that, upon settlement of the forward contract or exercise of the purchased option, would be accounted for under the equity method of accounting or the fair value option in accordance with ASC 825, Financial Instruments. These amendments improve current U.S. GAAP by reducing diversity in practice and increasing comparability of the accounting for these interactions. The adoption of this standard on January 1, 2021 did not have a material effect on the Partnership’s consolidated financial statements.

ASU 2020-04, “Reference Rate Reform” (ASC Topic 848): The ASU provides optional expedients and exceptions for companies that have contracts, hedging relationships and other transactions that reference LIBOR or other reference rates expected to be discontinued because of reference rate reform. The optional expedients and exceptions apply during the transition period and are intended to ease the financial reporting burdens mainly related to contract modification accounting, hedge accounting and lease accounting. The transition period is effective as of March 12, 2020 and will apply through December 31, 2022. LIBOR is used as an interest rate “benchmark” in debt and lease contracts. The Partnership is currently working with its lenders to determine the impact of the discontinuation of LIBOR on the Partnership’s consolidated financial statements.

3. Revenue Recognition

The following is a disaggregation of revenue by major product or service lines, separated by reportable segments from which the Partnership generates its revenue. For more detailed information about reportable segments, see “Note 19. Business Segments”.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands)	Technology - Enabled Services	Energy	Total
2021
Product revenue	$4,405	$57,563	$61,968
Service revenue	87,325	—	87,325
Revenue Stream
Software licenses	4,405	—	4,405
Software maintenance and support	18,190	—	18,190
Professional services	23,511	—	23,511
Medical billing and services	45,624	—	45,624
Solar panel sales	—	54,111	54,111
Utility resales	—	3,452	3,452

Timing of Revenue Recognition
Products and services transferred at a point in time	$4,405	$57,563	$61,968
Products and services transferred over time	87,325	—	87,325

(Dollars in thousands)	Technology - Enabled Services	Energy	Total
2020
Product revenue	$6,726	$39,490	$46,216
Service revenue	69,466	—	69,466

Revenue Stream
Software licenses	6,726	—	6,726
Software maintenance and support	18,057	—	18,057
Professional services	16,462	—	16,462
Medical billing and services	34,947	—	34,947
Solar panel sales	—	35,534	35,534
Utility resales	—	3,956	3,956

Timing of Revenue Recognition
Products and services transferred at a point in time	$6,726	$39,490	$46,216
Products and services transferred over time	69,466	—	69,466

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(Dollars in thousands)	Technology - Enabled Services	Energy	Total
2019
Product revenue	$9,676	$54,606	$64,282
Service revenue	55,888	—	55,888

Revenue Stream
Software licenses	9,676	—	9,676
Software maintenance and support	19,561	—	19,561
Professional services	20,983	—	20,983
Medical billing and services	15,344	—	15,344
Outpatient services	—	—	—
Contractual services	—	—	—
Solar panel sales	—	51,333	51,333
Utility resales	—	3,273	3,273

Timing of Revenue Recognition
Products and services transferred at a point in time	$9,676	$54,606	$64,282
Products and services transferred over time	55,888	—	55,888

Debt investment interest income, loss on sale of investments, unrealized gain (loss) on investment securities and other revenue earned from success fees on debt investments included in our consolidated revenues are not within the scope of ASC 606.

4. Acquisitions and Dispositions

2021 ACQUISITIONS

Technology-Enabled Services

On September 30, 2021, GPB HPI Holdings, LLC (“HPI Holdings”), a Delaware limited liability Company and subsidiary of the Partnership, entered into an agreement to acquire all of the issued, outstanding stock and voting rights of AHS for $81.6 million which included cash consideration of $58.3 million ($3.3 million in cash and the issuance of new term loans for $55 million) (net of cash and restricted cash acquired of $7.4 million) and the fair value of the earnout of $15.9 million, which is a level 3 financial asset. The terms of the new loans are discussed in “Note 13. Borrowings”. The earnout was valued using a Monte-Carlo simulation. The earnout is contingent on AHS retaining certain customers, with $10.8 million being earned and paid as of December 31, 2021. HPI provides Revenue Cycle Management (“RCM”) and data analytics based practice management tools for small to large independent medical groups. AHS provides technology-enabled outsourced RCM solutions to physician practices and institutions and broadens the offerings of HPI across medical practice management technology. Transaction costs were $1.8 million. AHS is included in the HPI reporting unit.

On November 1, 2021, Cantata acquired all of the issued, outstanding stock and voting rights of Pro-Comp Software Consultants, Inc. (“Pro-Comp”), an Ohio corporation, or $3.1 million in cash which included cash consideration of $2.1 million and an earnout of $1.0 million, which is a level 3 financial asset. The fair value of the earnout was determined using a Monte Carlo simulation. The earnout is contingent on Pro-Comp achieving certain future net sales targets. Cantata focuses on RCM and Electronic Health Records management (“EHR”) software solutions for long term care, skilled nursing, and assisted living environments Pro-Comp is focused on EHR software and storage which compliments Cantatas existing offerings. Pro-Comp is included in the Halo reporting unit.

The results of operations of the acquired entities have been included in the consolidated results of the Partnership from the date of acquisition.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The components of the acquired balance sheets, which were recorded at fair value, were as follows:

(Dollars in thousands)	AHS	ProComp
Current assets	$17,217	$82
Property and equipment	1,362	—
Other assets	316	—
Intangible assets	35,200	880
Goodwill	41,778	2,191
Current liabilities	(6,317)	(8)
Deferred tax liability	(6,474)	—
Other liabilities	(1,482)	—
Net assets	$81,600	$3,145
Partnership’s ownership	100%	100%

In connection with the 2021 acquisitions, the Partnership identified the following intangible assets:

(Dollars in thousands)	AHS	ProComp	Useful Lives
Customer relationships	$25,300	$320	8 - 12 Years
Software development and platform cost	8,200	560	5 Years
Trademarks and trade names	1,700	—	8 - 10 Years
Total	$35,200	$880

The accompanying Consolidated Statement of Operations for the year ended December 31, 2021, includes $10.7 million of revenue and a net loss of $0.6 million, related to AHS for the period from September 30, 2021, (date of acquisition), through December 31, 2021. The accompanying Consolidated Statement of Operations for the year ended December 31, 2021 includes $137 thousand of revenue and net income of $33 thousand for Pro-Comp for the period from November 1, 2021 (date of acquisition) through December 31, 2021. The Partnership's unaudited pro forma consolidated results for the years ended December 31, 2021 and 2020, are summarized in the table below, assuming the acquisition of AHS and Pro-Comp had occurred on January 1, 2020. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have actually resulted had the acquisition occurred on January 1, 2020, or are they indicative of future results of operations.

The Partnership’s unaudited pro forma consolidated results of operations (as if the acquisition of AHS and Pro-Comp had occurred on January 1, 2020) is as follows:

	Year ended December 31,
(Dollars in thousands)	2021	2020
Pro forma revenue	$184,999	$160,383
Pro forma net loss from continuing operations	$(36,509)	$(19,524)

2021 DISPOSALS

Automotive Group

On September 12, 2021, GPB Automotive Portfolio, LP (“APLP”), Automile Parent, Capstone Automotive Group, LLC, Capstone Automotive Group II, LLC ("Capstone II"), Automile TY Holdings, LLC (each, a “Seller” and collectively, the “Sellers”) and Prime Real Estate Holdings, LLC (the “Real Estate Equity Seller” and, together with the Sellers, the “Seller Parties” and, together with their respective subsidiaries, the “Selling Entities”), each a Delaware limited liability company, entered into a purchase agreement (the “Automotive Purchase Agreement”) with Group 1 Automotive, Inc. (the “Purchaser” or “Group 1”), a Delaware corporation. Pursuant to the Automotive Purchase Agreement, the Seller Parties agreed to sell substantially all of the assets of the Selling Entities ("Prime Automotive Group"). APLP and Holdings II are each invested in GPB Prime Holdings, LLC (“GPB Prime”) through the Sellers, Holdings II through its wholly owned subsidiary Capstone II (owner of Orangeburg Subaru, LLC “Orangeburg”) and APLP through its interest in the other Sellers.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

In November 2021, the Selling Entities obtained the necessary manufacturer approvals and completed the sale of substantially all of its assets, including real estate, three collision centers, and 27 of its 29 dealerships to Group 1. In December 2021, the Selling Entities obtained the necessary manufacturer approvals and completed the sale of its 28th dealership and the related real estate to a third-party. The aggregate consideration for all of the 28 dealership purchases and real estate was $824.9 million after taking into account the payoff of floorplan financing and mortgage debt outstanding at the time of the Group 1 Sale. The aggregate consideration is subject to customary post-close adjustments as defined in the Automotive Purchase Agreement.

The 29th dealership, Prime Subaru Manchester, has not received approval for transfer from its Subaru distributor in New Hampshire, however, the closing consideration of $33.4 million was initially put in escrow by Group 1 and was subsequently released to the Selling Entities in April 2022. The Selling Entities continue to own and operate Prime Subaru Manchester while awaiting approval of the transfer. See “Note 17. Commitments and Contingencies” for more information on the Prime Subaru Manchester transaction.

Included in the aggregate consideration of $824.9 million for the sale of 28 dealerships and real estate includes $763.6 million received directly by GPB Prime, which was, restricted from distribution to the Partnership or any of its affiliates pursuant to the terms of the M&T Credit Agreement. On December 28, 2021, GPB Prime reached an agreement in principle with M&T Bank to allow for distribution to APLP and the Partnership, a sum of $570.0 million of which $188.8 million was distributed to the Partnership. As result, effective December 31, 2021, Highline management, on behalf of GPB, commenced the plan to liquidate APLP’s remaining net assets and wind up APLP (“Plan of Liquidation”). In March and April 2022, GPB Prime reached additional agreements in principle with M&T Bank to allow for distributions to APLP and the Partnership, of a sum of $115.0 million, of which $38.5 million was distributed to the Partnership. The Partnership recorded a gain of $96.5 million in connection with the sale of dealerships and real estate by GPB Prime. The gain on sale is recorded as a component of gain on sale of discontinued operations in the accompanying consolidated statements of operations

As of December 31, 2021, the Partnership continues to hold a 33.5% non-controlling interest in GPB Prime. The carrying value of the investment of $57.9 million is included in assets held for sale in the accompanying consolidated balance sheet.

As part of the Group 1 Sale described above Orangeburg, a 100% owned subsidiary of the Partnership, was sold for $28.1 million after standard closing adjustments net cash proceeds were $24.6 million. The Partnership recorded a gain of $5.9 million in connection with the sale of the dealership. The gain on sale is recorded as a component of gain on sale of discontinued operations in the accompanying consolidated statement of operations.

The Partnership’s investments in GPB Prime and Orangeburg previously constituted the Automotive Retail Segment.

Alliance

On November 15, 2021, Alliance Physical Therapy Partners, LLC (“Alliance”), the Partnership and Alliance PT Buyer, Inc. (the “Buyer”) entered into a membership Interest Purchase Agreement whereby all of the Partnership’s membership interests were sold to the Buyer. The sale closed on December 21, 2021 at which time net proceeds of $119.0 million were received by the Partnership and the Partnership recorded a gain on sale of $74.4 million which is recorded as a component of gain on sale of discontinued operations in the accompanying consolidated statement of operations.

The Partnerships investment in Alliance previously constituted the Physical Therapy segment.

We no longer consolidate the Automotive Retail and Physical Therapy segments within our financial results or reflect the financial results of these segments within our continuing results of operations. The historical results of operations and financial positions of the Automotive Retail and Physical Therapy segments through the date of sale, are reported as Discontinued Operations in the consolidated financial statements. For further information on discontinued operations, See “Note 5. Discontinued Operations and Assets Held for Sale”.

Riverwalk Tower

On September 17, 2021, GPB Riverwalk LLC, (“GPBR”), a wholly owned subsidiary of the Partnership and TRD Riverwalk LLC, an unrelated Florida Limited Liability Company (“TRD”), entered into an Agreement on Purchase of Membership Interests (the “APMI”). The APMI provides for the sale of all the membership interests held by GPBR in Riverwalk Tower, LLC in exchange for a $28.3 million promissory note payable, bearing interest at 9.5% per annum compounded annually, up to the receipt by GPBR of $20.8 million, whereupon the interest will terminate and no longer accrue. The promissory note is open ended with no fixed term. Because of the uncertainty with collection of the promissory note, the Partnership recorded a loss on disposal of business of $5.3 million in the accompanying consolidated statement of operations equal to the carrying value of the net investment in Riverwalk Tower LLC at the date of its sale. In the event it becomes probable that the promissory note will be paid by TRD, the Partnership may record a gain equal to the amount of such proceeds received.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2020 ACQUISITIONS

Technology-Enabled Services

In September 2020, the Partnership acquired additional equity interests of Halo for $6.5 million which includes $5.8 million return of capital to the non-controlling interest. As a result of this transaction, the Partnership’s ownership interest increased to from 79% to 96%. As there was no change in control, the difference between the carrying value of the non-controlling interest and the consideration paid of $0.7 million, is included in the Consolidated Statement of Partners’ Capital.

2020 DISPOSALS

In February 2020, the Partnership sold its interests in Matrix PEO Holdings, LLC (“Matrix”) and Surge PEO Holdings, LLC (“Surge”), for net proceeds of $82.4 million including $15.5 million in cash. The sale of Matrix and Surge comprise the Partnership’s former Business Services segment and represents a strategic shift in the Partnership’s operations and therefore, qualifies to be reported as discontinued operations. The Partnership recorded a net gain on disposal of the discontinued operations of $30.4 million recorded in income from discontinued operations in the Consolidated Statement of Operations.

We no longer consolidate the Business Services segment within our financial results or reflect the financial results of these segments within our continuing results of operations. The historical results of operations and financial positions of the Business Services segment through the date of sale are reported as Discontinued Operations in the consolidated financial statements. For further information on discontinued operations, See “Note 5. Discontinued Operations and Assets Held for Sale”.

2019 ACQUISITIONS

Technology-Enabled Services

On October 31, 2019, the Partnership through its subsidiary HPI acquired Kareo Managed Billing, LLC (“Kareo”), for $18.15 million in cash.

The components of the acquired business, which are recorded at fair value, were as follows:

(Dollars in thousands)	October 2019
Current assets	$3,913
Property and equipment	283
Intangible assets	15,680
Goodwill	134
Current liabilities	(1,723)
Other liabilities	(137)
Total net assets	$18,150
Partnership’s ownership	100%

The acquired intangible assets of Kareo consist of customer relationships being amortized over 15 years. Results of operations for Kareo are included in the consolidated financial statements from the acquisition date.

On November 13, 2019, the Partnership increased its ownership percentage in HPI from 58.3% to 84.4% for cash consideration of $6.1 million and an assumption of a holdback payable of $2.1 million from IT Holdings III, LLC, an affiliated entity of the Partnership. As there was no change in control, the difference between the carrying value of the non-controlling interest and the consideration paid of $8.2 million was $2.0 million, which is included in the Consolidated Statement of Partners’ Capital. On November 19, 2019, the Partnership paid the holdback payable of $2.1 million (see above) and $5.8 million related to the original 2018 purchase of the 58.3% ownership interest in HPI.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2019 DISPOSALS

In May 2019 the Partnership, sold Deep Blue Communications, LLC (“Deep Blue”), for net proceeds of $36.3 million. The Partnership recognized a net gain on disposal of $19.7 million recorded in operations in the accompanying Consolidated Statement of Operations.

In May 2019 the Partnership voluntarily shutdown Great Neck Ford LLC, a dealership in Great Neck, NY, as a result of continued under performance and high prospective capital expenditure requirements mandated by the manufacturer. The partnership recorded a gain of $0.3 million associated with the shutdown which is included as a component of operating expenses in the 2019 consolidated statement of operations.

5. Discontinued Operations and Assets Held for Sale

The following dispositions represent a strategic shift in the Partnerships operations and financial results and therefore, the Partnership is presenting the operating results and cash flows as discontinued operations in the accompanying financial statements for all periods presented.

Automotive Retail

As discussed in “Note 4. Acquisitions and Dispositions,” GPB Prime, in which the Partnership continues to hold a 33.5% equity investment completed the sale of substantially all of its assets, including real estate, three collision centers and 28 dealerships in 2021 resulting in a gain on sale of discontinued operations of $96.5 million. The Partnership also sold its wholly owned dealership, Orangeburg, in 2021 resulting in a gain on sale of discontinued operations of $5.9 million. The Partnership’s remaining investment in GPB Prime of $57.9 million is included in assets held for sale on the balance sheet as of December 31, 2021. Upon completion of the sale, the Partnership will have no involvement in the operations of GPB Prime or Orangeburg.

Summarized operating results for the Automotive Retail segment for 2021, 2020 and 2019 were as follows:

	Year ended December 31,
(Dollars in thousands)	2021	2020	2019
Revenues	$69,255	$78,354	$127,390
Cost of revenues	57,678	66,550	113,362
Gross profit	11,577	11,804	14,028
Operating income (expenses)	12,468	5,193	(11,366)
Operating income (loss)	24,045	16,997	2,662
Other income (expense)	284	(986)	(1,282)
Income from discontinued operations	24,329	16,011	1,380
Gain on sale of discontinued operations	102,419	—	—
Net income from discontinued operations	$126,748	$16,011	$1,380

Summarized cash flow for the Automotive Retail segment for 2021, 2020 and 2019 were as follows:

	Year ended December 31
(Dollars in thousands)	2021	2020	2019
Cash provided by (used in)
Operating activities	$5,619	$1,276	$607
Investing activities	(5)	(21)	(2,057)
Financing activities	(12,339)	2,475	1,159
Net increase (decrease) in cash and cash equivalents	$(6,725)	$3,730	$(291)

The cash flow amounts in the table above exclude the effects of transactions among and between Automotive Retail and the Partnership.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Physical Therapy

On December 21, 2021, as discussed in “Note 4. Acquisitions and Dispositions,” we completed the sale of Alliance which comprised our Physical Therapy segment businesses. Upon completion of the sale, the Partnership will have no involvement in the operations of Alliance.

Summarized operating results for the Physical Therapy segment for 2021, 2020 and 2019 were as follows:

	Year ended December 31,
(Dollars in thousands)	2021	2020	2019
Revenues	$75,322	$65,662	$77,909
Cost of revenues	53,678	51,523	58,859
Gross profit	21,644	14,139	19,050
Operating expenses	(18,102)	(16,387)	(23,975)
Operating loss	3,542	(2,248)	(4,925)
Other income	219	1,710	473
Income (loss) from discontinued operations	3,761	(538)	(4,452)
Gain on sale of discontinued operations	74,380	—	—
Net income (loss) from discontinued operations	$78,141	$(538)	$(4,452)

Summarized cash flow for the Physical Therapy segment for 2021, 2020 and 2019 were as follows:

	Year ended December 31
(Dollars in thousands)	2021	2020	2019
Cash provided by (used in)
Operating activities	$10,386	$(6,441)	$6,595
Investing activities	(2,927)	(2,643)	(1,190)
Financing activities	(14,985)	12,216	(4,709)
Net increase in cash and cash equivalents	$(7,526)	$3,132	$696

The cash flow amounts in the table above exclude the effects of transactions among and between Physical Therapy and the Partnership.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Corporate and Other

Real estate with a $7.2 million carrying value is included in assets held for sale on the balance sheet as of December 31, 2021.

Business Services

The Partnership elected to exit the Business Services operating segment which provided professional employer organizations services. On September 27, 2019, the Partnership signed an agreement with an investment bank committing to sell all of its equity interests of Matrix and 100% of the equity interests of Surge, its employee leasing business subsidiaries to Matrix PEO Holdings Acquisition, LLC, a third party. Upon completion of the sale, the Partnership will have no involvement in the operations of Matrix and Surge. On February 14, 2020, the Partnership completed the sale of Matrix and Surge, for $82.4 million net of $15.5 million in cash acquired by the buyer. The Partnership recognized a gain as a result of the sale of Matrix and Surge on February 14, 2020 of $31.8 million, net of taxes and after customary and normal working capital adjustments.

Summarized operating results for Matrix and Surge for 2020 and 2019 were as follows:

	Year ended December 31,
(Dollars in thousands)	2020	2019
Revenues	$2,232	$30,747
Cost of revenues	922	9,965
Gross profit	1,310	20,782
Operating expenses	495	14,440
Operating loss	815	6,342
Other income (expense)	—	(1,842)
Income from discontinued operations	815	4,500
Gain on sale of discontinued operations	31,806	—
Income tax expense on discontinued operations	(1,402)	—
Net income from discontinued operations	$31,219	$4,500

Summarized cash flow for Matrix and Surge for 2020 and 2019 were as follows:

	Year ended December 31
(Dollars in thousands)	2020	2019
Cash provided by (used in)
Operating activities	$(228)	$4,794
Investing activities	4,000	(73)
Financing activities	—	(2,428)
Net increase in cash and cash equivalents	$3,772	$2,293

The cash flow amounts in the table above exclude the effects of transactions among and between Business Services and the Partnership.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following tables reconcile the assets and liabilities of the Automotive Retail and Physical Therapy segments to the amount recorded as assets and liabilities held for sale, discontinued operations in the accompanying Consolidated Balance Sheets at December 31, 2020:

	December 31, 2020
(Dollars in thousands)	Auto	Physical Therapy	Total
Assets
Cash and cash equivalents	$—	$7,526	$7,526
Accounts receivable, net	—	8,124	8,124
Inventories	6,438	—	6,438
Prepaid expenses	—	910	910
Current assets held for sale, discontinued operations	$6,438	$16,560	$22,998

Property and equipment, net	$8,509	$5,594	$14,103
Equity method investments	128,238	—	128,238
Right of use assets operating and finance	1,322	33,021	34,343
Goodwill	3,445	27,551	30,996
Intangible assets	8,900	15,336	24,236
Other non-current assets	—	36	36
Long-term assets held for sale, discontinued operations	$150,414	$81,538	$231,952

Liabilities
Accounts payable	$—	$2,044	$2,044
Accrued expenses	—	4,901	4,901
Customer deposits	35	—	35
Current portion of finance lease liabilities	177	—	177
Current portion of operating lease liabilities	108	3,308	3,416
Due to related parties	—	3	3
Other current liabilities	—	963	963
Current liabilities held for sale, discontinued operations	$320	$11,219	$11,539

Finance lease obligation, less current portion	$1,930	$—	$1,930
Operating lease liability, less current portion	1,222	31,065	32,287
Total non-current liabilities held for sale, discontinued operations	$3,152	$31,065	$34,217

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

6. Receivables, net

Receivables, net of allowance for doubtful accounts, consisted of the following:

	December 31,
(Dollars in thousands)	2021	2020
Receivables
Energy	$7,667	$5,866
Technology-enabled services	23,348	15,595
Corporate and other	509	1,903
Total	31,524	23,364
Allowance for doubtful accounts
Energy	(617)	(652)
Technology-enabled services	(837)	(1,497)
Corporate and other	—	(2)
Total	(1,454)	(2,151)
Receivables, net	$30,070	$21,213

7. Inventories

As of December 31, 2021 and 2020, inventory of $0.9 million and $2.0 million, respectively, consisted primarily of finished goods related to solar energy equipment. There were no other components of inventory.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

8. Investment Securities

The Partnership invests in corporate debt securities, equity securities and warrants, which were classified as available for sale (“AFS”) securities as of December 31, 2021 and 2020. The Partnership classifies these securities as available for sale because the Partnership may sell the securities in response to changes in economic conditions. The unrealized gains and losses from the changes during the period in the fair values of our corporate debt are included in other comprehensive income and the unrealized gains and losses from equity securities and warrants are included within investment gains/losses in the Consolidated Statements of Operations.

The cost basis, gross unrealized gains or losses, and fair value of available-for-sale securities by investment type were as follows:

(Dollars in thousands)	Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2021
Investment securities:
Corporate debt securities	$8,983	$—	$(3,858)	$5,125
Equity securities	1,769	381	(2,150)	—
Warrants	—	217	(217)	—
Total investment securities	$10,752	$598	$(6,225)	5,125
Investment securities, current portion				2,135
Investment securities, net of current portion				$2,990
December 31, 2020
Investment securities:
Corporate debt securities	$17,371	$—	$(13,515)	$3,856
Equity securities	1,769	381	(1,546)	604
Warrants	—	217	—	217
Total investment securities	$19,140	$598	$(15,061)	4,677
Investment securities, current portion				673
Investment securities, net of current portion				$4,004

Fair value and unrealized losses on available-for-sale securities by type and length of time in a continuous unrealized loss position were as follows:

	Less Than 12 Months		12 Months or Longer		Total
(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2021
Investment securities:
Corporate debt securities	$—	$—	$5,125	$(3,858)	$5,125	$(3,858)
Total investment securities	$—	$—	$5,125	$(3,858)	$5,125	$(3,858)
December 31, 2020
Investment securities:
Corporate debt securities	$673	$(3,390)	$3,183	$(10,125)	$3,856	$(13,515)
Total investment securities	$673	$(3,390)	$3,183	$(10,125)	$3,856	$(13,515)

Contractual maturities of corporate debt securities classified as available-for-sale as of December 31, 2021, were as follows:

(Dollar in thousands)	Cost Basis	Fair Value
Due in 1 year or less	$2,344	$2,135
Due after 1 year through 5 years	6,639	2,990
Total	$8,983	$5,125

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

At December 31, 2021 and 2020, the Partnership had three available-for-sale securities in an unrealized loss position. The credit losses associated with the debt positions are mainly attributed to financial underperformance of the respective issuers and related inability to meet cash flow obligations. As of December 31, 2021, the Partnership had no intentions to sell any available-for-sale securities with unrealized losses and it is not more likely than not that it will be required to sell the security. However based on an evaluation of all available information, the Partnership does not expect to recover the entire amortized cost basis of the security.

The following table is a roll forward of credit-related other-than-temporary impairments recognized in earnings:

	December 31,
(Dollar in thousands)	2021	2020
Balance, beginning of year	$11,732	$13,376
Settlement of debt	(4,294)	—
Debt to equity conversion	—	(1,000)
Recoveries of prior year other than temporary credit related losses	(3,990)	(3,738)
Additions for credit-related other-than-temporary impairments not previously recognized	—	3,094
Balance, end of year	$3,448	$11,732

9. Fair Value Measurement

The following tables present the cost basis and fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis:

	Fair Value Measurement Using
(Dollars in thousands)	Level 1	Level 2	Level 3	Total Fair Value
December 31, 2021
Assets:
Investment securities:
Corporate debt securities	$—	$—	$5,125	$5,125
Total assets	$—	$—	$5,125	$5,125
December 31, 2020
Assets:
Investment securities:
Corporate debt securities	$—	$—	$3,856	$3,856
Equity securities	—	—	604	604
Warrants	—	—	217	217
Total assets	$—	$—	$4,677	$4,677

The Partnership’s accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of any level for the years ended December 31, 2021 and 2020.

The tables below presents the valuation techniques and ranges of significant unobservable inputs used to value the Partnership’s Level 3 investments as of December 31, 2021 and 2020.

			December 31, 2021
(Dollars in thousands)	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Assets
Corporate debt securities	Discounted Cash flow Model	Discount rate	0% - 60% (35.0%)	$2,990
Corporate debt securities	Net realizable value	Cash receipts		2,135
				$5,125

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

			December 31, 2020
(Dollars in thousands)	Valuation Technique	Unobservable Inputs	Range (Weighted Average)	Fair Value
Assets
Corporate debt securities	Net realizable value	Cash receipts	N/A	$3,856
Equity securities	Market comparable companies	Revenue multiples	1.5x - 1.6x (1.55x)	604
		Discount rate	0% - 60% (32.0%)
Warrants	Black-Scholes option pricing model	Volatility	40% - 110% (61%)	217
				$4,677

In determining certain of these inputs, the Partnership evaluates a variety of factors including economic conditions and industry specific developments. The Partnership also considers the following unobservable inputs in considering the fair value of its investments:

•	type and amount of collateral underlying the investment;

•	current liquidity of the investments;

•	pending debt restructuring;

•	current information regarding any offers to purchase the investment, and

•	current ability to raise additional financing.

The Partnership has determined that market participants would take these inputs into account when valuing the investment.

Significant changes in any of the above unobservable inputs in isolation may result in a significantly lower or higher fair value measurement.

The Partnership’s investments are exposed to various risks, such as interest rate, market, liquidity, and credit risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect partners’ capital and the amounts reported in the Consolidated Balance Sheets.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following tables summarize the changes in fair value in financial assets measured at fair value for which Level 3 inputs have been used to determine fair value.

(Dollars in thousands)	Corporate Debt Securities	Equity Securities	Warrants	Total
Balance, January 1, 2019	$60,316	$1,262	$2,110	$63,688
Amortization of original issue discount	1,579	—	—	1,579
Capitalized paid-in-kind interest	332	—	—	332
Repayments	(43,688)	—	—	(43,688)
Net realized (losses)	(124)	—	—	(124)
Changes in net unrealized (losses)	(13,376)	(658)	(1,893)	(15,927)
Changes in net unrealized gains recorded to accumulated other comprehensive loss	3,699	—	—	3,699
Balance, December 31, 2019	$8,738	$604	$217	$9,559

Amortization of original issue discount	377	—	—	377
Capitalized paid-in-kind interest	267	—	—	267
Repayments	(5,106)	—	—	(5,106)
Net realized (losses)	(97)	—	—	(97)
Changes in net unrealized gains (losses)	645	—	—	645
Changes in net unrealized gains (losses) recorded to accumulated other comprehensive loss	(968)	—	—	(968)
Balance, December 31, 2020	$3,856	$604	$217	$4,677

Capitalized paid-in-kind interest	182	—	—	182
Repayments	(3,563)	—	—	(3,563)
Net realized (losses)	(712)	—	—	(712)
Changes in net unrealized gains (losses)	3,990	(604)	(217)	3,169
Changes in net unrealized gains (losses) recorded to accumulated other comprehensive loss	1,372	—	—	1,372
Balance, December 31, 2021	$5,125	$—	$—	$5,125

10. Equity Method Investments

For a discussion of the business activities of the Partnership’s equity method investments See “Note 1. Organization, Nature of Business and Recent Events”.

The carrying amounts of equity method investments were as follows:

		December 31,
		2021		2020
(Dollars in thousands)	Segment	Ownership Percentage	Carrying Amount	Ownership Percentage	Carrying Amount
Investment
Quantum Energy Holdings, LLC	Energy	50.0%	$12,282	50.0%	$10,020
Hotel Internet Services, LLC	Technology-Enabled Services	31.0%	10,007	31.0%	9,334
Other			74		74
			$22,363		$19,428

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Income (losses) from equity method investments were as follows:

	Years Ended December 31,
(Dollars in thousands)	2021	2020	2019
Investment
Quantum Energy Holdings, LLC	$2,263	$327	$(1,740)
Hotel Internet Services, LLC	672	(114)	(453)
Other	514	213	(105)
Total	$3,449	$426	$(2,298)

Condensed balance sheet data of equity method investments were as follows:

(Dollars in thousands)	Quantum	HIS
December 31, 2021
Current assets	$6,256	$3,619
Non-current assets	863	353
Current liabilities	5,611	1,867
Non-current liabilities	2,157	716
Non-controlling interest	(777)	—
Equity attributable to the Partnership	128	1,389

December 31, 2020
Current assets	$6,298	$2,304
Non-current assets	1,787	382
Current liabilities	9,235	1,699
Non-current liabilities	4,901	410
Non-controlling deficit	(977)	—
Equity (deficit) attributable to the Partnership	(5,074)	577

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Condensed income statement data of equity method investments were as follows:

(Dollars in thousands)	Quantum	HIS
Year ended December 31, 2021
Revenue	$20,809	$8,644
Net income	5,202	811

Year ended December 31, 2020
Revenue	$21,816	$6,741
Net income	1,515	25

Year ended December 31, 2019
Revenue	$25,065	$8,513
Net loss	(2,668)	(314)

Reconciliation of the Partnership’s interest in underlying equity of the investee to the carrying amount of the Partnership’s interest included in the consolidated balance sheet of the Partnership as of December 21, 2021 and 2020:

(Dollars in thousands)	Quantum	HIS
December 31, 2021
Partnership interest in underlying equity	$64	$431
Other	—	853
(Distributions) Contributions	(6,671)	226
Step up in basis, net of amortization	18,889	8,497
Carry amount of Partnership interest	$12,282	$10,007

December 31, 2020
Partnership interest in underlying equity	$(2,537)	$179
Other	—	255
(Distributions) Contributions	(6,671)	226
Step up in basis, net of amortization	19,228	8,674
Carry amount of Partnership interest	$10,020	$9,334

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

GPB Prime Holdings, LLC (“GPB Prime”)

The Partnership, together with an affiliate, APLP own a 33.5% and 66.5% ownership interest, respectively, in GPB Prime. The Partnership accounts for its ownership in GPB Prime under the equity method. The carrying value of the Partnership’s investment in GPB Prime included in assets held for sale was $57.9 million as of December 31, 2021.

As discussed in “Note 4. Acquisitions and Dispositions” and “Note 5. Discontinued Operations and Assets Held for Sale” GPB Prime completed the sale of substantially all of its assets, including real estate, three collision centers and 28 dealerships during the year ended December 31, 2021. On December 28, 2021, to allow for distributions to the Partnership and APLP, Highline management, on behalf of GPB, commenced Plan of Liquidation. Because the sale and Plan of Liquidation represented a strategic shift in the Partnerships operations and financial results, the Partnership has included the GPB Prime equity method investment and related equity method investment income in assets held for sale and discontinued operations, respectively, for all periods presented. The consolidated financial statements of GPB Prime are included below because GPB Prime was a material investee of the Partnership. The GPB Prime consolidated financial statements are presented on the going concern basis of accounting for all years presented. As discussed above, APLP, the parent of GPB Prime, has commenced its Plan of Liquidation and has transitioned to the liquidation basis of accounting effective December 31, 2021. The effects of the transition to a liquidation basis of accounting have not been included in the consolidated financial statements presented below. Had the consolidated financial statements of GPB Prime been presented on the liquidation basis of accounting, the carrying value of the Partnership's investment in underlying net equity of GPB Prime would not have been materially different.

GPB Prime Holdings, LLC Consolidated Balance Sheets as of December 31, 2021, 2020 and 2019.

	December 31,
	2021	2020	2019
Assets
Current assets:
Cash	$107,012	$90,609	$22,574
Current portion of restricted cash	18,949	—	—
Contracts in transit	531	32,767	36,385
Receivables, net of allowance for doubtful accounts	7,276	29,201	33,637
Due from related parties, current portion	408	—	—
Inventories	—	223,314	331,544
Prepaid expenses and other current assets	10,614	10,613	13,952
Lease rental/service vehicles	—	12,463	15,633
Assets held for sale	21,647	94,532	23,035
Total current assets	166,437	493,499	476,760
Non-current assets:
Restricted cash, net of current portion	18,949	14,427	15,000
Property and equipment, net	—	216,252	244,898
Goodwill	—	135,378	154,499
Franchise rights	—	112,663	137,205
Right-of-use assets - operating	—	46,164	44,983
Right-of-use assets - finance	—	21,944	23,163
Due from related parties, net of current portion	—	6,340	16,921
Other assets	8,254	7,179	4,479
Total non-current assets	27,203	560,347	641,148
Total assets	193,640	1,053,846	1,117,908
Current liabilities:
Accounts payable	$5,568	$30,796	$26,354
Accrued expenses and other current liabilities	8,687	26,833	35,718
Liabilities held for sale	2,236	2,273	—
Notes payable - related party, current portion	—	903	825
Long-term debt, current portion	—	17,894	11,254
Redeemable non-controlling interests, current portion	—	18,450	11,786
Floorplan payable	3,373	246,022	351,718
Operating lease liabilities, current portion	133	3,559	3,288
Finance lease liabilities, current portion	—	787	747
Leased vehicle liability	—	12,510	15,585
Total current liabilities	19,997	360,027	457,275
Non-current liabilities:
Long-term debt, net of current portion	—	233,308	240,631
Operating lease liabilities, net of current portion	801	44,040	42,839
Finance lease liabilities, net of current portion	—	22,121	22,907
Other liabilities	—	1,577	—
Redeemable non-controlling interests, net of current portion	—	9,973	11,995
Total non-current liabilities	801	311,019	318,372
Total liabilities	20,798	671,046	775,647
Members’ capital	172,842	382,800	342,261
Total liabilities and members’ capital	$193,640	$1,053,846	$1,117,908

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

GPB Prime Holdings, LLC Consolidated Statements of Operations for the Years ended December 31, 2021, 2020 and 2019.

	December 31,
	2021	2020	2019
Revenues:
New vehicle retail sales	$805,280	$872,701	$1,008,472
Used vehicle retail sales	499,933	512,528	534,022
Used vehicle wholesale sales	78,747	64,312	70,934
Service, body, and parts sales	187,920	210,772	250,771
Finance and insurance sales	72,088	68,644	77,557
Total revenues	1,643,968	1,728,957	1,941,756
Cost of sales:
New vehicle retail cost	723,587	811,404	949,904
Used vehicle retail cost	458,053	475,584	498,704
Used vehicle wholesale cost	69,716	60,729	71,267
Service, body, and parts cost	78,896	90,191	110,212
Total cost of sales	1,330,252	1,437,908	1,630,087
Gross profit	313,716	291,049	311,669
Operating expenses:
Selling, general and administrative expenses	235,578	212,007	242,679
(Gain) loss on sale of dealerships, property and equipment, net	(288,064)	275	—
Rent expense	5,063	7,425	7,320
Asset impairment	892	2,744	300
Depreciation and amortization	7,506	8,580	8,688
Total operating (income) expenses	(39,025)	231,031	258,987
Operating income	352,741	60,018	52,682
Other income (expense):
Floorplan interest	(2,648)	(6,800)	(13,217)
Interest expense	(7,957)	(11,675)	(14,424)
Interest expense to related parties	(704)	(561)	—
Other income (expense), primarily gain on forgiveness of debt	12,060	(379)	—
Total other income (expense), net	751	(19,415)	(27,641)
Net income	353,492	40,603	25,041
Net income attributable to non-controlling interests	118,420	13,452	8,279
Net income attributable to the Partnership	$235,072	$27,151	$16,762

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

GPB Prime Holdings, LLC Consolidated Statements of Cash Flow for the Years ended December 31, 2021, 2020 and 2019.

	December 31,
	2021	2020	2019
Cash flows from operating activities:
Net income attributable to GPB Prime Holdings, LLC	$353,492	$40,603	$25,041
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	6,388	7,361	7,611
Amortization of right-of-use assets - finance	1,118	1,219	1,078
Amortization of right-of-use assets - operating	3,742	3,901	4,175
Amortization of debt issuance costs in interest expense	3,493	1,010	707
Asset impairment	892	2,744	300
(Gain) loss on disposal of property and equipment, net	(32,259)	1,584	(83)
(Gain) loss on sale of dealerships, net	(261,070)	(1,309)	—
Increase (decrease) in interest rate swap liability in interest expense	(835)	835	—
Bad debt recovery, net	(77)	1,260	(186)
PPP loan forgiveness	(14,860)	—	—
Expense related to net income attributable to NCI	2,801	—	—
Other adjustments to reconcile net income/loss	(693)	918	1,081
Changes in operating assets and liabilities:
Contracts in transit	32,236	3,618	(9,391)
Receivables	22,058	3,176	(7,874)
Due from related parties	4,971	10,581	(7,405)
Inventories	111,325	87,992	2,316
Prepaids expenses (income) and other current assets	(1,679)	3,315	(7,196)
Leased rental/service vehicles	12,463	3,170	(5,546)
Other assets	(1,312)	(2,697)	5,563
Accounts payable	(25,228)	3,487	7,163
Accrued expenses	(17,442)	(8,749)	20,720
Payments on lease liabilities - operating	(3,427)	(3,645)	(3,825)
Leases vehicle liability	(12,510)	(3,075)	5,428
Other liabilities	11,159	1,576	(5,529)
Net cash provided by operating activities	194,746	158,875	34,148
Cash flows from investing activities:
Payments for disposition of dealerships	—	—	(52,126)
Purchase of property and equipment	(18,099)	(7,751)	(18,284)
Proceeds from disposition of property and equipment	264,402	12,577	6,115
Proceeds from disposition of dealerships	581,809	9,095	—
Net cash provided by (used in) investing activities	828,112	13,921	(64,295)
Cash flows from financing activities:
Payments of floorplan debt, non-trade, net	(146,808)	(105,696)	(284)
Proceeds from long-term debt	—	27,888	5,834
Payments of long-term debt	(236,811)	(29,633)	(15,699)
Payments of finance lease liabilities	(1,796)	(747)	(587)
Payments of deferred financing costs	(2,190)	(782)	—
Partners' capital contributions	—	—	72,000
Capital contributions from non-controlling interests	10,777	3,700	—
Distributions to partners and non-controlling interests	(574,229)	(64)	(26)
Distributions to mandatorily redeemable capital	(31,927)	—	—
Net cash (used in) provided by financing activities	(982,984)	(105,334)	61,238
Net increase in cash and restricted cash	39,874	67,462	31,091
Cash and restricted cash, beginning of year	105,036	37,574	6,483
Cash and restricted cash, end of year	$144,910	$105,036	$37,574

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

11. Property and Equipment

Components of property and equipment were as follows:

	December 31,
(Dollars in thousands)	2021	2020
Property and equipment
Buildings	$5,044	$8,364
Land	—	15,095
Construction in progress	—	16,898
Leasehold improvements	775	209
Computer and office equipment	3,202	2,181
Furniture and fixtures	750	605
Vehicles	1,892	1,425
Computer software	1,229	492
Total	12,892	45,269
Accumulated depreciation and amortization	(4,104)	(2,944)
Total property and equipment, net	$8,788	$42,325

Depreciation expense related to property and equipment for the years ended December 31, 2021, 2020 and 2019 was $1.5 million, $1.1 million and $1.1 million, respectively. In 2019 the Partnership recorded an impairment charge of $9.6 million which is included in net operating expenses within the Consolidated Statement of Operations.

12. Goodwill and Intangible Assets

As of December 31, 2021 and 2020, goodwill consisted of the following:

(Dollars in thousands)	Technology - Enabled Services	Energy	Total
Balance, January 1, 2020 and 2021	$20,632	$14,294	$34,926
Goodwill acquired through business combinations	43,969	—	43,969
Balance, December 31, 2021	$64,601	$14,294	$78,895

The Partnership performed quantitative impairment testing in 2021, 2020 and 2019. The Partnership determined the estimated fair value of the goodwill was greater than its respective carrying value and an no impairment charge was warranted. See further information on goodwill acquired which is included in “Note 4. Acquisitions and Dispositions”.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

As of December 31, 2021 and 2020, intangible assets consisted of the following:

(Dollars in thousands)	Gross Carrying Amount	Impairment	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Lives (Years)
December 31, 2021
Customer relationships	$90,658	$—	$(28,148)	$62,510	9.8
Trademark and trade names	5,760	—	(2,308)	3,452	2.7
Software development and platform cost	38,067	—	(22,239)	15,828	7.6
Covenant not to compete	1,341	—	(1,341)	—	—
Total	$135,826	$—	$(54,036)	$81,790
December 31, 2020
Customer relationships	$65,038	$—	$(20,707)	$44,331	9.3
Trademark and trade names	4,840	(780)	(1,802)	2,258	0.2
Software development and platform cost	28,515	—	(20,228)	8,287	3.7
Covenant not to compete	1,341	—	(1,227)	114	0.7
Total	$99,734	$(780)	$(43,964)	$54,990

(1) Includes indefinite-life intangible assets not subject to amortization totaling $1.6 million as of December 31, 2021 and 2020.

The Partnership capitalized software development and platform costs of $0.7 million, $0.8 million and $1.2 million, respectively, during the years ended December 31, 2021, 2020 and 2019.

Amortization expense related to intangible assets was $10.0 million, $11.3 million and $11.8 million for the years ended December 31, 2021, 2020 and 2019, respectively. The Amortization expense for capitalized software included in cost of revenues for the years ended December 31, 2021, 2020 and 2019 was $1.2 million, $3.7 million and $5.3 million, respectively.

The Partnership recorded an impairment loss based on a quantitative assessment that indicated that the carrying value was greater than fair value of $0.8 million related to trademarks and trade names during the year ended December 31, 2020. No impairment was recorded for the year ended December 31, 2021.

Estimated amortization expense for each of the next five years and thereafter is as follows:

(Dollars in thousands)	Estimated Amortization Expense
2022	$11,394
2023	10,457
2024	9,525
2025	8,606
2026	8,224
Thereafter	31,974
Total	$80,180

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

13. Borrowings

Debt

Debt, other than amounts due to related-parties and lease obligations, as of December 31, 2021 and 2020, consists of the following:

	December 31,
(Dollars in thousands)	2021	2020
Promissory notes	$55,225	$22,898
Lines of credit	1,790	976
Total long-term debt	57,015	23,874
Less: current maturities	(2,205)	(23,649)
Less: debt issuance costs	(2,319)	—
Long term debt, less current maturities	$52,491	$225

The aggregate contractual maturities of debt as of December 31, 2021 were as follows:

(Dollars in thousands)	Contractual Amount
2022	$2,205
2023	1,203
2024	1,600
2025	2,363
2026 and thereafter	49,644
Total	$57,015

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Promissory Notes

The Partnership held the following Promissory notes:

•	On September 30, 2021, the Partnership entered into a Credit and Guaranty Agreement with Crestline Direct Finance, L.P. (“Crestline Agreement”) in the amount of $57.0 million in connection with the acquisition of AHS by HPI, consisting of (i) $55.0 million aggregate principal amount of term loans and (ii) $2.0 million aggregate principal amount of revolving commitments, subject to the terms and conditions of the Crestline Agreement. The debt bears interest at LIBOR plus 8%, which becomes due and payable in escalating quarterly payments over five years beginning on September 30, 2022, and has a maturity date of September 30, 2026. The Crestline Agreement includes customary affirmative and negative covenants, including, among other things, limitations on the ability of the Partnership from incurring debt, liens, payment of dividends, making investments and entering into transactions with affiliates. The Crestline Agreement also includes certain financial covenants including a fixed charge coverage ratio and a leverage ratio. The loans are secured by essentially all of the assets of HPI. As of December 31, 2021, the outstanding principal on the term loan was $55.0 million and there were no amounts outstanding on the revolving commitment. Debt issuance costs were $2.4 million. HPI is also required to pay the lender an additional fee (the Exit Fee”) upon repayment of the loan at any time for any reason. The amount of the Exit Fee is equal to the lessor of 1 percent of the stated amount the loan, or an amount based on the greater of the trailing twelve months earnings before interest, taxes, and depreciation, or the implied fair value of the equity of AHS. The Partnership has estimated the fair value of the Exit Fee to be $0.6 million on the date of issuance. The Partnership has included the Exit Fee as a component of debt issuance costs and with a corresponding liability recorded in accrued expenses on the Consolidated Balance Sheet. The liability will be marked to its fair value as of the end of each reporting period with changes in estimated fair value as an adjustment to net income. As of December 31, 2021, the Company estimated fair value of the liability is unchanged from its issuance.
•	As of December 31, 2020, the outstanding principal balance on the promissory note with Mosaic Riverwalk, LLC was $21.5 million. In December 2020, the promissory note agreement was amended whereby the amount available under the agreement was reduced to $22.9 million and the interest rate was increased to LIBOR plus 9.75% (which includes PIK interest of 3.5%). During 2021, 2020, and 2019, an additional $1.5 million, $6.7 million, and $5.4 million, respectively, was drawn on this loan. In October 2021 the Partnership sold its interest in Riverwalk and the $22.9 million promissory note was repaid. (See “Note 4. Acquisitions and Dispositions”).
•	In 2018, the Partnership had outstanding mortgage debt of $6.0 million associated with real estate owned bearing interest at the rate of 3.69% above LIBOR. Repayments of $6.0 million were made in 2019.
•	The Partnership has a credit agreement outstanding with BBVA Compass Bank. Initial borrowings under the credit agreement amounted to $0.5 million in 2019 million payable in 60 months payable in equal principal payments plus interest at the bank’s prime rate plus 4.0%. Repayments of $0.1 million were made in 2021, 2020 and 2019, respectively. The note matures in March 2024. The outstanding amount due on the note as of December 31, 2021 and 2020 was $0.2 million and $0.3 million, respectively. The note payable is secured by substantially all the assets of the Partnership

PPP loan

On April 10, 2020, Orangeburg Subaru, LLC, received funding in connection with “Small Business Loans” under the federal Paycheck Protection Program provided in Section 7(a) of the Small Business Act of 1953, as amended by the Coronavirus Aid, Relief and Economic Security Act, as amended from time to time (the “PPP”). Orangeburg Subaru, LLC, borrowed $1.1 million original principal amount, which was funded on April 10, 2020 (the “PPP Loan”). The PPP loan bore interest at 1% per annum and matured in 2022. Interest and principal payments under the PPP loan was deferred for a period of 6 months. The Partnership was approved for full forgiveness of the PPP loan amount of $1.1 million in April 2021. As of December 31, 2020, the balance on the PPP loan was $1.1 million and is included in long-term debt, current portion in the accompanying balance sheet. The loan was forgiven in full in April 2021; the $1.1 million gain is included in other income on the Consolidated Statement of Operations.

Lines of Credit

The Partnership had the following credit lines as of December 31, 2021 and 2020:

•	The Partnership has a line of credit with BBVA Compass Bank. During 2020, the terms of the line of credit were modified and maximum borrowings increased to $3.0 million, subject to borrowing base limitations. The line requires monthly payments of interest only at the prime rate plus 0.25% per annum (3.5% as of December 31, 2021 and 2020) through maturity in July 2026. The outstanding balance on the line of credit as of December 31, 2021 and 2020, was $1.8 million and $1.0 million, respectively. Borrowings under the line of credit were $1.8 million, $1.7 million and nil in 2021, 2020 and 2019, respectively. Repayments on the line of credit were $1.0 million, $0.9 million and $0.6 million in 2021, 2020 and 2019, respectively.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

14. Leases

Operating and Finance Leases

The Partnership leases certain properties under leases which expire through 2027. Lease expense is recognized for these leases on a straight-line basis over the lease term. Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to five more years. Lease renewal options are exercised at the sole discretion of the Partnership. Leases with an initial term of 12 months or less are not recorded on the Consolidated Balance Sheets.

Weighted average remaining lease terms and discount rates for operating leases as of December 31, 2021, were 2.50 years and 3.42%, respectively. The weighted average remaining lease term and discount rate for the finance leases as of December 31, 2021, were 2.84 years and 2.62%, respectively.

The Partnership also has equipment recorded under operating and capital leases.

Components of operating and finance lease expense for the years ended December 31, 2021, 2020 and 2019 were as follows:

	December 31,
(Dollars in thousands)	2021	2020	2019
Finance lease cost
Amortization of right-of-use assets - finance	$157	$16	$16
Interest on lease liabilities	13	2	1
Operating lease cost	3,340	2,965	2,502
Short term lease cost	105	105	—
Sublease income	(264)	(255)	(83)
Total lease cost	$3,351	$2,833	$2,436

Maturities of operating and finance lease liabilities as of December 31, 2021 consisted of the following:

(Dollars in thousands)	Finance	Operating
For the years ending December 31:
2022	$227	$4,200
2023	224	2,423
2024	123	1,265
2025	45	278
2026	—	172
Thereafter	—	51
Total lease payments	619	8,389
Less: imputed interest	22	328
Present value of lease liabilities	597	8,061
Less: current portion of lease liabilities	(227)	(3,992)
Lease liabilities, net of current portion	$370	$4,069

The Partnership has entered into sublease agreements for certain of its office facilities. Sublease income received from tenants who rent properties is recorded as a reduction to selling, general and administrative expenses in the consolidated statement of operations. For the years ended December 31, 2021 and 2020, income from sub leases totaled approximately $0.3 million and $0.3 million, respectively.

Under our sublease agreements, estimated future tenants payments for the year ending December 31, 2022, is $0.2 million as of December 31, 2021.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

15. Income Taxes

The partnership is a US-based limited partnership treated as a pass-through entity for U.S. federal and state income tax purposes. Some of the Company’s wholly owned subsidiaries are classified as corporations and subject to U.S. federal, state, and in some cases, foreign income taxes.

Domestic and foreign components of income (loss) from continuing operations before income taxes for the years ended December 31, 2021, 2020 and 2019 are shown below:

	December 31,
(Dollars in thousands)	2021	2020	2019
Domestic	$(38,262)	$(20,332)	$(32,473)
Foreign	1,829	1,115	1,687
Income (loss) before income tax (expense) benefit	$(36,433)	$(19,217)	$(30,786)

The (expense) benefit for income taxes attributable to income (loss) from continuing operations for the years ended December 31, 2021, 2020 and 2019 consisted of:

	December 31,
(Dollars in thousands)	2021	2020	2019
Current:
Federal	$—	$—	$—
State	(123)	—	—
Foreign	(398)	(176)	(482)
	(521)	(176)	(482)
Deferred:
Federal	419	—	—
State	418	—	—
Foreign	(28)	23	2
	809	23	2
Income tax (expense) benefit	$288	$(153)	$(480)

A reconciliation of the difference between income tax (expense) benefit from continuing operations at the statutory rate and the Company’s total income tax provision for the years ended December 31, 2021, 2020 and 2019 is as follows:

	December 31,
	2021	2020	2019
Statutory federal tax rate	$7,651	$4,036	$6,465
Non-taxable earnings	(7,471)	(4,270)	(6,819)
State income taxes, net of federal benefit	321	—	—
Foreign earnings subject to different tax rates	(41)	81	(126)
Non-deductible expenses	(162)	—	—
Other	(10)	—	—
Income tax (expense) benefit	$288	$(153)	$(480)

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The significant components of deferred income tax assets and liabilities as of December 31, 2021 and 2020 were attributable to:

	December 31,
(Dollars in thousands)	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$259	$—
State net operating loss carryforwards	99	—
Pension liability	175	—
Interest limitation - Sec 163j	2,377	—
Accrued vacation	223	68
Other	127	50
Deferred tax assets	3,260	118
Valuation allowance	—	—
Deferred tax assets, net of valuation allowance	3,260	118
Deferred tax liabilities:
Intangibles	(8,571)	—
Fixed assets	(590)	(406)
Deferred tax liabilities	(9,161)	(406)
Net deferred tax liabilities	$(5,901)	$(288)

We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. In assessing the need for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of deferred tax assets. This assessment considers, among other matters, the nature and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, and tax planning alternatives. A history of cumulative losses is a significant piece of negative evidence used in our assessment. If a history of cumulative losses is incurred for a tax jurisdiction, forecasts of future profitability are not used as positive evidence related to the realization of the deferred tax assets in the assessment. As of December 31, 2021, the Company has determined that no valuation allowance is required.

As of December 31, 2021, the Company had gross federal net operating loss carryforwards of $1.2 million, which can be carried forward indefinitely, and $1.2 million of gross state net operating loss carryforwards expiring between 2026 and indefinite.

As of December 31, 2021, the Company intends to indefinitely reinvest all cumulative undistributed earnings of foreign subsidiaries, and as such no U.S. federal or state income or foreign withholding taxes have been recorded. It is not practicable to determine the amount of the unrecognized deferred tax liability related to any undistributed foreign earnings.

We recognize the tax benefits of an uncertain tax position only if those benefits are more likely than not to be sustained based on existing tax law. Unrecognized tax benefits are subsequently recognized at the time the more likely than not recognition threshold is met, the tax matter is effectively settled or the statute of limitations for the relevant taxing authority to examine and challenge the tax position has expired, whichever is earlier. We account for all interest and penalties on uncertain income tax positions as income tax expense. As of December 31, 2021, the Company had no unrecognized tax benefits.

We file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. The income tax returns for the taxable entities in the U.S. and India jurisdictions are open for examination and adjustment. As of December 31, 2021, the U. S. federal and state income tax returns are open for examination and adjustment for the years 2018 to 2021 and 2017 to 2021, respectively, and the India tax returns are open for examination and adjustment from 2018 to 2021.

16. Partners’ Capital

Capital Contributions

The Partnership was authorized to issue up to $750.0 million of Class A and Class B limited partnership Units. As of December 31, 2021, there were 6,001.44 Class A limited partnership Units, 3,059.30 Class A-1 limited partnership Units, 2,953.80 Class B limited partnership Units and 1,606.33 Class B-1 limited partnership Units issued and outstanding. As of December 31, 2020, there were 5,999.38 Class A limited partnership Units, 3,061.36 Class A-1 limited partnership Units, 2,941.80 Class B limited partnership Units and 1,618.33 Class B-1 limited partnership Units issued and outstanding. As of December 31, 2019, there were 5,998.42 Class A limited partnership Units, 3,062.32 Class A-1 limited partnership Units, 2,941.80 Class B limited partnership Units and 1,618.33 Class B-1 limited partnership Units issued and outstanding. Each class of limited partnership interests is restricted and cannot be transferred without the consent of the General Partner. The unit issuance fees for Class B and Class B-1 Limited Partners are different than the fees paid by Class A and Class A-1 Limited Partners. These fees are direct and incremental costs of raising capital from issued Units and are reflected as unit offering costs in the Consolidated Statements of Partners’ Capital. GPB Auto SLP, LLC (“SLP” or the “Special LP”), an affiliate of the General Partner, is entitled to receive a performance allocation from the Partnership as discussed below.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Distributions

After payment of any tax distributions and payment and reservation of all amounts deemed necessary by the General Partner in its sole discretion, the Partnership has generally made Class A and Class A-1 ordinary cash distributions at a rate of 8% of each Limited Partners’ adjusted Units per annum. Adjusted Units are calculated based on gross capital contributions of $50,000 less 11% selling fees equaling 1 adjusted unit. For example, if a Limited Partner subscribed into Class A for $50,000 with 11% selling fees with a net capital contribution of $44,500, that investor would receive a yearly distribution of $4,000. The calculation for this Limited Partner is 1 unit multiplied by the 8% distribution rate. A Class B and Class B-1 investor has received ordinary cash distributions at a rate of 8.7% of gross capital contributions. As of December 31, 2020 and through the date of this filing, none of the Limited Partners have reached the second tier of priority noted below (capitalized terms herein shall have the definition in accordance with the LPA and PPM).

As of December 31, 2021 and through the date of this filing, none of the Limited Partners have reached the second tier of priority noted below.

•	First, 100% to the Limited Partners, in proportion to their respective Net Capital Contributions, until each Limited Partner has received cumulative distributions equal to such Limited Partners’ Net Capital Contribution Amount;

•	Second, 100% to the Limited Partners, in proportion to their respective Unreturned Capital Contributions, until each Limited Partner has received cumulative distributions equal to such Limited Partners’ aggregate Capital Contributions;

•	Third, 100% to the Limited Partners, in proportion to their respective Accrued Preferred Returns, until each Limited Partner has received cumulative distributions equal to the sum of such Limited Partners’ aggregate Capital Contributions and Limited Partner Preferred Return;

•	Fourth, 100% to the Special Partner until the cumulative distributions made to the Special Partner equal 20% of the sum of all amounts distributed to each Limited Partner in excess of such Limited Partners’ Net Capital Contribution Amount and to the Special Partner and;

•	Thereafter, 80% to the Limited Partners and 20% to the Special Partner, with such amounts distributed to the Limited Partners in proportion to their respective aggregate Capital Contributions.

In the first quarter of 2019, the Partnership transitioned to a quarterly dynamic distribution rate, paid in arrears. The General Partner determines distribution amounts, if any, following the end of the calendar quarter, and will generally pay out any approved distributions prior to the end of the subsequent quarter. Distribution rates under this policy have historically fluctuated from quarter to quarter based on, among other things, the performance of the Partnership. As a result, Limited Partners should not expect future distribution rates to be the same as past ones. In accordance with the first step of the Partnership’s distribution waterfall, all of the Partnership’s distributions made to date have been a return of capital contributions made to the Partnership by investors. The source of these return of capital distributions have included, and may in the future continue to include, cash flow from operations and investor contributions. As of February 2021, all distributions need to be approved by the Monitor until further notice.

Net profits and net losses are allocated to the Limited Partners according to their capital accounts in a manner sufficient to cause each Limited Partners’ capital account to equal the amounts such Limited Partners would receive upon the liquidation of the Partnership. Net profits and net losses were determined on an accrual basis of accounting in accordance with U.S. GAAP.

Redemptions

As per the LPA and PPM, Limited Partners who have held their Units for at least one year may request that the Partnership repurchase all, but not less than all, of their Units. A Limited Partners’ ability to request a redemption may not be construed to mean a Limited Partner has any right to demand or receive the return of such Limited Partners’ capital contribution or otherwise modify any limitations under the PPM. In August 2018, the General Partner suspended all redemptions, and at this time, the General Partner is not permitting investors to redeem, liquidate, or surrender their interest in the Partnership.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

To the extent the General Partner permits redemptions again in the future, it intends to redeem Units on a quarterly basis on the last business day of each calendar quarter and will not redeem in excess of 10% of the Units during any 12-month period, provided that the Partnership will not redeem any Units held by a Limited Partner prior to the time that is 60 calendar days after the Partnership receives the required written notice from the Limited Partner. The redemption price for redeemed Units would be 97% of the net asset value of such Units as of the close of business on the applicable redemption date, minus any fees incurred by the Partnership in connection with the redemption, including legal and administrative costs for redemption. The General Partner reserves the right in its sole discretion at any time and from time to time to (1) reject any request for redemption, (2) change the price or prior notice period for redemptions, or (3) terminate, suspend and/or reestablish the Partnership’s redemption program. The General Partner will determine from time to time whether the Partnership has sufficient excess cash from operations to repurchase Units. Generally, the cash available for redemptions will be limited to 10% of the Partnership’s operating cash flow from the previous fiscal year. If the funds set aside for the redemption program are not sufficient to accommodate all requests as of any calendar quarter end, then at such future time, if any, when sufficient funds become available in the General Partner’s sole discretion, pending requests will be honored among all requesting Limited Partners in accordance with their order of receipt.

From commencement of operations through December 31, 2018, there have been various amendments in the LPA and PPM relating to the redemption terms for Limited Partners. Those changes resulted in differentiated redemption terms and calculations. Following the advice of outside legal counsel, the General Partner made the decision to apply the redemption provision that was most beneficial to the redeeming investors who made a redemption request prior to the suspension of redemptions. This analysis was completed in 2019 and based on the final calculations, if a Limited Partner was originally overpaid, the General Partner will reimburse the Partnership and not seek to claim those funds back from the Limited Partner. If a Limited Partner was underpaid, the excess cash was distributed to the applicable Limited Partner in the fourth quarter of 2019 and first quarter of 2020. If the suspension of redemptions is lifted, the redemption queue will be followed and all redemptions paid out will be equal to the Limited Partner’s capital account at the applicable redemption date.

17. Commitments and Contingencies

We, our General Partner, and our portfolio companies are involved in a number of regulatory, litigation, arbitration and other proceedings or investigations, many of which expose us to potential financial loss. We are advancing funds to officers and directors, as well as GPB, its principals, representatives, and affiliates, for any costs they may incur in connection with such disputes as required by various agreements or governing law. This advancing of funds does not cover any potential future outcomes or settlements that result from these disputes.

We establish reserves or escrows for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. The actual costs of resolving legal actions may be substantially higher or lower than the amounts reserved or placed in escrow for those actions. Distributions may be delayed or withheld until such reserves are no longer needed or the escrow period expires. If liabilities exceed the amounts reserved or placed in escrow, Limited Partners may need to fund the difference by refunding some or all distributions previously received. Legal indemnification expenses included in the Consolidated Statements of Operations for the years ended December 31, 2021, 2020 and 2019 were $4.0 million, $1.5 million and nil, respectively.

With respect to all significant litigation and regulatory matters facing us and our General Partner, we have considered the likelihood of an adverse outcome. It is possible that we could incur losses pertaining to these matters that may have a material adverse effect on our operational results, financial condition or liquidity in any future reporting period. We understand that the General Partner is currently paying legal costs associated with these actions for itself and certain indemnified parties. The Partnership expects to provide partial reimbursement to the General Partner as required by various agreements or governing law, but the amount is not reasonably estimable at this time.

Regulatory and Governmental Matters

GPB and certain of its principals and affiliates face various regulatory and governmental matters. GPB seeks to comply with all laws, rules, regulations and investigations into any potential or alleged violation of law. In such situations where GPB disagrees with the Government’s allegations made against it, GPB intends to vigorously defend itself in court. These matters could have a material adverse effect on GPB and the Partnership’s business, acquisitions, or results of operations.

Appointment of Monitor

On February 11, 2021, the EDNY Court, in the SEC Action, appointed the Monitor over GPB until further order of the Court. Pursuant to the Order, GPB is required to (i) grant the Monitor access to all non-privileged books, records and account statements for the GPB-managed Funds, including the Partnership, as well as their portfolio companies, and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties. As noted below, the Order was amended on April 14, 2021.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Monitor has the authority to approve or disapprove the following actions: (i) any proposed material corporate transactions by Capital Holdings and/or Highline, the GPB-managed funds, including the Partnership, or the Portfolio Companies (as defined in the Order), or any other proposed material corporate transactions as the Monitor may, in the Monitor’s sole discretion, deem appropriate; (ii) any extension of credit by Capital Holdings, Highline, the GPB-managed funds, or the Portfolio Companies outside the ordinary course of business, or to a related party, as defined under the federal securities laws; (iii) any material change in business strategy by Capital Holdings or any of the GPB-managed funds; (iv) any material change to compensation of any executive officer, affiliate, or party of Capital Holdings or Highline; (v) any retention by Capital Holdings or Highline of any management-level professional or person (with the exception of any professional retained in connection with litigation commenced prior to this Order, over which approval shall not be required), subject to an acceptable procedure agreed to with the Monitor; (vi) any decision to resume distributions to investors in any of the GPB-managed funds, consistent with the investment objectives of the GPB-managed funds; and (vii) any decision to file, or cause to be filed, any bankruptcy or receivership petition for Capital Holdings or Highline, or for the Portfolio Companies.

The Monitor is authorized and empowered to: (i) review the finances and operations of the GPB-managed funds and, if necessary, individual Portfolio Companies; (ii) review historical corporate transactions by GPB and/or Highline, the GPB-managed funds or the Portfolio Companies, to the extent covered by Capital Holdings’ audited financial statements and any restatements covered therein, for the purposes of executing the authority discussed above, and consistent with the authority to share any findings, documents, or information with the SEC, provided, however, the Monitor will not interfere with ongoing audits; (iii) review historical compensation of all executive officers or affiliates of Capital Holdings or Highline; (iv) review the retention of all consultants currently retained by Capital Holdings; (v) review audited financial statements of the GPB managed funds, which Capital Holdings must promptly deliver to the Monitor upon completion; (vi) review the minutes of all meetings of all boards of directors of the Portfolio Companies, Highline, and the GPB-managed funds; (vii) review the status of all litigation involving Capital Holdings or Highline, and the status of any litigation outside the ordinary course of business involving any of the Portfolio Companies; (viii) review any commencement or settlement of any litigation involving Capital Holdings and Highline, and any commencement or settlement of any litigation outside of the ordinary course of business involving any of the Portfolio Companies; (ix) review any material changes to material leases or real estate holdings, including the signing of any new leases, the termination of leases, material changes to lease terms, or the purchase or sale of any material property by Capital Holdings, Highline, or any of the Portfolio Companies (provided, however, if the material change involves a Capital Holdings, Highline, or Portfolio Company related party or affiliate, the Monitor shall have the power to approve or disapprove of the material change); (x) review insurance policies covering Highline, Capital Holdings, and the GPB-managed funds, as well as affiliates, officers, and directors of such entities; and (xi) review promptly and approve any investor-wide communications intended to be sent by Capital Holdings to investors in the GPB-managed funds.

Within 30 days after the end of each calendar quarter, the Monitor is required to file with the Court under seal or in redacted form to protect sensitive, proprietary information, a full report reflecting (to the best of the Monitor’s knowledge as of the period covered by the report) the status of the reviews contemplated in the Order.

The Monitor was required to submit a report to the EDNY Court within 60 days of his appointment recommending either continuation of the monitorship, converting it to a receivership, and/or filing of bankruptcy petitions for one or more of the various entities. The Monitor submitted this report on April 12, 2021, and recommended continuation of the Monitorship.

On April 14, 2021, the EDNY Court entered an Amended Order, providing that, in addition to the SEC and GPB, certain State regulators will receive access to the periodic reports filed by the Monitor pursuant to the Order.

Federal Matters

On February 4, 2021, the SEC filed a contested civil proceeding against GPB, Ascendant, AAS, David Gentile, Jeffry Schneider and Jeffrey Lash in the EDNY Court and SEC Action). No GPB-managed partnership is a named defendant. The SEC Action alleges several violations of the federal securities laws, including securities fraud. The SEC is seeking disgorgement and civil monetary penalties, among other remedies.

Also, on February 4, 2021, the U.S. USAO brought the Criminal Case against Mr. Gentile, Mr. Schneider, and Mr. Lash. The indictment in the Criminal Case alleges conspiracy to commit securities fraud, conspiracy to commit wire fraud, and securities fraud against all three individuals. Mr. Gentile and Mr. Lash were also charged with two counts of wire fraud. We understand that the USAO intends to seek criminal forfeiture. Mr. Gentile resigned from all management and board positions with GPB, and the GPB-managed funds, including the partnership, and subsidiaries of the partnership, promptly following his indictment.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

State Matters

On May 27, 2020, the Massachusetts Securities Division of the Office of the Secretary of the Commonwealth (“Massachusetts”) filed an Administrative Complaint against GPB for alleged violations of the Massachusetts Uniform Securities Act. No GPB-managed fund is a named defendant. The Complaint alleges, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements or omissions. Massachusetts is seeking both monetary and administrative relief, including disgorgement and rescission to Massachusetts residents who purchased the GPB-managed funds. This matter is currently stayed, pending resolution of the Criminal Case.

On February 4, 2021, seven State securities regulators (from Alabama, Georgia, Illinois, Missouri, New Jersey, New York, and South Carolina, collectively the “States”) each filed suit against GPB. No GPB-managed fund is a named defendant in any of the suits. Several of the suits also named Ascendant, AAS, Mr. Gentile, Mr. Schneider, and Mr. Lash as defendants. The States’ lawsuits allege, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements and omissions. The States are seeking both monetary and administrative relief, including disgorgement and rescission. The cases brought by Alabama, Georgia, Illinois, Missouri, New York, and South Carolina have been stayed pending the conclusion of the related Criminal Case. The State of New Jersey has voluntarily dismissed its case, without prejudice to re-file it following the conclusion of the Criminal Case.

Actions Asserted Against GPB and Others, Not Including the Partnership

Ismo J. Ranssi, derivatively on behalf of Armada Waste Management, LP, v. GPB Capital Holdings, LLC, et al. (New York Supreme Court, New York County, Case No. 654059/2020)

In August 2020, plaintiffs filed a derivative action against GPB, Ascendant Capital,AAS, Axiom, David Gentile, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. GPB Waste Management, LP is named as a nominal defendant. The Partnership is not a named defendant. The Complaint alleges, among other things, that the offering documents for certain GPB managed funds include material misstatements and omissions. Plaintiffs bring causes of action against GPB for breach of fiduciary duty, breach of contract, unjust enrichment, and an equitable accounting, and against all other defendants for breach of fiduciary duty and aiding and abetting fiduciary duty, and unjust enrichment. The plaintiffs seek a declaration from the Court that defendants breached duties owed to them, and that defendants must indemnify GPB Waste Management, LP for costs in connection with the suit. Plaintiffs also seek unspecified damages and an equitable accounting, and an Order that defendants disgorge all fees obtained through the sale of GPB Waste Management, LP “securities”. Any potential losses associated with this matter cannot be estimated at this time.

Galen G. Miller and E. Ruth Miller, derivatively on behalf of GPB Holdings II, LP, v. GPB Capital Holdings, LLC, et al. (New York Supreme Court, New York County, Case No. 656982/2019)

In November 2019, plaintiffs filed a derivative action against GPB, Ascendant, AAS, Axiom, Michael Cohn, Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. The Partnership named only as a nominal defendant. An Amended Complaint was filed on or about March 2, 2020, alleging, among other things, that the offering documents for certain GPB-managed funds include material misstatements and omissions. The Amended Complaint alleges causes of action for breach of fiduciary duty against all defendants; aiding and abetting breach of fiduciary duty against Ascendant Capital, AAS, Axiom and Martion; breach of contract against GPB; unjust enrichment against all defendants; and an equitable accounting against GPB. The plaintiffs are seeking disgorgement of alleged unjust enrichment, unspecified damages as a result of alleged wrongful acts, costs of the action, and an equitable accounting. Any potential losses associated with this matter cannot be estimated at this time.

Actions Asserted Against GPB and Others, Including the Partnership

For all matters below in which the Partnership is a defendant and where the partnership disagrees with the allegations against, we intend to vigorously defend against the allegations, however no assurances can be given that we will be successful in doing so.

GPB Lender, LLC v. GPB Capital Holdings, LLC (New York Supreme Court, Nassau County, Index No. 604887/2022)

On or about April 14, 2022, plaintiff GPB Lender, LLC, a related entity, filed a lawsuit against GPB Capital Holdings, LLC in New York Supreme Court, Nassau County, for breaches of a promissory note and breaches of contract related to a 2016 loan agreement and a 2019 loan agreement entered into between the parties. Plaintiff alleges that it is owed approximately $2.0 million in unpaid principal and interest under the promissory note. Plaintiff also alleges that it is owed approximately $0.4 million in unpaid principal and interest under the two loan agreements. No costs are expected to be charged to the Partnership.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Cient LLC v. GPB Capital Holdings, LLC (New York Supreme Court, Nassau County, Index No. 604886/2022)

On or about April 14, 2022, plaintiff Cient LLC, a related entity, filed a lawsuit against GPB Capital Holdings, LLC in New York Supreme Court, Nassau County, for breach of a loan agreement and breach of contract relating to a 2019 loan agreement entered into by the parties. Plaintiff alleges that approximately $0.8 million in unpaid principal remains due, along with accrued and unpaid interest. No costs are expected to be charged to the Partnership.

Plymouth Rock Holding LLC v. GPB Capital Holdings, LLC (New York Supreme Court, Nassau County, Index No. 604873/2022)

On or about April 14, 2022, plaintiff Plymouth Rock Holding, LLC, a related entity, filed a lawsuit against GPB Capital Holdings, LLC in New York Supreme Court, Nassau County, for breach of a loan agreement and breach of contract relating to a 2019 loan agreement entered into by the parties. Plaintiff alleges that approximately $0.3 million in unpaid principal remains due, along with accrued and unpaid interest. No costs are expected to be charged to the Partnership.

Tom Alberto, et al. v. GPB Capital Holdings, LLC, et al. (American Arbitration Association, Case Number: 01-22-0001-5433)

On or about April 13, 2022, claimants, investors in Funds managed by GPB Capital Holdings, LLC, filed an arbitration with the American Arbitration Association against GPB Capital Holdings, LLC, GPB Automotive Portfolio, LP, GPB Holdings II, LP, GPB Cold Storage, LP, GPB Holdings, LP, GPB Holdings II, LP, GPB Holdings Qualified, LP, GPB Holdings III, LP, GPB NYC Development, LP, and GPB Waste Management, LP, along with other non-GPB parties. All claimants were customers of Concorde Investment Services, LLC (“Concorde”), and each purchased his or her limited partnership interest in a GPB-managed Fund through Concorde. Claimants have asserted claims based on fraud, breach of fiduciary duty, breach of contract, among others, and claim to have suffered millions of dollars in damages.

In order to bring their case in arbitration, Claimants rely upon an arbitration provision that exists solely in the agreement between their broker, Concorde, and the GPB-managed Funds. Because no claimant is party to any agreement with GPB or the GPB-managed Funds that contains an arbitration clause, GPB contends that this action is improperly filed, and intends to promptly move to dismiss it. Any potential losses associated with this mater cannot be estimated at this time.

Michael Peirce, derivatively on behalf of GPB Automotive Portfolio, LP v. GPB Capital Holdings, LLC, Ascendant Capital, LLC, Ascendant Alternative Strategies, LLC, Axiom Capital Management, Inc., Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino and Jeffry Schneider, -and- GPB Automotive Portfolio, LP, Nominal Defendant (New York Supreme Court, New York County, Case No. 652858/2020)

In July 2020, plaintiff filed a derivative action in New York Supreme Court against GPB, Ascendant, AAS, Axiom, Steve Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark Martino, and Jeffry Schneider. The Complaint alleges various breaches of fiduciary duty and/or aiding and abetting the breaches of fiduciary duty against all defendants, breach of contract against GPB, unjust enrichment, and an equitable accounting. Plaintiffs are seeking declaratory relief, disgorgement, restitution, an equitable accounting, and unspecified damages. Any potential losses associated with this matter cannot be estimated at this time.

Alfredo J. Martinez, et al. v. GPB Capital Holdings, LLC (Delaware Chancery Court, Case No. 2019-1005)

In December 2019, plaintiffs filed a civil action in Delaware Court of Chancery to compel inspection books and records from GPB, as General Partner, and from the Partnership, GPB Holdings I, GPB Holdings II, and GPB Waste Management. In June 2020, the court dismissed plaintiffs’ books and records request, but allowed a contract claim for specific performance to proceed as a plenary action. The plaintiffs are seeking unspecified damages and penalties. Any potential losses associated with this matter cannot be estimated at this time.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Alfredo J. Martinez and HighTower Advisors v. GPB Capital Holdings, LLC, et al. (Delaware Chancery Court, Case No. 2020-0545)

In July 2020, plaintiff filed a complaint against GPB, Armada Waste Management GP, LLC, Armada Waste Management, LP, the Partnership, GPB Holdings II, LP, and GPB Holdings, LP in the Delaware Court of Chancery to compel inspection of GPB’s books and records based upon specious and unsubstantiated allegations regarding alleged fraudulent activity, mismanagement, and breaches of fiduciary duty. The plaintiffs are seeking an order compelling GPB to permit inspection of documents related to Armada Waste, as well as for costs and fees. Any potential losses associated with this matter cannot be estimated at this time.

Lance Cotten, Alex Vavas and Eric Molbegat v. GPB Capital Holdings, LLC, Automile Holdings LLC D/B/A Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities (New York Supreme Court, Nassau County, Case No. 604943/2020)

In May 2020, plaintiffs filed a civil action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities. The complaint alleges that defendants engaged in systematic fraudulent and discriminatory schemes against customers and engaged in retaliatory actions against plaintiffs, who were employed by Garden City Nissan from August until October 2019. The plaintiffs are seeking damages pursuant to New York Labor Law Section 740, which provides for compensation for lost wages, benefits, and other remuneration, and liquated damages for alleged violations of Executive Law Section 296. Any potential losses associated with this matter cannot be estimated at this time.

Monica Ortiz, on behalf of herself and other individuals similarly situated v. GPB Capital Holdings LLC; Automile Holdings, LLC d/b/a Prime Automotive Group; David Gentile; David Rosenberg; Philip Delzotta; Joseph Delzotta; and other affiliated entities and individuals (New York Supreme Court, Nassau County, Case No. 604918/2020)

In May 2020, plaintiffs filed a class action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and other affiliated entities and individuals. The Complaint alleges deceptive and misleading business practices of the named Defendants with respect to the marketing, sale, and/or leasing of automobiles and the financial and credit products related to the same throughout the State of New York. Plaintiffs allege defendants’ collection of fraudulent rebates exceeds $1,000,000. The plaintiffs are seeking class-wide injunctive relief requiring defendant dealerships to disclose financing options, rebates, interest rates, and risk of repossession; monetary and punitive damages for violation of New York General Business Laws, unjust enrichment, negligent misrepresentation, and breach of contract; and also seek costs and fees. Any potential losses associated with this matter cannot be estimated at this time.

In re: GPB Capital Holdings, LLC Litigation (formerly, Adam Younker, Dennis and Cheryl Schneider, Elizabeth Plaza, and Plaza Professional Center Inc. PFT Sharing v. GPB Capital Holdings, LLC, et al. and Peter G. Golder, individually and on behalf of all others similarly situated, v. GPB Capital Holdings, LLC, et al. (New York Supreme Court, New York County, Case No. 157679/2019)

In May 2020, plaintiffs filed a consolidated class action complaint in New York Supreme Court against GPB, GPB Holdings, GPB Holdings II, GPB Holdings III, the Partnership, GPB Cold Storage, GPB Waste Management, David Gentile, Jeffrey Lash, Macrina Kgil, a/k/a Minchung Kgil, William Edward Jacoby, Scott Naugle, Jeffry Schneider, Ascendant Alternative Strategies, Ascendant Capital, and Axiom Capital Management. The Complaint alleges, among other things, that the offering documents for certain GPB-managed funds, include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Phillip J. Cadez, et al. v. GPB Capital Holdings, LLC, et al. (Delaware Chancery Court, Case No. 2020-0402)

In May 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider. The complaint also names GPB Holdings, LP, and the Partnership as nominal defendants. Previously, plaintiffs had filed a complaint to compel inspection of books and records, which had been dismissed without prejudice.

In the current action, plaintiffs are alleging breaches of fiduciary duties and/or the aiding and abetting of those breaches, unjust enrichment, and with regard to GPB, breach of the Partnerships’ Limited Partnership Agreements. Plaintiffs are seeking unspecified damages based on the causes of action pled, equitable relief in the form of a directive to remove GPB as the general partner of GPB Holdings, LP and the Partnership, a constructive trust, costs of the action (including attorneys’ fees), and other declaratory and equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Jeff Lipman and Carol Lipman, derivatively on behalf of GPB Holdings II, LP and GPB Automotive Portfolio, LP v. GPB Capital Holdings, LLC, et al. (Delaware Chancery Court, Case No. 2020-0054)

In January 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider. The Complaint alleges breaches of fiduciary duty and/or aiding and abetting breaches of fiduciary duty against each of the defendants, and declaratory relief from the Court related to allegations of fraud, gross negligence, and willful misconduct. The plaintiffs seek unspecified damages and declaratory forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

Mary Purcell, et al. v. GPB Holdings II, LP, et al. (Cal. Supreme Court, Orange County, Case No. 30-2019-01115653-CU-FR-CJC)

In December 2019, plaintiffs filed a civil action in Superior Court in Orange County, California against Rodney Potratz, FSC Securities Corporation, GPB Holdings II, the Partnership, GPB, David Gentile, Roger Anscher, William Jacoby, Jeffrey Lash, Ascendant, Trevor Carney, Jeffry Schneider, and DOES 1 - 15, inclusive. An Amended Complaint was filed on or about June 10, 2020. In the Amended Complaint, Plaintiffs allege breach of contract against GPB Capital and DOES 1-5, inclusive; statutory and common law fraud against all defendants; breach of fiduciary duty against all defendants; and negligence against all defendants. Plaintiffs allege losses in excess of $4.8 million and are seeking rescission, compensatory damages, unspecified equitable relief and punitive damages, and interest and attorneys’ fees in unspecified amounts. Any potential losses associated with this matter cannot be estimated at this time.

Stanley S. and Millicent R. Barasch Trust and Loretta Dehay, individually and on behalf of others similar situated v. GPB Capital Holdings, LLC, et al. (W.D. Texas, Case No. 19 Civ. 1079)

In November 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against, the Partnership and other GPB-managed limited partnerships, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, a fund administrator, and individuals. (The original Complaint named Millicent R. Barasch as the plaintiff, but since her death, her trust has successfully moved to substitute for all purposes in this litigation.) The Complaint alleges civil conspiracy, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in the breach of fiduciary duty, negligence, violations of the Texas Securities Act, and aiding and abetting violations of the Texas Securities Act. Plaintiffs allege losses in excess of $1.8 billion and are seeking compensatory and other unspecified damages, declaratory relief, rescission, and costs and fees. Any potential losses associated with this matter cannot be estimated at this time.

Barbara Deluca and Drew R. Naylor, on behalf of themselves and other similarly situated limited partners, v. GPB Automotive Portfolio, LP et al. (S.D.N.Y., Case No. 19-CV-10498)

In November 2019, plaintiffs filed a putative class action complaint in the United States District Court for the Southern District of New York against GPB, GPB Holdings II, the Partnership, David Gentile, Jeffery Lash, AAS, Axiom, Jeffry Schneider, Mark Martino, and Ascendant. The Complaint alleges fraud and material omissions and misrepresentations to induce investment and losses in excess of $1.27 billion. The plaintiffs are seeking disgorgement, compensatory, consequential, and general damages; disgorgement; rescission; restitution; punitive damages; and the establishment of a constructive trust. Any potential losses associated with this matter cannot be estimated at this time.

Kinnie Ma Individual Retirement Account, et al., individually and on behalf of all others similarly situated, v. Ascendant Capital, LLC, et al. (W.D. Texas, Case No. 19-CV-1050)

In October 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against GPB, certain limited partnerships, including the Partnership, for which GPB is the General Partner, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, broker-dealers, a fund administrator, and other individuals. The Complaint alleges violations and/or aiding and abetting violations of the Texas Securities Act, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in breach of fiduciary duty, and negligence. Plaintiffs allege losses in excess of $1.8 billion and are seeking compensatory damages in an unspecified amount, rescission, fees and costs, and class certification. Any potential losses associated with this matter cannot be estimated at this time.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Concorde Investment Services, LLC v. GPB Capital Holdings, LLC, et al. (New York Supreme Court, New York County, Index No. 650928/2021)

In February 2021, Concorde Investment Services, LLC filed suit in New York State Supreme Court against GPB, certain limited partnerships for which GPB is the General Partner, and others. The Complaint alleges breaches of contract, fraudulent inducement, negligence, interference with contract, interference with existing economic relations, interference with prospective economic advantage, indemnity, and declaratory relief, and includes a demand for arbitration. Plaintiff’s demands include compensatory damages of at least $5.0 million, punitive damages, and a declaration that Concorde is contractually indemnified by the Defendants.

In October 2021, the Supreme Court ordered the action be stayed so that the Plaintiffs could pursue claims in arbitration. By the same Order, the Court denied the Defendants’ motions to dismiss the Complaint. Any potential losses associated with this action cannot be estimated at this time.

Jeffry Schneider v. GPB Capital Holdings, LLC et al., Case No. 2021-0963 (Court of Chancery, DE)

In November 2021, Plaintiff, a former affiliate of GPB Capital Holdings, LLC, filed a Complaint in Chancery Court in Delaware against GPB Capital Holdings, LLC and each of the funds it manages, including the Partnership, seeking a ruling that he is contractually entitled to mandatory advancement of legal fees by GPB Capital with respect to several lawsuits in which Plaintiff is named. On March 24, 2022, the Chancery Court issued a bench ruling, finding that Plaintiff was entitled to advancement of his legal fees from GPB Capital. Any potential losses associated with this action cannot be estimated at this time.

David Gentile v. GPB Capital Holdings, LLC et al., Case No. 2021-1102-SG (Court of Chancery, DE)

On or about December 20, 2021, Plaintiff David Gentile, founder and former Chief Executive Officer of GPB Capital Holdings, LLC, filed a Complaint in Chancery Court in Delaware against GPB Capital Holdings, LLC and each of the funds it manages, including the Partnership, seeking entry of an Order governing his contractual entitlement to advancement of legal fees by GPB Capital with respect to several lawsuits in which Plaintiff is named. Any potential losses associated with this action cannot be estimated at this time.

Dealership Related Litigation

AMR Auto Holdings – SM, LLC d/b/a Prime Subaru Manchester v. Subaru of New England, Inc. (New Hampshire Motor Vehicle Industry Board, Case No. 2021-01)

Prime Subaru Manchester has a franchise agreement ("Subaru Dealer Agreement") with Subaru of New England, Inc., the distributor of Subaru vehicles in New Hampshire ("SNE"), pursuant to which it owns and operates a Subaru dealership in Manchester, New Hampshire. On September 13, 2021, Prime Subaru Manchester notified SNE that it proposed to transfer substantially all of the assets of its dealership to Group 1, pursuant to the purchase agreement. To comply with the requirements of the Subaru Dealer Agreement and New Hampshire law, Prime Subaru Manchester asked for SNE's consent to the transfer to Group 1. SNE refused to approve the transfer to Group 1 (the "Turndown"). On December 10, 2021, Prime Subaru Manchester, as Protestor, filed a Protest action against SNE, as Respondent, with the New Hampshire Motor Vehicle Industry Board (the "NHMVIB") (Case No. 2021-01), claiming that the Turndown by SNE breached the Subaru Dealer Agreement and New Hampshire law, and seeking a finding and ruling from the NHMVIB, among others, that SNE unreasonably and in violation of law withheld its consent to the proposed transfer of the assets of Prime Subaru Manchester to Group 1, as well as awarding costs and attorney's fees to Prime Subaru Manchester. This Protest action is in an early stage, and no assurance can be given about the timing or resolution of the action. If the Protest is successful, then Prime Subaru Manchester will complete the proposed sale of substantially all of its assets to Group 1 as contemplated by the purchase agreement. Although the automotive segment is now included in discontinued operations, if the protest is unsuccessful, GPB Prime will continue to operate the dealership until the earlier of an ownership transfer or the twenty four months from the closing date, at which time, any cost associated with closing the dealership and liquidating the assets will be borne by Group 1.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

David Rosenberg, et al. v. GPB Prime Holdings LLC et al. (Mass. Superior Court, Case No. 1982CV00925)

In June 2019, the former COO of GPB Prime, David Rosenberg, brought a breach of contract action against GPB Prime and Automile Parent Holdings, LLC in Massachusetts Superior Court. In November 2019, an amended complaint was filed, naming GPB Prime, LLC, Automile Parent Holdings, LLC, Automile Holdings, LLC (“Automile”), Automile TY Holdings, LLC, David Gentile, Jeffrey Lash, Kevin Westfall, Jovan Sijan, James Prestiano, Manuel Vianna, Nico Gutierrez and Michael Frost. The amended complaint alleges breach of contract, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty (both direct and derivatively), aiding and abetting the breach of fiduciary duty, fraud, conspiracy, conversion, and equitable relief/specific performance.

Mr. Rosenberg’s breach of contract claims relating to his employment agreement with Automile Holdings, LLC were submitted to Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for binding arbitration.

In November 2021, the parties to both actions involving Mr. Rosenberg agreed to a full and final settlement of the pending litigation and arbitration of $30.0 million, which included legal expenses of $6.0 million, which resulted in a full release from any and all pending claims. Upon full execution of the settlement, the parties filed a joint stipulation, dismissing with prejudice the pending litigation in Massachusetts, and withdrawing from the JAMS arbitration.

VWoA v. GPB Capital Holdings, LLC (S.D.N.Y., Case No. 1:20-cv-01043)

VWoA sought a declaration that, inter alia: (a) GPB's change of directors entitles VWoA to the remedies agreed upon by the parties in the parties’ Business Relationship Agreement; (b) GPB's removal and/or termination of David Rosenberg is an event under the BRA that enables VWoA to enforce the requirement that the Partnership divest all ownership interests in the dealerships; and (c) GPB failed to abide by the BRA's divestiture requirement, thus entitling VWoA to enforce the termination remedy.

On or about November 30, 2021, following the sale of the business, the parties agreed to discontinue the litigation and filed with the District Court a Stipulation for Dismissal with Prejudice of the action.

AMR Auto Holdings – PA, LLC d/b/a Westwood Audi v. Audi of America, Inc., an operating unit of Volkswagen Group of America, Inc. (Dist. of Massachusetts, No. 1:20-cv-10861)

In February 2020, Audi of America’s sent a notice of termination of AMR Auto Holdings – PA LLC’s (“AMR”, a subsidiary of the Partnership) franchise agreement to sell Audi motor vehicles, based on a claim that AMR had breached certain agreements with Audi. On April 3, 2020, AMR filed a lawsuit in the Superior Court of the Commonwealth of Massachusetts, Norfolk County, which, by agreement with Audi, stayed termination of the franchise pending resolution of the lawsuit. The case was removed in May 2020 to the United States District Court for the District of Massachusetts. On or about November 23, 2021, following the sale of the business, the parties agreed to discontinue the litigation and filed with the District Court a Stipulation for Dismissal with Prejudice of the action.

Certain of these outstanding matters include speculative, substantial or indeterminate monetary amounts. We record a liability when we believe that it is probable a loss will be incurred and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be estimated, we disclose the reasonably possible loss. We evaluate developments in our legal matters that could affect the amount of liability that has been previously accrued, if any, and the matters and related reasonably possible losses disclosed, and make adjustments as appropriate. Significant judgement is required to determine both the likelihood of there being and the estimated amount of a loss related to such matters.

Actions asserted by GPB

GPB Capital Holdings, LLC et al. v. Patrick Dibre (New York Supreme Court, Nassau County, Case No. 606417/2017)

In July 2017, GPB, the Partnership, GPB Holdings I, LP, GPB Holdings Automotive, LLC, and GPB Portfolio Automotive, LLC filed suit in New York State Supreme Court against Patrick Dibre, one of their former operating partners, for breach of contract, breach of fiduciary duty, fraud and conversion arising out of the Defendant’s sale of certain automobile dealerships to the GPB Plaintiffs. Mr. Dibre answered GPB’s Complaint, and asserted counterclaims alleging breach of contract and unjust enrichment. Plaintiffs have since filed Amended Complaints, narrowing the prior claims to focus on certain specific provisions in the documents governing the sale of the dealerships at issue. The plaintiffs seek damages based on the value of the subject dealerships related to the alleged breach, and also seek an order of specific performance compelling Mr. Dibre to fulfill other obligations under the governing documents. Any potential losses associated with this matter cannot be estimated at this time.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Portfolio Company Litigation

Waste Management Disposal Services of Pennsylvania, Inc. v. Nino Tristani, Armada Waste NY d/b/a GPB Waste NY, LLC, et al. (New York Supreme Court, New York County, Index No. 150253/2021)

In February 2020, Audi of America’s sent a notice of termination of AMR Auto Holdings – PA LLC’s (“AMR”, a subsidiary of the Partnership) franchise agreement to sell Audi motor vehicles, based on a claim that AMR had breached certain agreements with Audi. On April 3, 2020, AMR filed a lawsuit in the Superior Court of the Commonwealth of Massachusetts, Norfolk County, which, by agreement with Audi, stayed termination of the franchise pending resolution of the lawsuit. The case was removed in May 2020 to the United States District Court for the District of Massachusetts. On or about November 23, 2021, following the sale of the business, the parties agreed to discontinue the litigation and filed with the District Court a Stipulation for Dismissal with Prejudice of the action.

Waste Management of New York, LLC v. Nino Tristani, Armada Waste NY d/b/a GPB Waste NY, LLC, et al. (New York Supreme Court, New York County, Index No. 150255/2021)

In January 2021, Plaintiff filed suit against the Defendants seeking to collect purportedly unpaid fees of $0.3 million for services rendered. Plaintiff sought a judgment for the amount in unpaid fees, along with attorneys’ fees, costs, and interest. In November 2021, the parties agreed to settle this action, along with Waste Management Disposal Services of Pennsylvania, Inc. v. Nino Tristani et al. (Index. No. 150253/2021), for a total of $0.4 million.

18. Related Party Transactions

FEES AND EXPENSES

The Partnership has entered into numerous related party transactions. The Partnership incurred the following fees and expenses:

Managerial Assistance Fee

Per the LPA and PPM, GPB, as General Partner, is entitled to receive an annualized managerial assistance fee, for providing managerial assistance services to the Partnership and its portfolio companies and equity method investees. Those services include conducting the day-to-day operations of the Partnership inclusive of the identification, management and disposition of underlying portfolio companies and other duties assumed and stated under the LPA. The Managerial Assistance Fee does not include expenses related to in-house services and operations support services provided to the Partnership or its portfolio companies and equity method investees. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. The Managerial Assistance Fee is payable by the Partnership quarterly in advance of 2.0% per annum for Class A and B Units and 1.75% per annum for Class A-1 and B-1 Units calculated on each Limited Partners’ Gross Capital Contributions. GPB, in its sole discretion, may defer, reduce or waive all or a portion of the Managerial Assistance Fee with respect to one or more Limited Partners for any period of time (and intends to waive the Managerial Assistance Fee with respect to the Special LP, as defined below, and its affiliates that invest in the Partnership). Managerial Assistance Fees charged to Managerial Assistance fee, related party and included in the Consolidated Statements of Operations for the years ended December 31, 2021, 2020 and 2019 were $11.9 million, $12.2 million and $12.1 million, respectively.

Partnership Expenses

The Partnership pays its own operating expenses. GPB is responsible for its or its affiliates’ general and administrative costs and expenses and its day to day overhead expenses of managing the Partnership and is not entitled to be reimbursed by the Partnership for such expenses other than for the portion of the total compensation of GBP’s or its affiliates (including holding companies), officers and employees relating to the time such officers or employees provide In-House Services or Operations Support Services to the Partnership or its investee entities. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. “In-House Services” include but are not limited to accounting, legal, compliance, information technology, human resources, and operational and management services to the Partnership or the investee entities. “Operations Support Services” include, but are not limited to, operational support and consulting services and similar services to, or in connection with, the identification, acquisition, holding and improvement of the investee entities. In addition GPB has, on occasion, paid Partnership expenses on the Partnerships’ behalf. Upon request from GPB, the Partnership reimburses GPB in full for all of the expenses paid on its behalf.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Partnership expenses included as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the years ended December 31, 2021, 2020 and 2019, were $7.0 million, $3.2 million and $3.3 million, respectively. As of December 31, 2021 and 2020, respectively, the Partnership has non-interest-bearing payables of $0.2 million and $2.3 million, to GPB for these expenses, which are included in amounts due to related parties in the Consolidated Balance Sheets.

NOTES RECEIVABLE FROM RELATED PARTIES

In October 2017, the Partnership entered into a loan agreement with a subsidiary of GPB Automotive Portfolio, LP, an affiliated entity to the General Partner, (“AP LP”) for $0.7 million. The loan bears interest at 12% annually, payable monthly in arrears. All outstanding principal and unpaid interest was originally due and payable on October 11, 2018 but was extended to June 30, 2021. As of December 31, 2020 the outstanding note receivable balance, including accrued interest was $0.9 million which is included in notes receivable - related party in the Consolidated Balance Sheet. The interest income on this loan is reflected as a component of interest income in the Consolidated Statements of Operations for the years ended December 31, 2021, 2020 and 2019, respectively, was $0.1 million each year respectively. As of December 31, 2021 the outstanding note payable, including the accrued interest, was paid in full.

In February 2016, the Partnership loaned Quantum, an equity method investee, $0.4 million. This “interest only” loan bears interest at 4% per annum through 2017 and 8% per annum through 2019. In 2017 a payment of $0.1 million was received. In 2018, the Partnership lent an additional $0.5 million, resulting in a balance due on the note of $0.8 million as of December 31, 2018. The note was then amended to have a maturity date of December 31, 2019. Additionally, during 2019, the Partnership lent Quantum an additional $0.8 million to be used for purposes of closing the Florida office. The additional loan has a 36-month term which accrues interest at 8% annually and interest and principal payments commenced in April 2020. During 2020 payments of $0.5 million were received. On April 30, 2020 the maturity date of these notes was extended to December 31, 2021. During 2021 payments of $0.8 million were received. As of December 31, 2021 and 2020, the outstanding notes receivable balance, including accrued interest, was $0.3 million and $1.1 million, respectively, was included in notes receivable - related party in the Consolidated Balance Sheets. The interest income on these notes receivable is reflected as a component of interest income in the Consolidated Statements of Operations for the years ended December 31, 2021, 2020 and 2019, was $0.1 million each year, respectively.

NOTES PAYABLE TO RELATED PARTIES

In 2017 a term loan agreement was entered into by Project Halo Holdings LLC (“Halo”) of which Meta HealthCare IT Solutions, LLC and Cantata Health, LLC (“Cantata”) are co-borrowers, with Rural India Supporting Trust (“RIST”), a company that controls a board seat of Halo. As of December 31, 2019, the principal outstanding was $13.0 million. Interest-only payments accrue at an annual rate of 10.0% for 36 months from the effective date of June 2017. In the event of default, the annual rate increases to 12.0% for its duration. In September 2020, Halo entered into the First Amendment to Intercreditor Agreement with RIST which required Halo to pay down $6.5 million of its outstanding debt obligation and extended the maturity date of the term loan to December 31, 2022. The amended term loan accrues interest at a rate of 10% with all outstanding principal due at maturity. The loan agreement contains certain financial and non-financial covenants. Halo was in violation with the covenant that requires audited financial statements be provided to RIST within 90 days after Halo’s fiscal year end. Halo since has received a waiver of this violation from RIST. As of December 31, 2021 and 2020, the outstanding note payable balance, including accrued interest, was $6.5 million each year, respectively, which is included in note payable - related party in the Consolidated Balance Sheets. For the years ended December 31, 2021, 2020 and 2019, interest expense related to these notes were $0.7 million, $1.3 million, and $1.3 million, respectively, included in interest expense to related parties in the Consolidated Statement of Operations.

DUE TO AFFILIATED COMPANIES

Commencing during 2018, the Partnership was subject to allocated expenses from GPB Prime, an affiliated entity that runs GPB’s automotive strategy across all entities in the GPB fund complex. For the years ended December 31, 2021, 2020 and 2019, respectively, the Partnership recorded general and administrative expenses related to this allocation of $2.2 million, $1.9 million and $1.2 million, which are included in selling, general and administrative expenses in the Consolidated Statements of Operations. The Partnership has non-interest-bearing payables of nil and $0.1 million associated with these expense allocations as of December 31, 2021 and 2020, respectively, which are included in amounts due to related parties in the Consolidated Balance Sheets.

Automotive Portfolio, LP paid audit fees on behalf of the Partnership totaling $1.3 million in 2019. This was included in selling, general and administrative expenses in the Consolidated Statement of Operations.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

CONSULTING AGREEMENTS

For the years ended December 31, 2021, 2020 and 2019, a subsidiary of the Partnership paid $0.2 million, $0.2 million and $0.1 million, respectively, for consulting fees to a non-controlling interest member of Erus, who was also previously a member of Erus’ management. The consulting fees are recorded in selling, general and administrative expenses in the Consolidated Statements of Operations.

Greenwave, a subsidiary of the Partnership until January 2022, incurred related-party expenses related to the provision of services from a company owned by the CEO of Greenwave of $0.3 million, $0.3 million and $0.3 million for the years ended December 31, 2021, 2020 and 2019, respectively. These expenses were recorded in selling, general and administrative expenses in the Consolidated Statements of Operations.

Quantum, an equity method investee of the Partnership of which we own a 50% ownership interests, incurred expenses related to the provision of consulting services to three companies owned by officers of the subsidiary of $0.7 million for the year ended December 31, 2019. The Partnership’s share of the expense of $0.4 million is included in (income) loss from equity method investments on the Consolidated Statement of Operations. The consulting agreement with the officers ended in 2019.

OTHER RELATED PARTY TRANSACTIONS

During 2019, GPB signed a services agreement with Austin Lake Technologies, LLC (“ALT”). Under the agreement, ALT provided outsourced operational support services to the Partnership and to GPB and its affiliates. ALT was formed by two former GPBCH investment professionals. The Partnership incurred professional fees of nil, $1.0 million and $0.7 million for the years ended December 31, 2021, 2020 and 2019, respectively. The fees were recorded in selling, general and administrative expenses in the Consolidated Statements of Operations. The agreement ended during 2020 when the former employees of ALT joined Highline as employees.

For the years ended December 31, 2021, 2020 and 2019, certain automobile dealerships owned by the Partnership purchased vehicles from dealerships owned by AP LP totaling $1.1 million, $0.5 million and $0.1 million, respectively.

For the years ended December 31, 2021, 2020 and 2019, certain automobile dealerships owned by the Partnership sold vehicles to dealerships owned by AP LP totaling $1.5 million, $1.7 million and $3.9 million, respectively.

During the year ended December 31, 2021, Erus paid $0.3 million to Reimagine Roofing, a company affiliated with one of Erus’ senior executives. These fees are included in cost of services in the Consolidated Statements of Operations.

The member of the General Partner (David Gentile, “Member”) is a former partner of an accounting firm that performs accounting services for the Partnership and certain subsidiaries. For the years ended December 31, 2021, 2020 and 2019, the Partnership expensed these professional fees of nil, $0.2 million and $0.5 million, respectively, which are included in selling, general and administrative expenses in the Consolidated Statements of Operations.

Erus occasionally sells customer accounts to an entity controlled by a non-controlling interest member of Erus, who is a member of the subsidiary’s management. For the year ended December 31, 2021, 2020 and 2019, respectively, the amounts sold were $0.5 million, $0.4 million and nil, respectively, which are included in product revenue in the Consolidated Statements of Operations.

For the years ended December 31, 2021, 2020 and 2019, respectively, ITelagen provided IT services of $0.3 million, $1.2 million and $1.2 million to Enhanced Care. These costs are included in selling, general and administrative expense in the Consolidated Statements of Operations. As of December 31, 2021 and 2020, respectively, Enhanced Care owed ITelagen nil and $0.1 million, for these costs. These amounts are included in accounts payable in the Consolidated Balance Sheets.

During 2020, Cantata, a subsidiary of the Partnership, entered into a severance agreement with its former Chief Executive Officer, who is also an investor and a member of the Board of Directors of Halo. The severance liability under the agreement  in aggregate was $0.3 million. As of December 31, 2020, $0.2 million is included in other liabilities in the Consolidated Balance Sheets. In 2021, the remaining liability of $0.2 million was paid in full.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

During 2019, the Partnership acquired the ownership interests of a member of Riverwalk Tower LLC (“Riverwalk”), for $4.2 million.

As of December 31, 2020, the Partnership has an outstanding $4.7 million interest free loan agreement with TRD Riverwalk, LLC (“TRD”) which is included in due from related parties on the Consolidated Balance Sheet. TRD is a co-member of Riverwalk.

During 2019, HPI, a subsidiary of the Partnership, paid $0.6 million in consulting fees to a director of one of its subsidiaries. These fees were recorded as a component of selling, general and administrative expenses in the Consolidated Statements of Operations.

HPI, a subsidiary of the Partnership, entered into sales transactions with a company controlled by a director of the subsidiary. Revenues related to this relationship were $6.3 million, $5.0 million and $6.2 million for the years ended December 31, 2021, 2020 and 2019, respectively. These revenues were included in service revenue in Consolidated Statements of Operations. Accounts receivable were $0.6 million and $0.5 million, as of December 31, 2021 and 2020, respectively and are included in accounts receivable, net on the Consolidated Balance Sheets.

HPI has entered into a number of agreements as a vendor and customer with its related party ITelagen. During the years ended December 31, 2021, 2020 and 2019, revenues of $0.2 million, $0.4 million and $0.1 million, respectively were earned by HPI from ITelagen, which are included in service revenue in the Consolidated Statements of Operations. In addition, as of December 31, 2021 and 2020, respectively, HPI has a receivable of nil and $0.2 million in uncollected revenues from ITelagen, which is included in due from related parties in the Consolidated Balance Sheets.

For the years ended December 31, 2021, 2020 and 2019, respectively, ITelagen paid MDS $0.1 million, $0.2 million and $0.2 million, for revenue cycle management services, which are included in service revenue in the Consolidated Statements of Operations The balance due from ITelagen to MDS was nil and $0.1 million, as of December 31, 2021 and 2020, respectively, and is included in receivables, net, in the Consolidated Balance Sheets.

In 2019, the Partnership reserved funds in the amount of $0.2 million, payable to the buyer to cover any post-closing expenses after the sale of Deep Blue, an equity method investee of the Partnership. As of December 31, 2021, the payable amount of $0.1 million is included in due to related parties in the Consolidated Balance Sheets.

As compensation for the services to be rendered by Highline, the Partnership pays an OSP to Highline for an annual amount agreed to by GPB and Highline, subject to the Highline Board’s approval, following Highline’s delivery of the annual written budget to GPB detailing the fees, costs and expenses that will be incurred by Highline in providing its Services. The Partnership recorded OSP fees as a component of selling, general and administrative expenses in the Consolidated Statements of Operations of $5.3 million, $1.4 million and nil for the years ended December 31, 2021, 2020 and 2019, respectively.

From commencement of Partnership operations through December 31, 2018, there have been various amendments in the LPAs and PPMs relating to the redemption terms for Limited Partners. Those changes resulted in differentiated redemption terms and calculations. Following the advice of legal counsel, the General Partner applied the redemption provision that was most beneficial to the redeeming investors who made a redemption request prior to the suspension of redemptions. This analysis was completed in 2019 and based on the final calculations, if a Limited Partner was originally overpaid, the General Partner will reimburse the Partnership and not seek to claim those funds back from the Limited Partner. If a Limited Partner was underpaid, the amount of cash required to correct the underpayment was distributed to the applicable Limited Partners. Through December 31, 2018 the General Partner has reimbursed the Partnership $0.8 million which is in excess of the amount due of $0.5 million. The resulting overpayment of $0.3 million is included in due from related parties in the December 31, 2020 Consolidated Balance Sheet. During the year ended December 31, 2021 the $0.3 million receivable balance was reimbursed in full.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

19. Business Segments

ASC 280, Segment Reporting, requires use of the management approach model for segment reporting, which considers how management organizes segments within the Partnership to allocate resources, make operating decisions and assess performance. The reportable segments are among the business activities of the Partnership for which discrete financial information is available and for which operating results are regularly reviewed by its chief operating decision maker. The Partnership’s chief operating decision maker is its Chief Executive Officer. Management deems operating segments that exceed certain quantitative thresholds to be reportable segments. Our segments coincide with how our businesses are managed.

As of December 31, 2021, the Partnership has the following reportable segments:

•	Technology-Enabled Services;

•	Energy and

•	Corporate and Other.

The last segment, which we refer to as “Corporate and Other,” primarily consists of other operating segments that are not reportable under the quantitative thresholds, or are selling, general and administrative expenses of Corporate.

Segment results incorporate the revenues and expenses of consolidated subsidiaries from the date of acquisition.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Reportable segments’ financial data were as follows:

(Dollars in thousands)	Technology - Enabled Services	Energy	Corporate and Other	Total
2021
Revenue	$91,730	$57,563	$4,066	$153,359
(Income) loss from equity method investments	(672)	(2,263)	(514)	(3,449)
Loss on disposal of businesses	—	—	5,334	5,334
Depreciation and amortization	9,758	480	64	10,302
Operating income (loss)	2,984	3,702	(40,302)	(33,616)
Gain on sale of discontinued operations	—	—	176,799	176,799
Expenditures for long-lived assets	(928)	(727)	(3,667)	(5,322)
Total assets	219,810	60,641	423,095	703,546

2020
Revenue	$76,192	$39,490	$3,534	$119,216
(Income) loss from equity method investments	114	(327)	(213)	(426)
Impairment of goodwill, intangibles and other assets	780	—	—	780
Depreciation and amortization	8,285	401	31	8,717
Operating income (loss)	2,996	2,744	(24,227)	(18,487)
Gain on sale of discontinued operations	—	—	31,806	31,806
Expenditures for long-lived assets	(912)	(510)	(5,854)	(7,276)
Total assets	126,627	44,288	369,606	540,521

2019
Revenue	$65,564	$54,606	$(8,617)	$111,553
Loss from equity method investments	453	1,740	105	2,298
Gain on disposal of businesses	(19,680)	—	—	(19,680)
Impairment of goodwill, intangibles and other assets	—	—	9,587	9,587
Depreciation and amortization	7,211	357	55	7,623
Operating income (loss)	12,993	3,808	(48,428)	(31,627)
Expenditures for long-lived assets	(296)	(155)	(5,330)	(5,781)
Total assets	133,168	36,969	172,672	342,809

Operating segments do not sell products to each other; however, several of the portfolio companies in the Technology-Enabled Services segment paid management fees to the Corporate and Other operating segment for services performed by Corporate. These fees have been eliminated from the respective segment information above.

20. Subsequent events

In January, 2022, Greenwave, a subsidiary of the Partnership entered into an Asset Purchase Agreement with United Energy Trading, LLC (“UET”). The Asset Purchase Agreement became effective on January 1, 2022, at which UET acquired all customer contracts for the sale of natural gas or renewable energy credits and carbon offsets as well as intellectual property rights to the Greenwave name in exchange for $4.4 million in net cash proceeds which were received in January 2022. The Partnership recorded a gain of $4.4 million on disposal of business in 2022.

In February, 2022, the Halo paid off its $6.5 million term loan with RIST, including accrued interest and prepayment penalty.

In March, 2022, the Partnership sold Middleneck, the real estate of its shuttered Tower Ford dealership for $9.9 million, to the current operator of an auto dealership on the site, subject to standard post-closing adjustments. Real estate with a $7.2 million carrying value is included in assets held for sale on the balance sheet as of December 31, 2021. The Partnership recorded a gain of approximately $2.3 million on disposal of the real estate in 2022.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$389,663	$356,574
Restricted cash	9,102	9,102
Accounts receivable, net	32,634	30,070
Due from related parties	103	66
Inventories	677	878
Prepaid expenses	6,678	6,781
Contract assets	22,180	17,783
Investment securities, current portion	—	2,135
Current assets held for sale, continuing operations	—	7,253
Current assets held for sale, discontinued operations	12,889	41,364
Total current assets	473,926	472,006
Non-current assets:
Restricted cash - long-term	10,125	10,125
Notes receivable - related party	176	346
Property and equipment, net	8,908	8,788
Investment securities, net of current portion	2,990	2,990
Equity method investments	22,841	22,363
Right-of-use assets operating	7,298	8,456
Assets held for sale discontinued operations, net of current portion	15,064	16,520
Goodwill	78,895	78,895
Intangible assets, net	78,076	81,790
Other non-current assets	1,199	1,267
Total non-current assets	225,572	231,540
Total assets	$699,498	$703,546

GPB HOLDINGS II, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,
	2022	2021
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$9,634	$9,074
Accrued expenses	22,757	24,670
Deferred revenue and customer deposits	31,634	25,207
Current portion of note payable - related party	—	6,458
Long-term debt, current portion	2,329	2,205
Finance lease liabilities, current portion	197	227
Operating lease liabilities, current portion	3,572	3,992
Due to related parties	295	375
Other current liabilities	210	271
Total current liabilities	70,628	72,479
Non-current liabilities:
Long-term debt, net of current portion	52,430	52,491
Finance lease liabilities discontinued operations, net of current portion	348	370
Operating lease liabilities, net of current portion	3,325	4,069
Deferred tax liabilities - long-term	5,897	5,901
Other liabilities	905	968
Total non-current liabilities	62,905	63,799
Total liabilities	133,533	136,278
Commitments and contingencies (see Note 10)
Partners’ capital
Partners’ capital attributable to the Partnership	548,786	551,903
Accumulated other comprehensive (loss)	(1,294)	(1,201)
Total partners’ capital attributable to the Partnership	547,492	550,702
Non-controlling interests	18,473	16,566
Total partners’ capital	565,965	567,268
Total liabilities and partners’ capital	$699,498	$703,546

See Notes to Condensed Consolidated Financial Statements.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Dollars in thousands)

(Unaudited)

	Three months ended March 31,
	2022	2021
Revenues:
Product revenue	$14,540	$16,014
Service revenue	31,527	19,550
Debt investment interest income	95	135
Loss on sale of investment securities	—	(996)
Unrealized gain on investment securities	—	3,169
Other revenue	67	60
Total revenues	46,229	37,932
Cost of revenues:
Cost of goods sold	7,790	5,933
Cost of services	18,447	9,299
Total cost of sales	26,237	15,232
Gross profit	19,992	22,700
Operating expenses (income):
Selling, general and administrative expenses	16,865	18,709
Managerial assistance fee, related party	3,095	3,141
Rent expense	1,116	737
Income from equity method investments	(478)	(439)
Gain on disposal of businesses	(6,723)	—
Depreciation and amortization	3,979	2,331
Total operating expenses	17,854	24,479
Operating income (loss)	2,138	(1,779)
Other income (expense):
Interest expense	(1,381)	(18)
Interest expenses to related party	(356)	(171)
Interest income	235	135
Other income (expense)	(193)	(19)
Total other expense	(1,695)	(73)
Income (loss) from continuing operations, before tax	443	(1,852)
Income tax expense	(143)	—
Net income (loss) from continuing operations	300	(1,852)
Net (loss) income from discontinued operations	(1,456)	8,558
Net (loss) income of continuing and discontinued operations	(1,156)	6,706
Net income attributable to non-controlling interests	1,961	435
Net (loss) income attributable to the Partnership	$(3,117)	$6,271

See Notes to Condensed Consolidated Financial Statements.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income

(Dollars in thousands)

(Unaudited)

	Three months ended March 31,
	2022	2021
Net (loss) income	$(1,156)	$6,706
Other comprehensive income (loss)
Net change in unrealized gains on investment securities	—	1,372
Foreign currency translation loss	(105)	(46)
Total other comprehensive (loss) income	(1,261)	8,032
Other comprehensive loss attributable to non-controlling interests	(12)	(7)
Net income attributable to non-controlling interest	1,961	435
Comprehensive (loss) income attributable to the Partnership	$(3,210)	$7,604

See Notes to Condensed Consolidated Financial Statements.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Partners’ Capital
(Dollars in thousands)

(Unaudited)

	Class A Limited Partners	Class A-1 Limited Partners	Class B Limited Partners	Class B-1 Limited Partners	Partners' Capital Attributable to GPB Holdings II, LP	Accumulated Other Comprehensive Income (loss)	Non- Controlling Interests	Total
Partners’ capital - December 31, 2020	$161,507	$82,887	$93,901	$49,449	$387,744	$(2,323)	$26,368	$411,789
Unit issuance costs	—	—	(75)	(8)	(83)	—	—	(83)
Distributions to non-controlling interests holders	—	—	—	—	—	—	(709)	(709)
Net income	2,941	1,420	1,306	604	6,271	—	435	6,706
Other comprehensive income (loss)	—	—	—	—	—	1,333	(7)	1,326
Partners’ capital - March 31, 2021	$164,448	$84,307	$95,132	$50,045	$393,932	$(990)	$26,087	$419,029

Partners’ capital - December 31, 2021	$228,859	$117,833	$134,729	$70,482	$551,903	$(1,201)	$16,566	$567,268
Distributions to non-controlling interests holders	—	—	—	—	—	—	(42)	(42)
Net (loss) income	(1,462)	(706)	(650)	(299)	(3,117)	—	1,961	(1,156)
Other comprehensive loss	—	—	—	—	—	(93)	(12)	(105)
Partners’ capital - March 31, 2022	$227,397	$117,127	$134,079	$70,183	$548,786	$(1,294)	$18,473	$565,965

See Notes to Condensed Consolidated Financial Statements.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (continued)
(Dollars in thousands)

	Three months ended March 31,
	2022	2021
Cash flows from operating activities:
Net (income) loss from continuing operations	$300	$(1,852)
Net (loss) income from discontinued operations	(1,456)	8,558
Net (loss) income	(1,156)	6,706
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income from equity method investments	(478)	(439)
Loss on sale of debt investments	—	996
Gain on disposal of business	(6,723)	—
Unrealized gain on investment securities	—	(3,169)
Bad debt expense	295	173
Depreciation and amortization	4,243	2,522
Amortization of deferred financing costs	164	10
Amortization of right of use assets - operating	1,168	655
Paid-in-kind interest	—	(19)
Changes in deferred tax liabilities	(3)	(29)
Changes in operating assets and liabilities, net of effects from business combinations and dispositions:
Accounts receivable, net	(3,252)	(696)
Due from related parties	(37)	(500)
Inventories, net	201	(1,688)
Prepaid expenses	103	(568)
Contract assets	(4,397)	4,011
Other assets	68	212
Accounts payable	560	(1,147)
Accrued expenses	169	(1,167)
Due to related parties	(80)	(1,296)
Customer deposits	6,428	(3,526)
Operating lease liability	(1,174)	(628)
Other current liabilities	(61)	(1)
Other liabilities	(63)	—
Operating cash flows from discontinued operations, net	1,456	(5,850)
Net cash used in operating activities	(2,569)	(5,438)
Cash flows from investing activities:
Proceeds from sale of business (net of cash withheld)	14,284	—
Proceeds from sale of debt investments	2,135	2,278
Distributions received from investee	28,475	—
Collections of notes receivable - related party	170	75
Purchase of property and equipment	(517)	(1,549)
Payments for intangibles and long lived assets	(132)	(1,280)
Net investing cash flows of discontinued operations	—	(628)
Net cash (used in) provided by investing activities	44,415	(1,104)
Cash flows from financing activities:
Proceeds from loans payable	—	1,305
Repayments of notes payable - related party	(6,500)	—
Repayments on loans payable	(25)	—
Repayments on finance lease obligations	(55)	(15)
Proceeds from lines of credit	—	852
Repayments on lines of credit	(34)	(33)
Unit issuance costs	—	(83)
Distributions to partners	(2,082)	—
Distributions to non-controlling interest	(42)	(709)
Net financing cash flows of discontinued operations	—	(2,642)
Net cash used in financing activities	(8,738)	(1,325)
Effect of exchange rate changes on cash	(19)	(38)
Net (decrease) increase in cash and cash equivalents	33,089	(7,905)
Cash and cash equivalents and restricted cash of continuing operations - beginning of period	375,801	82,364
Cash and cash equivalents and restricted cash of discontinued operations - beginning of period	—	7,526
Cash and cash equivalents and restricted cash - beginning of period	375,801	89,890
Cash and cash equivalents and restricted cash - end of period	408,890	81,985
Less cash and cash equivalents and restricted cash of discontinued operations - end of period	—	(7,441)
Cash and cash equivalents and restricted cash of continuing operations - end of period	$408,890	$74,544

Supplemental disclosure of cash flow information:
Non-cash investing and financing activities:
Operating lease asset valuation adjustment	$(615)	$—
Operating lease liability valuation adjustment	615	—
Operating lease assets assumed	(625)	(834)
Operating lease liabilities assumed	625	834
Finance lease assets assumed	—	(222)
Finance lease liabilities assumed	—	222

See Notes to Condensed Consolidated Financial Statements.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Organization and Nature of Business

Organization

GPB Holdings II, LP (“Holdings II”, the “Partnership”, “we”, “us”, “our” or the “Registrant”) is a holding company which was organized as a Delaware limited partnership on April 17, 2015 and commenced operations on June 1, 2015.

GPB Capital Holdings, LLC (“General Partner”, “Capital Holdings” or “GPB”), a Delaware limited liability company and registered investment adviser, is the Partnership’s General Partner pursuant to the terms of the Fourth Amended and Restated Agreement of Limited Partnership, dated April 26, 2018 (as the same may be amended from time to time, the “LPA”). Pursuant to the LPA, GPB conducts and manages our business. Robert Chmiel, GPB’s Chief Executive Officer and Chief Financial Officer, currently serves as the sole manager of GPB under the term of GPB’s limited liability company agreement. However, GPB has entered into a management services agreement with GPB’s wholly owned subsidiary, Highline Management, Inc. (“Highline”), pursuant to which Highline currently provides certain management services to GPB to assist GPB in fulfilling GPB’s duties as the Partnership’s general partner.

Nature of Business

The Partnership provides a range of strategic, operational and management resources to our subsidiaries which are engaged in a number of diverse business activities. Our Chief Operating Decision Maker ("CODM") manages the segments as detailed below, regularly reviews consolidated financial information, evaluates overall strategic performance, and allocates resources to the Partnership. We report our businesses in the three segments for accounting purposes based on how our CODM views the Partnership as follows:

•	Technology-Enabled Services segment (“Technology-Enabled Services”) acquires and operates Technology-Enabled Services portfolio companies which provide Technology-Enabled Services to healthcare companies. Services provided include the sale and licensing of various electronic health records software and practice management software platforms for ambulatory, acute and long-term care facilities. The customer base served by our IT portfolio companies is dispersed across the U.S., related territories and India.

•	Energy segment (“Energy”) acquires and operates companies that provide services in the solar panel market and sell carbon-offset natural gas and renewable energy certificates.

•	Corporate and Other primarily consists of other operating segments that are not reportable under the quantitative thresholds under United States Generally Accepted Accounting Principles (“U.S. GAAP”), or are the selling, general and administrative expenses of the Partnership.

Further information regarding our reportable business segments is contained in “Note 12. Business Segments”. Further information regarding equity method investments is contained in “Note 6. Equity Method Investments”.

2. Significant Accounting Policies

The significant accounting policies used in preparation of these Condensed Consolidated Financial Statements are disclosed in our Registration Statement on Form 10 (the “Registration Statement”), and there have been no changes to the Partnership's significant accounting policies during the three months ended March 31, 2022.

Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements as of March 31, 2022, and for the three months ended March 31, 2022 and 2021 have been prepared in accordance with U.S GAAP for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. Additionally, operating results for interim periods are not necessarily indicative of the results that can be expected for a full year. The unaudited Condensed Consolidated Financial Statements herein should be read in conjunction with our audited Consolidated Financial Statements and notes thereto included elsewhere within this Registration Statement.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Principles of Consolidation and Equity Method

The consolidated financial statements include the accounts of the Partnership and its subsidiaries in which it has a controlling interest. Intercompany accounts and transactions have been eliminated in consolidation.

Our strategy in the segments in which we choose to participate is to invest in and operate income producing, middle market private companies primarily in North America. We focus on owning and operating portfolio companies on a long-term basis with a goal of maximizing returns for our investors by improving operational performance, and in turn, increasing the value. We strive to create long-term value and generate cash flow from operations for our Limited Partners by building an industry-leading companies. To accomplish our objectives, we acquire controlling interests in operating companies and provide managerial expertise and investment capital to develop the operations and enhance the overall value of the business. In other situations, we acquire equity that affords us the ability to exercise significant influence over the business without a controlling stake. For this reason, we classify the earnings from our investments in entities where we have the ability to exercise significant influence as a component of operating income in our consolidated statements of operations.

Consolidation Method. The Partnership has a controlling interest when it owns a majority of the voting interest in an entity or when it is the primary beneficiary of a variable interest entity (“VIE”). A VIE is an entity in which the equity investment holders have not contributed sufficient capital to finance its activities or the equity investment holders do not have defined rights and obligations normally associated with an equity investment. The primary beneficiary is the party who has both the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity. When determining which enterprise is the primary beneficiary, management considers (i) the entity’s purpose and design, (ii) which variable interest holder has the power to direct the activities that most significantly impact the entity’s economic performance, and (iii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. When certain events occur, the Partnership reconsiders whether it is the primary beneficiary of that VIE. VIE’s are consolidated by the primary beneficiary.

Non-controlling interests represent the portion of net assets in consolidated entities that are not owned by the Partnership. When the Partnership acquires a controlling interest in a consolidated entity, the non-controlling interest is initially recorded at fair value and subsequently adjusted for any capital transactions between the third-party investors and the consolidated entity that occur during the period and by net income (loss) attributable to non-controlling interests.

Equity Method. The Partnership accounts for investment in companies where it does not exercise control and whose results are not consolidated, over which it is able to exercise significant influence under the equity method. Significant influence is generally considered to exist when our ownership interest in the voting stock of the investee is within quantitative guidance, although other factors, such as representation on the investee’s board of directors and the impact of commercial arrangements, are also considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investments are initially recorded at cost and subsequently adjusted by the Partnership’s proportionate share of the investee’s net income or losses and any dividend distributions.

We record contributions and distributions as an increase or decrease in the carrying value of the investment, respectively. When the Company’s interest in an equity method investment company is reduced to zero, the Company records no further losses in its Consolidated Statements of Operations unless the Company has an outstanding guarantee obligation or has committed additional funding to such equity method investment companies. When such equity method investment companies subsequently report income, the Company will not record its share of such income until it exceeds the amount of the Company’s share of losses not previously recognized.

The Partnership also evaluates the equity method investments for potential impairment whenever events or changes in circumstances indicate that there is an other than temporary decline in value of the investment. Such events include, but are not limited to, sustained operating losses by the investee or long-term negative changes in the investee’s industry and sales of ownership interests at prices below our carrying value of our investment. No impairment charges were recorded in relation to the equity method investments during the three months ended March 31, 2022 and 2021.

Risks and Uncertainties

We are subject to a number of legal proceedings at both the Partnership and our portfolio companies, as described in “Note 10. Commitments and Contingencies.” While we are vigorously defending our position in these proceedings, there is uncertainty surrounding their related outcomes and timing. The cost to defend and outcomes of these proceedings could affect the liquidity of the Partnership and the use of available cash.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Technology-Enabled Services segment is subject to rapid innovation, which forces companies to move swiftly to react to changes in the industry. Our strategy includes an increasing dependence on technology in our operations. If any of our key technology fails, our business could be adversely affected. Maintenance of state of the art technology and network equipment is costly and requires expertise. It can be difficult to accurately price our Technology-Enabled Services portfolio companies’ long-term service contracts, which could negatively affect our business. Renewal of customer service contracts and establishment of new customer relationships is essential for growth of our Technology-Enabled Services portfolio companies. Our revenue could decline if we are unable to renew contracts and establish new relationships. Our Technology-Enabled Services portfolio companies derive a significant portion of their revenues from a limited number of customers. Our top vendor partners represent a significant percentage of our Technology-Enabled Services. We outsource a significant portion of our Technology-Enabled Services to offshore service providers which can subject us to a number of risks that may affect our ability to meet our customer’s expectations, contractual obligations and regulatory requirements. Anti-outsourcing legislation, if adopted, and negative perceptions associated with offshore outsourcing could impair our ability to serve our clients and materially adversely affect our business, results of operations and financial condition.

We acquire and invest in portfolio companies engaged in the energy business, which are subject to various market and regulatory risks that could have a negative impact on our financial results, including changes to government-sponsored incentives to adoption of solar energy, solar panel supply chain interruptions, increases in employee costs and changes in the relative price of energy sources supplying the electric grid.

In our healthcare information technology business, we and our clients are subject to a number of existing laws, regulations and industry initiatives, including HIPAA and other data privacy regulations, and we are susceptible to a continually changing and complex regulatory environment.

On February 4, 2021, the Securities and Exchange Commission (the “SEC”) filed a contested civil proceeding against GPB, Ascendant Capital, LLC (“Ascendant”), Ascendant Alternative Strategies (“AAS”), David Gentile, Jeffry Schneider and Jeffrey Lash in the U.S. District Court for the Eastern District of New York (“EDNY Court” and “SEC Action”)

On February 11, 2021, the EDNY Court in the SEC Action appointed Joseph T. Gardemal III as an independent monitor over GPB (the “Monitor”). The Monitor is required to assess the Partnership's operations and business, and make recommendations to the court, which may include continuation of the operations subject to his monitoring, or a liquidation of assets, or filing for reorganizing in bankruptcy. The Order provides that the Monitor will remain in place until terminated by order of the EDNY Court, and grants the Monitor the authority to approve or disapprove proposed material corporate transactions by GPB, the Partnership or its subsidiaries, extensions of credit by them outside the ordinary course of business, decisions to resume distributions to the limited partners of the Partnership, or any decision to file any bankruptcy or receiver petition for any of them, among other actions.

On June 13, 2022, the Securities and Exchange Commission filed by Order to Show Cause in the SEC Action an application to (i) convert the existing Monitorship over GPB and the GPB-managed funds to a Receivership, and appoint the previously-appointed Monitor, Joseph T. Gardemal III, as Receiver; and (ii) impose a litigation injunction on cases filed against GPB and the GPB-managed funds (the “Receivership Application”). The Receivership Application and the Proposed Order Appointing Receiver and Imposing Litigation Injunction (the “Proposed Order”) were filed with the EDNY Court with consent of GPB’s management.

The Receivership Application seeks appointment of Mr. Gardemal as Receiver in order to, in part, streamline the process by which GPB and the GPB-managed funds liquidate remaining portfolio company assets and distribute money to limited partners, subject to the EDNY Court’s supervision. The Proposed Order grants to Mr. Gardemal, generally, all powers and authorities previously possessed by the entities subject to the Proposed Order, as well as the powers possessed by the officers, directors, managers and others previously in charge of those entities, and permits him to, among other things, take all such actions necessary to preserve Receivership assets.

Additionally, the Receivership Application includes a proposed stay of all Federal and State actions (as well as any arbitrations) presently pending against GPB and the GPB-managed funds, and provides for a centralized claims process for GPB limited partners, in the U.S. District Court for the Eastern District of New York, to prevent potentially disparate actions in different courts that could negatively impact the assets proposed to be subject to the EDNY Court’s jurisdiction and control.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

In March 2020, the WHO categorized COVID-19 as a pandemic. The pandemic has affected virtually all of the businesses we own and operate as well as those in which we have minority equity and/or debt investments.

The effects of the COVID-19 pandemic continue to evolve. Our impacted businesses have rebounded well to at or near pre-COVID-19 sales levels in 2020. However, the outbreak or future outbreaks in the markets in which we operate may cause changes in customer behaviors, including a decrease for healthcare services, and for home and commercial solar systems. This may lead to increased valuation risks, such as impairment of long-lived assets. Uncertainties in the global economy may negatively impact our suppliers and other business partners, which may interrupt our supply chain and require other changes to our operations. These and other factors may adversely impact our financial condition, liquidity and cash flow.

In our Healthcare IT portfolio companies, HPI experienced a decrease in revenue growth in 2020 and 2021 which recovered in 2022 as follows, in 2020 after the COVID-19 outbreak our revenues increased by $2.0 million vs. an increase of $5.2 million in 2019, excluding the impact of acquisitions, as growth slowed due to office lockdowns, during 2021 revenue increased by $0.7 million, excluding the impact of acquisitions, due continued restrictions which began to ease later in the year. Through the first quarter of 2022 revenues increased by approximately 4% which is on par with historical norms. MDS experienced revenue growth of $3.9 million in 2021 as it acquired a customer engaged in COVID-19 testing, this revenue is decreasing in 2022 as testing volume decreases.

In our Energy segment (specifically Erus), the solar business benefited from COVID as consumers increased home improvement projects spend above historical levels.

3. Revenue Recognition

The following is a disaggregation of revenue by major product or service lines, separated by reportable segments from which the Partnership generates its revenue. For more detailed information about reportable segments, see “Note 12. Business Segments”.

(Dollars in thousands)	Technology - Enabled Services	Energy	Total
Three Months Ended March 31, 2022
Product revenue	$690	$13,850	$14,540
Service revenue	31,527	—	31,527

Revenue Stream
Software licenses	$690	$—	$690
Software maintenance and support	5,440	—	5,440
Professional services	6,389	—	6,389
Medical billing and services	19,698	—	19,698
Solar panel sales	—	13,850	13,850

Timing of Revenue Recognition
Products and services transferred at a point in time	$690	$13,850	$14,540
Products and services transferred over time	31,527	—	31,527

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(Dollars in thousands)	Technology - Enabled Services	Energy	Total
Three Months Ended March 31, 2021
Product revenue	$1,108	$14,906	$16,014
Service revenue	19,550	—	19,550

Revenue Stream
Software Licenses	$1,108	$—	$1,108
Software Maintenance & Support	4,669	—	4,669
Professional Services	6,243	—	6,243
Medical Billing and Services	8,638	—	8,638
Solar panel sales	—	13,789	13,789
Utility resales	—	1,117	1,117

Timing of Revenue Recognition
Products and services transferred at a point in time	$1,108	$14,906	$16,014
Products and services transferred over time	19,550	—	19,550

Debt investment interest income, loss on the sale of investment securities, unrealized gain on investment securities and other revenue earned from success fees on debt investments included in our consolidated revenues are not within the scope of ASC 606 Revenue from Contracts with Customers.

4. Disposals, Discontinued Operations and Assets Held for Sale

2022 Disposals

In January, 2022, Greenwave Energy Holdings, LLC (“Greenwave”), a subsidiary of the Partnership entered into an Asset Purchase Agreement with United Energy Trading, LLC (“UET”). The Asset Purchase Agreement became effective on January 1, 2022, at which UET acquired all customer contracts for the sale of natural gas or renewable energy credits and carbon offsets as well as intellectual property rights to the Greenwave name in exchange for $4.4 million in net cash proceeds which were received in January 2022. The Partnership recorded a gain of $4.4 million on disposal of business in January 2022.

In March, 2022, the Partnership sold Middleneck, the real estate of its shuttered Tower Ford dealership for net proceeds of $9.9 million, to the current operator of an auto dealership on the site, subject to standard post-closing adjustments. The Partnership recorded a gain of approximately $2.3 million on disposal of the real estate in 2022.

Discontinued Operations and Assets Held for Sale

The following dispositions represent a strategic shift in the Partnerships operations and financial results and therefore, the Partnership is presenting the operating results and cash flows as discontinued operations in the accompanying financial statements for all periods presented.

Automotive Retail

GPB Prime Holdings, LLC (“GPB Prime”), in which the Partnership continues to hold a 33.5% equity investment completed the sale of substantially all of its assets, including real estate, three collision centers and 28 dealerships in 2021. The Partnership also sold its wholly owned dealership, Orangeburg Subaru LLC (“Orangeburg”), in 2021. The carrying value of the Partnership’s remaining investment in GPB Prime of $28.0 million and $57.9 million is included in assets held for sale, discontinued operations on the balance sheet as of March 31, 2022 and December 31, 2021, respectively. In March and April 2022, GPB Prime reached additional agreements in principle with M&T Bank to allow for distributions to the Partnership, of $28.5 million and $10 million, respectively. Following the completion of the sale, the Partnership has no involvement in the operations of GPB Prime or Orangeburg.

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Summarized operating results for the Automotive Retail segment for the three months ended March 31, 2021 were as follows:

Three Months Ended March 31,
(Dollars in thousands)	2021
Revenues	$19,564
Cost of revenues	16,955
Gross profit	2,609
Operating income	5,157
Operating income (loss)	7,766
Other expense	(156)
Net income from discontinued operations	$7,610

For the three months ended March 31, 2022 the partnership recorded $1.5 million in loss from equity method investments on its remaining investment in GPB which is recorded in net income from discontinued operations.

Summarized cash flow for the Automotive Retail segment for the three months ended March 31, 2021 were as follows:

Three Months Ended March 31,
(Dollars in thousands)	2021
Cash provided by (used in)
Operating activities	$2,020
Investing activities	(5)
Financing activities	(2,642)
Net (decrease) in cash and cash equivalents	$(627)

Physical Therapy

On December 21, 2021, we completed the sale of Alliance which comprised our Physical Therapy segment businesses. Upon completion of the sale, the Partnership will have no involvement in the operations of Alliance.

Summarized operating results for the Physical Therapy segment for the three months ended March 31, 2021 were as follows:

Three Months Ended March 31,
(Dollars in thousands)	2021
Revenues	$18,244
Cost of revenues	13,283
Gross profit	4,961
Operating expenses	(4,012)
Operating loss	949
Other income	(1)
Net income from discontinued operations	$948

Summarized cash flow for the Physical Therapy segment for the three months ended March 31, 2021 were as follows:

Three Months Ended 31,
(Dollars in thousands)	2021
Cash provided by (used in)
Operating activities	$688
Investing activities	(623)
Financing activities	—
Net increase in cash and cash equivalents	$65

GPB HOLDINGS II, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Corporate and Other

In March, 2022, the Partnership sold Middleneck, the real estate of its shuttered Tower Ford dealership for $9.9 million, to the current operator of an auto dealership on the site, subject to standard post-closing adjustments. Real estate with a $7.2 million carrying value is included in assets held for sale on the balance sheet as of December 31, 2021. The Partnership recorded a gain of approximately $2.3 million on disposal of the real estate in 2022.

5. Receivables, net

Receivables, net of allowance for doubtful accounts, consisted of the following:

	March 31,	December 31,
(Dollars in thousands)	2021	2021
Receivables
Energy	$9,125	$7,667
Technology-enabled services	24,434	23,348
Corporate and other	31	509
Total	33,590	31,524
Allowance for doubtful accounts
Energy	(224)	(617)
Technology-enabled services	(732)	(837)
Total	(956)	(1,454)
Receivables, net	$32,634	$30,070

6. Equity Method Investments

The carrying amounts of equity method investments were as follows:

		March 31, 2022		December 31, 2021
(Dollars in thousands)	Segment	Ownership Percentage	Carrying Amount	Ownership Percentage	Carrying Amount
Investment
Quantum Energy Holdings, LLC	Energy	50.0%	12,154	50.0%	12,282
Hotel Internet Services, LLC	Technology-Enabled Services	31.0%	10,613	31.0%	10,007
Other			74		74
			$22,841		$22,363

Income (losses) from equity method investments were as follows:

	March 31
(Dollars in thousands)	2022	2021
Investment
Quantum Energy Holdings, LLC	(128)	(150)
Hotel Internet Services, LLC	606	589
Total	$478	$439

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

7. Property and Equipment

Components of property and equipment were as follows:

	March 31,	December 31,
(Dollars in thousands)	2022	2021
Property and equipment
Buildings	$4,878	$5,044
Leasehold improvements	775	775
Computer and office equipment	3,789	3,202
Furniture and fixtures	728	750
Vehicles	1,945	1,892
Computer software	1,294	1,229
Total	13,409	12,892
Accumulated depreciation and amortization	(4,501)	(4,104)
Total property and equipment, net	$8,908	$8,788

Depreciation expense related to property and equipment for the three months ended March 31, 2022 and 2021, was $0.4 million and $0.3 million, respectively.

8. Goodwill and Intangible Assets

At March 31, 2022 and December 31, 2021, goodwill balances consisted of the following:

(Dollars in thousands)	Technology - Enabled Services	Energy	Total
Balance, December 31, 2021	$64,601	$14,294	78,895
Balance, March 31, 2022	$64,601	$14,294	$78,895

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

As of March 31, 2022 and December 31, 2021, intangible assets consisted of the following:

(Dollars in thousands)	Gross Carrying Amount	Impairment	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Lives (Years)
March 31, 2022
Customer relationships	$90,658	$—	$(30,718)	$59,940	9.7
Trademark and trade names (1)	5,760	—	(2,533)	3,227	2.7
Software development and platform cost	38,199	—	(23,290)	14,909	7.2
Covenant not to compete	1,341	—	(1,341)	—
Total	$135,958	$—	$(57,882)	$78,076
December 31, 2021
Customer relationships	$90,658	$—	$(28,148)	$62,510	9.8
Trademark and trade names (1)	5,760	—	(2,308)	3,452	2.7
Software development and platform cost	38,067	—	(22,239)	15,828	7.6
Covenant not to compete	1,341	—	(1,341)	—	—
Total	$135,826	$—	$(54,036)	$81,790

1.	Includes indefinite lived intangible assets not subject to amortization totaling $1.6 million as of March 31, 2022 and December 31, 2021.

The Partnership capitalized software development costs of $0.1 million and $0.6 million during each of the three months ended March 31, 2022 and 2021, respectively.

Amortization expense related to intangible assets was $3.9 million and $2.2 million for the three months ended March 31, 2022 and 2021, respectively. The Amortization expense for software development and platform costs included in cost of revenues for the three months ended March 31, 2022 and 2021 was $0.3 million and $0.3 million, respectively.

No impairment loss was recorded for the three months ended March 31, 2022 and 2021, respectively.

Estimated amortization expense as of March 31, 2022 for each of the next five years and thereafter is as follows:

(Dollars in thousands)	Estimated Amortization Expense
2022	$11,394
2023	10,457
2024	9,525
2025	8,606
2026	8,224
Thereafter	28,259
Total	$76,465

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

9. Borrowings

Debt

Debt, other than amounts due to related-parties and lease obligations, as of March 31, 2022 and December 31, 2021, consists of the following:

	March 31,	December 31,
(Dollars in thousands)	2022	2021
Promissory notes	$55,200	$55,225
Lines of credit	1,756	1,790
Total long-term debt	56,956	57,015
Less: current maturities	(2,329)	(2,205)
Less: debt issuance costs	(2,197)	(2,319)
Long term debt, less current maturities	$52,430	$52,491

The aggregate contractual maturities of debt as of March 31, 2022 were as follows:

(Dollars in thousands)	Contractual Amount
2023	$2,329
2024	1,439
2025	1,575
2026	2,756
2027	3,150
2028 and thereafter	45,707
Total	$56,956

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

Promissory Notes

The Partnership held the following Promissory notes:

•

On September 30, 2021, the Partnership entered into a Credit and Guaranty Agreement with Crestline Direct Finance, L.P. (“Crestline Agreement”) in the amount of $57.0 million in connection with the acquisition of AdvantEdge Healthcare Solutions, Inc. (“AHS”) by HealthPrime International, LLC(“HPI”), consisting of (i) $55.0 million aggregate principal amount of term loans and (ii) $2.0 million aggregate principal amount of revolving commitments, subject to the terms and conditions of the Crestline Agreement. The debt bears interest at LIBOR plus 8%, which becomes due and payable in escalating quarterly payments over five years beginning on September 30, 2022, and has a maturity date of September 30, 2026. The Crestline Agreement includes customary affirmative and negative covenants, including, among other things, limitations on the ability of the Partnership from incurring debt, liens, payment of dividends, making investments and entering into transactions with affiliates. The Crestline Agreement also includes certain financial covenants including a fixed charge coverage ratio and a leverage ratio. The loans are secured by essentially all of the assets of HPI. As of March 31, 2022 and December 31, 2021, the outstanding principal on the term loan was $55.0 million and there were no amounts outstanding on the revolving commitment. Debt issuance costs were $2.4 million and are being amortized over the term of the loan. HPI is also required to pay the lender an additional fee (the Exit Fee”) upon repayment of the loan at any time for any reason. The amount of the Exit Fee is equal to the lessor of 1 percent of the stated amount the loan, or an amount based on the greater of the trailing twelve months earnings before interest, taxes, and depreciation, or the implied fair value of the equity of AHS. The Partnership has estimated the fair value of the Exit Fee to be $0.6 million on the date of issuance. The Partnership has included the Exit Fee as a component of debt issuance costs and with a corresponding liability recorded in Accrued Expenses on the consolidated balance sheet. The liability will be marked to its fair value as of the end of each reporting period with changes in estimated fair value as an adjustment to net income. As of March 31, 2022 and December 31, 2021, the Company estimated fair value of the liability is unchanged from its issuance. On June 29, 2022 the Partnership paid the $55.0 million Crestline loan in full plus fees and interest through the end of the year of $3.4 million.

•	The Partnership has a credit agreement outstanding with BBVA Compass Bank. The credit agreement requires equal principal payments plus interest at the bank’s prime rate plus 4.0%. Repayments were $25 thousand in the three months ended March 31. 2022. The note matures in March 2024. The outstanding amount due on the note as of March 31, 2022 and December 31, 2021 was $0.2 million and $0.2 million, respectively. The note payable is secured by substantially all the assets of the Partnership.

Lines of Credit

The Partnership had the following credit lines as of March 31, 2022 and December 31, 2021:

•	The Partnership has a line of credit with BBVA Compass Bank. The line requires monthly payments of interest only at the prime rate plus 0.25% per annum (3.75% as of March 31, 2022 and 3.5% as of December 31, 2021) through maturity in July 2026. The outstanding balance on the line of credit as of March 31, 2022 and December 31, 2021, was $1.76 million and $1.79 million, respectively. There were no additional borrowings under the line of credit in the three months ended March 31, 2022. There were borrowings of $0.9 million for the three months ended March 31, 2021. Repayments on the line of credit were $34 thousand and $33 thousand in the three months ended March 31, 2022 and 2021, respectively.

10. Commitments and Contingencies

We, our General Partner, and our portfolio companies are involved in a number of regulatory, litigation, arbitration and other proceedings or investigations, many of which expose us to potential financial loss. We are advancing funds to officers and directors, as well as GPB, its principals, representatives, and affiliates, for any costs they may incur in connection with such disputes as required by various agreements or governing law. This advancing of funds does not cover any potential future outcomes or settlements that result from these disputes.

We establish reserves or escrows for legal actions when potential losses associated with the actions become probable and the costs can be reasonably estimated. The actual costs of resolving legal actions may be substantially higher or lower than the amounts reserved or placed in escrow for those actions. Distributions may be delayed or withheld until such reserves are no longer needed or the escrow period expires. If liabilities exceed the amounts reserved or placed in escrow, Limited Partners may need to fund the difference by refunding some or all distributions previously received.

With respect to all significant litigation and regulatory matters facing us and our General Partner, we have considered the likelihood of an adverse outcome. It is possible that we could incur losses pertaining to these matters that may have a material adverse effect on our operational results, financial condition or liquidity in any future reporting period. We understand that the General Partner is currently paying legal costs associated with these actions for itself and certain indemnified parties. The Partnership expects to provide partial reimbursement to the General Partner as required by various agreements or governing law, but the amount is not reasonably estimable at this time.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

Regulatory and Governmental Matters

GPB and certain of its principals and affiliates face various regulatory and governmental matters. GPB seeks to comply with all laws, rules, regulations and investigations into any potential or alleged violation of law. In such situations where GPB disagrees with the Government’s allegations made against it, GPB intends to vigorously defend itself in court. These matters could have a material adverse effect on GPB and the Partnership’s business, acquisitions, or results of operations.

Appointment of Monitor and Application for Receivership

On February 11, 2021, the EDNY Court, in the SEC Action, appointed the Monitor over GPB until further order of the Court. Pursuant to the Order, GPB is required to (i) grant the Monitor access to all non-privileged books, records and account statements for the GPB-managed Funds, including the Partnership, as well as their portfolio companies, and (ii) cooperate fully with requests by the Monitor reasonably calculated to fulfill the Monitor’s duties. As noted below, the Order was amended on April 14, 2021.

The Monitor has the authority to approve or disapprove the following actions: (i) any proposed material corporate transactions by Capital Holdings and/or Highline, the GPB-managed funds, including the Partnership, or the Portfolio Companies (as defined in the Order), or any other proposed material corporate transactions as the Monitor may, in the Monitor’s sole discretion, deem appropriate; (ii) any extension of credit by Capital Holdings, Highline, the GPB-managed funds, or the Portfolio Companies outside the ordinary course of business, or to a related party, as defined under the federal securities laws; (iii) any material change in business strategy by Capital Holdings or any of the GPB-managed funds; (iv) any material change to compensation of any executive officer, affiliate, or party of Capital Holdings or Highline; (v) any retention by Capital Holdings or Highline of any management-level professional or person (with the exception of any professional retained in connection with litigation commenced prior to this Order, over which approval shall not be required), subject to an acceptable procedure agreed to with the Monitor; (vi) any decision to resume distributions to investors in any of the GPB-managed funds, consistent with the investment objectives of the GPB-managed funds; and (vii) any decision to file, or cause to be filed, any bankruptcy or receivership petition for Capital Holdings or Highline, or for the Portfolio Companies.

The Monitor is authorized and empowered to: (i) review the finances and operations of the GPB-managed funds and, if necessary, individual Portfolio Companies; (ii) review historical corporate transactions by GPB and/or Highline, the GPB-managed funds or the Portfolio Companies, to the extent covered by Capital Holdings’ audited financial statements and any restatements covered therein, for the purposes of executing the authority discussed above, and consistent with the authority to share any findings, documents, or information with the SEC, provided, however, the Monitor will not interfere with ongoing audits; (iii) review historical compensation of all executive officers or affiliates of Capital Holdings or Highline; (iv) review the retention of all consultants currently retained by Capital Holdings; (v) review audited financial statements of the GPB managed funds, which Capital Holdings must promptly deliver to the Monitor upon completion; (vi) review the minutes of all meetings of all boards of directors of the Portfolio Companies, Highline, and the GPB-managed funds; (vii) review the status of all litigation involving Capital Holdings or Highline, and the status of any litigation outside the ordinary course of business involving any of the Portfolio Companies; (viii) review any commencement or settlement of any litigation involving Capital Holdings and Highline, and any commencement or settlement of any litigation outside of the ordinary course of business involving any of the Portfolio Companies; (ix) review any material changes to material leases or real estate holdings, including the signing of any new leases, the termination of leases, material changes to lease terms, or the purchase or sale of any material property by Capital Holdings, Highline, or any of the Portfolio Companies (provided, however, if the material change involves a Capital Holdings, Highline, or Portfolio Company related party or affiliate, the Monitor shall have the power to approve or disapprove of the material change); (x) review insurance policies covering Highline, Capital Holdings, and the GPB-managed funds, as well as affiliates, officers, and directors of such entities; and (xi) review promptly and approve any investor-wide communications intended to be sent by Capital Holdings to investors in the GPB-managed funds.

Within 30 days after the end of each calendar quarter, the Monitor is required to file with the Court under seal or in redacted form to protect sensitive, proprietary information, a full report reflecting (to the best of the Monitor’s knowledge as of the period covered by the report) the status of the reviews contemplated in the Order.

The Monitor was required to submit a report to the EDNY Court within 60 days of his appointment recommending either continuation of the monitorship, converting it to a receivership, and/or filing of bankruptcy petitions for one or more of the various entities. The Monitor submitted this report on April 12, 2021, and recommended continuation of the Monitorship.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

On April 14, 2021, the EDNY Court entered an Amended Order, providing that, in addition to the SEC and GPB, certain State regulators will receive access to the periodic reports filed by the Monitor pursuant to the Order.

On June 13, 2022, the Securities and Exchange Commission filed by Order to Show Cause in the SEC Action an application to (i) convert the existing Monitorship over GPB and the GPB-managed funds to a Receivership, and appoint the previously-appointed Monitor, Joseph T. Gardemal III, as Receiver; and (ii) impose a litigation injunction on cases filed against GPB and the GPB-managed funds (the “Receivership Application”). The Receivership Application and the Proposed Order Appointing Receiver and Imposing Litigation Injunction (the “Proposed Order”) were filed with the EDNY Court with consent of GPB’s management.

The Receivership Application seeks appointment of Mr. Gardemal as Receiver in order to, in part, streamline the process by which GPB and the GPB-managed funds liquidate remaining portfolio company assets and distribute money to limited partners, subject to the EDNY Court’s supervision. The Proposed Order grants to Mr. Gardemal, generally, all powers and authorities previously possessed by the entities subject to the Proposed Order, as well as the powers possessed by the officers, directors, managers and others previously in charge of those entities, and permits him to, among other things, take all such actions necessary to preserve receivership assets.

Additionally, the Receivership Application includes a proposed stay of all Federal and State actions (as well as any arbitrations) presently pending against GPB and the GPB-managed funds, and provides for a centralized claims process for GPB limited partners, in the U.S. District Court for the Eastern District of New York, to prevent potentially disparate actions in different courts that could negatively impact the assets proposed to be subject to the EDNY Court’s jurisdiction and control.

Federal Matters

On February 4, 2021, the SEC filed a contested civil proceeding against GPB, Ascendant, AAS, David Gentile, Jeffry Schneider and Jeffrey Lash in the EDNY Court and SEC Action). No GPB-managed partnership is a named defendant. The SEC Action alleges several violations of the federal securities laws, including securities fraud. The SEC is seeking disgorgement and civil monetary penalties, among other remedies.

Also, on February 4, 2021, the U.S. USAO brought the Criminal Case against Mr. Gentile, Mr. Schneider, and Mr. Lash. The indictment in the Criminal Case alleges conspiracy to commit securities fraud, conspiracy to commit wire fraud, and securities fraud against all three individuals. Mr. Gentile and Mr. Lash were also charged with two counts of wire fraud. We understand that the USAO intends to seek criminal forfeiture. Mr. Gentile resigned from all management and board positions with GPB, and the GPB-managed funds, including the partnership, and subsidiaries of the partnership, promptly following his indictment.

State Matters

On May 27, 2020, the Massachusetts Securities Division of the Office of the Secretary of the Commonwealth (“Massachusetts”) filed an Administrative Complaint against GPB for alleged violations of the Massachusetts Uniform Securities Act. No GPB-managed fund is a named defendant. The Complaint alleges, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements or omissions. Massachusetts is seeking both monetary and administrative relief, including disgorgement and rescission to Massachusetts residents who purchased the GPB-managed funds. This matter is currently stayed, pending resolution of the Criminal Case.

On February 4, 2021, seven State securities regulators (from Alabama, Georgia, Illinois, Missouri, New Jersey, New York, and South Carolina, collectively the “States”) each filed suit against GPB. No GPB-managed fund is a named defendant in any of the suits. Several of the suits also named Ascendant, AAS, Mr. Gentile, Mr. Schneider, and Mr. Lash as defendants. The States’ lawsuits allege, among other things, that the offering documents for several GPB-managed funds, including the Partnership, included material misstatements and omissions. The States are seeking both monetary and administrative relief, including disgorgement and rescission. The cases brought by Alabama, Georgia, Illinois, Missouri, New York, and South Carolina have been stayed pending the conclusion of the related Criminal Case. The State of New Jersey has voluntarily dismissed its case, without prejudice to re-file it following the conclusion of the Criminal Case.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

Actions Asserted Against GPB and Others, Not Including the Partnership

Ismo J. Ranssi, derivatively on behalf of Armada Waste Management, LP, v. GPB Capital Holdings, LLC, et al. (New York Supreme Court, New York County, Case No. 654059/2020)

In August 2020, plaintiffs filed a derivative action against GPB, Ascendant Capital,AAS, Axiom, David Gentile, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. GPB Waste Management, LP is named as a nominal defendant. The Partnership is not a named defendant. The Complaint alleges, among other things, that the offering documents for certain GPB managed funds include material misstatements and omissions. Plaintiffs bring causes of action against GPB for breach of fiduciary duty, breach of contract, unjust enrichment, and an equitable accounting, and against all other defendants for breach of fiduciary duty and aiding and abetting fiduciary duty, and unjust enrichment. The plaintiffs seek a declaration from the Court that defendants breached duties owed to them, and that defendants must indemnify GPB Waste Management, LP for costs in connection with the suit. Plaintiffs also seek unspecified damages and an equitable accounting, and an Order that defendants disgorge all fees obtained through the sale of GPB Waste Management, LP “securities”. Any potential losses associated with this matter cannot be estimated at this time.

Galen G. Miller and E. Ruth Miller, derivatively on behalf of GPB Holdings II, LP, v. GPB Capital Holdings, LLC, et al. (New York Supreme Court, New York County, Case No. 656982/2019)

In November 2019, plaintiffs filed a derivative action against GPB, Ascendant, AAS, Axiom, Michael Cohn, Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino, and Jeffry Schneider in New York Supreme Court. The Partnership named only as a nominal defendant. An Amended Complaint was filed on or about March 2, 2020, alleging, among other things, that the offering documents for certain GPB-managed funds include material misstatements and omissions. The Amended Complaint alleges causes of action for breach of fiduciary duty against all defendants; aiding and abetting breach of fiduciary duty against Ascendant Capital, AAS, Axiom and Martion; breach of contract against GPB; unjust enrichment against all defendants; and an equitable accounting against GPB. The plaintiffs are seeking disgorgement of alleged unjust enrichment, unspecified damages as a result of alleged wrongful acts, costs of the action, and an equitable accounting. Any potential losses associated with this matter cannot be estimated at this time.

Actions Asserted Against GPB and Others, Including the Partnership

For all matters below in which the Partnership is a defendant and where the partnership disagrees with the allegations against, we intend to vigorously defend against the allegations, however no assurances can be given that we will be successful in doing so.

GPB Lender, LLC v. GPB Capital Holdings, LLC (New York Supreme Court, Nassau County, Index No. 604887/2022)

On or about April 14, 2022, plaintiff GPB Lender, LLC, a related entity, filed a lawsuit against GPB Capital Holdings, LLC in New York Supreme Court, Nassau County, for breaches of a promissory note and breaches of contract related to a 2016 loan agreement and a 2019 loan agreement entered into between the parties. Plaintiff alleges that it is owed approximately $2.0 million in unpaid principal and interest under the promissory note. Plaintiff also alleges that it is owed approximately $0.4 million in unpaid principal and interest under the two loan agreements. No costs are expected to be charged to the Partnership.

Cient LLC v. GPB Capital Holdings, LLC (New York Supreme Court, Nassau County, Index No. 604886/2022)

On or about April 14, 2022, plaintiff Cient LLC, a related entity, filed a lawsuit against GPB Capital Holdings, LLC in New York Supreme Court, Nassau County, for breach of a loan agreement and breach of contract relating to a 2019 loan agreement entered into by the parties. Plaintiff alleges that approximately $0.8 million in unpaid principal remains due, along with accrued and unpaid interest. No costs are expected to be charged to the Partnership.

Plymouth Rock Holding LLC v. GPB Capital Holdings, LLC (New York Supreme Court, Nassau County, Index No. 604873/2022)

On or about April 14, 2022, plaintiff Plymouth Rock Holding, LLC, a related entity, filed a lawsuit against GPB Capital Holdings, LLC in New York Supreme Court, Nassau County, for breach of a loan agreement and breach of contract relating to a 2019 loan agreement entered into by the parties. Plaintiff alleges that approximately $0.3 million in unpaid principal remains due, along with accrued and unpaid interest. No costs are expected to be charged to the Partnership.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

Tom Alberto, et al. v. GPB Capital Holdings, LLC, et al. (American Arbitration Association, Case Number: 01-22-0001-5433)

On or about April 13, 2022, claimants, investors in Funds managed by GPB Capital Holdings, LLC, filed an arbitration with the American Arbitration Association against GPB Capital Holdings, LLC, GPB Automotive Portfolio, LP, GPB Holdings II, LP, GPB Cold Storage, LP, GPB Holdings, LP, GPB Holdings II, LP, GPB Holdings Qualified, LP, GPB Holdings III, LP, GPB NYC Development, LP, and GPB Waste Management, LP, along with other non-GPB parties. All claimants were customers of Concorde Investment Services, LLC (“Concorde”), and each purchased his or her limited partnership interest in a GPB-managed Fund through Concorde. Claimants have asserted claims based on fraud, breach of fiduciary duty, breach of contract, among others, and claim to have suffered millions of dollars in damages.

In order to bring their case in arbitration, Claimants rely upon an arbitration provision that exists solely in the agreement between their broker, Concorde, and the GPB-managed Funds. Because no claimant is party to any agreement with GPB or the GPB-managed Funds that contains an arbitration clause, GPB contends that this action is improperly filed, and intends to promptly move to dismiss it. Any potential losses associated with this mater cannot be estimated at this time.

Michael Peirce, derivatively on behalf of GPB Automotive Portfolio, LP v. GPB Capital Holdings, LLC, Ascendant Capital, LLC, Ascendant Alternative Strategies, LLC, Axiom Capital Management, Inc., Steven Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark D. Martino and Jeffry Schneider, -and- GPB Automotive Portfolio, LP, Nominal Defendant (New York Supreme Court, New York County, Case No. 652858/2020)

In July 2020, plaintiff filed a derivative action in New York Supreme Court against GPB, Ascendant, AAS, Axiom, Steve Frangioni, David Gentile, William Jacoby, Minchung Kgil, Mark Martino, and Jeffry Schneider. The Complaint alleges various breaches of fiduciary duty and/or aiding and abetting the breaches of fiduciary duty against all defendants, breach of contract against GPB, unjust enrichment, and an equitable accounting. Plaintiffs are seeking declaratory relief, disgorgement, restitution, an equitable accounting, and unspecified damages. Any potential losses associated with this matter cannot be estimated at this time.

Alfredo J. Martinez, et al. v. GPB Capital Holdings, LLC (Delaware Chancery Court, Case No. 2019-1005)

In December 2019, plaintiffs filed a civil action in Delaware Court of Chancery to compel inspection books and records from GPB, as General Partner, and from the Partnership, GPB Holdings I, GPB Holdings II, and GPB Waste Management. In June 2020, the court dismissed plaintiffs’ books and records request, but allowed a contract claim for specific performance to proceed as a plenary action. The plaintiffs are seeking unspecified damages and penalties. Any potential losses associated with this matter cannot be estimated at this time.

Alfredo J. Martinez and HighTower Advisors v. GPB Capital Holdings, LLC, et al. (Delaware Chancery Court, Case No. 2020-0545)

In July 2020, plaintiff filed a complaint against GPB, Armada Waste Management GP, LLC, Armada Waste Management, LP, the Partnership, GPB Holdings II, LP, and GPB Holdings, LP in the Delaware Court of Chancery to compel inspection of GPB’s books and records based upon specious and unsubstantiated allegations regarding alleged fraudulent activity, mismanagement, and breaches of fiduciary duty. The plaintiffs are seeking an order compelling GPB to permit inspection of documents related to Armada Waste, as well as for costs and fees. Any potential losses associated with this matter cannot be estimated at this time.

Lance Cotten, Alex Vavas and Eric Molbegat v. GPB Capital Holdings, LLC, Automile Holdings LLC D/B/A Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities (New York Supreme Court, Nassau County, Case No. 604943/2020)

In May 2020, plaintiffs filed a civil action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and any other related entities. The complaint alleges that defendants engaged in systematic fraudulent and discriminatory schemes against customers and engaged in retaliatory actions against plaintiffs, who were employed by Garden City Nissan from August until October 2019. The plaintiffs are seeking damages pursuant to New York Labor Law Section 740, which provides for compensation for lost wages, benefits, and other remuneration, and liquated damages for alleged violations of Executive Law Section 296. Any potential losses associated with this matter cannot be estimated at this time.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

Monica Ortiz, on behalf of herself and other individuals similarly situated v. GPB Capital Holdings LLC; Automile Holdings, LLC d/b/a Prime Automotive Group; David Gentile; David Rosenberg; Philip Delzotta; Joseph Delzotta; and other affiliated entities and individuals (New York Supreme Court, Nassau County, Case No. 604918/2020)

In May 2020, plaintiffs filed a class action in New York Supreme Court against GPB, Automile Holdings LLC d/b/a Prime Automotive Group, David Gentile, David Rosenberg, Philip Delzotta, Joseph Delzotta, and other affiliated entities and individuals. The Complaint alleges deceptive and misleading business practices of the named Defendants with respect to the marketing, sale, and/or leasing of automobiles and the financial and credit products related to the same throughout the State of New York. Plaintiffs allege defendants’ collection of fraudulent rebates exceeds $1,000,000. The plaintiffs are seeking class-wide injunctive relief requiring defendant dealerships to disclose financing options, rebates, interest rates, and risk of repossession; monetary and punitive damages for violation of New York General Business Laws, unjust enrichment, negligent misrepresentation, and breach of contract; and also seek costs and fees. Any potential losses associated with this matter cannot be estimated at this time.

In re: GPB Capital Holdings, LLC Litigation (formerly, Adam Younker, Dennis and Cheryl Schneider, Elizabeth Plaza, and Plaza Professional Center Inc. PFT Sharing v. GPB Capital Holdings, LLC, et al. and Peter G. Golder, individually and on behalf of all others similarly situated, v. GPB Capital Holdings, LLC, et al. (New York Supreme Court, New York County, Case No. 157679/2019)

In May 2020, plaintiffs filed a consolidated class action complaint in New York Supreme Court against GPB, GPB Holdings, GPB Holdings II, GPB Holdings III, the Partnership, GPB Cold Storage, GPB Waste Management, David Gentile, Jeffrey Lash, Macrina Kgil, a/k/a Minchung Kgil, William Edward Jacoby, Scott Naugle, Jeffry Schneider, Ascendant Alternative Strategies, Ascendant Capital, and Axiom Capital Management. The Complaint alleges, among other things, that the offering documents for certain GPB-managed funds, include material misstatements and omissions. The plaintiffs are seeking disgorgement, unspecified damages, and other equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Phillip J. Cadez, et al. v. GPB Capital Holdings, LLC, et al. (Delaware Chancery Court, Case No. 2020-0402)

In May 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider. The complaint also names GPB Holdings, LP, and the Partnership as nominal defendants. Previously, plaintiffs had filed a complaint to compel inspection of books and records, which had been dismissed without prejudice.

In the current action, plaintiffs are alleging breaches of fiduciary duties and/or the aiding and abetting of those breaches, unjust enrichment, and with regard to GPB, breach of the Partnerships’ Limited Partnership Agreements. Plaintiffs are seeking unspecified damages based on the causes of action pled, equitable relief in the form of a directive to remove GPB as the general partner of GPB Holdings, LP and the Partnership, a constructive trust, costs of the action (including attorneys’ fees), and other declaratory and equitable relief. Any potential losses associated with this matter cannot be estimated at this time.

Jeff Lipman and Carol Lipman, derivatively on behalf of GPB Holdings II, LP and GPB Automotive Portfolio, LP v. GPB Capital Holdings, LLC, et al. (Delaware Chancery Court, Case No. 2020-0054)

In January 2020, plaintiffs filed a derivative action in Delaware Court of Chancery against GPB, David Gentile, Jeffrey Lash, and Jeffry Schneider. The Complaint alleges breaches of fiduciary duty and/or aiding and abetting breaches of fiduciary duty against each of the defendants, and declaratory relief from the Court related to allegations of fraud, gross negligence, and willful misconduct. The plaintiffs seek unspecified damages and declaratory forms of relief. Any potential losses associated with this matter cannot be estimated at this time.

Mary Purcell, et al. v. GPB Holdings II, LP, et al. (Cal. Supreme Court, Orange County, Case No. 30-2019-01115653-CU-FR-CJC)

In December 2019, plaintiffs filed a civil action in Superior Court in Orange County, California against Rodney Potratz, FSC Securities Corporation, GPB Holdings II, the Partnership, GPB, David Gentile, Roger Anscher, William Jacoby, Jeffrey Lash, Ascendant, Trevor Carney, Jeffry Schneider, and DOES 1 - 15, inclusive. An Amended Complaint was filed on or about June 10, 2020. In the Amended Complaint, Plaintiffs allege breach of contract against GPB Capital and DOES 1-5, inclusive; statutory and common law fraud against all defendants; breach of fiduciary duty against all defendants; and negligence against all defendants. Plaintiffs allege losses in excess of $4.8 million and are seeking rescission, compensatory damages, unspecified equitable relief and punitive damages, and interest and attorneys’ fees in unspecified amounts. Any potential losses associated with this matter cannot be estimated at this time.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

Stanley S. and Millicent R. Barasch Trust and Loretta Dehay, individually and on behalf of others similar situated v. GPB Capital Holdings, LLC, et al. (W.D. Texas, Case No. 19 Civ. 1079)

In November 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against, the Partnership and other GPB-managed limited partnerships, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, a fund administrator, and individuals. (The original Complaint named Millicent R. Barasch as the plaintiff, but since her death, her trust has successfully moved to substitute for all purposes in this litigation.) The Complaint alleges civil conspiracy, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in the breach of fiduciary duty, negligence, violations of the Texas Securities Act, and aiding and abetting violations of the Texas Securities Act. Plaintiffs allege losses in excess of $1.8 billion and are seeking compensatory and other unspecified damages, declaratory relief, rescission, and costs and fees. Any potential losses associated with this matter cannot be estimated at this time.

Barbara Deluca and Drew R. Naylor, on behalf of themselves and other similarly situated limited partners, v. GPB Automotive Portfolio, LP et al. (S.D.N.Y., Case No. 19-CV-10498)

In November 2019, plaintiffs filed a putative class action complaint in the United States District Court for the Southern District of New York against GPB, GPB Holdings II, the Partnership, David Gentile, Jeffery Lash, AAS, Axiom, Jeffry Schneider, Mark Martino, and Ascendant. The Complaint alleges fraud and material omissions and misrepresentations to induce investment and losses in excess of $1.27 billion. The plaintiffs are seeking disgorgement, compensatory, consequential, and general damages; disgorgement; rescission; restitution; punitive damages; and the establishment of a constructive trust. Any potential losses associated with this matter cannot be estimated at this time.

Kinnie Ma Individual Retirement Account, et al., individually and on behalf of all others similarly situated, v. Ascendant Capital, LLC, et al. (W.D. Texas, Case No. 19-CV-1050)

In October 2019, plaintiffs filed a putative class action in the United States District Court for the Western District of Texas against GPB, certain limited partnerships, including the Partnership, for which GPB is the General Partner, AAS, and Ascendant, as well as certain principals of the GPB-managed funds, auditors, broker-dealers, a fund administrator, and other individuals. The Complaint alleges violations and/or aiding and abetting violations of the Texas Securities Act, fraud, substantial assistance in the commission of fraud, breach of fiduciary duty, substantial assistance in breach of fiduciary duty, and negligence. Plaintiffs allege losses in excess of $1.8 billion and are seeking compensatory damages in an unspecified amount, rescission, fees and costs, and class certification. Any potential losses associated with this matter cannot be estimated at this time.

Concorde Investment Services, LLC v. GPB Capital Holdings, LLC, et al. (New York Supreme Court, New York County, Index No. 650928/2021)

In February 2021, Concorde Investment Services, LLC filed suit in New York State Supreme Court against GPB, certain limited partnerships for which GPB is the General Partner, and others. The Complaint alleges breaches of contract, fraudulent inducement, negligence, interference with contract, interference with existing economic relations, interference with prospective economic advantage, indemnity, and declaratory relief, and includes a demand for arbitration. Plaintiff’s demands include compensatory damages of at least $5.0 million, punitive damages, and a declaration that Concorde is contractually indemnified by the Defendants.

In October 2021, the Supreme Court ordered the action be stayed so that the Plaintiffs could pursue claims in arbitration. By the same Order, the Court denied the Defendants’ motions to dismiss the Complaint. Any potential losses associated with this action cannot be estimated at this time.

Jeffry Schneider v. GPB Capital Holdings, LLC et al., Case No. 2021-0963 (Court of Chancery, DE)

In November 2021, Plaintiff, a former affiliate of GPB Capital Holdings, LLC, filed a Complaint in Chancery Court in Delaware against GPB Capital Holdings, LLC and each of the funds it manages, including the Partnership, seeking a ruling that he is contractually entitled to mandatory advancement of legal fees by GPB Capital with respect to several lawsuits in which Plaintiff is named. On March 24, 2022, the Chancery Court issued a bench ruling, finding that Plaintiff was entitled to advancement of his legal fees from GPB Capital. Any potential losses associated with this action cannot be estimated at this time.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

David Gentile v. GPB Capital Holdings, LLC et al., Case No. 2021-1102-SG (Court of Chancery, DE)

On or about December 20, 2021, Plaintiff David Gentile, founder and former Chief Executive Officer of GPB Capital Holdings, LLC, filed a Complaint in Chancery Court in Delaware against GPB Capital Holdings, LLC and each of the funds it manages, including the Partnership, seeking entry of an Order governing his contractual entitlement to advancement of legal fees by GPB Capital with respect to several lawsuits in which Plaintiff is named. Any potential losses associated with this action cannot be estimated at this time.

Dealership Related Litigation

AMR Auto Holdings – SM, LLC d/b/a Prime Subaru Manchester v. Subaru of New England, Inc. (New Hampshire Motor Vehicle Industry Board, Case No. 2021-01)

Prime Subaru Manchester has a franchise agreement ("Subaru Dealer Agreement") with Subaru of New England, Inc., the distributor of Subaru vehicles in New Hampshire ("SNE"), pursuant to which it owns and operates a Subaru dealership in Manchester, New Hampshire. On September 13, 2021, Prime Subaru Manchester notified SNE that it proposed to transfer substantially all of the assets of its dealership to Group 1, pursuant to the purchase agreement. To comply with the requirements of the Subaru Dealer Agreement and New Hampshire law, Prime Subaru Manchester asked for SNE's consent to the transfer to Group 1. SNE refused to approve the transfer to Group 1 (the "Turndown"). On December 10, 2021, Prime Subaru Manchester, as Protestor, filed a Protest action against SNE, as Respondent, with the New Hampshire Motor Vehicle Industry Board (the "NHMVIB") (Case No. 2021-01), claiming that the Turndown by SNE breached the Subaru Dealer Agreement and New Hampshire law, and seeking a finding and ruling from the NHMVIB, among others, that SNE unreasonably and in violation of law withheld its consent to the proposed transfer of the assets of Prime Subaru Manchester to Group 1, as well as awarding costs and attorney's fees to Prime Subaru Manchester. This Protest action is in an early stage, and no assurance can be given about the timing or resolution of the action. If the Protest is successful, then Prime Subaru Manchester will complete the proposed sale of substantially all of its assets to Group 1 as contemplated by the purchase agreement. Although the automotive segment is now included in discontinued operations, if the protest is unsuccessful, GPB Prime will continue to operate the dealership until the earlier of an ownership transfer or the twenty four months from the closing date, at which time, any cost associated with closing the dealership and liquidating the assets will be borne by Group 1.

David Rosenberg, et al. v. GPB Prime Holdings LLC et al. (Mass. Superior Court, Case No. 1982CV00925)

In June 2019, the former COO of GPB Prime, David Rosenberg, brought a breach of contract action against GPB Prime and Automile Parent Holdings, LLC in Massachusetts Superior Court. In November 2019, an amended complaint was filed, naming GPB Prime, LLC, Automile Parent Holdings, LLC, Automile Holdings, LLC (“Automile”), Automile TY Holdings, LLC, David Gentile, Jeffrey Lash, Kevin Westfall, Jovan Sijan, James Prestiano, Manuel Vianna, Nico Gutierrez and Michael Frost. The amended complaint alleges breach of contract, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty (both direct and derivatively), aiding and abetting the breach of fiduciary duty, fraud, conspiracy, conversion, and equitable relief/specific performance.

Mr. Rosenberg’s breach of contract claims relating to his employment agreement with Automile Holdings, LLC were submitted to Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for binding arbitration.

In November 2021, the parties to both actions involving Mr. Rosenberg agreed to a full and final settlement of the pending litigation and arbitration of $30.0 million, which included legal expenses of $6.0 million, which resulted in a full release from any and all pending claims. Upon full execution of the settlement, the parties filed a joint stipulation, dismissing with prejudice the pending litigation in Massachusetts, and withdrawing from the JAMS arbitration.

VWoA v. GPB Capital Holdings, LLC (S.D.N.Y., Case No. 1:20-cv-01043)

VWoA sought a declaration that, inter alia: (a) GPB's change of directors entitles VWoA to the remedies agreed upon by the parties in the parties’ Business Relationship Agreement; (b) GPB's removal and/or termination of David Rosenberg is an event under the BRA that enables VWoA to enforce the requirement that the Partnership divest all ownership interests in the dealerships; and (c) GPB failed to abide by the BRA's divestiture requirement, thus entitling VWoA to enforce the termination remedy.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

On or about November 30, 2021, following the sale of the business, the parties agreed to discontinue the litigation and filed with the District Court a Stipulation for Dismissal with Prejudice of the action.

AMR Auto Holdings – PA, LLC d/b/a Westwood Audi v. Audi of America, Inc., an operating unit of Volkswagen Group of America, Inc. (Dist. of Massachusetts, No. 1:20-cv-10861)

In February 2020, Audi of America’s sent a notice of termination of AMR Auto Holdings – PA LLC’s (“AMR”, a subsidiary of the Partnership) franchise agreement to sell Audi motor vehicles, based on a claim that AMR had breached certain agreements with Audi. On April 3, 2020, AMR filed a lawsuit in the Superior Court of the Commonwealth of Massachusetts, Norfolk County, which, by agreement with Audi, stayed termination of the franchise pending resolution of the lawsuit. The case was removed in May 2020 to the United States District Court for the District of Massachusetts. On or about November 23, 2021, following the sale of the business, the parties agreed to discontinue the litigation and filed with the District Court a Stipulation for Dismissal with Prejudice of the action.

Certain of these outstanding matters include speculative, substantial or indeterminate monetary amounts. We record a liability when we believe that it is probable a loss will be incurred and the amount can be reasonably estimated. If we determine that a loss is reasonably possible and the loss or range of loss can be estimated, we disclose the reasonably possible loss. We evaluate developments in our legal matters that could affect the amount of liability that has been previously accrued, if any, and the matters and related reasonably possible losses disclosed, and make adjustments as appropriate. Significant judgement is required to determine both the likelihood of there being and the estimated amount of a loss related to such matters.

Actions asserted by GPB

GPB Capital Holdings, LLC et al. v. Patrick Dibre (New York Supreme Court, Nassau County, Case No. 606417/2017)

In July 2017, GPB, the Partnership, GPB Holdings I, LP, GPB Holdings Automotive, LLC, and GPB Portfolio Automotive, LLC filed suit in New York State Supreme Court against Patrick Dibre, one of their former operating partners, for breach of contract, breach of fiduciary duty, fraud and conversion arising out of the Defendant’s sale of certain automobile dealerships to the GPB Plaintiffs. Mr. Dibre answered GPB’s Complaint, and asserted counterclaims alleging breach of contract and unjust enrichment. Plaintiffs have since filed Amended Complaints, narrowing the prior claims to focus on certain specific provisions in the documents governing the sale of the dealerships at issue. The plaintiffs seek damages based on the value of the subject dealerships related to the alleged breach, and also seek an order of specific performance compelling Mr. Dibre to fulfill other obligations under the governing documents. Any potential losses associated with this matter cannot be estimated at this time.

Portfolio Company Litigation

Waste Management Disposal Services of Pennsylvania, Inc. v. Nino Tristani, Armada Waste NY d/b/a GPB Waste NY, LLC, et al. (New York Supreme Court, New York County, Index No. 150253/2021)

In February 2020, Audi of America’s sent a notice of termination of AMR Auto Holdings – PA LLC’s (“AMR”, a subsidiary of the Partnership) franchise agreement to sell Audi motor vehicles, based on a claim that AMR had breached certain agreements with Audi. On April 3, 2020, AMR filed a lawsuit in the Superior Court of the Commonwealth of Massachusetts, Norfolk County, which, by agreement with Audi, stayed termination of the franchise pending resolution of the lawsuit. The case was removed in May 2020 to the United States District Court for the District of Massachusetts. On or about November 23, 2021, following the sale of the business, the parties agreed to discontinue the litigation and filed with the District Court a Stipulation for Dismissal with Prejudice of the action.

Waste Management of New York, LLC v. Nino Tristani, Armada Waste NY d/b/a GPB Waste NY, LLC, et al. (New York Supreme Court, New York County, Index No. 150255/2021)

In January 2021, Plaintiff filed suit against the Defendants seeking to collect purportedly unpaid fees of $0.3 million for services rendered. Plaintiff sought a judgment for the amount in unpaid fees, along with attorneys’ fees, costs, and interest. In November 2021, the parties agreed to settle this action, along with Waste Management Disposal Services of Pennsylvania, Inc. v. Nino Tristani et al. (Index. No. 150253/2021), for a total of $0.4 million.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

11. Related Party

FEES AND EXPENSES

The Partnership has entered into numerous related party transactions. The Partnership incurred the following fees and expenses:

Managerial Assistance Fee

Per the LPA and PPM, GPB, as General Partner, is entitled to receive an annualized managerial assistance fee, for providing managerial assistance services to the Partnership and its portfolio companies and equity method investees. Those services include conducting the day-to-day operations of the Partnership inclusive of the identification, management and disposition of underlying portfolio companies and other duties assumed and stated under the LPA. The Managerial Assistance Fee does not include expenses related to in-house services and operations support services provided to the Partnership or its portfolio companies and equity method investees. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. The Managerial Assistance Fee is payable by the Partnership quarterly in advance of 2.0% per annum for Class A and B Units and 1.75% per annum for Class A-1 and B-1 Units calculated on each Limited Partners’ Gross Capital Contributions. GPB, in its sole discretion, may defer, reduce or waive all or a portion of the Managerial Assistance Fee with respect to one or more Limited Partners for any period of time (and intends to waive the Managerial Assistance Fee with respect to the Special LP, as defined below, and its affiliates that invest in the Partnership). Managerial Assistance Fees charged to Managerial Assistance fee, related party and included in the Consolidated Statements of Operations for the three months ended March 31, 2022 and 2021 were $3.1 million and $3.1 million, respectively.

Partnership Expenses

The Partnership pays its own operating expenses. GPB is responsible for its or its affiliates’ general and administrative costs and expenses and its day to day overhead expenses of managing the Partnership and is not entitled to be reimbursed by the Partnership for such expenses other than for the portion of the total compensation of GBP’s or its affiliates (including holding companies), officers and employees relating to the time such officers or employees provide In-House Services or Operations Support Services to the Partnership or its investee entities. Such expenses are in addition to, and not in lieu of, the Managerial Assistance Fee. “In-House Services” include but are not limited to accounting, legal, compliance, information technology, human resources, and operational and management services to the Partnership or the investee entities. “Operations Support Services” include, but are not limited to, operational support and consulting services and similar services to, or in connection with, the identification, acquisition, holding and improvement of the investee entities. In addition GPB has, on occasion, paid Partnership expenses on the Partnerships’ behalf. Upon request from GPB, the Partnership reimburses GPB in full for all of the expenses paid on its behalf.

Partnership expenses included as a component of selling, general and administrative expenses in the Consolidated Statements of Operations for the three months ended March 31, 2022 and 2021, were $1.2 million and $0.9 million, respectively. As of March 31, 2022 and December 31, 2021, respectively, the Partnership has non-interest-bearing payables of $0.2 million and $0.2 million, to GPB for these expenses, which are included in amounts due to related parties in the Consolidated Balance Sheets.

NOTES RECEIVABLE FROM RELATED PARTIES

In October 2017, the Partnership entered into a loan agreement with a subsidiary of GPB Automotive Portfolio, LP, an affiliated entity to the General Partner, (“APLP”) for $0.7 million. The loan bore interest at 12% annually, payable monthly in arrears. All outstanding principal and unpaid interest was originally due and payable on October 11, 2018 but was extended to June 30, 2021. As of December 31, 2021 the outstanding note payable, including the accrued interest, was paid in full. The interest income on this loan is reflected as a component of interest income in the Consolidated Statements of Operations for the three months ended March 31, 2021, was nil.

In February 2016, the Partnership loaned Quantum, an equity method investee, $0.4 million. This “interest only” loan bore interest at 4% per annum through 2017 and 8% per annum through March 2022. In 2018, the Partnership lent an additional $0.4 million, resulting in a balance due on the note of $0.8 million as of December 31, 2018. During the three months ended March 31, 2021 and 2022, payments received were nil and $0.1 million, respectively. As of March 31, 2022 and December 31, 2021, the outstanding balance, including accrued interest, was nil and $0.1 million, respectively, which was included in notes receivable - related party in the Consolidated Balance Sheets.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

During 2019, the Partnership lent Quantum an additional $0.8 million to be used for purposes of closing their Florida office. The additional loan has a 36-month term which expires in October 2022 and accrues interest at 8% annually. The principal and interest payments commenced in April 2020. During the three months ended March 31, 2022 and 2021, payments of $0.1 and $0.1 million, respectively, were received. As of March 31, 2022 and December 31, 2021, the outstanding notes receivable balance, including accrued interest, was $0.2 million and $0.3 million, respectively, which was included in notes receivable - related party in the Consolidated Balance Sheets.

NOTES PAYABLE TO RELATED PARTIES

In 2017 a term loan agreement was entered into by Project Halo Holdings LLC (“Halo”) of which Meta HealthCare IT Solutions, LLC and Cantata Health, LLC (“Cantata”) are co-borrowers, with Rural India Supporting Trust (“RIST”), a company that controls a board seat of Halo. As of December 31, 2019, the principal outstanding was $13.0 million. Interest-only payments accrue at an annual rate of 10.0% for 36 months from the effective date of June 2017. In the event of default, the annual rate increases to 12.0% for its duration. In September 2020, Halo entered into the First Amendment to Intercreditor Agreement with RIST which required Halo to pay down $6.5 million of its outstanding debt obligation and extended the maturity date of the term loan to December 31, 2022.The amended term loan accrues interest at a rate of 10% with all outstanding principal due at maturity. The loan agreement contains certain financial and non-financial covenants. On February 24, 2022, the Partnership paid off the RIST loan principal and outstanding interest on behalf of the borrowers, in which the repayment was considered a member contribution into Halo. As of March 31, 2022 and December 31, 2021, the outstanding note payable balance, including accrued interest, was nil and $6.5 million each year, respectively, which is included in note payable - related party in the Consolidated Balance Sheets. For the three months ended March 31, 2022 and 2021, interest expense related to these notes were $0.1 million and $0.2 million, respectively, included in interest expense to related parties in the Consolidated Statement of Operations.

DUE TO AFFILIATED COMPANIES

Commencing during 2018, the Partnership was subject to allocated expenses from GPB Prime, an affiliated entity that runs GPB’s automotive strategy across all entities in the GPB fund complex. This arrangement ended in November 2021 when automotive dealerships were sold. For the three months ended March 31, 2021, the Partnership recorded general and administrative expenses related to this allocation of $0.4 million, which is included in selling, general and administrative expenses in the Consolidated Statements of Operations.

CONSULTING AGREEMENTS

For the three months ended March 31, 2022 and 2021, respectively, Erus Energy, LLC (“Erus”) paid $0.1 million and $0.1 million, for consulting fees to a non-controlling interest member of Erus, who was also previously a member of Erus’ management. The consulting fees are recorded in selling, general and administrative expenses in the Consolidated Statements of Operations.

Greenwave, a subsidiary of the Partnership, incurred related-party expenses of nil and $0.1 million for the three months ended March 31, 2022 and 2021, respectively. These expenses were recorded in selling, general and administrative expenses in the Consolidated Statements of Operations. The expenses were related to the provision of services from a company owned by the CEO of the subsidiary.

OTHER RELATED PARTY TRANSACTIONS

For the three months ended March 31, 2022 and 2021, respectively, Erus paid $0.1 million and nil to Reimagine Roofing, a company affiliated with one of Erus’ senior executives. These fees are included in cost of services in the Consolidated Statements of Operations.

Erus occasionally sells customer accounts to an entity controlled by a non-controlling interest member of Erus, who is a member of the subsidiary’s management. For the three months ended March 31, 2022 and 2021, respectively, the amounts sold were $0.1 million and $0.2 million, respectively, which are included in product revenue in the Consolidated Statements of Operations.

HPI, a subsidiary of the Partnership, entered into sales transactions with a company controlled by a director of the subsidiary. Revenues related to this relationship were $1.6 million and $1.4 million for the three months ended March 31, 2022 and 2021, respectively. These revenues were included in service revenue in Consolidated Statements of Operations. Accounts receivable were $1.6 million and $0.6 million, as of March 31, 2022 and December 31, 2021, respectively and are included in accounts receivable, net on the Consolidated Balance Sheets.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

HPI has entered into a number of agreements as a vendor and customer with its related party ITelagen. During the three months ended March 31, 2022 and 2021, revenues of nil and $0.2 million, respectively were earned by HPI from ITelagen, which are included in service revenue in the Consolidated Statements of Operations.

For the three months ended March 31, 2022 and 2021, respectively, ITelagen provided IT services of nil and $0.3 million to Enhanced Care. These costs are included in selling, general and administrative expense in the Consolidated Statements of Operations. As of March 31, 2022 and December 31, 2021, respectively, Enhanced Care did not owe ITelagen any amounts for these costs.

In 2019, the Partnership reserved funds in the amount of $0.2 million, payable to the buyer to cover any post-closing expenses after the sale of Deep Blue, an equity method investee of the Partnership. As of March 31, 2022 and December 31, 2021, respectively, the payable amount of $0.1 million and $0.1 million, respectively, is included in due to related parties in the Consolidated Balance Sheets.

As compensation for the services to be rendered by Highline, the Partnership pays an OSP to Highline for an annual amount agreed to by GPB and Highline, subject to the Highline Board’s approval, following Highline’s delivery of the annual written budget to GPB detailing the fees, costs and expenses that will be incurred by Highline in providing its Services. The Partnership recorded OSP fees as a component of selling, general and administrative expenses in the Consolidated Statements of Operations of $0.5 million and $1.6 million for the three months ended March 31, 2022 and 2021, respectively.

12. Business Segments

ASC 280, Segment Reporting, requires use of the management approach model for segment reporting, which considers how management organizes segments within the Partnership to allocate resources, make operating decisions and assess performance. The reportable segments are among the business activities of the Partnership for which discrete financial information is available and for which operating results are regularly reviewed by its chief operating decision maker. The Partnership’s chief operating decision maker is its Chief Executive Officer. Management deems operating segments that exceed certain quantitative thresholds to be reportable segments. Our segments coincide with how our businesses are managed.

As of March 31, 2022, the Partnership has the following reportable segments:

•	Technology-Enabled Services;

•	Energy and

•	Corporate and Other.

The last segment, which we refer to as “Corporate and Other,” primarily consists of other operating segments that are not reportable under the quantitative thresholds, or are selling, general and administrative expenses of Corporate.

Segment results incorporate the revenues and expenses of consolidated subsidiaries from the date of acquisition.

GPB HOLDINGS II, LP AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(Unaudited)

Reportable segments’ financial data were as follows:

(Dollars in thousands)	Technology - Enabled Services	Energy	Corporate and Other	Total
March 31, 2022
Revenue	$32,217	$13,850	$162	$46,229
(Income) loss from equity method investments	(606)	128	—	(478)
Loss on disposal of businesses	—	(4,424)	(2,299)	(6,723)
Depreciation and amortization	4,154	89	—	4,243
Operating income (loss)	1,696	4,592	(4,150)	2,138
Expenditures for long-lived assets	(517)	—	—	(517)

March 31, 2021
Revenue	$20,658	$14,906	$2,368	$37,932
(Income) loss from equity method investments	(589)	150	—	(439)
Depreciation and amortization	2,383	118	21	2,522
Operating income (loss)	2,903	712	(5,394)	(1,779)
Expenditures for long-lived assets	(215)	(128)	(1,206)	(1,549)

Operating segments do not sell products to each other; however, several of the portfolio companies in the Technology-Enabled Services segment paid management fees to the Corporate and Other operating segment for services performed by Corporate. These fees have been eliminated from the respective segment information above.

Item 14. Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15. Financial Statements and Exhibits

(a) Financial Statement.

The financial statements included elsewhere in this Registration Statement on Form 10 are listed under “Item 13. Financial Statements and Supplementary Data.”

(b) Financial Statement Schedules.

Schedule II—Valuation and Qualifying Accounts.

GPB Holdings II, LP

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2021, 2020 AND 2019

(Dollars in thousands)

Year ended December 31,	Description	Balance at Beginning of Year	Additions: Charged to costs and expenses	Other(1)	Deductions: Write offs	Balance at End of Year
2021	Allowance for doubtful accounts receivable	$2,151	$3,345	$—	$(4,042)	$1,454
2020	Allowance for doubtful accounts receivable	1,035	1,665	—	(549)	2,151
2019	Allowance for doubtful accounts receivable	784	1,681	(129)	(1,301)	1,035

(1) Represents opening allowances balances related to acquisitions and ending balances related to dispositions made during the period indicated.

(c) Exhibits.

Exhibit Number	Exhibit Description
3.1*	Certificate of Limited Partnership of GPB Holdings II, LP
3.2*	Fourth Amended and Restated Agreement of Limited Partnership of GPB Holdings II, LP, dated April 26, 2018
10.1*	Second Amended and Restated Management Services Agreement, by and between GPB Capital Holdings, LLC, and Highline Management Inc., dated August 1, 2021.
10.2*	Purchase Agreement by and among Group 1 Automotive, Inc., GPB Portfolio Automotive, LLC, Capstone Automotive Group, LLC, Capstone Automotive Group II, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC and Prime Real Estate Holdings, LLC, dated September 12, 2021
10.3*	Credit and Guaranty Agreement dated as of September 30, 2021 among HPI Holdco, LLC, as Borrower HPI Holdings, LLC, as Holdings certain subsidiaries of Holdings, as Guarantors, various lenders, and Crestline Direct Finance, L.P. as Administrative Agent, Collateral Agent and Sole Lead Arranger
10.4*	Agreement and Plan of Merger by and among HPI Holdings, LLC, AHS Granite Merger Sub, Inc., Shareholder Representative Services, LLC (as Stockholders’ Representative) and AdvantEdge Healthcare Holdings, Inc., dated September 30, 2021.
10.5*	Interest Purchase Agreement by and among GPB Holdings II, LP, Alliance Physical Therapy Partners, LLC and Alliance PT Buyer, Inc., dated November 15, 2021.
10.6*	Asset Purchase Agreement by and between Greenwave Energy, LLC and United Energy Trading, LLC, dated January 1, 2022.
21*	Subsidiaries of GPB Holdings II, LP

*Previously filed

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on behalf by the undersigned, thereunto duly authorized.

GPB Holdings II, LP (Registrant)

By:	/s/Robert Chmiel
Robert Chmiel
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Evan Cutler
Evan Cutler
Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: July 22, 2022